Exhibit 1

EXECUTION COPY

AMENDMENT AND RESTATEMENT AGREEMENT

18 July 2007

between

SMURFIT KAPPA CORPORATION LIMITED

as the Parent

and

DEUTSCHE BANK AG, LONDON BRANCH

as Facility Agent

in respect of a

SENIOR CREDIT FACILITY

 dated 30 November 2005 as amended and restated by an

Amendment and Restatement Agreement dated 31 January 2007

5 Old Broad Street
London  EC2N 1DW

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THIS AGREEMENT is dated 18 July 2007 and is made

BETWEEN:

(1)                                 SMURFIT KAPPA CORPORATION LIMITED (formerly known as Jefferson Smurfit Group Limited), a company incorporated in Ireland (registered number 357957) (the “Parent”); and

(2)                                 DEUTSCHE BANK AG, LONDON BRANCH as facility agent (in its capacity the “Facility Agent”).

WHEREAS:

(A)                               This Agreement is supplemental to the Senior Credit Facility dated 30 November 2005 between the Parent, the Company, the original borrowers, the original guarantors, the Arrangers, the original Lenders, the Issuing Bank, the Facility Agent and the Security Agent as amended and restated by an Amendment and Restatement Agreement dated 31 January 2007 (the “Senior Facility Agreement”).

(B)                               The parties wish to amend and restate the Senior Facility Agreement in its entirety on the terms and subject to the conditions set out in this Agreement.

IT IS AGREED as follows:

1.                                      INTERPRETATION

1.1                                 Subject to the terms of this Agreement, words and expressions defined in the Senior Facility Agreement shall have the same meanings in this Agreement.

1.2                                 In this Agreement, any reference to a “Clause”, or a “Schedule” is, unless the context otherwise requires, reference to a clause or a schedule to this Agreement.

1.3                                 In accordance with the Senior Facility Agreement, the Parent and the Facility Agent designate this Agreement a Senior Finance Document.

2.                                      AMENDMENT TO THE Senior Facility Agreement

With effect from the Effective Date (as defined below), the Senior Facility Agreement shall be amended as set out in Schedule 1 to this Agreement (Amended and Restated Senior Facility Agreement) and all references in the Senior Facility Agreement to “this Agreement” shall include this Agreement.

3.                                      EFFECTIVE DATE

The effective date (the “Effective Date”) of this Agreement shall be the later of the date of this Agreement and the date on which the Facility Agent confirms (and shall confirm upon receipt) that it has been provided with:

(a)                                  a copy, certified true by a duly authorised officer of the Parent or a solicitor of Kirkland & Ellis International LLP (London office), of a board resolution of the Parent approving (i) the execution, delivery and performance of this Agreement,

(ii) the terms and conditions of this Agreement and (iii) authorising a named person or persons to sign this Agreement;

(b)                                  a copy, certified true by a duly authorised officer of the Parent or a solicitor of Kirkland & Ellis International LLP (London office), of the Parent’s corporate constitutional documents;

(c)                                  a legal opinion from White & Case LLP, legal advisers as to matters of English law to the Arrangers and the Facility Agent, addressed to the Finance Parties;

(d)                                  a legal opinion of McCann FitzGerald, legal advisers as to matters of Irish law to the Arrangers and the Facility Agent, addressed to the Finance Parties;

(e)                                  fee letters from the Facility Agent dated 25 June 2007 countersigned by the Company in respect of fees payable by the Company in connection with the amendment and restatement of the Senior Facility Agreement (the “Fee Letters”); and

(f)                                    evidence that all fees and expenses have been or will be paid on the basis of the Fee Letters,

each in form and substance satisfactory to the Facility Agent acting reasonably.

4.                                      RATIFICATION OF THE Senior Facility Agreement

4.1                                 The Senior Facility Agreement as amended by this Agreement is ratified and confirmed.

4.2                                 Subject as amended by this Agreement, the Parent on behalf of the Guarantors, confirms that the provisions of the guarantee and indemnity contained in Clause 19 (Guarantee and Indemnity) of the Senior Facility Agreement shall remain in full force and effect on and after the Effective Date and shall apply equally to the obligations of the Borrowers under Clause 6 (Expenses and Stamp Duty) of this Agreement as if set out in full in this Agreement save that references in the Senior Facility Agreement to “this Agreement” shall be construed as references to this Agreement.

4.3                                 The Parent shall procure that each of the Guarantors shall, within 90 days from the date of this Agreement:

(a)                                  where required by law or deemed necessary by the Agent (acting reasonably) enter into a deed of confirmation and ratification, ratifiying the actions of the Parent on behalf of such Guarantor and confirming that the guarantee and indemnity contained in Clause 19 (Guarantee and Indemnity) remain in full force and effect on and after the Effective Date; and

(b)                                  take such actions in relation to the Security Documents as the Agent may reasonably require in connection with and as a consequence of the amendments effected by this Agreement in order to ensure that the security constituted thereby is valid and effective security for the obligations intended to be secured thereby.

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5.                                      REPRESENTATIONS AND WARRANTIES

5.1                                 The Parent for itself and on behalf of the Obligors represents and warrants to the Lenders:

(a)                                  each of the repeating representations included in Clause 20 (Representations) of the Senior Facility Agreement;

(b)                                  the representation included in Clause 20.6 (No Default) of the Senior Facility Agreement;

(c)                                  the representation included in Clause 20.7 (Authorisations) of the Senior Facility Agreement,

as if such clauses were set out in full in this Agreement.

5.2                                 The representations referred to in Clause 5.1 above shall survive the execution of this Agreement.

6.                                      EXPENSES AND STAMP DUTY

6.1                                 The Parent shall from time to time on demand of the Facility Agent, reimburse the Facility Agent and each of the Arrangers for all costs and expenses (including legal fees) together with any VAT in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated in this Agreement.

6.2                                 The Parent shall pay all stamp, registration and other taxes to which this Agreement, or any judgment given in connection with this Agreement, is or at any time may be subject and shall from time to time on demand of the Facility Agent indemnify the Facility Agent, the Arrangers and the Lenders against any liabilities, costs, claims and expenses resulting from any failure to pay or any delay in paying any such tax.

7.                                      COUNTERPARTS

This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

8.                                      GOVERNING LAW AND JURISDICTION

8.1                                 This Agreement shall be governed by and construed in accordance with English law.

8.2                                 The provisions of Clause 39 (Governing Law) and Clause 40.1 (Jurisdiction) of the Senior Facility Agreement shall be deemed to be incorporated into this Agreement as if such clause was set out in full save that references in the Senior Facility Agreement to “this Agreement” shall be construed as references to this Agreement.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE  1

AMENDED AND RESTATED SENIOR FACILITY AGREEMENT

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SIGNATORIES

PARENT

The Common Seal of	)
SMURFIT KAPPA	)
CORPORATION LIMITED	)
was affixed hereto in the presence of	)
)
Director	)	/s/ Ian J. Curley
)
Director / Secretary	)	/s/ Michael O’Riordan
)
THE FACILITY AGENT

EXECUTED by DEUTSCHE BANK AG,	)
LONDON BRANCH as Facility Agent	)
on behalf of and with the requisite consent	)
of the Lenders pursuant to Clause 30.1 of	)
the Senior Facility Agreement, acting by its	)
authorised signatories	)
	)	/s/ Craig Hoepfl
)
acting under the authority	)	/s/ Rajeev Thakeria
of that company	)

EXECUTION COPY

SCHEDULE 1

AMENDED AND RESTATED SENIOR FACILITY AGREEMENT

ORIGINALLY DATED 30 NOVEMBER 2005

SENIOR CREDIT FACILITY AGREEMENT

FOR

SMURFIT KAPPA ACQUISITIONS

ARRANGED BY

DEUTSCHE BANK AG, LONDON BRANCH
CITIGROUP GLOBAL MARKETS LIMITED
CREDIT SUISSE FIRST BOSTON INTERNATIONAL
JP MORGAN PLC

WITH

DEUTSCHE BANK AG, LONDON BRANCH
as Facility Agent

and

DEUTSCHE BANK AG, LONDON BRANCH
as Security Agent

5 Old Broad Street
London EC2N 1DW

33.	SET-OFF	175

34.	PRO RATA SHARING	175

35.	SEVERABILITY	176

36.	COUNTERPARTS	176

37.	NOTICES	177

38.	LANGUAGE	179

39.	GOVERNING LAW	179

40.	ENFORCEMENT	179

SCHEDULE 1 ORIGINAL PARTIES		181
SCHEDULE 2 CONDITIONS PRECEDENT DOCUMENTS		184
SCHEDULE 3 FORM OF REQUEST		191
SCHEDULE 4 CALCULATION OF THE MANDATORY COST		192
SCHEDULE 5 FORM OF TRANSFER CERTIFICATE		195
SCHEDULE 6 FORM OF COMPLIANCE CERTIFICATE		197
SCHEDULE 7 FORM OF MARGIN CERTIFICATE		199
SCHEDULE 8 ACCESSION DEEDS		200
SCHEDULE 9 FORM OF DOCUMENTARY CREDIT		203
SCHEDULE 10 REMAINING DEBT AGREEMENTS		207
SCHEDULE 11 MATERIAL SUBSIDIARIES		217
SCHEDULE 12 GUARANTEE LIMITATIONS		218
SCHEDULE 13 AGREED SECURITY PRINCIPLES		224
SCHEDULE 14 EXISTING TREASURY TRANSACTIONS		228
SCHEDULE 15 ADDITIONAL FACILITY ACCESSION AGREEMENT		230

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THIS AGREEMENT dated 30 November 2005, as amended and restated by the First Amendment and Restatement Agreement and as amended and restated by the Second Amendment and Restatement Agreement, is made

BETWEEN:

(1)           SMURFIT KAPPA CORPORATION LIMITED (formerly named Jefferson Smurfit Group Limited), a company incorporated in Ireland (registered number 357957) (the “Parent”);

(2)           SMURFIT KAPPA GROUP PLC, a company incorporated in Ireland (registered number 433527) (“SKG plc”);

(3)           SMURFIT KAPPA ACQUISITIONS (formerly named JSG Acquisitions), a company incorporated in Ireland (registered number 358039) (the “Company”);

(4)           THE SUBSIDIARIES OF THE PARENT listed in Part I of Schedule 1 (Original Parties) as original borrowers (in this capacity the “Original Borrowers”);

(5)           THE SUBSIDIARIES OF THE PARENT listed in Part I of Schedule 1 (Original Parties) as original guarantors (in this capacity, together with the Parent, the “Original Guarantors”);

(6)           DEUTSCHE BANK AG, LONDON BRANCH, CITIGROUP GLOBAL MARKETS LIMITED, CREDIT SUISSE FIRST BOSTON INTERNATIONAL AND JP MORGAN PLC as arrangers (in this capacity the “Mandated Lead Arrangers” or the “Arrangers”);

(7)           THE PERSONS listed in Part II of Schedule 1 (Original Parties) as original lenders (the “Original Lenders”);

(8)           DEUTSCHE BANK AG, LONDON BRANCH as issuing bank for Documentary Credits (in this capacity the “Issuing Bank”);

(9)           DEUTSCHE BANK AG, LONDON BRANCH as facility agent (in this capacity the “Facility Agent”); and

(10)         DEUTSCHE BANK AG, LONDON BRANCH as security agent (in this capacity the “Security Agent”).

IT IS AGREED as follows:

1.             Interpretation

1.1           Definitions

In this Agreement:

“Acceptable Bank” means a bank or financial institution which has a rating of A or higher by Standard & Poor’s Rating Services, Fitch or IBCA or A2 or higher by Moody’s Investor Services Inc. or a comparable rating from an internationally recognised credit rating agency for its long-term debt obligations.

“Accession Deed” means a deed, substantially in the form of Part I of Schedule 8 (Accession Deeds), with such amendments as the Facility Agent may approve or reasonably require.

“Accounting Date” means each 31 March, 30 June, 30 September and 31 December, save as adjusted to ensure that such dates fall on the same day of the week or otherwise with the consent of the Facility Agent.

“Accounting Period” means a period of approximately one year, three months or one month ending, in the case of each three month and one year period, on an Accounting Date for which Accounts for delivery to the Facility Agent are required to be prepared.

“Accounting Principles” means, in respect of the Accounts prepared for Accounting Periods prior to 1 January 2007, accounting principles and practices which are generally accepted in Ireland and which are the same as those used in the preparation of the Smurfit Kappa Group Base Financial Statements, and in respect of the Accounts prepared for Accounting Periods on and from 1 January 2007, IFRS as applied in the Revised Smurfit Kappa Group Base Financial Statements.

“Accounts” means each set of financial statements required to be prepared by a member of the Group and delivered to the Facility Agent pursuant to this Agreement.

“Acquisition” means the acquisition by the Company of Target Shares pursuant to the Share Purchase Agreement.

“Acquisition and Refinancing Costs” means all fees, costs, expenses and Taxes incurred by (or required to be paid by) any member of the Group in connection with the Acquisition, the establishment of the Facilities, the refinancing of the Smurfit Kappa Group and the Target Group’s existing indebtedness and the Transaction Documents (including related prepayment penalties and make-whole payments).

“Acquisition Documents” means:

(a)           the Share Purchase Agreement; and

(b)           the Acquisition PIK Note.

“Acquisition PIK Note” means a non-cash pay promissory note issued by Smurfit Kappa Group Limited or a direct subsidiary thereof to the Vendors pursuant to Clause 3.4 of the Share Purchase Agreement which has been repaid as of the date of the Second Amendment and Restatement Agreement.

“Additional Borrower” means a member of the Group which becomes a Borrower on or after the date of this Agreement.

“Additional Facility” means an additional term loan facility referred to in Clause 2.4 (Additional Facilities) and “Additional Facilities” means all or any such Additional Facilities.

“Additional Facility Accession Agreement” means a deed in the form of Schedule 15, with such amendments as the Facility Agent may approve or reasonably require.

“Additional Facility Availability Period” in relation to an Additional Facility means the period specified in the Additional Facility Accession Agreement for that Additional Facility.

“Additional Facility Fee Letter” means any letter entered into from time to time between the Initial Additional Facility Lenders of the relevant Additional Facility and/ or the arrangers of the relevant Additional Facility and the Company setting out the fees to be paid by the Company in respect of an Additional Facility.

“Additional Facility Commitment” means in relation to:

(a)           an Initial Additional Facility Lender the amount in euros or relevant Optional Currency set out as the Additional Facility Commitment of a Lender in the relevant Additional Facility Accession Agreement and the amount of any other Additional Facility Commitment transferred to it under this Agreement; and

(b)           any other Lender, the amount in euros or relevant Optional Currency (as applicable) transferred to it in accordance with this Agreement,

to the extent not cancelled, reduced or transferred by it in accordance with this Agreement.

“Additional Guarantor” means a member of the Group which becomes a Guarantor on or after the date of this Agreement.

“Additional Obligor” means an Additional Borrower or an Additional Guarantor.

“Administrative Party” means an Arranger, the Issuing Bank, the Facility Agent or the Security Agent.

“Affiliate” means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

“Agent” means the Facility Agent and/or the Security Agent as the context requires.

“Agent’s Spot Rate of Exchange” means the Facility Agent’s spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with the Base Currency at or about 11.00 a.m. on a particular day.

“Agreed List of Obligors and Security” means the list of Obligors and Transaction Security Documents agreed between the Arrangers and the Parent (each acting reasonably) and initialled by the Company or Kirkland & Ellis International LLP and the Facility Agent for identification purposes with such amendments thereto as the Company and the Facility Agent may agree from time to time consistent the provisions of Clause 23.32 (Security), the Structure Memorandum, the Agreed Security Principles or otherwise which are not materially prejudicial to the security package taken as a whole.

“Agreed Security Principles” means the security principles set out in Schedule 13 (Agreed Security Principles).

“Ancillary Commitment” means, with respect to any Ancillary Lender and an Ancillary Facility, the Base Currency Equivalent of the maximum amount of Ancillary Outstandings that can at any one time be outstanding under the Ancillary Facility Documents to which it is party determined on the first day on which that Ancillary Facility becomes available.

“Ancillary Facility” means any facility or financial accommodation (including any overdraft, foreign exchange, guarantee or bonding facility) established by a Lender under Clause 8 (Ancillary Facilities) in place of all or part of its Revolving Credit Commitment.

“Ancillary Facility Document” means any document evidencing any Ancillary Facility.

“Ancillary Lender” means a Lender which establishes an Ancillary Facility.

“Ancillary Outstandings” on any date means the equivalent on such date in the Base Currency of the principal amount actually or contingently outstanding under an Ancillary Facility, as calculated under Clause 8 (Ancillary Facilities) and the Ancillary Facility Document(s) for that Ancillary Facility.

“Approved Bank” means Deutsche Bank AG, London Branch and any Acceptable Bank and any other bank which has been approved by the Facility Agent provided in each case that such bank has been given and has duly acknowledged all notices (if any) to be given to it pursuant to the Security Documents.

“Approved IPO” means the IPO of the shares of SKG plc, the proceeds of which IPO were applied directly or indirectly (by upstreaming and/or downstreaming such proceeds by loans, repayment of loans and payment of dividends at the discretion of the Company, including, at the discretion of the Company, the downstreaming of an amount to the Company by way of share subscription and immediate upstreaming by way of repayment of part of the Smurfit Kappa Funding Loan) in all or any of the following permitted purposes: (i) in partial prepayment, redemption, defeasance or purchase of the 2012 Senior Cash Pay Notes, (ii) in full prepayment of the Acquisition PIK Note, (iii) in full prepayment of the Holdco PIK Note and (iv) towards payment of the fees and expenses of such IPO and reduction of indebtedness as set out in (i), (ii) and (iii).

“A1 Term Loan” means a Loan under the A1 Term Loan Facility.

“A1 Term Loan Commitment” means:

(a)           for an Original Lender, the amount set opposite its name in Part II of Schedule 1 (Lenders) under the heading “General Term Loan Commitments – A1”; and

(b)           for any other Lender, the amount of any A1 Term Loan Commitment so designated which it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

“A1 Term Loan Facility” has the meaning given to it in Clause 2 (Facilities).

“A2 Term Loan” means a Loan under the A2 Term Loan Facility.

“A2 Term Loan Commitment” means:

(a)           for an Original Lender, the amount set opposite its name in Part II of Schedule 1 (Lenders) under the heading “Restricted Term Loan Commitments – A2”; and

(b)           for any other Lender, the amount of any A2 Term Loan Commitment so designated which it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

“A2 Term Loan Facility” has the meaning given to it in Clause 2 (Facilities).

“Auditors” means PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or such other firm of independent public accountants of international standing which may be appointed by the Parent as its auditors under Subclause 21.6 (Auditors).

“Availability Period” means the period from and including the date of this Agreement to and including:

(a)           for the A1 Term Loan Facility, the A2 Term Loan Facility, the B1 Term Loan Facility, the B2 Term Loan Facility, the C1 Term Loan Facility and the C2 Term Loan Facility, the date falling 10 Business Days after the Closing Date (or if less than the full amount of any such Facility is drawn on the Closing Date, the remaining undrawn amount of each such Facility shall be available until the date falling 90 days after the Closing Date on the terms set out in Clause 2.7(e) (Limitations));

(b)           for the B3 Term Loan Facility and the C3 Term Loan Facility, the period commencing on the launch of the 2012 Senior Cash Pay Notes Tender Offer and ending on the date falling 10 Business Days after the settlement date of the 2012 Senior Cash Pay Notes Tender Offer;

(c)           for the Restructuring Loan Facility, the date falling 3 years after the Closing Date;

(d)           for the Revolving Credit Facility, the Final Revolving Maturity Date; and

(e)           for any Additional Facility, the relevant Additional Facility Availability Period.

“Base Currency” means euros.

“Base Currency Amount” of a Credit means:

(a)           if the Credit is denominated in the Base Currency, its amount; or

(b)           if the Credit is denominated in an Optional Currency, its equivalent in the Base Currency calculated on the basis of the Agent’s Spot Rate of Exchange one Business Day before the Rate Fixing Day for that Credit or if so provided in this Agreement on the basis of the Agent’s Spot Rate of Exchange on the date of calculation.

“Base Currency Equivalent” means, in relation to an amount expressed or denominated in any currency, the equivalent thereof in the Base Currency converted at the Agent’s Spot Rate of Exchange on the date of the relevant calculation, and in relation to an amount expressed or denominated in the Base Currency, such amount.

“Base Financial Statements” means the Smurfit Kappa Group Base Financial Statements and the Target Group Base Financial Statements.

“Bond Refinancing Debt” means Financial Indebtedness not exceeding an aggregate amount equal to the principal amount of the Securities then outstanding, accrued interest and costs and expenses incurred in connection with the refinancing, including any prepayment penalties, bank or break fees and advisors’ fees on the refinancing (less the amount of any proceeds received by any member of the Group from the closing out of any Treasury Transaction entered into in connection therewith or, if not closed out on refinancing, less the aggregate mark to market value of such Treasury Transactions to the extent such aggregate amount is positive) incurred to refinance the Securities.

“Borrower” means an Original Borrower or an Additional Borrower.

“Break Costs” means the amount (if any) by which:

(a)           the interest (excluding, for the avoidance of doubt, the Margin and the Mandatory Cost) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or an overdue amount to the last day of the applicable Term in respect of that Loan or overdue amount, had the principal or overdue amount received been paid on the last day of that Term;

exceeds:

(b)           the amount which that Lender would be able to obtain by placing an amount equal to the principal amount (including for the avoidance of doubt any component in respect of interest) of such Loan or overdue amount received or recovered by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day of receipt (in the case of prepayments of which the Facility Agent has at least 2 Business Days notice), and on the Business Day following receipt or recovery (in the case where less than 2 Business Days notice is given) and ending on the last day of the current Term.

“Brought Forward Amount” means has the meaning provided in Clause 22.1(iv)(b).

“B1 Term Loan” means a Loan under the B1 Term Loan Facility.

“B1 Term Loan Commitment” means:

(a)           for an Original Lender, the amount set opposite its name in Part II of Schedule 1 (Lenders) under the heading “General Term Loan Commitments – B1”; and

(b)           for any other Lender, the amount of any B1 Term Loan Commitment so designated which it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

“B1 Term Loan Facility” has the meaning given to it in Clause 2 (Facilities).

“B2 Term Loan” means a Loan under the B2 Term Loan Facility.

“B2 Term Loan Commitment” means:

(a)           for an Original Lender, the amount set opposite its name in Part II of Schedule 1 (Lenders) under the heading “Restricted Term Loan Commitments – B2”; and

(b)           for any other Lender, the amount of any B2 Term Loan Commitment so designated which it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

“B2 Term Loan Facility” has the meaning given to it in Clause 2 (Facilities).

“B3 Term Loan” means a Loan under the B3 Term Loan Facility.

“B3 Term Loan Commitment” means:

(a)           for an Original Lender, the amount set opposite its name in Part II of Schedule 1 (Lenders) under the heading “General Term Loan Commitments – B3”; and

(b)           for any other Lender, the amount of any B3 Term Loan Commitment so designated which it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

“B3 Term Loan Facility” has the meaning given to it in Clause 2 (Facilities).

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in London and:

(a)           if on that day a payment in or a purchase of a currency (other than euro) is to be made, the principal financial centre of the country of that currency; or

(b)           if on that day a payment in or a purchase of euro is to be made, which is also a TARGET Day.

“Business Plan” means the business plan referred to in paragraph 16 of Part I in Schedule 2 (Condition Precedent Documents).

“Canadian Dollars” means the lawful currency for the time being of Canada.

“Capital Expenditure” means any expenditure which is treated as capital expenditure in accordance with the Accounting Principles.

“Cash” means cash in hand or:

(a)           on deposit (including cash on current accounts) with any Acceptable Bank; or

(b)           on deposit (including cash on current accounts) with any other bank or financial institution in an aggregate amount not exceeding €25,000,000 (or its equivalent) provided that (except for an amount not exceeding €10,000,000 (or its equivalent)) it is on deposit with a bank or financial institution approved by the Arrangers on or prior to the date hereof (plus an amount, in respect of deposits providing cash collateral for a loan as part of a back to back arrangement, not to exceed €30,000,000 (or its equivalent) at any time), provided that it is not subject to any Security Interest given to support Financial Indebtedness (other than one arising under the Security Document).

“Cash Equivalent” means at any time:

(a)           certificates of deposit maturing within one year after the relevant date of calculation, issued by an Acceptable Bank or overnight deposits with an Acceptable Bank;

(b)           any investment in marketable obligations issued or guaranteed by the government of the United States of America, the U.K., a Participating Member State, any other OECD country with a rating of AA or higher by Standard & Poor’s Rating Services, Fitch or IBCA or Aa 2 by Moody’s Investor Services Inc. or (in an amount not exceeding US$5,000,000) bonds issued by the government of Colombia or by an instrumentality or agency of the government of the United States of America, the U.K., a Participating Member State or such OECD country having an equivalent credit rating, maturing within one year after the relevant date of calculation;

(c)           open market commercial paper and money market investments having a maturity of less than a year:

(i)            for which a recognised trading market exists;

(ii)           issued in the United States of America, the U.K., a Participating Member State or any other OECD country with a rating of AA or higher by Standard & Poor’s Rating Services, Fitch or IBCA or Aa2 by Moody’s Investor Services Inc.;

(iii)          which matures within one year after the relevant date of calculation; and

(iv)          which has a credit rating of either A-1 by Standard & Poor’s Rating Services or IBCA or P-1 by Moody’s Investor Services Inc, or, if no rating is available in respect of the commercial paper or money market investments, the issuer of which has, in respect of its long-term debt obligations, an equivalent rating (or in the case of money market investments is guaranteed by an Acceptable Bank);

(d)           United Kingdom certificates of tax deposit;

(e)           Sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank; or

(f)            any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is beneficially entitled at that time and which is not subject to any Security Interest given to support Financial Indebtedness (other than one arising under the Security Document).

“Cash Pay Securities” means (i) the 2012 Senior Cash Pay Notes, (ii) 2015 Senior Subordinated Cash Pay Notes and (iii) any SEC registered debt securities issued by Smurfit Kappa Funding plc for which any of the foregoing debt securities are exchanged.

“Cash Pooling Facilities” means the facilities used for the purposes of the cash pooling arrangements of the Group consistent with the practice of the Group and the Target Group as at the date hereof.

“Certain Funds Credits” means the Credits to be utilised to complete the Acquisition, to refinance the existing indebtedness of the Target Group and to refinance the existing indebtedness of the Smurfit Kappa Group and related costs and expenses.

“Certain Funds Period” means the period commencing on the date of this Agreement and ending on the last date of the Availability Period for the Term Facilities provided that the Closing Date shall have occurred on or before 31 December 2005.

“Change of Control” has the meaning given to it in Clause 11.2 (Mandatory prepayment — change of control/ownership).

“Chief Executive Officer” means, Gary McGann as chief executive officer of the Parent or any replacement therefor (or in the absence of such officer, any director of the Parent acting as such officer’s deputy in that capacity).

“Chief Financial Officer” means Ian Curley as finance director of the Parent or any replacement therefor (or in the absence of such officer, any director of the Parent acting as such officer’s deputy in that capacity).

“Chief Operating Officer” means, Anthony Smurfit as chief operating officer of the Parent or any replacement therefor (or in the absence of such officer, any director of the Parent acting as such officer’s deputy in that capacity).

“Clean-up period” means the period beginning on the date of this Agreement and ending on the day 90 days after the Closing Date.

“Closing Date” means the date on which the Acquisition is completed.

“Commitment” means a General Term Loan Commitment, a Restricted Term Loan Commitment, a Restructuring Credit Commitment, a Revolving Credit Commitment and/or an Additional Facility Commitment of a Lender.

“Commitment Letter” means the letter dated 9 September 2005 entered into between the Mandated Lead Arrangers and the Company setting out the basic terms of the Commitment referred to in this Agreement.

“Compliance Certificate” means a certificate, substantially in the form of Schedule 6 (Form of Compliance Certificate), setting out, among other things, calculations of the financial covenants and of the amount of any Excess Cash Flow.

“Consolidated Cash Flow” has the meaning given to it in Clause 22 (Financial Covenants).

“Core Assets” means any assets (including any paperboard, paper or pulp mill or plant) used in connection with the Core Business.

“Core Business” means (a) the manufacture, sale and distribution of containerboard and corrugated containers, and (b) the collection of wastepaper for recycling, and in each case includes anything incidental or ancillary to such activities.

“Credit” means a Loan or a Documentary Credit.

“C1 Term Loan” means a Loan under the C1 Term Loan Facility.

“C1 Term Loan Commitment” means:

(a)           for an Original Lender, the amount set opposite its name in Part II of Schedule 1 (Lenders) under the heading “General Term Loan Commitments – C1”; and

(b)           for any other Lender, the amount of any C1 Term Loan Commitment so designated which it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

“C1 Term Loan Facility” has the meaning given to it in Clause 2 (Facilities).

“C2 Term Loan” means a Loan under the C2 Term Loan Facility.

“C2 Term Loan Commitment” means:

(a)           for an Original Lender, the amount set opposite its name in Part II of Schedule 1 (Lenders) under the heading “Restricted Term Loan Commitments – C2”; and

(b)           for any other Lender, the amount of any C2 Term Loan Commitment so designated which it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

“C2 Term Loan Facility” has the meaning given to it in Clause 2 (Facilities).

“C3 Term Loan” means a Loan under the C3 Term Loan Facility.

“C3 Term Loan Commitment” means:

(a)           for an Original Lender, the amount set opposite its name in Part II of Schedule 1 (Lenders) under the heading “General Term Loan Commitments — C3”; and

(b)           for any other Lender, the amount of any C3 Term Loan Commitment so designated which it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

“C3 Term Loan Facility” has the meaning given to it in Clause 2 (Facilities).

“Cure Amount” means any amount referred to under Clause 24.21 (Right to Cure Financial Ratios).

“Currency Test Date” has the meaning given to it in Clause 9.6 (Term Loan, Restructuring Loan or Additional Facility Loan Revaluation).

“Czech Commercial Code” means Act No. 513/1991 Coll., as amended.

“Danish Kroner” means the lawful currency for the time being of Denmark.

“Debt Pushdown” means the pushdown of debt within the Group substantially in the manner described in the Structure Memorandum or otherwise in a manner (notified in writing to the Facility Agent) that does not adversely affect the interests of the Lenders in any material respect.

“Default” means:

(a)           an Event of Default; or

(b)           an event which would be (with the expiry of a grace period, the giving of notice under the Senior Finance Documents or any combination of them) an Event of Default.

“Documentary Credit” means a letter of credit, guarantee, bond or other instrument to be issued by the Issuing Bank pursuant to Clause 6 (Utilisation - Documentary Credits).

“Documentary Credit Claim” has the meaning given to it in Clause 7.4 (Claims under a Documentary Credit).

“Dutch GAAP” means accounting principles and practices which, as at the date hereof, are generally accepted in the Netherlands and which are the same as those used in the preparation of the Target Group Base Financial Statements.

“Environmental Approval” means any authorisation required by Environmental Law.

“Environmental Claim” means any claim by any person in connection with a breach, or alleged breach, of Environmental Law.

“Environmental Law” means any law or regulation concerning:

(a)           the protection of health and safety;

(b)           the environment; or

(c)           any emission or substance which is capable of causing harm to any living organism or the environment.

“Equity Documents” means:

(a)           the Shareholders Agreement; and

(b)           the constitutional documents of the Parent.

“EURIBOR” relative to a Loan or overdue amount in euro for its Term means:

(a)           the applicable Screen Rate; or

(b)           if no Screen Rate is available for that Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of 11.00 a.m. (Brussels time) on the Rate Fixing Day for the offering of deposits in euro for a period comparable to that Term.

“euro” or “€” means the single currency of the Participating Member States.

“Event of Default” means an event specified as such in this Agreement.

“Excess Cash Flow” has the meaning given to it in Clause 11.5 (Mandatory prepayment - Excess Cash Flow).

“Excess Currency Amount” has the meaning given to it in Clause 9.6 (Term Loan, Restructuring Loan or Additional Facility Revaluation).

“Existing Kappa Bonds” means:

(a)           €95,000,000 10 5/8% Class A Senior Subordinated Notes due 2009 issued 23 May 2003;

(b)           €370,000,000 10 5/8% Senior Subordinated Notes due 2009 issued 23 July 1999;

(c)           $100,000,000 10 5/8% Senior Subordinated Notes due 2009 issued 23 July 1999; and

(d)           €145,000,000 12 1/2% Senior Subordinated Discount Notes due 2009 issued 23        July 1999,

each of which has been repaid as of the date of the Second Amendment and Restatement Agreement.

“Existing Securitisation” has the meaning provided in the definition of “Non-Recourse”.

“Existing Treasury Transaction” means a Treasury Transaction entered into on or before the date of this Agreement and existing on the date of this Agreement as identified in Schedule 14 (Existing Treasury Transactions).

“Expert Valuation” means an evaluation issued by a court-appointed expert valuator in accordance with Section 196a(3)(5) of the Czech Commercial Code in relation to (i) the guarantee to be provided hereunder by Kappa Packaging Czech and (ii) the joint and several obligations of Kappa Packaging Czech assumed hereunder.

“Facility” means a Term Loan Facility, a Restructuring Loan Facility, a Revolving Credit Facility or each Additional Facility (if any) made available under this Agreement or an Ancillary Facility established pursuant to, this Agreement.

“Facility Office” means the office(s) notified by a Lender to the Facility Agent:

(a)           on or before the date it becomes a Lender; or

(b)           by not less than five Business Days’ notice,

as the office(s) through which it will perform its obligations, and to which payments for its account should be made, under this Agreement.

“Fee Letter” means the letter dated 9 September 2005 entered into between one or more Administrative Parties and the Company setting out the amount of certain fees referred to in this Agreement.

“Final Maturity Date” means

(a)           for each Term Loan Facility and Restructuring Loan Facility, the ninth anniversary of the Closing Date, or if later, 31 December 2014; and

(b)           for each Additional Facility, the date specified in the Additional Facility Accession Agreement,

or, in each case if that day is not a Business Day, the immediately preceding Business Day.

“Final Revolving Maturity Date” means the seventh anniversary of the Closing Date.

“Finance Party” means a Hedging Bank, a Lender or an Administrative Party from time to time hereunder.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)           moneys borrowed and debit balances at financial institutions;

(b)           any acceptance credit or bill discounting facility;

(c)           any bond, note, debenture, loan stock or other similar instrument;

(d)           any preference share by its terms required to be redeemed prior to the Final Maturity Date;

(e)           any finance or capital lease or hire purchase, conditional sale or other arrangement required by the Accounting Principles to be capitalised for accounting purposes;

(f)            receivables sold or discounted (otherwise than on a non-recourse basis and other than receivables sold or discounted by any member of the Group to Smurfit Kappa Treasury or pursuant to a Permitted Receivables Securitisation);

(g)           the acquisition cost of any asset or service to the extent payable before or after its acquisition or possession by the party liable where the advance or deferred payment (as the case may be) (i) is arranged primarily as a method of raising finance or financing the acquisition or construction of that asset or the acquisition of that service (other than trade credit on customary commercial terms), or (ii) involves a period of more than six months before or after (as the case may be) the date of acquisition or supply;

(h)           any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark to market value of the derivative transaction will be used to calculate its amount);

(i)            any other transaction (including any forward sale or purchase agreement) which is required to be accounted for as a borrowing under the Accounting Principles;

(j)            any counter-indemnity obligation in respect of any guarantee, indemnity, bond, documentary credit or other instrument issued by a bank or financial institution; or

(k)           any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in paragraphs (a) to (j) above and any agreement to maintain the solvency of any person, whether by investing in, lending to, or purchasing assets from such person, provided that Financial Indebtedness shall not include the Holdco PIK Note.

“Financial Model” means the base case financial model prepared by or on behalf of the Parent and agreed with the Facility Agent and referred to in paragraph 14 of Part I of Schedule 2 (Condition Precedent Documents).

“First Amendment and Restatement Agreement” means the agreement dated 31 January 2007 between the parties to this Agreement pursuant to which this Agreement was amended and restated.

“First Drawdown” means the making of the first Utilisation.

“First Drawdown Date” means the date of First Drawdown.

“Funds Flow Statement” means the statement prepared by the Parent and agreed with the Facility Agent showing all payments by the Parent and/or by members of the Group in connection with the Acquisition and the refinancing of certain indebtedness of the Group, and the flow of funds occurring on and immediately before and after the First Drawdown and in relation to the refinancings anticipated therein, during the Certain Funds Period.

“General Term Loan Commitment” means:

(a)           for an Original Lender, the amount set opposite its name in Part II of Schedule 1 (Lenders) under the heading “General Term Loan Commitments”; and

(b)           for any other Lender, the amount of any General Term Loan Commitment so designated which it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

“General Term Loan Facility” means the A1 Term Loan Facility, the B1 Term Loan Facility, the B3 Term Loan Facility, the C1 Term Loan Facility and the C3 Term Loan Facility.

“Group” means the Parent and its Subsidiaries but excluding the SPV Group.

“Guarantee” means the guarantee and indemnity contained in Clause 19.1 (Guarantee and Indemnity).

“Guarantor” means an Original Guarantor and any Additional Guarantor.

“Hedging Bank” has the meaning given to it in the Priority Agreement.

“Hedging Document” has the meaning given to it in the Priority Agreement.

“Holdco PIK Note” means the €325,000,000 11.5% senior notes due 2015 issued by Smurfit Kappa Holdings plc on 31 January 2005 and any additional such notes issued as interest thereon which has been repaid as of the date of the Second Amendment and Restated Agreement.

“Holding Company” of any person means any company or body corporate in respect of which that person is a direct or indirect Subsidiary.

“Holding Company Group” means SKG plc, Smurfit Kappa Investments Limited, Smurfit Kappa Holdings plc, the Parent and Smurfit Kappa Funding.

“Hong Kong Dollars” means the lawful currency for the time being of Hong Kong.

“IBOR” means LIBOR, EURIBOR or STIBOR as appropriate.

“IFRS” means international accounting standards within the meaning of IAS Regulation 1606/2002 to the extent applicable to the relevant Accounts.

“Information Package” means the Financial Model and the information memorandum (as amended by agreement between the Parent and the Arrangers) for use in the syndication of the Facilities.

“Initial Additional Facility Lender” means a person which becomes a Lender under an Additional Facility pursuant to Clause 2.4 (Additional Facilities).

“Intellectual Property Rights” means:

(a)           any know-how, patent, trade mark, service mark, design, business name, domain name, topographical or similar right;

(b)           any copyright, data base or other intellectual property right; or

(c)           any interest in the above,

in each case whether registered or not and includes any related application.

“Interest” means:

(a)           interest and amounts in the nature of interest accrued, but excluding any element of pension costs allocated as interest or financial expense under the Accounting Principles;

(b)           prepayment penalties or premiums incurred in repaying or prepaying any Financial Indebtedness (other than the 2012 Senior Cash Pay Notes, 2025 Bonds and the 2015 Senior Subordinated Cash Pay Notes);

(c)           discount fees and acceptance fees payable or deducted in respect of any Financial Indebtedness, including fees in respect of Documentary Credits referred to in paragraph (c) of Subclause 7.3 (Fees in respect of Documentary Credits) and all like fees in respect of any other letters of credit and guarantees;

(d)           any other payments and deductions of the like effect (including, without limitation, the interest element of finance leases) and any net payment (or, if appropriate in the context, receipt) under any interest rate hedging agreement or instrument (including without limitation under the Hedging Documents), taking into account any premiums payable for the same, and “Interest” includes commitment and non-utilisation fees (including, without limitation, those payable hereunder), but excludes agent’s and front-end,

management, arrangement and participation fees with respect to any Financial Indebtedness (including, without limitation, those payable hereunder or under the Fee Letters) and excludes any amortisation of financing costs associated therewith.

“Investor” means MDP Global Investors Limited, CVC Capital Partners Advisory Company Limited and/or Cinven Limited, funds, limited partnerships or companies managed or advised by them and/or their principals or affiliates and/or the senior management of the Group (whether at the Group level or at a Holding Company of the Group).

“IPO” means the admission to trading of all or part of the share capital of a person on any recognised stock exchange.

“IPO Structure Paper” means the structure paper dated 10 January 2007 prepared by William Fry in the form agreed by the Facility Agent subject to any amendments which are not materially prejudicial to the Lenders or approved by the Facility Agent.

“Japanese Yen” means the lawful currency for the time being of Japan.

“Joint Venture” has the meaning given to it in Subclause 23.27 (Joint Ventures).

“Joint Venture Investment” has the meaning given to it in Subclause 23.27 (Joint Ventures).

“Kappa Holding B.V.” means Kappa Holding B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), incorporated under the laws of the Netherlands, with its statutory seat at Eindhoven, the Netherlands and registered at the Chamber of Commerce of Oost-Brabant under number 33303987.

“Kappa Packaging Czech” means Kappa Packaging Czech, s.r.o., a limited liability company incorporated under the laws of the Czech Republic, with its registered seat at Žebrák, Skandinávská 1000, district Beroun, Post Code 267 53, Business ID No. 25105582.

“Kappa Packaging S.p.A.” means Kappa Packaging S.p.A., a limited liability company incorporated under the laws of the Republic of Italy, with registered address at 147 Via Pesciatina, Capannori (LU), Italy, registration number with the Companies’ Registry of Lucca and Fiscal Code 09836700154 (REA 135818).

“Kappa Slovakia” means Kappa Štúrovo, a.s., a joint stock company incorporated under the laws of the Slovak Republic, with its registered seat at Továrenská 1, 943 03 Štúrovo, Slovak Republic, ID No.31 410 146, registered in the Commercial Registry of District Court Nitra in Sec.Sa, Volume No.126/N.

“Latin America” means any country in the Americas other than the United States of America and Canada.

“Lender” means:

(a)           an Original Lender;

(b)           an Initial Additional Facility Lender; or

(b)           any person which becomes a New Lender (as defined in Clause 31.2 (Assignments and Transfers by Lenders).

“LIBOR” relative to a Loan or overdue amount denominated in a currency other than euro or Swedish Kronor for its Term means:

(a)           the applicable Screen Rate; or

(b)           if no Screen Rate is available for the relevant currency or the Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Term.

“Loan” means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.

“LTIBR” means any interest bearing receivables with a maturity that qualifies as long-term according to section 8 No. 1 German Trade Tax Act (Gewerbesteuergesetz).

“Major Default” means the occurrence of any of the following events:

(a)           there is a breach of any of the following representations and warranties by the Company (except to the extent that they relate to any other member of the Group):

(i)       Clause 20.2 (Status);

(ii)      Clause 20.3 (Powers and authority);

(iii)     Clause 20.4 (Legal validity); or

(iv)     Clause 20.5 (Non-conflict);

(b)           there is a breach of any of the following covenants by the Company (other than breach of a procuring obligation with respect to a member of the Group):

(i)       Clause 23.5 (Negative pledge);

(ii)      Clause 23.6 (Disposals);

(iii)     Clause 23.7 (Financial Indebtedness);

(iv)     Clause 23.15 (Share capital);

(v)      Clause 23.16 (Dividends); or

(vi)     Clause 23.22 (Amendments to documents);

(c)           any of the following Events of Default:

(i)       Clause 24.2 (Non-Payment);

(ii)      Clause 24.6 (Insolvency) in respect of the Company;

(iii)     Clause 24.7 (Insolvency proceedings) in respect of the Company; or

(iv)          Clause 24.8 (Creditors’ process) in respect of the Company.

“Majority Lenders” means, at any time, Lenders:

(a)           the aggregate of whose shares in the outstanding Credits and undrawn Commitments then represents 66 2/3 per cent. or more of the aggregate of all the outstanding Credits and undrawn Commitments of all the Lenders;

(b)           if there is no Credit then outstanding, whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

(c)           if there is no Credit then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction.

“Mandatory Cost” means for any Lender the cost of complying with any reserve asset, liquidity, special deposit or other monetary or regulatory requirements affecting it, expressed as a percentage rate per annum, including any reserve asset requirements of the European Central Bank and, for a Lender participating through a Facility Office in the United Kingdom or a Participating Member State, those calculated by the Facility Agent in accordance with Schedule 4 (Calculation of the Mandatory Cost).

“Margin” means, for any amount (including an overdue amount) or Credit outstanding under, or which in the reasonable opinion of the Facility Agent is otherwise referable to, a particular Facility, the rate per annum specified below in relation to that Facility:

(a)           the A1 Term Loan Facility, the A2 Term Loan Facility, the Revolving Credit Facility and the Restructuring A Loans, 1.75 per cent. per annum as adjusted under Subclause 12.3 (Margin Adjustments);

(b)           the euro denominated Loans under the B1 Term Loan Facility, the B2 Term Loan Facility, the B3 Term Loan Facility and the Restructuring B Loans, 1.875 per cent. per annum as adjusted under Subclause 12.3 (Margin Adjustments);

(c)           the US Dollar denominated Loans under the B1 Term Loan Facility, the B2 Term Loan Facility and the B3 Term Loan Facility, 1.875 per cent. per annum as adjusted under Subclause 12.3 (Margin Adjustments);

(d)           the euro denominated Loans under the C1 Term Loan Facility, the C2 Term Loan Facility, the C3 Term Loan Facility and the Restructuring C Loans, 2.125 per cent. per annum as adjusted under Subclause 12.3 (Margin Adjustments);

(e)           the US Dollar denominated Loans under the C1 Term Loan Facility, the C2 Term Loan Facility and the C3 Term Loan Facility, 2.125 per cent. per annum as adjusted under Subclause 12.3 (Margin Adjustments);

(f)            the Restructuring Loan Facility, prior to the Restructuring Loan Facility Conversion Date, 1.75 per cent. per annum and after the Restructuring Loan Facility Conversion Date, the rate described in paragraphs (a), (b) and (d) of this definition, as applicable; and

(g)           any Additional Facility, the rate set out in the relevant Additional Facility Accession Agreement, as adjusted in accordance with the terms of such Additional Facility Accession Agreement.

“Margin Certificate” is a certificate, substantially in the form of Schedule 7 (Form of Margin Certificate), setting out the calculations for determining an adjustable Margin pursuant to Subclause 12.3 (Margin Adjustments) as at the relevant date.

“Material Adverse Effect” means an event, effect or matter:

(a)           which has a material adverse effect on the business, assets or financial condition of the Group taken as a whole; or

(b)           which has a material adverse effect on the ability of the Obligors (taken together) to perform any of their payment obligations under any of the Senior Finance Documents, or

(c)           which has a material adverse effect on the ability of the Group (taken as a whole) to comply with its obligations under Clause 22 (Financial Covenants); or

(d)           which results in any of the guarantees given by any Guarantor or any of the security granted pursuant to the Security Documents not being effective or enforceable in accordance with its terms in each case in a manner or to an extent which is materially prejudicial to the financial interests of the Lenders under the Senior Finance Documents.

“Material Group Member” means an Obligor or a Material Subsidiary.

“Material Intellectual Property Right” means any Intellectual Property Right without which, or without the benefit of which, an Obligor or Material Subsidiary could not carry on its business substantially as it is being carried on as at the Closing Date or as at any date on which the representation and warranty set out in Subclause 20.16 (Intellectual Property Rights) is made.

“Material Subsidiary” means a Subsidiary of the Company whose unconsolidated EBITDA comprises 5 per cent. or more of consolidated Group EBITDA or whose turnover represents 5 per cent. or more of the turnover of the Group or whose gross assets (excluding intra-Group items and intra-Group investments) represent 5 per cent. or more of the gross assets of the Group (other than Smurfit Kappa European Packaging or any other Securitisation SPV, for so long as it is used primarily for the purpose of receivables securitisations).

For this purpose:

(a)           the gross assets, EBITDA or turnover of a Subsidiary of the Parent will be determined from its financial statements (unconsolidated if it has Subsidiaries) upon which the latest Accounts have been based;

(b)           if a Subsidiary of the Parent becomes a member of the Group after the date on which the latest Accounts have been prepared, the gross assets, EBITDA or turnover of that Subsidiary will be determined from its latest financial statements;

(c)           the gross assets, EBITDA or turnover of the Group will be determined from the latest Accounts adjusted (where appropriate) to reflect the gross assets, EBITDA or turnover of any company or business subsequently acquired or disposed of.

“Maturity Date” means, for a Revolving Credit Loan and a Documentary Credit, the last day of its Term.

“Net Proceeds” has the meaning given to it in Subclause 11.3 (Mandatory Prepayment – disposals, insurance, warranty and report claims).

“Non-Core Assets” means any assets owned by a member of the Group other than Core Assets (but excluding for the avoidance of doubt any shares in a member of the Group which directly or indirectly owns any Core Assets or carries on a Core Business).

“Non-Core Business” means any business carried on by a member of the Group other than a Core Business.

“Non-Recourse” means, in relation to a Permitted Receivables Securitisation, no recourse to the Group other than recourse that is customary for trade receivables financings in the relevant jurisdictions provided that such recourse shall be limited to recourse of the type provided (but, for the avoidance of doubt, not the manner in which it is provided) by any Group member in the receivable securitisation transaction arranged by JP Morgan plc which was entered into on 8 September 2004, as amended prior to the date hereof (the “Existing Securitisation”) provided further that for the avoidance of doubt such proviso shall not preclude any changes in the manner in which recourse is provided by a Group member which are necessary or typical in any relevant jurisdiction to effect recourse of that type.

“Norwegian Guarantor” has the meaning given to it in Part X (Limitations on Norwegian Guarantees) of Schedule 12 (Guarantee Limitations).

“Norwegian Kroner” means the lawful currency for the time being of Norway.

“Obligor” means a Borrower or a Guarantor.

“Optional Currency” means any currency (other than euros) in which a Credit may be denominated under this Agreement including without limitation US Dollars, Sterling, Swedish Kronor, Norwegian Kroner, Danish Kroner, Canadian Dollars, Hong Kong Dollars, Japanese Yen or Swiss Francs.

“Original Base Currency Amount” of a Credit means:

(a)           if a Credit is denominated in the Base Currency, its amount; or

(b)           if the Credit is denominated in an Optional Currency, its equivalent in the Base Currency calculated on the basis of the Agent’s Spot Rate of Exchange one Business Day before the Rate Fixing Day for the first Term for that Credit.

“Original Obligor” means an Original Borrower or an Original Guarantor.

“Participating Member State” means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Union for European Monetary Union.

“Party” means a party to this Agreement.

“Permitted Acquisition” means each of the acquisitions in paragraph (b)(ii) to (xi) of Clause 23.10 (Acquisitions).

“Permitted Equity Injections” shall bear the meaning given to it in Clause 11.5 (Mandatory prepayment – Excess Cash Flow).

“Permitted Joint Venture Investments” means Joint Venture Investments permitted by Subclause 23.27(b)  (Joint Ventures).

“Permitted Post Closing Drawing Purposes” means any of the following applications of the Facilities:

(a)           the funding of adjustments to the purchase price for the Acquisition in accordance with the Share Purchase Agreement;

(b)           the funding of borrowing requirements arising from the differences in respect of the Target Group between average working capital for the last 12 months and actual working capital on the Closing Date; and

(c)           the funding of Acquisition and Refinancing Costs.

“Permitted Receivables Securitisation” means a receivables financing on a Non-Recourse (except for recourse expressly permitted hereunder) true sale, revolving basis, of receivables originated by a member or members of the Group including, for the avoidance of doubt (i) the Existing Securitisation and (ii) any other transaction having features equivalent or similar to those above and entered into to increase, supplement or refinance such transactions.

“Permitted Reorganisation” means:

(a)           an amalgamation, merger, demerger, reconstruction or other re-organisation on a solvent basis of a member of the Group (not being a Borrower, the Parent or Smurfit Kappa Funding) where:

(i)            all of the business and assets of that member remain within the Group (and, if that member of the Group was an Obligor immediately prior to such re-organisation being implemented, all of the business and assets of that member are retained by one or more other Obligors or the condition in sub-paragraph (ii)(B) below is satisfied or the limit in sub-paragraph (ii)(C) below is not exceeded); and

(ii)           if it or its assets or the shares in it were subject to security in favour of the Lenders immediately prior to such re-organisation, either (A) the Lenders will enjoy the same or equivalent security over the same assets and over it and the shares in it (or in each case over the shares of its successor or if a new Holding Company is inserted as part of such re-organisation, security over the shares of such Holding Company provided that no security is granted to any third party over the shares of the company re-organised or its successor) after such reorganisation; or (B) that the re-organisation will not be materially adverse to the Transaction Security (taken as a whole) (and for the purposes of paragraph (A) and (B) of this sub-paragraph, it shall not be deemed to be adverse if the re-organisation involves new hardening periods running as a result of the release and re-grant of Transaction Security if it is not reasonably likely that a liquidator or similar officer would be able to avoid the relevant Security Interests as a consequence of such new hardening periods); or (C) the value determined by the Company acting reasonably of assets and/or shares released from the Transaction Security in connection with re-organisations does not exceed €30,000,000 per annum (after taking into account any grant of Transaction Security over assets and/or shares in the same year); or

(b)           any other reorganisation of one or more members of the Group approved by the Facility Agent (acting on the instructions of the Majority Lenders); or

(c)           the Debt Pushdown and any other transaction described in the Structure Memorandum (in the form delivered to the Facility Agent under Part I of Schedule 2 (Conditions Precedent Documents));

PROVIDED that the requirement for a member of the Group acquiring any business or assets to be an Obligor referred to in (a)(i) above and the requirement for the security referred to in (a)(ii) above will only be required if it is consistent with the Agreed Security Principles, if it is not unlawful for the relevant person to accede as an Additional Obligor or to execute such security (or, (i) in the case of a member of the Group which is not wholly owned or is a Joint Venture, if it would not breach any joint venture agreement or existing shareholders agreement applicable to it or (ii) in the case of a member of the Group incorporated in any country located in Latin America or Albania, Belarus, Bosnia & Herzegovina, Bulgaria, Croatia, Czech Republic, Estonia, Georgia, Hungary, Latvia, Lithuania, Macedonia, Moldova, Romania, Serbia & Montenegro, Russia, Slovakia, Slovenia, Turkey or the Ukraine, it would not breach any negative pledge contained in a Remaining Debt Agreement and would not, in the reasonable opinion of the Parent, result in a loss of access to local credit facilities on reasonable commercial terms) and if such accession or execution would not result in personal liability for that person’s directors or other management, and the relevant person has used all reasonable endeavours lawfully to avoid any such unlawfulness or personal liability, including agreeing to a limit on the amount secured (and the Facility Agent may (but shall not be obliged to) agree to such limit if, in its opinion, to do so might avoid the relevant unlawfulness or personal liability).

“Pre-approved Jurisdiction” means Austria, Belgium, Canada, Denmark, France, Germany, Ireland, Italy, Mexico, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, the UK and the United States of America.

“Priority Agreement” means the priority agreement dated 30 November 2005 as amended and/or restated, including pursuant to an amendment and restatement deed dated 31 January 2007 between, among others, the Obligors, the Lenders, the counterparties under the Hedging Documents (each as defined therein) and the Administrative Parties.

“Pro Rata Share” means:

(a)           for the purpose of determining a Lender’s share in a Utilisation of a Facility, the proportion which its Commitment under that Facility bears to all the Commitments under that Facility immediately prior to the making of that Utilisation; and

(b)           for any other purpose on a particular date:

(i)            the proportion which a Lender’s share of the Credits (if any) bears to all the Credits;

(ii)           if there is no Credit outstanding on that date, the proportion which its Commitments bear to the Total Commitments on that date;

(iii)          if the Total Commitments have been cancelled, the proportion which its Commitments bore to the Total Commitments immediately before being cancelled; or

(iv)          when the term is used in relation to a Facility, the above proportions but applied only to the Credits and Commitments for that Facility (for which purpose the Facility Agent will determine, in the case of a dispute, whether the term in any case relates to a particular Facility).

“Quarter Date” means any of 31 March, 30 June, 30 September and 31 December.

“Rate Fixing Day” means:

(a)           the first day of a Term for a Loan denominated in Sterling;

(b)           the second Business Day before the first day of a Term for a Loan denominated in any other currency (other than euro); or

(c)           the second TARGET Day before the first day of a Term for a Loan denominated in euro,

or such other day as the Facility Agent determines is generally treated as the rate fixing day in the relevant currency by market practice in the Relevant Interbank Market.

“Reconciliation Statement” means a statement delivered to the Facility Agent pursuant to Subclause 21.2(f)(ii) (Form and Scope of Financial Statements).

“Reference Banks” means Deutsche Bank AG, London Branch, Citibank N.A. (or an Affiliate), Credit Suisse First Boston International, JP Morgan plc and the Royal Bank of Scotland plc and any other prime bank or financial institution operating in the London interbank market appointed as such by the Facility Agent under this Agreement following consultation with the Company.

“Relevant Interbank Market” means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Remaining Debt” at any time, means all Financial Indebtedness of any member of the Group and the Target Group then outstanding under or in respect of the Remaining Debt Agreements (other than in respect of the Cash Pooling Facilities).

“Remaining Debt Agreements” means the credit and/or loan agreements details of which are set out in Schedule 10 (Remaining Debt Agreements) as amended and/or refinanced from time to time (including any refinancing by another member of the Group provided that the net effect of such refinancing in another Group member is not materially adverse to the interests of the Lenders compared to the position if the refinancing had been done through the same Group member), and provided that no Security Interest or guarantee is granted by any member of the Group in respect of such amendment or refinancing unless either an equivalent Security Interest or guarantee had been granted as at the date of this Agreement by such member of the Group in respect of the Remaining Debt so amended or refinanced or any such new Security Interest or guarantee is otherwise permitted by this Agreement.

“Repayment Instalment” means each instalment for repayment of a Term Loan, identified in this Agreement by the same designation as such Term Loan, and each instalment for repayment of an Additional Facility Loan as identified in the relevant Additional Facility Accession Agreement.

“Repeating Representations” means at any time the representations which are deemed to be made or repeated under this Agreement pursuant to Subclause 20.24 (Times for Making Representations).

“Report” means the synergies report prepared by PricewaterhouseCoopers LLP as referred to in Part I of Schedule 2 (Conditions Precedent Documents).

“Request” means a request for a Credit, substantially in the form of Schedule 3 (Form of Request).

“Required Regulatory Disposal” means any disposal of assets or a business required by law or required by any regulatory authority in connection with the Acquisition.

“Reservations” means the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court, the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, examination, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors, the time barring of claims under applicable limitation laws, the possibility that an undertaking to assume liability for or to indemnify a person against non-payment of stamp duty may be void, defences of set-off or counterclaim and similar principles, rights and defences under the laws of any jurisdiction in which relevant obligations may have to be performed and qualifications as to matters of law only set out in the legal opinions addressed to the Finance Parties delivered pursuant to this Agreement.

“Restricted Borrower” means Smurfit Kappa Deutschland GmbH, a limited liability company incorporated in Germany (registered number HRB 90813).

“Restricted Target Shares” means shares in each of the members of the Target Group incorporated in Germany.

“Restricted Term Loan Commitment” means:

(a)           for an Original Lender, the amount set opposite its name in Part II of Schedule 1 (Lenders) under the heading “Restricted Term Loan Commitments”; and

(b)           for any other Lender, the amount of any Restricted Term Loan Commitment so designated which it acquires,

to the extent not cancelled, transferred or reduced under this Agreement.

“Restricted Term Loan Facilities” means the A2 Term Loan Facility, the B2 Term Loan Facility, and the C2 Term Loan Facility, and “Restricted Facility” means any one of them.

“Restructuring A Loans” means the Restructuring Loans that are converted into Restructuring A Loans on the Restructuring Loan Facility Conversion Date in accordance with Clause 2.3 (Restructuring Loan Facility).

“Restructuring B Loans” means the Restructuring Loans that are converted into Restructuring B Loans on the Restructuring Loan Facility Conversion Date in accordance with Clause 2.3 (Restructuring Loan Facility).

“Restructuring C Loans” means the Restructuring Loans that are converted into Restructuring C Loans on the Restructuring Loan Facility Conversion Date in accordance with Clause 2.3 (Restructuring Loan Facility).

“Restructuring Credit Commitment” means:

(a)           for an Original Lender, the amount set opposite its name in Part II of Schedule 1 (Original Parties) under the heading Restructuring Credit Commitments and the amount of any other Restructuring Credit Commitment, as so designated, it acquires; and

(b)           for any other Lender, the amount of any Restructuring Credit Commitment it acquires,

to the extent not cancelled, transferred, increased or reduced under this Agreement.

“Restructuring Loan” means a Loan under the Restructuring Loan Facility and after the Restructuring Loan Facility Conversion Date shall include the Restructuring A Loans, Restructuring B Loans and Restructuring C Loans as the context requires.

“Restructuring Loan Facility” means the restructuring and acquisition facility made available under this Agreement.

“Restructuring Loan Facility Conversion Date” means the date falling at the end of the Availability Period for the Restructuring Loan Facility.

“Restructuring Loan Utilisation” means a Restructuring Loan drawn under the Restructuring Loan Facility.

“Revised Smurfit Kappa Group Base Financial Statements” means the draft consolidated financial statements of the Smurfit Kappa Group for its annual Accounting Period ended 31st December, 2005 delivered to the Facility Agent prior to the date of the First Amendment and Restatement Agreement.

“Revolving Credit Commitment” means:

(a)           for an Original Lender, the amount set opposite its name in Part II of Schedule 1 (Original Parties) under the heading Revolving Credit Commitments and the amount of any other Revolving Credit Commitment, as so designated, it acquires; and

(b)           for any other Lender, the amount of any Revolving Credit Commitment it acquires,

to the extent not cancelled, transferred, increased or reduced under this Agreement.

“Revolving Credit Facility” means a revolving credit facility made available under this Agreement.

“Revolving Credit Loan” means a Loan under the Revolving Credit Facility.

“Revolving Credit Utilisation” means a Revolving Credit Loan or a Documentary Credit issued under the Revolving Credit Facility.

“Rollover Credit” means one or more Loans under a Revolving Credit Facility:

(a)           to be made on the same day that a maturing Loan under that Facility is due to be repaid;

(b)           the aggregate amount of which is equal to or less than the maturing Loan;

(c)           in the same currency as the maturing Loan; and

(d)           to be made to the same Borrower for the purpose of refinancing the maturing Loan.

“Screen Rate” means:

(a)           for LIBOR,  the British Bankers Association Interest Settlement Rate (if any) for the relevant currency and Term displayed on the appropriate page of the Reuters screen;

(b)           for EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant Term displayed on the appropriate page of the Reuters screen; and

(c)           for STIBOR, the percentage rate per annum for the relevant currency and Term appearing on the “SIOR” page of the Reuters screen for the relevant Term.

If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Company and the Lenders) may specify another page or service displaying the appropriate rate.

“SEC” the U.S. Securities and Exchange Commission of the United States of America.

“Second Amendment and Restatement Agreement” means the agreement dated 18 July 2007 between the parties to this Agreement pursuant to which this Agreement was amended and restated.

“Securities” means the Cash Pay Securities and the 2025 Bonds.

“Securities Documents” means the offering memoranda, indentures, notes, instruments and other documents pursuant to which the Securities are constituted or evidenced.

“Securities Permitted Payments” means the following in respect of the Securities:

(a)           payment of dividends and interest (in each case whether paid in kind or in cash);

(b)           default interest or liquidated damages;

(c)           payments due under any registration rights agreement relating to the Securities;

(d)           additional amounts payable under applicable gross up provisions under the Securities;

(e)           the amount of the US registration costs and legal fees incurred in connection with the issue of the Securities; and

(f)            any other payments not exceeding €500,000 in aggregate in any twelve month period,

and for the avoidance of doubt does not include any other payment, including payments of principal, any premium which must be paid together with principal and any prepayment on, or redemption, defeasance or purchase of, any of the Securities.

“Securities Repayments” means repayment or prepayment of all or a part of the 2012 Senior Cash Pay Notes (including any redemption premium and other fees and costs in connection with such repayment or prepayment) from whatever sources the Company may select at its sole discretion.

“Securitisation SPV” has the meaning provided in Clause 23.38 (Permitted Receivables Securitisations).

“Security Document” means:

(a)           each document required to be entered into pursuant to Clause 23.32 (Security) or listed in the Agreed List of Obligors and Security; and

(b)           any other document evidencing or creating security over any asset of any Obligor to secure any obligation of any Obligor to a Finance Party under the Senior Finance Documents.

“Security Interest” means any mortgage, pledge, lien, charge (fixed or floating), assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

“Senior Finance Document” means:

(a)           this Agreement;

(b)           the Fee Letter;

(c)           the Commitment Letter;

(d)           the Priority Agreement;

(e)           an Accession Deed;

(f)            a Transfer Certificate;

(g)           an Ancillary Facility Document;

(h)           a Hedging Document;

(i)            a Security Document;

(j)            an Additional Facility Accession Agreement;

(k)           an Additional Facility Fee Letter; or

(l)            any other document designated as such by the Arrangers and the Company or the Facility Agent and the Company.

“Senior Subordinated Guarantee” means the senior subordinated guarantee granted by the Company in favour of the trustee in respect of the 2012 Senior Cash Pay Notes and the holders of the related debt securities.

“Shareholders Agreement” means the shareholders’ and corporate governance agreement dated on or about 1 December 2005 and made between, inter alios, Smurfit Kappa Group Limited, Smurfit Kappa, and the additional investors identified in the schedule thereto.

“Share Purchase Agreement” means the share purchase agreement dated 23 November 2005 and made between Smurfit Kappa Group Limited, the Company, the Vendors and Smurfit Kappa.

“Slovak Commercial Code” means Act No. 513/1991 Coll., as amended.

“Smurfit Kappa” means Smurfit Kappa G.P. Limited (in its capacity as general partner of Smurfit Kappa Feeder L.P., a limited partnership formed under the laws of Jersey, Channel Islands, with Registered No. 91096 and whose registered office is at 22 Grenville Street, St. Helier, Jersey, Channel Islands).

“Smurfit Kappa European Packaging” means Smurfit Kappa European Packaging Limited (formerly named Smurfit European Packaging Limited), a limited liability company incorporated in Ireland (registered number 347302).

“Smurfit Kappa Funding” means Smurfit Kappa Funding plc (formerly named JSG Funding plc), a limited company incorporated in Ireland (registered number 357958).

“Smurfit Kappa Funding Loan” means the subordinated loans by Smurfit Kappa Funding to the Company of the proceeds of the Cash Pay Securities.

“Smurfit Kappa Funding Loan Agreements” means the agreements between:

(a)           Smurfit Kappa Funding and the Company dated 16th September, 2002 and restated on 27th September, 2002;

(b)           Smurfit Kappa Funding and the Company dated 14th February, 2003; and

(c)           Smurfit Kappa Funding and the Company dated 31st January 2005.

“Smurfit Kappa Group” means SKG plc and its Subsidiaries immediately prior to the Closing Date and from time to time thereafter.

“Smurfit Kappa Group Base Financial Statements” means the audited consolidated financial statements of the Smurfit Kappa Group for its annual Accounting Period ended 31st December, 2004.

“Smurfit Kappa Group Limited” means Smurfit Kappa Group Limited (formerly named JSG Packaging Limited), a limited company incorporated in Ireland (registered number 380620).

“Smurfit Kappa Treasury” means Smurfit Kappa Treasury (formerly named Smurfit Capital), an unlimited company incorporated in Ireland (registered number 177324).

“SPV Assets” has the meaning given to it in the SPV Facility Agreement.

“SPV B.V.” means Adavale (Netherlands) B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, with its statutory seat at Rotterdam, the Netherlands and registered at the Chamber of Commerce of Amsterdam under number 24336352.

“SPV B.V. Loan Agreement” means the loan agreement in respect of the €125,000,000 loan by SPV B.V. to the Parent (formerly known as MDCP Acquisitions Plc), dated September 2002.

“SPV Facility” means the €125,000,000 loan facility to SPV Offshore.

“SPV Facility Agreement” means the facility agreement in respect of the loan between SPV Ireland, SPV Offshore, Deutsche Bank AG London, Merrill Lynch International, and others dated 12 September 2002.

“SPV Group” means SPV Ireland and its Subsidiaries.

“SPV Ireland” means Arlonberg Limited, a limited company incorporated in Ireland (registered number 314784).

“SPV Offshore” means Madison Global Holdings Limited, a limited company incorporated in the Cayman Islands with registered number CR-118215.

“Sterling” means the lawful currency for the time being of the U.K.

“STIBOR” relative to a Loan or overdue amount denominated in Swedish Kronor for its Term means:

(a)                                  the applicable Screen Rate; or

(b)                                 if no Screen Rate is available for Swedish Kronor or the Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the Stockholm interbank market, as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in Swedish Kronor for a period comparable to that Term.

“Structure Memorandum” means the memorandum and charts prepared by or on behalf of the Company referred to as such in Part I of Schedule 2 (Conditions Precedent Documents).

“Subsidiary” in relation to a company or corporation, means any company or corporation:

(a)                                  which is controlled, directly or indirectly, by the first-mentioned company or corporation;

(b)                                 more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

(c)                                  which is a Subsidiary of another Subsidiary of the first-mentioned company or corporation,

and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs generally and/or to control the composition of a majority of its board of directors or equivalent body.

“Super-majority Lenders” means, at any time, Lenders:

(a)                                  the aggregate of whose shares in the outstanding Credits and undrawn Commitments then represents 80 per cent. or more of the aggregate of all the outstanding Credits and undrawn Commitments of all the Lenders;

(b)                                 if there is no Credit then outstanding, whose undrawn Commitments then aggregate 80 per cent. or more of the Total Commitments; or

(c)                                  if there is no Credit then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 80 per cent. or more of the Total Commitments immediately before the reduction.

“Swedish Kronor” means the lawful currency for the time being of Sweden.

“Swiss Francs” means the lawful currency for the time being of Switzerland.

“Syndication Date” means the earlier of the date on which the Facility Agent notifies the Parent that syndication of the Facilities has been or is to be completed and the date 6 months after the First Drawdown Date.

“Synergy Disposals” means disposals of assets including businesses to obtain synergies in connection with the Acquisition as previously disclosed to the Lenders in the Report, the Financial Model and the Business Plan or other assets with broadly similar profiles as determined by the Company and for the avoidance of doubt includes the disposal of Smith Stone Knight or Smurfit Townsend Hook Paper Mills in the UK.

“Target” means Kappa Holding B.V.

“Target Group Base Financial Statements” means the audited consolidated financial statements of the Target Group for its annual Accounting Period ended 31st December, 2004.

“Target Group” means Target and its Subsidiaries.

“Target Shares” means the existing allotted or issued and fully paid shares in the Target and any further shares in the Target which are allotted or issued before the Closing Date.

“TARGET Day” means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.

“Tax” or “Taxes” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

“Term” means each period determined under this Agreement:

(a)                                  by reference to which interest on a Loan or an overdue amount is calculated; or

(b)                                 for which the Issuing Bank may be under a liability under a Documentary Credit.

“Term Loan” means a Loan under the Term Loan Facilities.

“Term Loan Facilities” means the General Term Loan Facilities and the Restricted Term Loan Facilities.

“Total Additional Facility Commitments” means the aggregate of the Additional Facility Commitments of all the Lenders.

“Total Commitments” means the Commitments of all the Lenders.

“Total General Term Loan Commitments” means the aggregate of the General Term Loan Commitments of all the Lenders.

“Total Restricted Term Loan Commitments” means the aggregate of the Restricted Term Loan Commitments of all the Lenders.

“Total Restructuring Credit Commitments” means the aggregate of the Restructuring Credit Commitments of all the Lenders.

“Total Revolving Credit Commitments” means the aggregate of the Revolving Credit Commitments of all the Lenders.

“Total Term Loan Commitments” means the aggregate of the Total General Term Loan Commitments and the Total Restricted Term Loan Commitments.

“Total Term Loan Facilities” means the total of all Term Loan Facilities made available under this Agreement.

“Transaction Documents” means:

(a)                                  the Senior Finance Documents;

(b)                                 the Acquisition Documents;

(c)                                  the Smurfit Kappa Funding Loan Agreements;

(d)                                 the SPV B.V. Loan Agreement;

(e)                                  the Securities Documents; and

(f)                                    the Equity Documents.

“Transaction Security” means the Security granted pursuant to the Security Documents.

“Transfer Certificate” means a certificate, substantially in the form of Schedule 5 (Form of Transfer Certificate), with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.

“Transfer Date” means, for a Transfer Certificate, the later of:

(a)                                  the proposed Transfer Date specified in that Transfer Certificate; and

(b)                                 the date on which the Facility Agent executes that Transfer Certificate.

“Treasury Transaction” means any derivative transaction protecting against or benefiting from fluctuations in any rate or price.

“Vendors” means the Partners as defined in the Share Purchase Agreement.

“U.K.” means the United Kingdom.

“US Dollars” or “US$” means the current legal tender of the United States of America.

“Utilisation” means a utilisation under this Agreement of a Facility.

“Utilisation Date” means each date on which a Facility is utilised by the drawing of a Loan or the issue of a Documentary Credit.

“2012 Senior Cash Pay Notes” means the US$750,000,000 and €350,000,000 aggregate principal amount of cash pay senior unsecured debt securities due 2012 issued by Smurfit Kappa Funding on 30th September, 2002 and 14th February, 2003.

“2012 Senior Cash Pay Notes Tender Offer” means a tender offer intended to be completed by Smurfit Kappa Funding for the redemption of the 2012 Senior Cash Pay Notes Tender Offer following the execution of the Second Amendment and Restatement Agreement.

“2015 Senior Subordinated Cash Pay Notes” means the US$200,000,000 and €217,500,000 aggregate principal amount of cash pay senior subordinated unsecured debt securities due 2015 issued by Smurfit Kappa Funding on 31st January 2005.

“2025 Bonds” means the US$292 million 7.50% guaranteed notes due 2025 of Smurfit Kappa Treasury Funding Limited.

1.2                                 Construction

(a)                                  In this Agreement, unless the contrary intention appears, a reference to:

(i)                                     an “amendment” includes a supplement, amendment, novation, restatement or re-enactment and “amended” will be construed accordingly;

“assets” includes present and future properties, revenues and rights of every description;

an “authorisation” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

“disposal” means a sale, transfer, grant, lease, licence or other disposal, whether voluntary or involuntary, and “dispose” will be construed accordingly;

“indebtedness” includes any obligation (whether incurred as principal or as surety and whether present or future, actual or contingent) for the payment or repayment of money;

a “person” includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

a “regulation” includes any regulation, rule, official directive, official request or guideline (in each case whether or not having the force of law but, if not having the force of law, being of a type with which it is customary for persons to which it applies to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ii)                                  a currency is a reference to the lawful currency for the time being of the relevant country;

(iii)                               a Default being “outstanding” means that it has not been remedied or expressly waived in writing in compliance with the provisions of this Agreement;

(iv)                              a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(v)                                 a Clause, a Subclause or a Schedule is a reference to a Clause or Subclause of, or a schedule to, this Agreement;

(vi)                              a person includes its successors in title, permitted assigns and permitted transferees;

(vii)                           words imparting the singular include the plural and vice versa;

(viii)                        a Transaction Document or another document is a reference to that Transaction Document or other document as amended; and

(ix)                                a time of day is a reference to London time.

(b)                                 Unless the contrary intention appears, a reference to a “month” or “months” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)                                     if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)                                  if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)                               notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)                                  Unless expressly provided to the contrary in a Senior Finance Document, a person who is not a party to a Senior Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and notwithstanding any term of any Senior Finance Document, the consent of any third party is not required for any variation (including any release or compromise of any liability) or termination of that Senior Finance Document.

(d)                                 Unless the contrary intention appears:

(i)                                     a reference to a Party will not include that Party if it has ceased to be a party under this Agreement;

(ii)                                  an amount in euro is payable only in the euro unit;

(iii)                               a word or expression used in any other Senior Finance Document or in any notice given in connection with any Senior Finance Document has the same meaning in that Senior Finance Document or notice as in this Agreement;

(iv)                              if there is an inconsistency between this Agreement and another Senior Finance Document, this Agreement will prevail unless that other Senior Finance Document is the Priority Agreement in which case the Priority Agreement will prevail; and

(v)                                 any obligation of an Obligor under the Senior Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor (other than solely an indemnity obligation where no amount is due and payable under such indemnity obligation) is or may be or is capable of becoming outstanding under the Senior Finance Documents.

(e)                                  The index to and headings in this Agreement do not affect its interpretation.

2.                                      Facilities

2.1                                 Term Loan Facilities

Subject to the terms of this Agreement, the Lenders make available to:

(a)                                  the Company and other Borrowers agreed to by the Lenders, term loan facilities in an aggregate amount equal to the Total General Term Loan Commitments as follows:

(i)                                     a term loan facility in the maximum aggregate amount of €467,657,129 (“A1 Term Loan Facility”) to be available in euros;

(ii)                                  a term loan facility in the maximum aggregate amount of €1,132,580,714 (“B1 Term Loan Facility”) to be available in euros;

(iii)                               a term loan facility in the maximum aggregate amount of €1,132,580,714 (“C1 Term Loan Facility”) to be available in euros;

(iv)                              a term loan facility in the maximum aggregate amount of €50,000,000 (“B3 Term Loan Facility”) to be available in euros; and

(v)                                 a term loan facility in the maximum aggregate amount of €50,000,000 (“C3 Term Loan Facility”) to be available in euros;

(b)                                 the Restricted Borrower in an aggregate amount equal to the Total Restricted Term Loan Commitments as follows:

(i)                                     a term loan facility in the maximum aggregate amount of €32,342,871 (“A2 Term Loan Facility”);

(ii)                                  a term loan facility in the maximum aggregate amount of €78,328,565 (“B2 Term Loan Facility”); and

(iii)                               a term loan facility in the maximum aggregate amount of €78,328,565 (“C2 Term Loan Facility”).

2.2                                 Revolving Credit Facilities

Subject to the terms of this Agreement, the Lenders make available to certain of the Borrowers revolving credit facilities in an aggregate amount equal to the Total Revolving Credit Commitments.

2.3                                 Restructuring Loan Facility

(a)                                  Subject to the terms of this Agreement, the Lenders make available to certain of the Borrowers the Restructuring Loan Facility in an aggregate amount equal to the Total Restructuring Credit Commitments.

(b)                                 On the Restructuring Loan Facility Conversion Date, the Restructuring Loans shall convert into Restructuring A Loans, Restructuring B Loans and Restructuring C Loans as follows:

(i)                                     the proportion of the outstanding Restructuring Loans equal to the proportion that the aggregate of the A1 Term Loan Commitments and A2 Term Loan Commitments bore to the Total Term Loan Commitments immediately prior to the First Drawdown Date shall be converted into Restructuring A Loans.

(ii)                                  the proportion of the outstanding Restructuring Loans equal to the proportion that the aggregate of the B1 Term Loan Commitments, B2 Term Loan Commitments and B3 Term Loan Commitments bore to the Total Term Loan Commitments immediately prior to the First Drawdown Date (as if, the B3 Term Loan Commitments on the date of the Second Amendment and Restatement Agreement were then already committed) shall be converted into Restructuring B Loans.

(iii)                               the proportion of the outstanding Restructuring Loans equal to the proportion that the aggregate of the C1 Term Loan Commitments, C2 Term Loan Commitments and C3 Term Loan Commitments bore to the Total Term Loan Commitments immediately prior to the First Drawdown Date (as if, the C3 Term Loan Commitments on the date of the Second Amendment and Restatement Agreement were then already committed) shall be converted into Restructuring C Loans.

2.4                                 Additional Facilities

(a)                                  Subject to paragraphs (e) and (f) below, any person may, subject to the terms of this Agreement, become a Lender by delivering to the Facility Agent an Additional Facility Accession Agreement in each case duly completed and executed by that person, the Facility Agent, the Company and, if the Additional Facility is to be granted to an Additional Borrower, the relevant Additional Borrower. That person shall become a Lender on the date specified in the Additional Facility Accession Agreement.

(b)                                 Upon the relevant person becoming a Lender, the Total Commitments shall be increased by the amount set out in the relevant Additional Facility Accession Agreement as that Lender’s Additional Facility Commitment.

(c)                                  Each Additional Facility Lender will grant to the relevant Borrower a term loan facility in the amount specified in the relevant Additional Facility Accession Agreement in euros or an Optional Currency (as applicable) during the Additional Facility Availability Period specified in the Additional Facility Accession Agreement, subject to the terms of this Agreement.

(d)                                 The execution by the Company of an Additional Facility Accession Agreement constitutes confirmation by each Guarantor that its obligations under Clause 19 (Guarantee and Indemnity) shall continue unaffected except that those obligations shall extend to the Total Commitments as increased by the addition of the relevant Lender’s Commitment and shall be owed to each

Finance Party including the relevant Lender. If and to the extent agreed by the Company with the Initial Additional Facility Lenders, the Additional Facility shall be secured under the Security Documents on a similar basis as the Lenders.

(e)                                  An Additional Facility Accession Agreement may not be delivered or executed where the aggregate Total Commitments of such proposed Additional Facility Accession Agreement and all other Additional Facility Accession Agreements would exceed €400,000,000 less the aggregate drawings made under the B3 Term Loan Facility and the C3 Term Loan Facility, provided that, such a limit will not apply if at the time of delivery of such proposed Additional Facility Accession Agreement, the ratio of the Consolidated Total Net Borrowings to Consolidated Pro Forma EBITDA is less than 4.00:1.00 on a pro forma basis (using the figures in the last-delivered Compliance Certificate as a basis-point) as if the Proposed Additional Facility was fully drawn and the Permitted Acquisition to be effected using such proposed Additional Facility had been effected (including any cost savings and synergies reasonably expected to be achieved in the second year following such Permitted Acquisition).

(f)                                    No Additional Facility will be permitted unless (i) the Parent provides a certificate signed by a director certifying (A) no Default is existing and (B) on the basis of pro forma calculations taking into account the drawdown of the Additional Facility in full, the Smurfit Kappa Group will be in compliance with the financial undertakings in Clause 22 (Financial Covenants) and is expected to be in compliance with such financial undertakings for the 12 months following the drawdown under the Additional Facility and (ii) the Final Maturity Date of the Additional Facility occurs on or later than the latest Final Maturity Date for the outstanding Facilities.

2.5                                 Documentary Credit

The Revolving Credit Facility may also be utilised by way of issue of Documentary Credits.

2.6                                 Ancillary Facilities

Subject to the terms of this Agreement, a Lender may also make available certain other bi-lateral facilities to the Borrowers in respect of the Revolving Credit Facility in place of all or part of its Revolving Credit Commitment.

2.7                                 Limitations

(a)                                  Each General Term Loan Facility shall be utilised pro rata with the other General Term Loan Facilities and each Restricted Term Loan Facility shall be utilised pro rata with the other Restricted Term Loan Facilities.

(b)                                 No Utilisation of any Facility may be made before the Closing Date.

(c)                                  The aggregate principal amount of Documentary Credits outstanding under the Revolving Credit Facility at any time may not exceed €250,000,000.

(d)                                 The aggregate of (i) all outstanding Credits bearing the same designation may not exceed the Commitments then in effect bearing that designation; (ii) all outstanding Revolving Credit Utilisations when aggregated with all Ancillary Outstandings of the Ancillary Lenders may not exceed the Revolving Credit Commitments then in effect (ignoring any reduction thereof on account of Ancillary Commitments); and (iii) the aggregate amount of all Ancillary Outstandings may not at any time exceed the aggregate Ancillary Commitments.

(e)                                  The A1 Term Loan Facility, the A2 Term Loan Facility, the B1 Term Loan Facility, the B2 Term Loan Facility, the C1 Term Loan Facility and the C2 Term Loan Facility shall be available for a period of 10 Business Days after the Closing Date (or if any undrawn Term Loan Facilities remains after the Closing Date, a period of up to 90 days after the Closing Date in connection with (i) the funding of adjustments in purchase price for the Acquisition (ii) the funding of borrowing requirements arising from the difference between LTM average working capital and actual working capital on the Closing Date and/or (iii) funding the payment of costs and expenses arising in connection with the Acquisition provided that no more than €1,200 million in aggregate of the A1 Term Loan Facility, the A2 Term Loan Facility, the B1 Term Loan Facility, the B2 Term Loan Facility, the C1 Term Loan Facility and the C2 Term Loan Facility shall be available after the date falling ten Business Days after the Closing Date).

2.8                                 Nature of a Finance Party’s rights and obligations

Unless otherwise agreed by all the Finance Parties:

(a)                                  the obligations of a Finance Party under the Senior Finance Documents are several;

(b)                                 failure by a Finance Party to perform its obligations does not affect the obligations of any other Party (including any other Finance Party) under the Senior Finance Documents;

(c)                                  no Finance Party is responsible for the obligations of any other Finance Party under the Senior Finance Documents;

(d)                                 the rights of a Finance Party under the Senior Finance Documents are separate and independent rights;

(e)                                  a debt arising under the Senior Finance Documents to a Finance Party is a separate and independent debt; and

(f)                                    a Finance Party may, except as otherwise stated in the Senior Finance Documents, separately enforce those rights.

3.                                      PURPOSE

3.1                                 Term Loan Facilities

(a)                                  Each of the A1 Term Loan Facility, the B1 Term Loan Facility and the C1 Term Loan Facility may be used in or towards financing the following:

(i)                                     part-financing the acquisition by the Company of Target Shares other than the Restricted Target Shares;

(ii)                                  refinancing existing indebtedness of the Smurfit Kappa Group and the Target Group and the acquisition by Smurfit Deutschland GmbH of loans to Kappa Packaging (Deutschland) GmbH as contemplated in the Structure Memorandum;

(iii)                               the payment of the Acquisition and Refinancing Costs; and

(iv)                              to the extent not otherwise covered herein, the Permitted Post Closing Drawing Purposes.

(b)                                 Each Restricted Term Loan Facility may only be used in or towards financing the acquisition by the Restricted Borrower of Restricted Target Shares.

(c)                                  Each of the B3 Term Loan Facility and the C3 Term Loan Facility may be used after the date of the Second Amendment and Restatement Agreement, towards partial or full repayment, prepayment, redemption, defeasance or purchase of the 2012 Senior Cash Pay Notes and any payments of premium required in relation thereto and payment of fees and expenses incurred in relation thereto and any balance may be used for general corporate purposes.

3.2                                 Revolving Credit Loans

Each Revolving Credit Loan may be used for the working capital and general corporate purposes of the Group, including refinancing working capital and general corporate debt of the Group (and for the avoidance of doubt including but not limited to financing Capital Expenditure, any adjustments to the purchase price for the Acquisition in accordance with the Share Purchase Agreement, and the financing of any dividend payments permitted under Clause 23.16 (Dividends)).

3.3                                 Restructuring Facility Loans

Each Restructuring Facility Loan may only be used for the following purposes:

(a)                                  financing the restructuring costs of the Group, including redundancies, disposal costs, merger costs, advisory costs in connection with restructuring and financing costs in connection with funding such costs; and

(b)                                 financing Permitted Acquisitions and Permitted Joint Venture Investments and, in each case, the fees, costs and expenses related thereto.

3.4                                 Additional Facility Loans

Each Additional Facility Loan may be used in or towards financing Permitted Acquisitions made by the Group.

3.5                                 Documentary Credits

Each Documentary Credit issued under the Revolving Credit Facility may only be issued for the purposes set out in Clause 3.2 (Revolving Credit Loans).

3.6                                 No obligation to monitor

No Finance Party is bound to monitor or verify the utilisation of a Facility and no Finance Party will be responsible for, or for the consequences of, such utilisation.

4.                                      CONDITIONS PRECEDENT

4.1                                 Conditions precedent documents

A Request (other than a request for the utilisation of a Certain Funds Credit, which shall be subject to Clause 4.2 below) may not be given until the Facility Agent has notified the Company and the Lenders that it has received all of the documents and evidence set out in Part I and Part II of Schedule 2 (Conditions Precedent Documents) in form and substance satisfactory to the Facility Agent (acting reasonably).  The Facility Agent must give this notification to the Company and the Lenders promptly upon receipt of such documents and evidence.

4.2                                 Certain Funds conditions precedent

Notwithstanding Clauses 4.1 (Conditions precedent documents) and 4.3 (Further conditions precedent) during the Certain Funds Period, the obligations of each Lender to participate in any Certain Funds Credits are subject to the following conditions precedent in form and substance satisfactory to the Facility Agent (acting reasonably):

(a)                                  the documentary conditions precedent requirements set out in Part I only of Schedule 2 (Conditions Precedent Documents) except to the extent such conditions precedent are required to be delivered in respect of any member of the Group (other than the Company);

(b)                                 no Major Default has occurred and is continuing or would result from the making of such Credit;

(c)                                  it is not illegal or contrary to applicable law or regulation for a Lender to participate in the Credit and this Agreement, the Priority Agreement or any document creating security over the shares in Target will not be invalid or unenforceable in any materially relevant jurisdiction due to any relevant law or regulation provided that if such illegality or invalidity or unenforceability subsists the relevant Finance Parties will use reasonable endeavours to enter into a legally valid and binding agreement achieving a substantially equivalent position to that prior to such event occurring and the Certain Funds Period shall be suspended for 20 Business Days whilst each Finance Party uses all reasonable efforts to achieve such position;

(d)                                 no event or circumstance has occurred which would entitle the Company to decline to complete the Acquisition in accordance with the Acquisition Documents (other than as a result of any conditions relating to the availability of funding for the Acquisition); and

(e)                                  no Change of Control has occurred.

During the Certain Funds Period, the Lenders will not exercise their rights under Clause 24.17 (Acceleration), exercise any rescission or exercise any right of set-off, in each case to prevent the utilisation of any Certain Funds Credits.

4.3                                 Further conditions precedent

The obligations of each Lender to participate in any Credit (other than a Certain Funds Credit during the Certain Funds Period) are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Credit:

(a)                                  the Repeating Representations are correct in all material respects; and

(b)                                 no Default is outstanding or would result from the Credit or, in the case of a Rollover Credit, no Event of Default is outstanding and has been accelerated pursuant to Clause 24.17 (Acceleration).

4.4                                 Maximum number

Unless the Facility Agent agrees, a Request may not be given if, as a result of making the Utilisation requested, there would be more than 15 Loans per General Term Loan Facility (provided that until the date 60 days after the Closing Date, there may be 30 Loans per Term Loan Facility), 10 Loans per Restricted Facility, 20 Revolving Credit Loans or 20 Documentary Credits or 20 Restructuring Loans outstanding.

5.                                      UTILISATION – LOANS

5.1                                 Giving of Requests

(a)                                  A Borrower may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)                                 Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. one Business Day before the Rate Fixing Day for the proposed borrowing.

(c)                                  Each Request is irrevocable.

5.2                                 Completion of Requests

A Request for a Loan will not be duly made unless:

(a)                                  it identifies the Borrower;

(b)                                 it identifies the Facility under which the Loan is to be made;

(c)                                  the Utilisation Date is a Business Day falling within the relevant Availability Period;

(d)                                 the amount of the Loan requested is either an amount equal to the entire undrawn amount available under this Agreement for Loans under the relevant Facility on the proposed Utilisation Date, or a minimum of €3,000,000 (or in the case of a Term Loan, when aggregated with any other Term Loans drawn pro rata to it on the same date, €3,000,000 in aggregate for such Term Loans) or its equivalent in accordance with Clause 9 (Optional Currencies) and an integral multiple of 1,000,000 units of that currency, or is such other amount as the Facility Agent may agree; and

(e)                                  the proposed currency and Term comply with this Agreement.

5.3                                 Advance of Loan

(a)                                  The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)                                 The amount of each Lender’s share of each Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)                                  No Lender is obliged to participate in a Loan if as a result:

(i)                                     its share in the Credits under a Facility would exceed its Commitment for that Facility; or

(ii)                                  the Credits would exceed the Total Commitments.

(d)                                 If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available to the Facility Agent for the relevant Borrower on the Utilisation Date.

6.                                      UTILISATION - DOCUMENTARY CREDITS

6.1                                 Giving of Requests

(a)                                  A Borrower may request a Documentary Credit to be issued under the Revolving Credit Facility by giving to the Facility Agent a duly completed Request.

(b)                                 Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. three Business Days before the proposed Utilisation Date.

(c)                                  Each Request is irrevocable.

6.2                                 Completion of Requests

A Request for a Documentary Credit will not be duly made unless:

(a)                                  it identifies the Borrower;

(b)                                 it specifies that it is for a Documentary Credit and identifies the Facility under which it is drawn;

(c)                                  the Utilisation Date is a Business Day falling within the relevant Availability Period;

(d)                                 the amount of the Documentary Credit requested is either an amount equal to the maximum undrawn amount available under this Agreement for Documentary Credits on the proposed Utilisation Date or a minimum of €1,000,000 or its equivalent in accordance with Clause 9 (Optional Currencies) or such other amount as the Facility Agent may agree;

(e)                                  the form of Documentary Credit is attached and has previously been agreed by the Issuing Bank or is in all material respects in the form set out in Schedule 9 (Form of Documentary Credit);

(f)                                    the expiry date of the Documentary Credit will fall on or before the Final Revolving Maturity Date save in relation to the Barclays L/C provided that it will be cash collateralised by the relevant Borrower on or prior to the Final Revolving Maturity Date; and

(g)                                 the delivery instructions for the Documentary Credit are specified.

Only one Documentary Credit may be requested in a single Request.

6.3                                 Issue of Documentary Credit

(a)                                  The Facility Agent must promptly notify the Issuing Bank and each Lender of the details of the requested Documentary Credit and the amount of such Lender’s share of that Documentary Credit.

(b)                                 The amount of each Lender’s share in a Documentary Credit will be its Pro Rata Share on the proposed Utilisation Date.

(c)                                  The Issuing Bank is not obliged to issue any Documentary Credit if as a result:

(i)                                     a Lender’s share in the outstanding Credits under the Revolving Credit Facility, would exceed its Revolving Credit Commitment; or

(ii)                                  the outstanding Credits would exceed the Total Commitments; or

(iii)                               in the case of a Documentary Credit issued under the Revolving Credit Facility only, the Issuing Bank has not approved the identity of any New Lender (as defined in Clause 31 (Changes to the Parties)) which has acquired a Revolving Credit Commitment and such New Lender has not provided any deposit required by the Issuing Bank under Subclause 7.5(d) (Indemnities).

(d)                                 If the conditions set out in this Agreement have been met, the Issuing Bank must issue the Documentary Credit on the Utilisation Date.

(e)                                  If the Issuing Bank is not obliged to issue any Documentary Credit only for the reason stated in subparagraph 6.3(c)(iii) above, such Documentary Credit will, subject to the other terms of this Agreement, be issued by the Facility Agent on behalf of the Lenders severally in proportion to their Revolving Credit Commitment.

7.                                      DOCUMENTARY CREDITS

7.1                                 General

(a)                                  A Documentary Credit is “repaid” or “prepaid” if:

(i)                                     a Borrower provides Cash Cover for that Documentary Credit; or

(ii)                                  the maximum amount payable under the Documentary Credit is reduced in accordance with its terms or as a result of its expiry; or

(iii)                               the Documentary Credit is returned by the beneficiary with its written confirmation that it is released and cancelled; or

(iv)                              the Issuing Bank is satisfied that it has no further liability under that Documentary Credit, as a result of its expiry or otherwise.

The amount by which a Documentary Credit is repaid or prepaid under sub-paragraphs (i) and (ii) above is the amount of the relevant Cash Cover or reduction.

(b)                                 If a Documentary Credit or any amount outstanding under a Documentary Credit becomes immediately payable, the Issuing Bank will notify the Borrower that requested the issue of that Documentary Credit, and such Borrower must (to the extent it has not already provided Cash Cover in respect of such amount) repay or prepay that amount immediately.

(c)                                  “Cash Cover” is provided for a Documentary Credit if a Borrower pays an amount in the currency of the Documentary Credit to an interest-bearing account with a Finance Party in London in the name of the Borrower and the following conditions are met:

(i)                                     the account is with the Facility Agent or with the Issuing Bank (if, subject as provided below, in either case the Cash Cover is to be provided for all the Lenders) or with a Lender if the Cash Cover is to be provided for that Lender only);

(ii)                                  until no amount is or may be outstanding under that Documentary Credit, withdrawals from the account may only be made to pay to a Finance Party amounts due and payable to that Finance Party in respect of that Documentary Credit or under this Clause; and

(iii)                               the Borrower has executed and delivered a security document over that account, in form and substance satisfactory to the Facility Agent or the relevant Lender (acting reasonably), creating a first ranking security interest over that account.

Where Cash Cover is to be provided to all the Lenders on whose behalf a Documentary Credit is issued by the Facility Agent, a Lender may require its portion of the Cash Cover to be paid into its account instead of an account with the Facility Agent or the Issuing Bank.

(d)                                 The “outstanding” or “principal” amount of a Documentary Credit at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that Documentary Credit at that time (less any Cash Cover provided by that Borrower in respect of such Documentary Credit which complies with paragraph (c) above and which remains standing to the credit of the relevant interest-bearing account).

7.2                                 Assignments and transfers

The consent of the Issuing Bank is required for any assignment or transfer of any Lender’s rights and obligations with respect to any Documentary Credit issued by the Issuing Bank under this Agreement.  The Issuing Bank shall not withhold its consent if the New Lender (as defined in Clause 31 (Changes to the Parties)) has a long term credit rating of A- or more (when rated by Standard & Poor’s Rating Services) or A3 or more (when rated by Moody’s Investor Services Inc.) or has provided a deposit (free of Security Interests or third party claims) with the Issuing Bank in an amount equal to the maximum potential liability of such New Lender to the Issuing Bank (assuming that such assignment or transfer has already occurred) under Subclause 7.5 (Indemnities) in respect of Documentary Credits outstanding on the relevant Transfer Date.

7.3                                 Fees in respect of Documentary Credits

(a)                                  The relevant Borrower must pay to the Issuing Bank for itself a utilisation fee computed at the rate of 0.125 per cent. per annum on the outstanding face amount from time to time of each Documentary Credit (less the amount of any Cash Cover provided in respect of such Documentary Credit) issued by it hereunder for such Borrower which is counter-indemnified by the other Lenders (ignoring for this purpose Subclause 7.6 (Lender as the Issuing Bank)) under Subclause 7.5(b) (Indemnities) for the period from the date of issue of such Documentary Credit to its Maturity Date, such fee being payable quarterly in arrears and on the date any Documentary Credit is repaid or prepaid in full.

(b)                                 Each Borrower must pay to the Facility Agent for each Lender a Documentary Credit fee computed at the rate of the Revolving Credit Facility Margin on the outstanding amount (less the amount of any Cash Cover provided by the Obligors in respect of such Documentary Credit) of each Documentary Credit requested by it for the period from the date of issue of that Documentary Credit until its Maturity Date.  This fee will be distributed according to each Lender’s Pro Rata Share, adjusted to reflect any assignment or transfer to or by that Lender.

(c)                                  Documentary Credit fee is payable quarterly in arrears (or at the end of any shorter period that ends on the Maturity Date for that Documentary Credit).  Any accrued Documentary Credit fee with respect to any Documentary Credit is also payable to the Facility Agent upon repayment or prepayment in full of that Documentary Credit.

7.4                                 Claims under a Documentary Credit

(a)                                  In the case of a Documentary Credit issued by the Issuing Bank, each Borrower and each Lender irrevocably and unconditionally authorises the Issuing Bank, and in the case of a Documentary Credit issued by the Facility Agent, each Borrower irrevocably and unconditionally authorises each Lender on whose behalf such Documentary Credit was issued, to pay any claim made or purported to be made under a Documentary Credit requested by it and which appears on its face to be in order and in accordance with the terms of that Documentary Credit (a “Documentary Credit Claim”).

(b)                                 Each Borrower must immediately on demand pay to the Facility Agent in the case of a Documentary Credit issued by the Issuing Bank for the Issuing Bank or, in the case of a Documentary Credit issued by the Facility Agent, for the account of each Lender on whose behalf such Documentary Credit was issued by the Facility Agent, an amount equal to the amount of any Documentary Credit Claim.

(c)                                  In the case of a Documentary Credit issued by the Issuing Bank, each Borrower and each Lender acknowledges that the Issuing Bank and, in the case of a Documentary Credit issued by the Facility Agent on behalf of the Lenders, each Borrower acknowledges that the Facility Agent and each Lender on whose behalf such Documentary Credit was issued:

(i)                                     is not obliged to carry out any investigation or seek any confirmation from any other person before paying a Documentary Credit Claim; and

(ii)                                  deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person, and the Issuing Bank, the Facility Agent and each such Lender may assume that any demand, certificate, statement or document which appears on its face to be in order is correct and properly made.

(d)                                 The obligations of a Borrower and, in respect of a Documentary Credit issued by the Issuing Bank, the obligations of the Facility Agent and each Lender under this Clause will not be affected by:

(i)                                     the sufficiency, accuracy or genuineness of any claim or any other document; or

(ii)                                  any incapacity of, or limitation on the powers of, any person signing a claim or other document.

(e)                                  A certificate signed by the Issuing Bank or a Lender on whose behalf a Documentary Credit was issued by the Facility Agent certifying the amount due to the Issuing Bank or such Lender shall be prima facie evidence of the matters so certified.

7.5                                 Indemnities

(a)                                  A Borrower must promptly on demand indemnify the Issuing Bank, the Facility Agent and each Lender on whose behalf a Documentary Credit was issued by the Facility Agent against any loss or liability which the Issuing Bank, the Facility Agent or such Lender incurs under or in connection with any Documentary Credit requested by it, except to the extent that the loss or liability is directly caused by the gross negligence, wilful misconduct or breach of contract of the Issuing Bank, the Facility Agent or such Lender.  Such Borrower must also pay interest under Subclause 12.4 (Interest on overdue amounts) on the amount of any such loss or liability of the Issuing Bank or any such Lender for the period between payment by the Issuing Bank or any such Lender and reimbursement by the Borrower (provided that if the Issuing Bank or any such Lender does not make demand on the relevant Borrower until after the day of payment by the Issuing Bank or such Lender, the rate of interest under Subclause 12.4 (Interest on overdue amounts) in relation to such amount shall be reduced by 1.00% for the period up to the making of such demand).

(b)                                 Each Lender must promptly on demand indemnify the Issuing Bank against its share of any loss or liability which the Issuing Bank incurs under or in connection with any Documentary Credit issued by the Issuing Bank and which has not been paid for by an Obligor, except to the extent that the loss or liability is directly caused by the gross negligence, wilful misconduct or breach of contract of the Issuing Bank.

(c)                                  A Lender’s share of the liability or loss referred to in sub-paragraph (b) above will be its Pro Rata Share on the Utilisation Date, adjusted to reflect any subsequent assignment or transfer under this Agreement.

(d)                                 (i)                                     Unless the Issuing Bank has confirmed in writing to any Lender (not being an Original Lender) that it would not require such Lender to make any deposit with it, the Issuing Bank may require that any such Lender (which has a long term credit rating of less than A- (when rated by Standard and Poor’s Rating Services) or A3 (when rated by Moody’s Investor Services Inc.)) deposits (free of Security Interests or third party claims) with the Issuing Bank prior to 10.00 a.m. on the Utilisation Date for any Documentary Credit to be issued by the Issuing Bank (or if later within 3 Business Days of any such request by the Issuing Bank) an amount equal to the maximum potential liability of such Lender to the Issuing Bank under this Subclause 7.5 in respect of such Documentary Credit.

(ii)                                  The Issuing Bank shall be entitled to apply such deposit (by application of funds, set-off, combination of accounts or otherwise as the Issuing Bank shall determine) against amounts due to it from such Lender under this Subclause 7.5.

(iii)                               Any such deposit shall be on terms that the Issuing Bank shall only be required to repay such deposit to or to the order of such Lender on the expiry (if no demand has then been made under such Documentary Credit) or repayment in full of the relevant Documentary Credit or on compliance in full by such Lender with its obligations to the Issuing Bank under this Subclause 7.5.

(iv)                              Any such deposit shall be denominated in the same currency as the relevant Documentary Credit and shall bear interest at a rate, determined by the Issuing Bank to be 0.125 per cent. per annum below that at which it can redeposit the funds with lending banks in the relevant interbank market for appropriate periods (as calculated on the aggregate amount of the deposit, on the basis of a year of 360 days for the actual number of days elapsed).  Such interest shall be payable (subject to deduction of Tax if so required by applicable law) by the Issuing Bank to such Lender quarterly in arrears (or as otherwise agreed) until repayment of the deposit or application of the deposit by the Issuing Bank against the obligations of such Lender to it under this Subclause 7.5.

(e)                                  The relevant Borrower must promptly on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Subclause 7.5 (other than pursuant to paragraph (d) above).  Such Borrower must also pay interest under Subclause 12.4 (Interest on overdue amounts) on the amount of any such payment by a Lender for the period between payment by such Lender and the date of reimbursement by the Borrower (provided that if the Issuing Bank or any such Lender does not make demand on the relevant Borrower until after the day of payment by the Issuing Bank or such Lender, the rate of interest under Subclause 12.4 (Interest on overdue amounts) in relation to such amount shall be reduced by 1.00% for the period up to the making of such demand).

(f)                                    The obligations of each Borrower and each Lender under this Clause are continuing obligations and will extend to the ultimate balance of all sums payable by that Borrower or Lender under or in connection with any Documentary Credit, regardless of any intermediate payment or discharge in whole or in part.

(g)                                 The obligations of the Borrowers and any Lender under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any other person).  This includes:

(i)                                     any time or waiver granted to, or composition with, any person;

(ii)                                  any release of any person under the terms of any composition or arrangement;

(iii)                               the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(iv)                              any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(v)                                 any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(vi)                              any amendment (however fundamental) of a Senior Finance Document, any Documentary Credit or any other document or security; or

(vii)                           any unenforceability, illegality or invalidity of any obligation of any person under any Senior Finance Document, any Documentary Credit or any other document or security.

7.6                                 Lender as the Issuing Bank

A Lender which is also the Issuing Bank shall be treated as a separate entity in those capacities capable as a Lender of contracting with itself as the Issuing Bank.

7.7                                 Rights of contribution

No Obligor will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause.

7.8                                 Change of Issuing Bank

The Issuing Bank may (with the consent of the Facility Agent) resign on giving 3 months notice to the Company and the Facility Agent, and the Facility Agent may with the consent of the Lender concerned, and after consultation with the Company, designate any Lender as a replacement Issuing Bank for future Documentary Credits.  Any such resignation shall not extend to or affect Documentary Credits issued prior to such resignation.

8.                                      ANCILLARY FACILITIES

8.1                                 Availability

(a)                                  If the Company and a Lender agree and subject as provided below, that Lender may provide an Ancillary Facility on a bi-lateral basis to a Borrower in place of all or part of that Lender’s Revolving Credit Commitment.

(b)                                 An Ancillary Facility may not be made available unless the Company has notified the Facility Agent by not less than 5 Business Days’ notice (or such lesser period as the Facility Agent may agree) and the Facility Agent has received:

(i)                                     a notice specifying:

(A)                              the members of the Group (being Borrowers) which may use the Ancillary Facility;

(B)                                the start and expiry dates of the Ancillary Facility;

(C)                                the type of Ancillary Facility being provided;

(D)                               the Ancillary Lender; and

(E)                                 the applicable Ancillary Commitment;

(ii)                                  a copy of the Ancillary Facility Document; and

(iii)                               any other information which the Facility Agent may reasonably require in connection with the Ancillary Facility.

(c)                                  Subject to compliance with paragraph (b) above, then:

(i)                                     the Lender concerned will become an Ancillary Lender; and

(ii)                                  the Ancillary Facility will be available,

with effect from the date agreed by the Company and the Ancillary Lender.

(d)                                 The Facility Agent must promptly notify the other Lenders.

8.2                                 Terms of Ancillary Facilities

(a)                                  Except as provided below, the terms of any Ancillary Facility will be those agreed by the Ancillary Lender and the Company.

(b)                                 However, those terms:

(i)                                     must be based upon normal commercial terms at that time;

(ii)                                  must only allow Borrowers to use the Ancillary Facility;

(iii)                               must not allow the Ancillary Outstandings to exceed the Ancillary Commitment;

(iv)                              may not allow the Ancillary Commitment of a Lender to exceed the Revolving Credit Commitment of that Lender (before reduction on account of the Ancillary Facility); and

(v)                                 must ensure that the Ancillary Commitment is reduced to nil, and that all Ancillary Outstandings are repaid and/or cash-collateralised in full, not later than the Final Revolving Maturity Date.

(c)                                  In the event of any conflict between the terms of an Ancillary Finance Document and any of the other Senior Finance Documents, the terms of the relevant Senior Finance Document shall prevail.

8.3                                 Revolving Credit Commitment

For the purposes of:

(a)                                  calculating commitment fee payable under Clause 27.4 (Revolving/ Restructuring Credit Commitment Fee); and

(b)                                 calculating the amount of a Lender’s share in a Credit under the Revolving Credit Facility:

(i)                                     the Revolving Credit Commitment of a Lender will be reduced by the amount of its Ancillary Commitment in force at that time; and

(ii)                                  the Revolving Credit Commitment of a Lender will be increased by the cancelled amount of its Ancillary Commitment at the time of cancellation.

8.4                                 Refinancing of Ancillary Facility

(a)                                  No Ancillary Lender may demand repayment or prepayment of any amounts or demand Cash Cover for any liabilities made available or incurred by it under its Ancillary Facility, unless:

(i)                                     the relevant Total Revolving Credit Commitments have been cancelled in full, or the Facility Agent has declared all outstanding Credits under the Revolving Credit Facilities immediately due and payable; or

(ii)                                  the Ancillary Outstandings under that Ancillary Facility can be refinanced by a Revolving Credit Utilisation.

(b)                                 For the purposes of determining whether or not the Ancillary Outstandings under an Ancillary Facility can be so refinanced by a Revolving Credit Utilisation:

(i)                                     the Revolving Credit Commitment of the Ancillary Bank will be increased by the amount of its Ancillary Outstandings (or if less by the amount of its Ancillary Commitments) under that Ancillary Facility; and

(ii)                                  the Revolving Credit Utilisation may (provided that paragraph 8.4(a)(i) above does not apply) be utilised irrespective of whether a Default is outstanding or any other applicable condition precedent is not satisfied (but only to the extent that the proceeds are applied in refinancing those Ancillary Outstandings); and

(iii)                               the respective shares in such Revolving Credit Utilisation of the Lenders having Revolving Credit Commitments shall be such that after the making of such Revolving Credit Utilisation, the shares of such Lenders in all the outstanding Utilisations of the Revolving Credit Utilisations taken together shall be proportionate to the Revolving Credit Commitments of the Lenders.

8.5                                 Information

Each Obligor and each Ancillary Lender must, promptly upon request by the Facility Agent, supply the Facility Agent with any information relating to the operation of an Ancillary Facility (including the Ancillary Outstandings) as the Facility Agent may reasonably request.

9.                                      OPTIONAL CURRENCIES

9.1                                 Denomination

(a)                                  Term Loans may be denominated in euros or in other Optional Currencies selected by the Company.

(b)                                 Restructuring Loans may be denominated in euros or in other Optional Currencies selected by the Company.

(c)                                  Revolving Credit Loans may be denominated in euros or subject as provided below, an Optional Currency.

(d)                                 Documentary Credits may be denominated in euros or in other Optional Currencies selected by the Company.

(e)                                  Additional Facility Loans may be denominated in euros or in other Optional Currencies selected by the Company.

9.2                                 Selection

(a)                                  A Borrower must select the currency of a Loan in its Request.

(b)                                 The amount of a Revolving Credit Loan under a Revolving Credit Facility requested in an Optional Currency must be a minimum amount of the equivalent of €3,000,000 and an integral multiple of 1,000,000 units of that currency.

(c)                                  Unless the Facility Agent otherwise agrees, the Revolving Credit Loans may not be denominated at any one time in more than nine currencies.

9.3                                 Conditions relating to Optional Currencies

(a)                                  A Term Loan, a Restructuring Loan or an Additional Facility Loan may only be denominated in an Optional Currency or a Revolving Credit Utilisation may only be denominated in an Optional Currency for a Term if:

(i)                                     that Optional Currency is readily available in the amount required and freely convertible into the Base Currency in the relevant interbank market on the Rate Fixing Day and the first day of that Term; and

(ii)                                  that Optional Currency is US Dollars, Sterling, Swedish Kronor, Norwegian Kroner, Danish Kroner, Canadian Dollars, Hong Kong Dollars, Japanese Yen, or Swiss Francs or has been previously approved by the Facility Agent (acting on the instructions of all the Lenders).

(b)                                 If the Facility Agent has received a request from the Company for a currency to be approved as an Optional Currency, the Facility Agent must, within five Business Days, confirm to the Company:

(i)                                    whether or not the Lenders have given their approval; and

(ii)                                 if approval has been given, the minimum amount (and, if required, integral multiples) for any Credit in that currency.

9.4                                 Revocation of currency

(a)                                  Notwithstanding any other term of this Agreement, if before 9.30 a.m. on any Rate Fixing Day the Facility Agent receives notice from a Lender that:

(i)                                     the Optional Currency requested is not readily available to it in the relevant interbank market in the amount and for the period required; or

(ii)                                  participating in a Loan in the proposed Optional Currency is reasonably likely in the opinion of that Lender to contravene any law or regulation applicable to it,

the Facility Agent must give notice to the Company to that effect promptly and in any event before 11.00 a.m. on that day.

(b)                                 In this event:

(i)                                     that Lender must participate in the Credit in the Base Currency; and

(ii)                                  the share of that Lender in the Credit and any other similarly affected Lender(s) will be treated as a separate Credit denominated in the Base Currency.

(c)                                  Any part of a Credit treated as a separate Credit under this Subclause 9.4 will not be taken into account for the purposes of any limit on the number of Credits or currencies outstanding at any one time.

(d)                                 A Credit will still be treated as a Rollover Credit if it is not denominated in the same currency as the maturing Revolving Credit Loan by reason only of the operation of this Subclause 9.4.

9.5                                 Optional Currency equivalents

The equivalent in the Base Currency of a Credit or part of a Credit in an Optional Currency for the purposes of calculating:

(a)                                  whether any limit under this Agreement has been exceeded;

(b)                                 the amount of a Credit;

(c)                                  the share of a Lender in a Credit;

(d)                                 the amount of any repayment of a Credit; or

(e)                                  the undrawn amount of a Lender’s Commitment,

is its Original Base Currency Amount.

9.6                                 Term Loan or Restructuring Loan Revaluation

(a)                                  If any Term Loan or Restructuring Loan is denominated in an Optional Currency the Facility Agent shall at six month intervals from the First Drawdown Date (each being a “Currency Test Date”) calculate the Base Currency Amount of the outstanding Term Loans or Restructuring Loans (for which purpose the Base Currency Amount shall be calculated using the Agent’s Spot Rate of Exchange on the date of calculation).

(b)                                 If the outstanding Base Currency Amount of the Loans under the General Term Loan Facility, the Restricted Term Loan Facility or the Restructuring Loan Facility on any Currency Test Date exceeds by more than 5% the Total General Term Loan Commitments, Total Restricted Term Loan Commitments and Total Restructuring Credit Commitments, respectively, at that time (the amount of the excess being the “Excess Currency Amount”) the Company shall within 5 Business Days of notice from the Facility Agent deposit in an interest bearing blocked account of the Company held with the Facility Agent in London an amount so that following such deposit the amount standing to the credit of the account is equal to the Excess Currency Amount.

(c)                                  No amount may be withdrawn by the Company from such blocked account unless on any subsequent Currency Test Date either there is no Excess Currency Amount (in which case the full amount standing to the credit of such account may be withdrawn) or if the Excess Currency Amount is less than the amount standing to the credit of such account an amount may be withdrawn so that the amount standing to the credit of such account equals the Excess Currency Amount on the last Currency Test Date.

(d)                                 The blocked account held with the Facility Agent (and any amount held in it) shall be charged in favour of the Finance Parties on terms satisfactory to the Security Agent acting reasonably.

9.7                                 Documentary Credit Revaluation

If any Documentary Credit is denominated in an Optional Currency the Facility Agent shall at six month intervals from the First Drawdown Date (each being a “Currency Test Date”) calculate the Base Currency Amount of the outstanding Documentary Credits (for which purpose the Base Currency Amount shall be calculated using the Agent’s Spot Rate of Exchange on the date of calculation) and the Parent shall within 5 Business Days’ notice from the Facility Agent ensure that, following such calculation, the Revolving Credit Facility is prepaid to the extent necessary so that the Base Currency Amount of all outstanding Utilisations of the Revolving Credit Facility do not exceed the Revolving Credit Facility Commitments.

9.8                                 Notification

The Facility Agent must notify the Lenders and the Company of the relevant Base Currency Amount (and the applicable Agent’s Spot Rate of Exchange) promptly after they are ascertained.

10.                               Repayment

10.1                           Repayment of Term Loans

(a)                                  Each Borrower must repay the A1 Term Loans and the A2 Term Loans made to it in full by instalments on the dates and in the amounts set out below. The amount to be repaid on each date specified below (each a “repayment date”) in respect of the A1 Term Loans and A2 Term Loans shall be the percentage (set out opposite that repayment date in respect of the A1 Term Loan Facility and the A2 Term Loan Facility) of each A1 Term Loan and A2 Term Loan outstanding as at the date falling 90 days after the Closing Date.

Repayment Date (months following the Closing Date)	Repayment Amount (Percentage of A1 Term Loans and A2 Term Loans)
12	3%
18	3%
24	5.40%
30	5.40%
36	6.40%
42	6.40%
48	7.40%
54	7.40%
60	9.50%
66	9.50%
72	11.60%
78	11.60%
84	13.40%

(b)                                 Each Borrower must repay the B1 Term Loans, B2 Term Loans and the B3 Term Loans made to it in full on the eighth anniversary of the Closing Date or, if later, 31 December 2013.

(c)                                  Each Borrower must repay the C1 Term Loans, C2 Term Loans and the C3 Term Loans made to it in full on the ninth anniversary of the Closing Date or, if later, 31 December 2014.

(d)                                 Any amounts repaid under paragraphs (a), (b) and (c) above may not be re-borrowed.

10.2                           Repayment of Revolving Credit Loans

(a)                                  Each Borrower must repay each Revolving Credit Loan made to it in full on its Maturity Date.

(b)                                 Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-borrowed.

(c)                                  Without prejudice to any Borrower’s obligation to repay the full amount of each Revolving Credit Loan on its due date, on the date of any Rollover Credit drawn by any Borrower, the amount to be repaid and the amount to be drawn down by such Borrower on such date in the same currency shall be netted off against each other so that the amount of cash which such Borrower is actually required to pay or, as the case may be, the amount of cash which the Lenders are actually required to pay to such Borrower, shall be the net amount.

(d)                                 Any amount of any Revolving Credit Loan still outstanding on the Final Revolving Maturity Date shall be repaid on the Final Revolving Maturity Date.

10.3                           Repayment of Restructuring Loans

(a)                                  Each Borrower must repay the Restructuring A Loans made to it on each repayment date (as defined in Clause 10.1 (Repayment of Term Loans)) falling after the Restructuring Loan Facility Conversion Date in an amount equal to (i) the same percentage by which the A1 Term Loans are repaid on each such repayment date multiplied by (ii) the Restructuring A Loans outstanding on such date and any Restructuring A Loans still outstanding on the final such repayment date shall be repaid on that date.

(b)                                 Each Borrower must repay the Restructuring B Loans made to it in full on the eighth anniversary of the Closing Date, or if later, 31 December 2013.

(c)                                  Each Borrower must repay the Restructuring C Loans made to it in full on the ninth anniversary of the Closing Date, or if later, 31 December 2014.

(d)                                 Any amounts repaid under paragraphs (a), (b) and (c) above may not be re-borrowed.

10.4                           Repayment of the Additional Facility Loans

Each Borrower must repay the Advances made to it in accordance with the provisions of the relevant Additional Facility Accession Agreement unless the Lenders under the relevant Additional Facility otherwise agree.

10.5                           Repayment of Documentary Credits

(a)                                  Each Borrower must repay each Documentary Credit issued on its behalf in full on its Maturity Date in accordance with Clause 7.1(a) (General).

(b)                                 Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-utilised.

(c)                                  Any Documentary Credit still outstanding on the Final Revolving Maturity Date shall be repaid on that date in accordance with Clause 7.1(a) (General).

11.                               PREPAYMENT AND CANCELLATION

11.1                           Mandatory prepayment - illegality

(a)                                  A Lender must notify the Company promptly if it becomes aware that it is unlawful in any applicable jurisdiction for that Lender to perform any of its obligations under a Senior Finance Document or to fund or maintain its share in any Credit.

(b)                                 After notification under paragraph (a) above and subject to the Borrower’s right to replace such Lender pursuant to Clause 17.2(a)(iii) (Replacement of Lender):

(i)                                     each Borrower must repay or prepay the share of that Lender in each Credit utilised by it on the date specified in paragraph (c) below; and

(ii)                                  the Commitments of that Lender will be immediately cancelled.

(c)                                  The date for repayment or prepayment of a Lender’s share in a Credit will be:

(i)                                     the last day of the current Term for that Credit following receipt by the Company of notice from the Lender under paragraph (a) above; or

(ii)                                  if later, the latest date allowed by the relevant law.

11.2                           Mandatory prepayment - change of control/ownership

(a)                                  If all or substantially all of the assets or business of the Group are sold, the Parent must promptly notify the Facility Agent.

(b)                                 After notification under paragraph 11.2(a) above the Facility Agent must, unless the Majority Lenders otherwise require, by notice to the Company:

(i)                                     cancel the Total Commitments; and/or

(ii)                                  declare all outstanding Credits, together with accrued interest and all other amounts accrued under the Senior Finance Documents, to be immediately due and payable.

Any such notice will take effect in accordance with its terms.

(c)                                  If there is a Change of Control (as defined below) the Parent must notify the Facility Agent promptly upon becoming aware of such Change of Control and the Facility Agent may, if so instructed by the Majority Lenders, give the Company no less than 120 days’ written notice to:

(i)                                     cancel the Total Commitments; and/or

(ii)                                  declare all outstanding Credits, together with accrued interest and all other amounts accrued under the Senior Finance Documents, to be immediately due and payable.

(d)                                 In paragraph 11.2 (c) above:

“Change of Control” means, any person or group of persons acting in concert (excluding the Investors) acquires (either directly or indirectly) 30% or more of the voting shares of the Parent and such person or group of persons is the largest shareholder; and

“acting in concert” has the meaning given to it in the City Code on Takeovers and Mergers.

11.3                           Mandatory prepayment - disposals, insurance, warranty and report claims

(a)                                  In this Subclause:

(i)                                     “Net Proceeds” of any Recovery Event means the amount received in Cash or Cash Equivalents (or other instruments which upon receipt are readily convertible into Cash on reasonable commercial terms) by a member of the Group in respect thereof subject to the following:

(A)                              including the amount of any intercompany loan repaid to continuing members of the Group;

(B)                                treating consideration initially received in a form other than Cash, Cash Equivalents or such other instruments as being received when and if that consideration is converted into Cash or becomes readily so convertible on reasonable commercial terms;

(B)                                after deducting Taxes (and amounts reasonably reserved in respect of Taxes) payable by members of the Group in connection with that Recovery Event;

(C)                                after deducting properly incurred costs and expenses (including without limitation legal fees, agents’ commission, auditors’ fees, out-of-pocket redundancy costs, out-of-pocket closure costs, out-of-pocket restructuring costs and out-of-pocket reorganisation costs both preparatory to and/or in consequence of the relevant Recovery Event) incurred by members of the Group in connection with that Recovery Event;

(D)                               in the case of a Recovery Event that is a disposal of a business or asset, after deducting the amount of any Financial Indebtedness (and any related prepayment fee or penalty or make-whole payment) repaid on disposal of such business or asset (other than, for the avoidance of doubt, the repayment of the Credits under this Agreement)(provided that the Company shall promptly notify the Facility Agent of any such repayment of Financial Indebtedness and provided further that on the disposal of any asset charged to the Finance Parties under any of the Security Documents no Financial Indebtedness shall be repaid or prepaid, other than (I) Financial Indebtedness secured by a prior ranking Security Interest over such business or asset provided that such Financial Indebtedness and such prior ranking Security Interest were permitted under this Agreement; and (II) amounts outstanding under the Senior Finance Documents);

(E)                                 after deducting reasonable reserves in respect of indemnities or other contingent liabilities in respect of the business or asset disposed of provided that if such reserves are not required to be applied in meeting any such indemnity or contingent liability such amount shall be deemed to be an amount of Net Proceeds;

(F)                                 in the case of a Recovery Event that is the closing out of an Existing Treasury Transaction, less any amount applied in repayment or prepayment of the related Securities, Bond Refinancing Debt or Remaining Debt (as applicable).

(ii)                                  “Recovery Event” means:

(A)                              the disposal of a business or asset (including the disposal of receivables), other than (I) where the asset (not being a receivable) is to be (and is) replaced by another asset for use in the Group’s business within 12 months of the date of disposal or the Net Proceeds of the disposal are committed or designated by the Group to be reinvested in replacement assets within 12 months of the date of the disposal and are so reinvested within six months thereafter, or (II) a disposal of inventory or stock in the ordinary course of trading, or (III) Synergy Disposals in respect of which the Group has elected in writing to the Facility Agent to apply the Net Proceeds to reinvest in payment of restructuring costs, or (IV) any disposal permitted by Clause 23.6(b)(i), (ii), (vi), (vii), (xi), (xii), (xiv), (xv) (but only to the extent it relates to 23.5(c)(i) (Negative pledge)), 23.6(b)(xvi) and 23.6(b)(xviii) (Disposals) save as provided in Clause 11.4 (Mandatory prepayment — Permitted Securitisation), or (V) disposals in accordance with the Structure Memorandum, the Financial Model and the Business Plan or (VI) the disposal of securised receivables pursuant to or in connection with a Permitted Receivables Securitisation;

(B)                                a claim by a member of the Group under any contract of insurance (other than in respect of public liability, third party liability or business interruption), other than where the Net Proceeds are to be (and are) applied within 12 months of receipt in reinstating or replacing (on a like for like basis) any asset, or reimbursing such member of the Group for any cost or expense actually incurred in reinstating or replacing any asset to which the insurance policy under which the claim is made relates, or applied in defraying the loss or liability, to which the claim relates or are committed or designated to be so applied within 12 months of receipt and are so applied within 6 months thereafter;

(C)                                if any amount is deducted from Net Proceeds under paragraph (i)(E) above, a reduction in the amount of the reserves that are required to be maintained or an end to the obligation to maintain such reserves;

(D)                               any amount is received by any member of the Group in repayment or prepayment of any loan made by it to a member of the SPV Group or otherwise received by a member of the Group as contemplated in Clause 23.34 (SPV Group);

(E)                                 the closing out of any Existing Treasury Transaction; and

(F)                                 any liability claim by the Group in respect of the Acquisition against the Vendor or in respect of the Report against any professional adviser other than where the Net Proceeds are applied (or are committed or designated to be applied) within 12 months of receipt (and if committed or designated are applied within 6 months thereafter) by the relevant Group member:

(i)                                     to satisfy (or reimburse the member of the Group who has discharged) any liability, charge or claim upon a member of the Group by a person who is not a member of the Group; or

(ii)                                  to rectify the deficiency (or to reimburse the member of the Group who has discharged) leading to such recovery being claimed, including payment of a tax liability, payment of an environmental liability, payment of litigation costs and to reimburse any working capital deficiency.

(b)                                 If (i) the Net Proceeds from a Recovery Event exceeds €2,500,000 (the amount of such excess, being the “Relevant Net Proceeds”) and (ii) the aggregate amount of Relevant Net Proceeds from Recovery Events exceeds €25,000,000 (or its equivalent) during any annual Accounting Period of SKG plc, the Company must apply or procure the application of an amount equal to the aggregate amount of such excess towards prepaying the Credits in accordance with Subclause 11.10 (Application between Term Loan Facilities and Revolving Credit Facilities) (regardless of its amount and the aggregate amount of Relevant Net Proceeds) must be so applied, and unless in each case to do so would be unlawful (and the Company will notify the Facility Agent promptly with details of any provision making any such prepayment unlawful) or would incur a material tax liability for the Group.  Any such amounts not prepaid due to unlawfulness or material tax costs shall be retained by the Group and may be applied by it for any purpose not prohibited hereunder.

(c)                                  The Company will procure that each member of the Group uses all reasonable endeavours to avoid any such unlawfulness and tax costs and to facilitate cash circulation between members of the Group to enable prepayment of the Credits.

11.4                           Mandatory prepayment – Permitted Securitisation

(a)                                  For the purposes of this Subclause 11.4, “Net Securitisation Proceeds” means, without double counting, the consideration received by any member of the Group in respect of the disposal of receivables and related rights transferred pursuant to a Permitted Receivables Securitisation to the extent that such consideration:

(i)                                     is not funded by collections in respect of receivables purchase by the Securitisation SPV on a previous date;

(ii)                                  is not funded by the issue by the Securitisation SPV of additional notes, bonds or other indebtedness (including commercial paper or other short term instruments) up to the then current maximum amount of such indebtedness which may be issued by the Securitisation SPV to fund the acquisition of receivables; and

(iii)                               does not represent the payment of deferred consideration in respect of receivables purchased by the Securitisation SPV on an earlier date,

net of all third party costs, fees and expenses (including any applicable VAT) properly incurred by members of the Group in arranging and effecting the Permitted Receivables Securitisation or any subsequent increase in third party funding therefor.

(b)                                 On each date on which Net Securitisation Proceeds are received, the Company must procure the application of an amount equal to such Net Securitisation Proceeds towards prepaying the Credits in accordance with Subclause 11.10 (Application between Term Loan Facilities and Revolving Credit Facilities) unless to do so would be unlawful (and the Company will notify the Facility Agent with details of any provision making any such prepayment unlawful) or would incur a material tax liability for the Group.  Any such amounts not prepaid due to unlawfulness or material tax costs shall be retained by the Group and may be applied by it for any purpose not prohibited hereunder.

11.5                           Mandatory prepayment - Excess Cash Flow

(a)                                  In this Subclause:

“Excess Cash Flow” means, for any financial year of SKG plc commencing after 31 December 2005 (the first cash sweep shall be for the financial year ending 31 December 2006), Consolidated Cash Flow less Consolidated Total Debt Service in excess of €15,000,000 after deducting (without double counting): (a) an amount equal to any Capital Expenditure limit carried forward from the relevant financial year in accordance with the proviso in Clause 22.1(iii)(a) (Financial Undertakings), (b) an amount equal to (i)

proceeds of events that would have been Recovery Events except that such proceeds have been committed or designated to be reinvested as permitted under Clause 11.3 (Mandatory prepayment – disposals, insurance, warranty and report claims) but have not been applied in such reinvestment and (ii) proceeds of Recovery Events that do not need to be applied in prepayment of the Credits, (c) an amount equal to the equity, quasi-equity investments or subordinated loans made by any person who is not a member of the Group, in each case in or to the Parent in the relevant financial year (“Permitted Equity Injections” including for the avoidance of doubt Cure Amounts), (d) an amount equal to the management fees permitted to be paid to the Investors pursuant to Clause 23.16 (Dividends) in the current year, (e) an amount equal to any dividends declared in respect of the relevant financial year as permitted pursuant to Clause 23.16 (Dividends) and (f) any fees, costs and expenses incurred by the Group in relation to the amendments to the Finance Documents pursuant to the First Amendment and Restatement Agreement, the Second Amendment and Restatement Agreement and in relation to the Approved IPO and the transactions required in connection therewith and which were included in the determination of Consolidated EBITDA.

(b)                                 If the annual audited consolidated Accounts of SKG plc reveal Excess Cash Flow, the Company must apply or procure the application of an amount equal to 50% (or, if Consolidated Total Net Borrowings is less than or equal to 3.5 times but greater than 3.0 times Consolidated Pro Forma EBITDA for the annual Accounting Period, then 25% or, if the Consolidated Total Net Borrowings is less than or equal to 3.0 times, zero%) of the amount of Excess Cash Flow in that period (deducting from the result of such calculation the aggregate amount of voluntary and mandatory prepayments made by the Group in the relevant year) towards prepaying the Credits in accordance with Clause 11.10 (Application between Term Loan Facilities and Revolving Credit Facilities).  The Group shall be entitled to retain any Excess Cash Flow not required to be prepaid for any purpose not prohibited by this Agreement.

(c)                                  Any prepayment under this Subclause 11.5 must be made on or before the last day of the then current Term(s) of the Credits in which the annual audited consolidated Accounts of SKG plc establishing that there has been Excess Cash Flow are delivered to the Facility Agent.

11.6                           Voluntary prepayment

(a)                                  The Company may, by giving not less than three Business Days’ prior notice to the Facility Agent, prepay (or procure prepayment of) any Credit at any time in whole or in part without premium or penalty but subject, if applicable, to payment of Break Costs.

(b)                                 A voluntary prepayment of part of a Credit must be in a minimum amount of €1,000,000 and an integral multiple of €500,000.

11.7                           Automatic cancellation

The undrawn Commitments of each Lender under each Facility will be automatically cancelled at the close of business in London on the last day of the Availability Period for that Facility.

11.8                           Voluntary cancellation

(a)                                  The Company may, by giving not less than five Business Days’ prior notice to the Facility Agent, cancel the unutilised amount of the Total Revolving Credit Commitments in whole or in part.

(b)                                 Partial cancellation of Total Revolving Credit Commitments pursuant to this Clause must be in a minimum amount of €1,000,000 and an integral multiple of €500,000.

(c)                                  Any cancellation in part of Total Revolving Credit Commitments pursuant to this Clause will be applied against the relevant Commitment of each Lender pro rata.

11.9                           Involuntary prepayment and cancellation

(a)                                  Subject to the Borrower’s right to replace such Lender pursuant to Clause 17.2(a)(iii) (Replacement of Lender), if an Obligor is, or will be, required to pay to a Lender any amount under Subclauses 15.1 (Grossing-up for Taxes), 15.2 (Tax Indemnity) or 16.1 (Increased Costs), the Company may, while the requirement continues, give notice to the Facility Agent requesting prepayment and/or cancellation in respect of the Credits and/or Commitments of that Lender.

(b)                                 After notification under paragraph (a) above:

(i)                                     each Borrower must repay or prepay that Lender’s share in each Credit utilised by it on the date specified in paragraph (c) below; and

(ii)                                  the Commitments of that Lender will be immediately cancelled.

(c)                                  The date for repayment or prepayment of a Lender’s share in a Credit will be the last day of the current Term for that Credit or, if earlier, the date specified by the Company in its notification.

11.10                     Application between Term Loan Facilities and Revolving Credit Facilities

(a)                                  Subject to Clause 11.10(b) below, any amount to be applied in permanent prepayment of Credits pursuant to Clauses 11.3 (Mandatory prepayment - disposals, insurance, warranty and report claims) and 11.5 (Mandatory prepayment - Excess Cash Flow) shall be applied as follows:

(i)                                     first, either (at the Company’s discretion) (x) in prepayment of the next 4 consecutive Repayment Instalments of the A1 Term Loans, the A2 Term Loans and the Restructuring A Loans (if applicable), in such order of maturity as the Company selects, and then in prepayment of

A1 Term Loans, A2 Term Loans, B1 Term Loans, B2 Term Loans, B3 Term Loans, C1 Term Loans, C2 Term Loans, C3 Term Loans and, if the prepayment is on or after the Restructuring Loan Facility Conversion Date, Restructuring A Loans, Restructuring B Loans and Restructuring C Loans pro rata and against the relevant Repayment Instalments thereof pro rata or (y) in prepayment of the A1 Term Loans and A2 Term Loans, B1 Term Loans, B2 Term Loans and B3 Term Loans and C1 Term Loans, C2 Term Loans and C3 Term Loans and, if the prepayment is on or after the Restructuring Loan Facility Conversion Date, Restructuring A Loans, Restructuring B Loans and Restructuring C Loans pro rata and against the relevant Repayment Instalments pro rata;

(ii)                                  second, if the prepayment is prior to the Restructuring Loan Facility Conversion Date and following repayment in full of the A1 Term Loans and A2 Term Loans, B1 Term Loans, B2 Term Loans and B3 Term Loans or C1 Term Loans, C2 Term Loans and C3 Term Loans in repayment of the Restructuring Loans pro rata and against the relevant Repayment Instalments pro rata;

(iii)                               third, in prepayment of Revolving Credit Loans; and

(iv)                              fourth, in prepayment of Documentary Credits issued under the Revolving Credit Facility.

(b)                                 In relation to any prepayment to be made out of the Net Proceeds of a Synergies Disposal or Required Regulatory Disposal pursuant to Clause 11.3 (Mandatory prepayment - disposals, insurance, warranty and report claims) or a Permitted Receivables Securitisation pursuant to Clause 11.4 (Mandatory prepayment – Permitted Securitisation) such prepayment shall be applied as follows:

(i)                                     first, in prepayment of the next four consecutive Repayment Instalments of the A1 Term Loans, A2 Term Loans and the Restructuring A Loans (if applicable) or if insufficient such amounts as the Borrower directs;

(ii)                                  second, 50% of the remaining proceeds in prepayment of 50% of the successive Repayment Instalments of the A1 Term Loans, A2 Term Loans and the Restructuring A Loans (if applicable) and in order of maturity thereof;

(iii)                               third, in prepayment of A1 Term Loans, A2 Term Loans, B1 Term Loans, B2 Term Loans, B3 Term Loans, C1 Term Loans, C2 Term Loans and C3 Term Loans and, if the prepayment is on or after the Restructuring Loan Facility Conversion Date, Restructuring A Loans, Restructuring B Loans and Restructuring C Loans pro rata and against the relevant Repayment Instalments pro rata;

(iv)                              fourth, the remaining proceeds in prepayment in accordance with Clause 11.10(a)(ii), (iii) and (iv) in the order of prepayment set out in such Clause.

(c)                                  Lenders having a participation in the B1 Term Loans, B2 Term Loans, B3 Term Loans, C1 Term Loans, C2 Term Loans or C3 Term Loans (and/or, after the Restructuring Loan Facility Conversion Date, the Restructuring B Loans and/or the Restructuring C Loans) shall be entitled, to the extent any A1 Term Loans, A2 Term Loans or Restructuring A Loans is outstanding, to decline to accept the partial prepayment of their participation in any or all such Loans by giving written notice to the Company and the Facility Agent promptly upon receiving notification of the proposed prepayment (and in any event on or before the day 2 Business Days, prior to the date of such prepayment, or such other time as the Facility Agent may specify) and the amounts which would otherwise have been prepaid to such Lenders in respect of such participations in such Loans shall instead be applied in or towards prepayment of the other Lenders participations in the B1 Term Loans, B2 Term Loans, B3 Term Loans, C1 Term Loans, C2 Term Loans and C3 Term Loans (and after the Restructuring Loan Facility Conversion Date, the Restructuring B Loans or Restructuring C Loans) pro rata (subject to such Lenders right to refuse prepayment) and next in or towards prepayment of the A1 Term Loans, A2 Term Loans and, if the prepayment is on or after the Restructuring Loan Facility Conversion Date, the Restructuring A Loans pro rata and against the relevant Repayment Instalments thereof pro rata and thereafter to the extent of any excess in prepayment of the B1 Term Loans, B2 Term Loans, B3 Term Loans, C1 Term Loans, C2 Term Loans and C3 Term Loans (and after the Restructuring Loan Facility Conversion Date, the Restructuring B Loans or Restructuring C Loans) pro rata.

(d)                                 Where there is a mandatory or involuntary prepayment of a Revolving Credit Loan or a Documentary Credit issued under the Revolving Credit Facility, the relevant Revolving Credit Commitments will, at the same time, be reduced by the same amount.

(e)                                  If there is no Revolving Credit Loan or (in any case concerning the Revolving Credit Facility) Documentary Credit to be prepaid, the relevant Revolving Credit Commitment will be reduced by the amount which would have been required to be applied in prepayment of the Revolving Credit Loans or Documentary Credits had they been outstanding at that time.

(f)                                    A1 Term Loans, B1 Term Loans and C1 Term Loans may only be repaid and prepaid pro rata with any repayment or prepayment of the A2 Term Loans, B2 Term Loans and B3 Term Loans and C2 Term Loans and C3 Term Loans, respectively, and the A1 Term Loan Facility, B1 Term Loan Facility and C1 Term Loan Facility may only be cancelled pro rata with any cancellation of the A2 Term Loan Facility, B2 Term Loan Facility and B3 Term Loan Facility and C2 Term Loan Facility and C3 Term Loan Facility, respectively, and vice versa, subject to the rights of the Lenders of the B1 Term Loans, C1 Term Loans, B2 Term Loans, C2 Term Loans, B3 Term Loans or C3 Term Loans to refuse any prepayment.

11.11                     Application of Voluntary Prepayments

A prepayment pursuant to Clause 11.6 (Voluntary prepayment) will be applied against the Credits and the Repayment Installments thereof at the Company’s sole discretion.  Lenders having a participation in the B1 Term Loans, B2 Term Loans or B3 Term Loans, C1 Term Loans, C2 Term Loans or C3 Term Loans and/or the Restructuring B Loans and/or the Restructuring C Loans shall be entitled, to the extent any A1 Term Loan, A2 Term Loan or Restructuring A Loans are outstanding, to decline to accept the partial prepayment of their participation in any or all such Loans by giving written notice to the Company and the Facility Agent promptly upon receiving notification of the proposed prepayment (and in any event on or before the day 2 Business Days, prior to the date of such prepayment, or such other time as the Facility Agent may specify) and the amounts which would otherwise have been prepaid to such Lenders in respect of such Loans may instead at the Company’s election be applied in or towards prepayment of other Lenders participations in the B1 Term Loans, B2 Term Loans, B3 Term Loans, C1 Term Loans, C2 Term Loans, C3 Term Loans, Restructuring B Loans, Restructuring C Loans (subject to such Lenders right to refuse prepayment) and thereafter in or towards prepayment of the A1 Term Loans, A2 Term Loans and the Restructuring A Loans.

11.12                     Application between Term Loan Facilities, Revolving Credit Facilities and Additional Facilities

The application of Mandatory Prepayments between the Term Loan Facilities, the Revolving Credit Facilities and the Additional Facilities, and the application of any declined prepayments of the B1 Term Loans, B2 Term Loans or B3 Term Loans, C1 Term Loans, C2 Term Loans or C3 Term Loans and/or the Restructuring B Loans and/or the Restructuring C Loans towards prepayment of the Additional Facilities, and the right of the Lenders of the Additional Facilities to refuse prepayments and the application of those declined prepayments shall be as agreed between the relevant Initial Additional Facility Lenders, the Parent and the Facility Agent at the time of the execution of each Additional Facility Accession Agreement.

11.13                     Re-borrowing of Loans

(a)                                  Any voluntary prepayment of a Revolving Credit Loan may be re-borrowed on the terms of this Agreement.  Any mandatory or involuntary prepayment of a Revolving Credit Loan may not be re-borrowed.

(b)                                 No amount of a Term Loan or a Restructuring Loan prepaid under this Agreement may subsequently be re-borrowed.

11.14                     Danish Financial Assistance

Any prepayments required under Clauses 11.3 (Mandatory prepayment - disposals, insurance, warranty and report claims) or 11.5 (Mandatory prepayment - Excess Cash Flow) from Obligors incorporated in Denmark (the “Danish Obligors”) or to be paid with funds borrowed from Danish Obligors as well as any application of such prepayments under Clause 11.10 (Application between Term Facilities and Revolving Credit Facilities) shall be limited if and to the extent that (i) the prepayment or the borrowing or the application would constitute unlawful financial assistance within the meaning of the limitation of the Danish guarantees as set forth in Part IX of Schedule 12, or (ii) such proceeds received or recovered by the Danish Obligors cannot be transferred from the relevant Danish Obligor without that Danish Obligor being in breach of any law.

11.15                     Miscellaneous provisions

(a)                                  Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Credits and Commitments.  The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)                                 All prepayments under this Agreement must be made with accrued interest on the amount prepaid.  No premium or penalty is payable in respect of any prepayment except for Break Costs (if any) which shall be paid on the date of prepayment.

(c)                                  The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)                                 No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)                                  No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

(f)                                    The Parent shall notify the Facility Agent of the occurrence of any event or circumstance which will give rise to an obligation to make a mandatory prepayment without undue delay after becoming aware thereof and, as soon as reasonably practicable after becoming aware, of the date on which such prepayment is to be made.

12.                               INTEREST

12.1                           Calculation of interest

The rate of interest on each Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:

(a)                                  Margin;

(b)                                 EURIBOR in the case of a Loan denominated in the Base Currency, STIBOR in the case of a Loan denominated in Swedish Kronor and LIBOR in the case of any Loan denominated in any other Optional Currency; and

(c)                                  Mandatory Cost.

12.2                           Payment of interest

Except where it is provided to the contrary in this Agreement, each Borrower must pay accrued interest on each Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-monthly intervals after the first day of that Term.

12.3                           Margin adjustments

(a)                                  The Parent must supply to the Facility Agent a Margin Certificate within 45 days of the end of each quarterly Accounting Period, beginning with the first quarterly Accounting Period ending on or after the first anniversary of the First Drawdown Date.

(b)                                 A Margin Certificate must be signed by two authorised signatories of the Parent, one of whom must be the Chief Financial Officer.

(c)                                  Subject to paragraphs (d) and (e) below, the Margin in respect of any A1 Term Loan, A2 Term Loan, Revolving Credit Loan and Restructuring A Loan (on or after the Restructuring Loan Facility Conversion Date), the euro denominated B1 Term Loan, B2 Term Loan, B3 Term Loan and the Restructuring B Loan and the US Dollar denominated B1 Term Loan, B2 Term Loan and B3 Term Loan, the euro denominated C1 Term Loan, C2 Term Loan, C3 Term Loan and the Restructuring C Loan and the US Dollar denominated C1 Term Loan, C2 Term Loan and C3 Term Loan will be adjusted as set out in Column 2, Column 3 and Column 4 respectively, of the table below on the date 5 Business Days after delivery to the Facility Agent of the relevant Margin Certificate and will be determined by reference to the table below and the information set out in the relevant Margin Certificate:

Column 1	Column 2	Column 3	Column 4
Ratio of Consolidated Total Net Borrowings to Consolidated Pro Forma EBITDA	Margin for A1 Term Loan, A2 Term Loan and Revolving Loan and Restructuring A Loan (per cent. per annum)	Margin for Euro and US Dollar denominated Loans under B1 Term Loan, B2 Term Loan, B3 Term Loan and Restructuring B Loan (per cent. per annum)	Margin for Euro and US Dollar denominated Loans under C1 Term Loan, C2 Term Loan, C3 Term Loan and Restructuring C Loans (per cent. per annum)
Greater than 4.00:1.00	2.00	2.125	2.375
4.00:1.00 or less, but more than 3.50:1.00	1.75	1.875	2.125
3.50:1.00 or less, but more than 3.00:1.00	1.50	1.875	2.125
3.00:1.00 or less	1.25	1.875	2.125

(d)                                 For so long as:

(i)                                     the Parent is in default of its obligation under this Agreement to provide a Margin Certificate; or

(ii)                                  an Event of Default is outstanding,

the applicable Margin for each Facility will be the highest applicable rate for that Facility set out in the table in paragraph (c).

(e)                                  If the Margin in respect of any Loan has been reduced under Subclause (c) of this Clause 12.3 but the management Accounts (or audited Accounts) for the periods ended with the last day of the quarterly Accounting Period ended before the date of the Margin Certificate in reliance on which the reduction was made do not confirm the basis for the reduction, the reduction will be reversed with retrospective effect.  In this event the Margin will instead be that calculated by reference to the relevant management Accounts (or audited Accounts).  If, in this event, any amount of interest has been paid by a Borrower on the basis of the Margin Certificate, that Borrower must immediately pay to the Facility Agent any shortfall in that amount as compared to that which would have been paid to the Lenders if the Margin had been calculated by reference to the relevant management Accounts (or audited Accounts).

12.4                           Interest on overdue amounts

(a)                                  If an Obligor fails to pay any amount payable by it under the Senior Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)                                 Interest on an overdue amount is payable at a rate determined by the Facility Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan having the same designation and in the same currency as the Loan or Facility to which the overdue amount is in the reasonable opinion of the Facility Agent referable.  For this purpose, the Facility Agent (acting reasonably) may:

(i)                                     select successive Terms of any duration of up to three months; and

(ii)                                  determine the appropriate Rate Fixing Day for that Term.

(c)                                  Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable prior to the last day of its current Term, then:

(i)                                     the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)                                  the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on that Loan.

After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d)                                 Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

12.5                           Notification of rates of interest

The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

13.                               TERMS

13.1                           Selection - Term Loans

(a)                                  Each Term Loan and Restructuring Loan has successive Terms.

(b)                                 A Borrower must select the first Term for a Term Loan and Restructuring Loan in the relevant Request and each subsequent Term in an irrevocable notice received by the Facility Agent not later than 11.00 a.m. one Business Day before the Rate Fixing Day for that Term.  Each Term for a Term Loan and Restructuring Loan will start on its Utilisation Date or on the expiry of its preceding Term.

(c)                                  If a Borrower fails to select a Term for an outstanding Term Loan and Restructuring Loan under paragraph (b) above, that Term will, subject to the other provisions of this Clause, be three months.

(d)                                 Subject to the following provisions of this Clause, each Term for a Term Loan and a Restructuring Loan will be one, two, three or six months or any other period shorter than six months agreed by the Company and the Facility Agent or any other period agreed by the Company and the Lenders.

(e)                                  Until the date which is the earlier of six months after the First Drawdown Date and the Syndication Date, the duration of each Term shall be one month or such other period (not exceeding six months) as may be agreed between the Company and the Facility Agent.

13.2                           Selection - Revolving Credit Loans

(a)                                  Each Revolving Credit Loan has one Term only.

(b)                                 A Borrower must select the Term for a Revolving Credit Loan in the relevant Request.

(c)                                  Subject to the following provisions of this Clause, each Term for a Revolving Credit Loan will be one, two, three or six months or any other period shorter than six months agreed by the Company and the Facility Agent or any other period agreed by the Company and the Lenders.

(d)                                 Until the date which is the earlier of six months after the First Drawdown Date and the Syndication Date, the duration of each Term shall be one month or such other period (not exceeding six months) as may be agreed between the Company and the Facility Agent.

13.3                           Consolidation - Term Loans and Restructuring Loans

Unless otherwise agreed between the Company and the Facility Agent, a Term for a Term Loan and a Restructuring Loan will end on the same day as the current Term for any other Term Loan and Restructuring Loan denominated in the same currency as that Term Loan or Restructuring Loan and borrowed by that Borrower under the same Facility.  On the last day of those Terms, those Term Loans and Restructuring Loans will be consolidated and treated as one Term Loan or Restructuring Loan.

13.4                           Coincidence with Repayment Instalment dates

(a)                                  A Borrower may select any Term of less than six months for a Term Loan or a Restructuring Loan (and may re-designate any Term Loan or Restructuring Loan as two Term Loans or Restructuring Loans) to ensure that the aggregate amount of the Term Loans and Restructuring Loans under a Facility with a Term ending on a date for repayment of a Repayment Instalment relating to that Facility is not less than such Repayment Instalment.

(b)                                 If a Borrower fails to make a selection in the circumstances envisaged in paragraph (a) above, the Facility Agent may prior to the Rate Fixing Day for the relevant Term shorten any Term for a Term Loan or a Restructuring Loan (and may designate any Term Loan or a Restructuring Loan as two Term Loans or Restructuring Loans) to achieve the same end.

13.5                           No overrunning the Final Maturity Date

If a Term for any Term Loan or Restructuring Loan would otherwise extend beyond the date for the payment of the last Repayment Instalment for that Term Loan or Restructuring Loan, it will be shortened so that it ends on such last date.

13.6                           Other adjustments

The Facility Agent and the Company may enter into such other arrangements as they may agree for the adjustment of Terms and the consolidation and/or splitting of Loans, provided that no Term in excess of six months may be agreed by the Facility Agent without the prior agreement of all the Lenders.

13.7                           Notification

The Facility Agent must notify the relevant Borrower and the Lenders of the duration of each Term promptly after ascertaining its duration.

14.                               MARKET DISRUPTION

14.1                           Failure of a Reference Bank to supply a rate

If IBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon (local time) on a Rate Fixing Day, the applicable IBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

14.2                           Market disruption

(a)                                  In this Clause, each of the following events is a “market disruption event”:

(i)                                     IBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 12.00 noon (local time) on the Rate Fixing Day; or

(ii)                                  the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 35 per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of IBOR for the relevant Term.

(b)                                 The Facility Agent must promptly notify the Company and the Lenders of a market disruption event.

(c)                                  After notification under paragraph (b) above, the rate of interest on each Lender’s share in the affected Loan for the relevant Term will be the aggregate of the applicable:

(i)                                     Margin;

(ii)                                  rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select; and

(iii)                               Mandatory Cost.

14.3                           Alternative basis of interest or funding

(a)                                  If a market disruption event occurs and the Facility Agent or the Company so requires, the Company and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan and any future Loan.

(b)                                 Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

15.                               TAXES

15.1                           Grossing-up for Taxes

(a)                                  If at any time an Obligor is required by law to make any deduction or withholding in respect of Taxes from any payment due under any of the Senior Finance Documents for the account of any Finance Party (or if the Facility Agent, or as the case may be, the Security Agent is required to make any such deduction or withholding from a payment to a Finance Party), the sum due from the Obligor in respect of such payment shall, subject to Subclause 15.3 (Qualifying Lenders), be increased to the extent necessary to ensure that, after the making of such deduction or withholding, each Finance Party receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.

(b)                                 Such Obligor shall indemnify each Finance Party against any losses or costs incurred by any of them by reason of any failure of the Obligor to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment (provided that such indemnity does not entitle any Finance Party to receive any amount which has not been demanded within 6 months of the first day on which both (i) the Finance Party has the right to claim such amount under the indemnity and (ii) the officers of such Finance Party involved in the administration of its participation in the Facilities are aware of the circumstances giving rise to the right to claim such amount and that such circumstances give a right to claim such amount).

(c)                                  If the Obligor reasonably believes that such Taxes were not correctly or legally asserted, such Finance Party will use reasonable efforts to co-operate with the Obligor to obtain a refund of such Taxes so long as such efforts would not, in the sole determination of such Finance Party, result in any additional costs, expenses or otherwise be disadvantageous to it.

(d)                                 The Obligor shall promptly deliver to the Facility Agent any receipts, certificates or other reasonable proof evidencing the amounts (if any) paid or payable in respect of any such deduction or withholding.

15.2                           Tax Indemnity

(a)                                  An Obligor shall, within 10 Business Days of demand by the Facility Agent, pay to a Finance Party which is or will be subject to any liability, or required by law to make any payment, for or on account of Taxes in relation to a sum received or receivable (or any sum received or receivable in connection with the Senior Finance Documents), an amount equal to the Tax which that Finance Party will or has (directly or indirectly) suffered for or on account of such sum (excluding in all cases amounts with respect to a Tax assessed on a Finance Party (a) under the law of the jurisdiction in which that Finance Party is incorporated and the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for Tax purposes or (b) under the law of the jurisdiction in which that Finance Party’s Facility Office is located, if in either case that Tax is imposed on or calculated by reference to the net income, profits or gains received or receivable by that Finance Party, however any amount deemed to be received or receivable under applicable law but that is not actually received by the Finance Party either through the receipt of any payment, credit, refund or other offset of Taxes will not be treated as net income received or receivable for this purpose) or (c) to the extent Subclause 15.1(a) (Grossing-up for Taxes) applies to such Tax (or would so apply but for the application of Subclause 15.3 (Qualifying Lenders)).

(b)                                 If the Obligor reasonably believes that such Taxes were not correctly or legally asserted, such Finance Party will use reasonable efforts to co-operate with the Obligor to obtain a refund of such Taxes so long as such efforts would not, in the sole determination of such Finance Party, result in any additional costs, expenses or otherwise be disadvantageous to it.

(c)                                  Nothing in this Subclause 15.2 shall entitle any Finance Party to receive any amount which has not been demanded within 6 months of the first day on which both (i) the Finance Party has the right to claim such amount under this Subclause 15.2 and (ii) the officers of such Finance Party involved in the administration of its participation in the Facilities are aware of the circumstances giving rise to the right to claim such amount and that such circumstances give a right to claim such amount under this Agreement.

15.3                           Qualifying Lenders

If it has not done so already, on the date it becomes a Lender each Lender agrees to notify the Facility Agent and the Company if it is not a Qualifying Lender (in relation to an Obligor to which it makes a Facility available under this Agreement) and thereafter will promptly notify the Facility Agent and the Company if it ceases to be a Qualifying Lender (in relation to that Facility).  If any Lender is not or ceases to be a Qualifying Lender, then (save in circumstances where such Lender ceases to be a Qualifying Lender by reason of any change in law, regulation or double taxation treaty or in its application or interpretation, in each case taking effect after the date of this Agreement or the date such Lender becomes a party to this Agreement, if later) any Obligor tax resident in Ireland shall not be liable to pay to that Lender under Subclauses 15.1 (Grossing-up for Taxes) or 15.2 (Tax Indemnity) any sum in excess of the sum it would have been obliged to pay if that Lender had been, or had not ceased to be, a Qualifying Lender.  For the purposes of this Subclause 15.3, “Qualifying Lender” means, in respect of a payment made by an Obligor tax resident in Ireland only, a person that is, at the date hereof (or in the case of a transferee at the date of transfer) either:

(a)                                  (i)                                     the holder of a licence for the time being in force granted under section 9 of the Irish Central Bank 1971 or an authorised credit institution under the terms of EU Council Directive 2000/12/EC of 20 March 2000 which has duly established a branch in Ireland or has made all necessary notifications to its home state competent authorities required there under in relation to its intention to carry on banking business in Ireland; and

(ii)           recognised by the Irish Revenue Commissioners as carrying on a bona fide banking business in the Republic of Ireland for the purposes of section 246(3)(a) of the Irish Taxes Consolidation Act 1997; and

(iii)          its Facilities Office is located in the Republic of Ireland; or

(b)                                 where interest payable in respect of the Facilities is paid in the ordinary course of a trade or business carried on by an Obligor:

(i)            a body corporate tax resident in a member state of the European Communities (other than Ireland) or in a territory with which Ireland has concluded a double tax treaty that is in effect (residence of a body corporate for these purposes to be determined in accordance with the laws of the territory of which the lender claims to be resident); or

(ii)           a U.S. corporation, provided the U.S. corporation is incorporated in the U.S. and subject to tax in the U.S. on its worldwide income; or

(iii)          a U.S. LLC, provided the ultimate recipients of the interest are companies resident in and under the laws of a country with which Ireland has a double tax treaty or registered in and under the laws of a member state of the European Communities (other than Ireland) and the business conducted through the LLC is so structured for market reasons and not for tax avoidance purposes; and

provided in each case at (i), (ii) and (iii) above, the Lender is not carrying on a trade or business in Ireland through an agency or branch with which the interest paid on the Facilities is connected; or

(c)                                  (i)            resident in a country with which the Republic of Ireland has a double taxation treaty that is in effect and such treaty provides that any Obligor which is resident in the Republic of Ireland for taxation purposes is entitled to make payments of interest on any advances in which it has an interest to a person that is a resident of that territory for the purposes of that treaty without any deduction or withholding in respect of Taxes; and

(ii)           entitled to the benefits of such treaty for interest payable in respect of the Facilities; and

(iii)          prior to the first interest date on which any interest on any of the Loans in which it has an interest is payable, has made all requisite filings with the appropriate authorities in order to obtain relief under such treaty (or would have done so but for any act or omission by an Obligor); or

(d)                                 a company which is tax resident in Ireland or which carries on a trade in Ireland through a branch or agency:

(i)            which advances money under this Agreement in the ordinary course of a trade which includes the lending of money; and

(ii)                                  in whose hands any interest payable in respect of the Facilities is taken into account in computing the trading income of the company; and

(iii)                               which has complied with all of the provisions of Section 246(5)(a) of the Irish Taxes Consolidation Act, 1997 including making the appropriate notifications thereunder to the Irish Revenue Authority and the relevant Obligor has not ceased to be a company to which Section 246(5)(a) applies; or

(e)                                  a qualifying company within the meaning of Section 110 of the Irish Taxes Consolidation Act 1997, as amended.

15.4                           Stamp taxes

The Company must pay and indemnify each Finance Party against any stamp duty, registration or other similar Tax payable by or on behalf of any Finance Party in connection with the entry into, performance or enforcement of any Senior Finance Document, except for any such Tax payable in connection with the entry into of a Transfer Certificate.

15.5                           Value added taxes

(a)                                  Any amount (including costs and expenses) payable under a Senior Finance Document by an Obligor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount.  If any such Tax is chargeable, the Obligor must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b)                                 Where a Senior Finance Document requires an Obligor to reimburse a Finance Party for any costs or expenses, that Obligor shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment of the VAT.

(c)                                  The obligation of any Obligor under paragraph (a) above will be reduced to the extent that the Finance Party is entitled to repayment or a credit in respect of the relevant Tax.

15.6                           Tax Confirmation for German Thin Capitalisation Purposes

(a)                                  For the purposes of providing evidence to the German tax authorities of the absence of any detrimental recourse situation in connection with the tax guidelines issued by the German Federal Ministry of Finance (Bundesfinanzministerium) on 15 July 2004 (IV A2 – S2742a – 20/04) and on 22 July 2005 (IV B7 – S2742a – 31/05) (together, the “Decree”) in relation to section 8 a of the German Corporation Tax Act (“KStG”, Körperschaftssteuergesetz), the Security Agent agrees, subject to compliance by the Obligors with the provisions of paragraphs b) and f) below, to deliver to the Parent on behalf of each Borrower being subject to German income tax (each a “German Borrower”) no later than 40 Business Days after:

(i)                                     the Closing Date,

(ii)                                  the date of each accession of a German Borrower to this Agreement as Acceding Borrower pursuant to Clause 23.33 (Additional Obligors), and

(iii)                               the date of any amendment to this Agreement or any Security Document which has a material adverse impact on the tax position of the Group pursuant to section 8a of the KStG as referred to above, a completed bank certificate (the “Bank Certificate”) in the form set out in the sample confirmation attached to the letter (Bescheinigung im Sinne der Rdnr. 5 des BMF-Schreibens vom 22. Juli 2005) (BStBl. I 2005, S. 829) issued by the German Federal Ministry of Finance (Bundesministerium für Finanzen) on 20 October 2005 (the “Sample”). For purposes of enabling the Security Agent to issue the Bank Certificate, the Parent will provide the Security Agent with a list of guarantees, security interests and restrictions as required in the Sample on (x) the Closing Date, (y) the date of accession of a German Borrower and (z) the date of any amendment to this Agreement or any Security Document as set out under paragraph (iii) above.

(b)                                 Each Obligor undertakes to inform the Security Agent without undue delay if it becomes aware of any incorrectness or incompleteness of a Bank Certificate given or to be given from time to time by the Security Agent pursuant to paragraph a) above.

(c)                                  The delivery of a Bank Certificate shall not prejudice the rights of the Security Agent or the Lenders under this Agreement or any other Senior Finance Document. In the event of any inconsistencies between the terms of a Bank Certificate and the terms of an individual Security Document, the terms of the relevant Security Document shall prevail. A Bank Certificate shall under no circumstances constitute a waiver or release of any Security Interest.

(d)                                 Each Obligor confirms to the Security Agent and each Lender that:

(i)                                     each Bank Certificate is given by the Security Agent for the purpose of delivery to the competent tax authorities of the German Borrowers to assist the German Borrowers in the administration of their tax affairs and not for any other purpose,

(ii)                                  the Security Agent and the Lenders are not responsible for examining the Obligors’ tax position and that the Bank Certificates do not guarantee the achievement of a specific result or conclusion for tax purposes,

(iii)                               each Bank Certificate is addressed to and is solely for the benefit of the German Borrowers in relation to this Agreement, and

(iv)                              no Bank Certificate creates third party rights of any kind.

(e)                                  It is the common understanding of the Parties that no Party is providing any legal and/or tax advice to any other Party with respect to this Agreement, in particular with respect to the application of section 8 a of the German Corporation Tax Act (Körperschaftssteuergesetz) and the interpretation of the Decree, and that it is the responsibility of each Party, in particular each Obligor, to consult its own legal and tax advisers.

(f)                                    Any costs and expenses incurred by the Security Agent or any Lender in connection with the provision of a Bank Certificate will be borne by the Obligors. Neither the Security Agent nor any Lender shall be liable as a result of the delivery of a Bank Certificate. Each Obligor agrees to indemnify the Security Agent and each Lender with respect to any potential claims that might be made against the Security Agent or any Lender with respect to any Bank Certificate by any third party. No Obligor will raise any claims against the Security Agent or any Lender based on, or in connection with, a (correct/complete or incorrect/incomplete) Bank Certificate.

(g)                                 For the avoidance of doubt:

(i)                                     none of the Security Agent nor any Lender shall be obliged to disclose to any other person any confidential information regarding its business or any other information relating to its tax affairs or tax computations (including, without limitation, its tax returns or its calculations) as a result of the operation of this Clause 15.6;

(ii)                                  none of the Security Agent nor any Lender shall be obliged to deliver any information or make any statements pursuant to this Clause 15.6 if by doing so it would contravene the terms of any applicable law or any notice, direction or requirement of any governmental or regulatory authority (whether or not having the force of law); and

(iii)                               each German Borrower may disclose the existence and contents of a Bank Certificate to its professional advisers, its Affiliates, as required by applicable law or regulation and to any tax, regulatory or other governmental authority asserting jurisdiction over it.

(h)                                 Each Obligor acknowledges that the Security Agent may only deliver a Bank Certificate if and to the extent any Obligor has released the Security Agent from its general obligation to maintain confidentiality.

16.                               INCREASED COSTS

16.1                           Increased costs

If the result of any change occurring after the date of this Agreement or if later after the date on which a Finance Party becomes a party hereto, in or in the interpretation or application of, or the introduction of, any law or any regulation (whether or not having the force of law, but, if not having such force, with which banks or financial institutions customarily comply), including (without limitation) those relating to taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits, is to:

(a)                                  subject any Finance Party to Taxes or change in the basis of taxation of any Finance Party with respect to any payment under this Agreement (other than Taxes (a) under the law of the jurisdiction in which that Finance Party is incorporated and the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for Tax purposes or (b) under the law of the jurisdiction in which that Finance Party’s Facility Office is located, if in either case that Tax is imposed on or calculated by reference to the net income, profits or gains received or receivable by that Finance Party, however any amount deemed to be received or receivable under applicable Tax law but that is not actually received by the Finance Party either through the receipt of any payment, credit, refund or other offset of Taxes, will not be treated as net income received or receivable for this purpose (such excluded Taxes being “Excluded Taxes”)); and/or

(b)                                 increase the cost to, or impose an additional cost on, any Finance Party or its holding company in making or keeping available all or part of such Finance Party’s Commitments under this Agreement or maintaining or funding all or part of such Finance Party’s contributions to Credits (in each case, other than to the extent attributable to Excluded Taxes); and/or

(c)                                  reduce the amount payable or the effective return to any Finance Party under the Senior Finance Documents (in each case, other than to the extent attributable to Excluded Taxes); and/or

(d)                                 reduce any Finance Party’s or its holding company’s rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to such Finance Party’s obligations under the Senior Finance Documents (in each case, other than to the extent attributable to Excluded Taxes); and/or

(e)                                  require any Finance Party or its holding company to make a payment or forgo a return calculated by reference to or on any amount received or receivable by such Finance Party under the Senior Finance Documents (in each case, other than to the extent attributable to Excluded Taxes); and/or

(f)                                    require any Finance Party or its holding company to incur or sustain a loss (including a loss of profits) by reason of being obliged to deduct all or part of such Finance Party’s Commitments under the Senior Finance Documents or contributions to Credits from its capital for regulatory purposes, then and in each such case:

(i)                                     such Finance Party shall notify the Company through the Facility Agent in writing of such event promptly upon its becoming aware of the same, including reasonable detail of the causes giving rise to such increased costs and the calculation thereof (but not to the extent that such detail would require disclosure of any matters which such Finance Party or its holding company regards as confidential); and

(ii)                                  subject to the Company’s right to replace a Lender pursuant to Clause 17.2(a)(iii) (Replacement of Lender), the Company shall pay

(or procure that the relevant Obligor pays) within five Business Days of demand, made at any time whether or not such Finance Party’s participation in the Credits has been repaid, to the Facility Agent for the account of such Finance Party the amount which such Finance Party specifies (in a certificate setting forth the basis of the computation of such amount, but not including any matters which such Finance Party or its holding company regards as confidential) is required to compensate such Finance Party and/or its holding company for such liability to Taxes, increased or additional cost, reduction, payment, forgone return or loss.

For the purposes of this Subclause 16.1 each Finance Party may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

For the purposes of this Subclause 16.1 “holding company” means, in relation to a Finance Party, the company or entity (if any) within the consolidated supervision of which such Finance Party is included.

16.2                           Exceptions to increased costs

Nothing in Subclause 16.1 (Increased costs) shall entitle any Finance Party to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, forgone, return or loss to the extent that the same:

(a)                                  is taken into account in calculating the Mandatory Cost; or

(b)                                 is already the subject of an additional payment under Subclauses 15.1 (Grossing-up for Taxes) or 15.2 (Tax Indemnity) (or would have been subject to an additional payment but for the application of Subclause 15.3 (Qualifying Lenders)); or

(c)                                  has not been demanded within six months of the first day on which both (i) the Finance Party has the right to claim such compensation under Subclause 16.1 (Increased Costs) and (ii) the officers of such Finance Party involved in the administration of its participation in the Facilities are aware of the circumstances giving rise to the right to such compensation and that such circumstances give a right to claim such compensation under this Agreement; or

(d)                                 is attributable to the breach by any such Finance Party or its holding company of any law or regulation, unless such law or regulation was introduced or changed or the interpretation or application of such law or regulation changed after the date of this Agreement.

A Finance Party shall at the request of the Parent take all reasonable steps to mitigate any circumstances which arise and which result in or would result in any amount being payable under Subclause 16.1 (Increased Costs), and the Obligors shall indemnify each Finance Party on demand for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken pursuant to such request.

A Finance Party need not take any steps if, in the opinion of that Finance Party, acting reasonably, to do so may be materially prejudicial to it.

17.                               MITIGATION AND CONDUCT OF BUSINESS

17.1                           Claw-back of Tax benefit

(a)                                  If, following any such deduction or withholding or indemnity payment as is referred to in Subclauses 15.1 (Grossing-up for Taxes), 15.2 (Tax Indemnity) or 16.1 (Increased costs), any Finance Party (with respect to such deduction or withholding or indemnity payment) shall receive or be granted a refund or credit against or remission for any Taxes payable by it, such Finance Party shall, subject to the relevant Obligor having made any increased payment in accordance with Subclauses 15.1 (Grossing-up for Taxes), 15.2 (Tax Indemnity) or 16.1 (Increased costs) and to the extent that such Finance Party can do so without prejudicing the retention of the amount of such refund or credit or remission and without prejudice to the right of such Finance Party to obtain any other material relief or allowance which may be available to it, reimburse the relevant Obligor with such amount as such Finance Party shall in its absolute discretion certify to be the amount of such refund or credit or remission as will leave such Finance Party (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment or no indemnity payment by the relevant Obligor as aforesaid.  Such reimbursement shall be made forthwith upon such Finance Party certifying that the amount of such refund or credit or remission has been received by it.

(b)                                 No provision of this Agreement will  interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit, oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim, or oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.  The Company will indemnify each Finance Party on demand for any reasonable cost incurred by it in investigating whether or not a Tax credit is payable.

(c)                                  Any Finance Party claiming any additional amount by virtue of Subclauses 15.1 (Grossing-up for Taxes), 15.2 (Tax Indemnity) or 16.1 (Increased Costs) shall use reasonable efforts (consistent with legal and regulatory restrictions) to prepare, file and deliver any certificate, document, form or other instrument reasonably requested by the Parent or to change the jurisdiction of its Facility Office if the preparation, filing and delivery of any such certificate, document, form or other instrument or the change in lending office or Facility Office would avoid the need for or reduce the amount of any such additional amounts or would avoid the circumstances giving rise to such claim to additional amounts and would not in each case, in the sole determination of such Finance Party, result in any additional costs, expenses or otherwise be disadvantageous to it.  The Company will procure that each Obligor co-operates in a timely fashion with each Finance Party in providing any necessary information to enable such Finance Party to complete or file any such certificate, document, form or other instrument.

17.2                           Replacement of Lender

(a)                                  If at any time:

(i)                                     any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below); or

(ii)                                  any Lender becomes a Non-Funding Lender (as defined in paragraph (d) below); or

(iii)                               an Obligor becomes obliged to repay any amount in accordance with Subclause 11.1 (Mandatory prepayment - Illegality) or to pay additional amounts pursuant to Subclauses 15.1 (Grossing-up for Taxes), 15.2 (Tax Indemnity) or 16.1 (Increased Costs) to any Lender in excess of amounts payable to the other Lenders generally, then the Company may, on ten Business Days prior written notice to the Facility Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 31 (Changes to the Parties) all (and not part only) of its rights and obligations under this Agreement and any Commitment cancelled by operation of Clause 11.1 (Mandatory prepayment —Illegality) will be deemed reinstated upon such transfer to a Lender or other entity (a “Replacement Lender”) selected by the Company, and which is acceptable to the Facility Agent (acting reasonably) and (in the case of any transfer of a Revolving Credit Commitment or liability under Clause 7.5(b) (Indemnities)) the Issuing Bank, which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Credits and all accrued interest (and any breakage costs) and fees and other amounts payable hereunder.

(b)                                 The replacement of a Lender pursuant to this Subclause shall be subject to the following conditions:

(i)                                     the Company shall have no right to replace the Facility Agent or Security Agent;

(ii)                                  neither the Facility Agent nor any Lender shall have any obligation to the Company to find a Replacement Lender or other such entity;

(iii)                               in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 120 days after the date the Non-Consenting Lender notified the Company and the Facility Agent of its failure or refusal to agree to any consent, waiver or amendment to the Senior Finance Documents requested by the Company; and

(iv)                              in no event shall the Lender replaced under this Subclause be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Senior Finance Documents.

(c)                                  In the event that:

(i)                                     the Company or the Facility Agent (at the request of the Company) has requested the Lenders to consent to a waiver or amendment of any provisions of the Senior Finance Documents;

(ii)                                  the waiver or amendment in question requires the consent of all of the Lenders or the Super-majority Lenders; and

(iii)                               the Majority Lenders have consented to such waiver or amendment,

then any Lender who does not agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

(d)                                 A “Non-Funding Lender” means:

(i)                                     any Lender which has failed to make or participate in a Credit when required to do so by this Agreement;

(ii)                                  any Lender which has given notice to a Borrower or the Facility Agent that it does not intend to make or participate in any Credit when required to do so in accordance with the terms of this Agreement or has repudiated its obligations to do so; or

(iii)                               any Lender that has failed to comply with Subclause 7.5(d)(i) (Indemnities),

except where the conditions for making or participating in any Credit have not been satisfied in accordance with this Agreement.

(e)                                  The Company’s right to replace a Non-Funding Lender pursuant to this Subclause supplements rather than replaces the other legal and equitable rights and remedies available to the Company against such Non-Funding Lender under this Agreement or otherwise.

18.                               PAYMENTS

18.1                           Place

Unless a Senior Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Senior Finance Documents must be made to the Facility Agent to its account at such office or bank:

(a)                                  in the principal financial centre of the country of the relevant currency; or

(b)                                 in the case of euro, in the principal financial centre of a Participating Member State or London,

as it may notify to that Party for this purpose by not less than five Business Days’ prior notice.

18.2                           Funds

Payments under the Senior Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

18.3                           Distribution

(a)                                  Each payment received by the Facility Agent under the Senior Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank:

(i)                                     in the principal financial centre of the country of the relevant currency; or

(ii)                                  in the case of euro, in the principal financial centre of a Participating Member State or London,

as it may notify to the Facility Agent for this purpose by not less than five Business Days’ prior notice.

(b)                                 The Facility Agent may apply any amount received by it for an Obligor in or towards payment (as soon as practicable after receipt) of any amount then due and payable from that Obligor under the Senior Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)                                  Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it.  However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount.  If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

18.4                           Currency

(a)                                  Unless a Senior Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Senior Finance Documents is determined under this Clause.  Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(b)                                 A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

(c)                                  Amounts payable in respect of costs and expenses are payable in the currency in which they are incurred.

(d)                                 Each other amount payable under the Senior Finance Documents is payable in the Base Currency.

18.5                           No set-off or counterclaim

All payments made by an Obligor under the Senior Finance Documents must be made without set-off or counterclaim (save to the extent provided for in Clause 10.2(c) (Repayment of Revolving Credit Loans) in relation to Revolving Credit Loans).

18.6                           Business Days

(a)                                  If a payment under the Senior Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                 During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

18.7                           Partial payments

(a)                                  If any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Senior Finance Documents, the Administrative Party must apply that payment towards the obligations of the Obligors under the Senior Finance Documents in the following order:

(i)            first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Senior Finance Documents;

(ii)           second, in or towards payment pro rata of any accrued interest or fee due but unpaid under the Senior Finance Documents;

(iii)          third, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)          fourth, in or towards payment pro rata of any other sum due but unpaid under the Senior Finance Documents.

(b)                                 The Facility Agent must, if so directed by the Majority Lenders, vary the order set out in sub-paragraphs (a)(ii) to (iv) above.

(c)                                  This Subclause will override any appropriation made by an Obligor.

18.8                           Timing of payments

If a Senior Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

18.9                           Security Agent Creditor

(a)                                  Each of the Obligors and each of the Finance Parties agree that the Security Agent shall be the joint and several creditor (together with the relevant Finance Party) of each and every payment obligation of any Obligor towards each and any of the Finance Parties under the Senior Finance Documents, and that accordingly the Security Agent will have its own independent right to demand performance by the relevant Obligor of that obligation when due (such obligations owing to the Security Agent).  However, any discharge by an Obligor of any such obligation owed to either of the Security Agent or the relevant Finance Party shall, to the same extent, discharge the obligation owed by such Obligor to the other party and a Finance Party and the Security Agent shall not by virtue of this Subclause 18.9 be entitled to pursue the Obligor simultaneously for the same obligations.

(b)                                 Without limiting or affecting the Security Agent’s rights against any Obligor (whether under this paragraph or under any other provision of the Senior Finance Documents), the Security Agent agrees with each other Finance Party (on a several and divided basis) that, subject as set out in the next sentence, it will not exercise its rights as a joint and several creditor with a Finance Party except with the consent of that Finance Party.  However, nothing in the previous sentence shall limit to any extent the Security Agent’s right in whatever capacity to take any action to protect or preserve any rights under any Security Document or to enforce any Security Interest created thereby as contemplated by this Agreement and/or the relevant Security Document (or to do any act reasonably incidental to any of the foregoing).

(c)                                  This Subclause applies except to the extent the Security Agent specifies that it shall not apply in relation to a specific Obligor or all Obligors incorporated in a particular jurisdiction.

(d)                                 For the purposes of paragraph (a) above in conjunction with any Security Interest created under the laws of the Netherlands, the Security Agent shall qualify as a hoofdelijk crediteur.

19.                               GUARANTEE AND INDEMNITY

19.1                           Guarantee and indemnity

Each Guarantor jointly and severally and irrevocably and unconditionally:

(a)                                  guarantees to each Finance Party due and punctual performance by each Borrower of all its payment obligations under the Senior Finance Documents (other than the payment obligations of the Restricted Borrower under or in connection with the Restricted Term Loan Facilities);

(b)                                 undertakes with each Finance Party that, whenever a Borrower does not pay any amount when due under any Senior Finance Document (other than any amount payable by the Restricted Borrower under or in connection with the Restricted Term Loan Facilities), it must immediately on demand by the Facility Agent pay that amount as if it were the principal obligor; and

(c)                                  indemnifies each Finance Party immediately on demand against any loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Finance Party would otherwise have been entitled to recover.

19.2                           Continuing guarantee

This Guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Obligor under the Senior Finance Documents (other than by the Restricted Borrower under or in connection with the Restricted Term Loan Facilities), regardless of any intermediate payment or discharge in whole or in part.

19.3                           Reinstatement

(a)                                  If any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation, administration or otherwise without limitation, the liability of each Guarantor under this Clause will continue or be reinstated as if the discharge or arrangement had not occurred.

(b)                                 Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

19.4                           Waiver of defences

The obligations of each Guarantor under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any Finance Party).  This includes:

(a)                                  any time or waiver granted to, or composition with, any person;

(b)                                 any release of any person under the terms of any composition or arrangement;

(c)                                  the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

(d)                                 any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(e)                                  any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(f)                                    any amendment (however fundamental) of a Senior Finance Document or any other document or security; or

(g)                                 any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Senior Finance Document or any other document or security.

19.5                           Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person or file any proof or claim in any insolvency, administration, winding-up or liquidation proceedings relative to any other Obligor or any other person before claiming from that Guarantor under this Clause.

19.6                           Appropriations

Until all amounts which may be or become payable by the Obligors under the Senior Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may, provided to do so is reasonable in the circumstances:

(a)                                  without affecting the liability of any Guarantor under this Clause:

(i)                                     refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts (unless and until the amounts received by that Finance Party (or any trustee or agent on its behalf) from the Obligors are sufficient to discharge in full all amounts which may be or become payable by the Obligors to that Finance Party under the Senior Finance Documents); or

(ii)                                  apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

(b)                                 hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of that Guarantor’s liability under this Clause.

19.7                           Non-competition

Unless:

(a)                                  all amounts which may be or become payable by the Obligors under the Senior Finance Documents have been irrevocably paid in full; or

(b)                                 the Facility Agent otherwise directs,

no Guarantor will, after a claim has been made or by virtue of any payment or performance by it under this Clause:

(i)                                     exercise any right of subrogation in respect of or claim to be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

(ii)                                  exercise or claim any right of contribution or indemnity in respect of any payment made or moneys received on account of that Guarantor’s liability under this Clause;

(iii)                               claim, prove or vote (or exercise any right to rank) as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(iv)                              take any action to receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off (not being an automatic set-off arising by operation of law which does not result from any action or election by any Obligor) as against any Obligor (and such Guarantor waives any right it would otherwise have to receive, claim or have the benefit of any such payment, distribution or security or exercise any such right of set-off).

Each Guarantor must hold in trust for and immediately pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause (or any payment under any set-off arising by operation of law) or in accordance with any directions given by the Facility Agent under this Clause.

19.8                           Additional security

This Guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

19.9                           Guarantee Limitations

(a)                                  If and to the extent any Guarantee secures debt obligations of a Borrower being subject to German income tax, the Guarantee shall not be enforced against assets which qualify as LTIBR to the extent such assets are (i) the subject of any of the Security Documents, (ii) encumbered in favour of any of the Finance Parties pursuant to a lien based on general business terms of a Finance Party, (iii) the subject of a disposal restriction (Verfügungsbeschränkung) in favour of any Finance Party or (iv) enforced pursuant to a submission to immediate foreclosure in favour of any of the Finance Parties (Unterwerfung unter die sofortige Zwangsvollstreckung).

(b)                                 The liability of each Guarantor under this Clause 19 shall be limited to the extent of the limitations (if any) set out in Schedule 12 (Guarantee Limitations) or in the Accession Deed executed by the relevant Guarantor.

20.                               REPRESENTATIONS

20.1                           Representations

The representations set out in this Clause are made by each Obligor or (if so stated) the Parent and the Company to each Finance Party.

20.2                           Status*(1)

(a)                                  It and each of its Subsidiaries which is a Material Group Member is a limited liability company (except, in the case of the Company, Smurfit Kappa Treasury and certain other entities in relation to which the status has been disclosed to the Facility Agent or the Security Agent in the process of granting security pursuant to the Security Documents, or otherwise, which do not have limited liability), duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b)                                 It and each of its Subsidiaries which is a Material Group Member has the power to own its assets and carry on its business as it is being and will be conducted.

20.3                           Powers and authority*

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Transaction Documents to which it is or will be a party and the transactions contemplated by those Transaction Documents.

20.4                           Legal validity*

(a)                                  Each Transaction Document to which it is a party is its legally binding, valid and, subject to the Reservations, enforceable obligation.

(b)                                 Each Security Document to which it is a party creates the Security Interests which that Security Document purports to create (subject in the case of enforceability of such Security Interests to the Reservations).

20.5                           Non-conflict*

The entry into and performance by it of, and the transactions contemplated by, the Transaction Documents to which it is party do not conflict with:

(a)                                  any law or regulation applicable to it, to the extent they are likely to have a Material Adverse Effect; or

(b)                                 its or any of its Subsidiaries’ constitutional documents in any material respect; or

(c)                                  any agreement or instrument which is binding upon it or any of its Subsidiaries or any of its or its Subsidiaries’ assets or constitute a default or termination event (however described) under any such agreement or instrument, in each case to an extent or in a manner which would have a Material Adverse Effect.

(1)           Asterisks (*) in headings denote repeating nature of representation.

20.6                           No Default

(a)                                  No Default is outstanding or is reasonably likely to result from the execution of, or the performance of any transaction contemplated by, any Transaction Document; and

(b)                                 no other event is outstanding which constitutes (or with the giving of notice, expiry of any grace period or fulfilment of any other applicable condition will constitute) a default or termination event (however described) under any document which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries’ assets in each case to an extent or in a manner which would have a Material Adverse Effect.

20.7                           Authorisations

Except for registration of any Security Document to the extent such registration can only be completed after entry into of such Security Document, all authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Transaction Documents have been (or will at the First Drawdown be) obtained or effected (as appropriate) and are (or will at the First Drawdown be) in full force and effect.

20.8                           Base Financial Statements

(a)                                  As at the date of this Agreement the Target Group Base Financial Statements, to the best of the knowledge of the Company after due enquiry:

(i)                                     have been prepared in accordance with Dutch GAAP consistently applied (subject, in the case of unaudited Target Group Base Financial Statements, to customary year end adjustments);

(ii)                                  give a true and fair view of (if audited) or fairly present (if unaudited) the consolidated financial condition and results of operations of the Target Group as at and for the Accounting Period ended the date to which they were drawn up; and

(iii)                               as at the date to which they were prepared, do not include or consolidate the results of any company or business which is not part of the Target Group.

(b)                                 As at the date of this Agreement the Smurfit Kappa Group Base Financial Statements, to the best of the knowledge of the Company after due enquiry have been prepared in accordance with the Accounting Principles consistently applied (subject, in the case of unaudited Smurfit Kappa Group Base Financial Statements, to customary year end adjustments);

(c)                                  As at the date of this Agreement to the best of the knowledge of the Company after due enquiry, there has been no material adverse change in the business, assets or financial condition of the Smurfit Kappa Group and the Target Group since the latest date to which any of the Base Financial Statements were drawn up.

20.9                           Documents

(a)                                  The documents delivered to the Facility Agent by or on behalf of any Obligor pursuant to Subclause 4.1 (Conditions precedent documents) were genuine (or, in the case of copy documents, were true, complete and accurate copies of originals which were genuine), are in full force and effect (or if a copy, the original is in full force and effect) and have not been amended, varied or replaced in any respect which could adversely affect the interests of the Finance Parties under the Senior Finance Documents.

(b)                                 Documents delivered to the Facility Agent under this Agreement by or on behalf of any Obligor after the First Drawdown were, when delivered, genuine (or, in the case of copy documents, were true, complete and accurate copies of originals which were genuine) and when delivered were in full force and effect (or, if a copy, the original was in full force and effect).

20.10                     Financial statements

(a)                                  Its latest Accounts supplied under this Agreement (taken together with any Reconciliation Statement accompanying them):

(i)                                     have been prepared in accordance with the Accounting Principles, consistently applied (subject, in the case of unaudited Accounts, to customary year end adjustments); and

(ii)                                  give a true and fair view of (if audited) or fairly present (if unaudited) its consolidated financial condition as at, and consolidated results of operations for, the Accounting Period ended the date to which they were drawn up, provided that in the case of any monthly Accounts, such Accounts fairly present its consolidated results of operations for that Accounting Period (provided further that in the case of monthly selected balance sheet information such information has not been prepared on a consolidated basis and so may be subject to quarterly adjustments).

(b)                                 The budgets and forecasts supplied to the Facility Agent under this Agreement have been prepared on the basis of recent historical information and on the basis of assumptions which were believed by the relevant Obligor to be reasonable as at the date they were supplied.

(c)                                  The Company may make written disclosures to the Facility Agent against this representation for the purpose of its repetition after the First Drawdown Date and this representation will be deemed to be qualified thereby.

20.11                     Information Package

In the case of the Company, Smurfit Kappa Funding and the Parent only (and given only as at the date the Information Package (or part thereof) is delivered to the Arrangers and as at the Syndication Date):

(a)                                  to the best of each of the Parent’s, the Company’s and Smurfit Kappa Funding’s knowledge, the material factual information contained in the Information Package (when taken as a whole) was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given;

(b)                                 to the best of each of the Parent’s, the Company’s and Smurfit Kappa Funding’s knowledge, all expressions of opinion or intention made by the Parent, Smurfit Kappa Funding or the Company contained in the Information Package were made after careful consideration and were believed by the Parent, Smurfit Kappa Funding and the Company to be reasonable as at the date at which they are stated to be given;

(c)                                  the financial projections made by the Parent, Smurfit Kappa Funding or the Company contained in the Information Package have been prepared as at the date of the Information Package on the basis of recent historical information and assumptions which were believed by the Parent, Smurfit Kappa Funding, the Company and by the Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer to be reasonable at that date;

(d)                                 to the best of each of the Parent’s, the Company’s and Smurfit Kappa Funding’s knowledge, the Information Package did not omit as at its date any information the omission of which would make the Information Package untrue or misleading in any material respect; and

(e)                                  (as at the Syndication Date) to the best of each of the Parent’s, the Company’s and Smurfit Kappa Funding’s knowledge, nothing has occurred since the date of the Information Package which has not been fairly disclosed in writing to the Facility Agent and which, if disclosed, would result in the factual information or financial projections contained in the Information Package being untrue or misleading in any material respect.

20.12                     Report

In the case of the Company, Smurfit Kappa Funding and the Parent only, as at the date of this Agreement to the best of its knowledge after due enquiry:

(a)         (i)                                            all written factual information (other than any in the Report) concerning the Investors, the Original Obligors and the Target and its Subsidiaries and the transactions contemplated by this Agreement that it or the Investor (or any of such person’s authorised representatives) supplied to any of the Arrangers was complete and correct in all material respects as at its date and did not omit to state a material fact necessary in order to make such information not materially misleading;

(ii)                                  all written factual information contained or referred in the Report concerning the Investors, the Original Obligors and the Target and its Subsidiaries and the transactions contemplated by this Agreement that it or the Investors (or any of such person’s authorised representatives) supplied to any of the Arrangers was complete and correct in all material respects as at its date and did not omit to state a material fact necessary in order to make such information not materially misleading in the light of the circumstances in which the Report was made;

(b)                                 all written factual information relating to the Group or the Target Group or the transactions contemplated by the Transaction Documents provided to any firm which prepared a Report was true in all material respects at its date or (if appropriate) as at the date (if any) at which it is stated to be given;

(c)                                  all written expressions of opinion or intention given by or on behalf of any member of the Group or the Target Group and all written forecasts and projections furnished by any member of the Group or the Target Group to each such firm were arrived at after careful consideration, and were based on recent historical information and on assumptions which were believed by such member of the Group to be reasonable at the date they were supplied;

(d)                                 the Report did not omit as at its date any factual information which, if disclosed, would make the information contained in the Report untrue or misleading in any material respect in the light of the circumstances in which such Report was made available;

(e)                                  as at the date of this Agreement, nothing has occurred since the date any written factual information was provided to any firm which prepared the Report which has not been disclosed in writing by the Company to the Arrangers prior to the date of this Agreement and which, if disclosed would make any of the factual information in the Report untrue or misleading in any material respect in the light of circumstances in which any such written factual information was provided to any firm which prepared the Report; and

(f)                                    the Parent and the Company have not omitted to disclose to the Arrangers any factual information which, if disclosed, would make the Report untrue or misleading in any material respect.

20.13                     Litigation etc.

(a)                                  No undisclosed litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency have been started which, if adversely determined are likely to have a Material Adverse Effect.  Any matters disclosed in (i) the internal memorandum of Jefferson Smurfit Group from Brian Marshall addressed to Brendan Glynn dated 8 November 2005 entitled “Syndication — Legal Due Diligence” and the copy memoranda, letters and e-mail correspondence annexed thereto and provided to the Lenders prior to the date of this Agreement; and/or (ii) the Forms 20-F relating to the annual report for the financial year ending 31 December 2004, filed with the SEC in relation to (A) the Parent and the Company and (B) the Target, shall be deemed to have been disclosed for the purpose of this Clause 20.13(a).

(b)                                 It has not (and none of its Subsidiaries have) breached any law or regulation which breach would have a Material Adverse Effect.

(c)                                  No labour disputes are current or, to its knowledge, threatened (in writing) which would have a Material Adverse Effect.

20.14                     Taxes

(a)                                  It is not (and none of its Subsidiaries are) overdue in the filing of any Tax returns or filings where failure to do so would result in any material penalties or fines.

(b)                                 It is not (and none of its Subsidiaries are) overdue in the payment of any material amount of Tax unless any such overdue payment is being contested in good faith, adequate reserves are being maintained for the payment of such Taxes, the overdue payment can be lawfully withheld and the non-payment will not have a Material Adverse Effect.

(c)                                  No claims or investigations by any tax authority are being or are reasonably likely to be made or conducted against it (or any of its Subsidiaries) (except for assessments in relation to the ordinary course of the business or claims being contested in good faith and in respect of which adequate provision has been made in its Accounts) which are reasonably likely to result in a liability of or claim against any member of the Group which will have a Material Adverse Effect.

20.15                     Structure Memorandum

In the case of the Company and the Parent only and as at the First Drawdown Date:

(a)                                  the Group structure chart delivered to the Facility Agent under Part I of Schedule 2 (Conditions Precedent Documents) shows all members of the Group, and contains descriptions which in all material respects are true, complete and correct of the corporate ownership structure of the Group, as it will be immediately after the First Drawdown;

(b)                                 the Structure Memorandum sets out (together with the Funds Flow Statement) every material step to be taken at or before the First Drawdown for the purpose of achieving the First Drawdown;

(c)                                  the Structure Memorandum reflects (together with the Funds Flow Statement) all payments and discharges of indebtedness individually in excess of €1,000,000 (or its equivalent) due to be made at or about the First Drawdown by any party to the Transaction Documents in connection with the transactions and matters contemplated thereby; and

(d)                                 the Structure Memorandum shows in all material respects the steps which members of the Group are anticipated to undertake and payments which members of the Group are anticipated to make as part of the Debt Pushdown.

20.16                     Intellectual Property Rights

It and each of its Material Subsidiaries:

(a)                                  owns or has licensed to it all the Material Intellectual Property Rights (if any) and it does not (nor do any of the Material Subsidiaries), in carrying on its business, infringe any Material Intellectual Property Rights of any third party in any respect which has, or would have, a Material Adverse Effect; and

(b)                                 has taken all formal or procedural actions (including payment of fees) required to maintain the registered Material Intellectual Property Rights if and to the extent owned by it where failure to take such action would have a Material Adverse Effect.

20.17                     Environment

It and each of the Material Subsidiaries has obtained all requisite Environmental Approvals required for the carrying on of its business as currently conducted and is in compliance with:

(a)                                  the terms and conditions of such Environmental Approvals; and

(b)                                 all other applicable Environmental Laws,

where, in each case, if not obtained or complied with the failure or its consequences would have a Material Adverse Effect.

20.18                     Holding Companies

(a)                                In the case of the Parent, Smurfit Kappa Funding and the Company only:

(i)                                     the Parent is the legal and beneficial owner of all of the shares in Smurfit Kappa Funding.  Smurfit Kappa Funding is the legal and beneficial owner of all of the shares in the Company.  Following the First Drawdown, the Company will become the beneficial owner, and will become entitled to become the legal and beneficial owner, of the Target Group;

(ii)                                  the Equity Documents contain all the material terms of the arrangements between the Investors and members of the Group as it will be immediately after the First Drawdown.

(b)                                 As at the date of the Second Amendment and Restatement Agreement, in the case of the members of the Holding Company Group only:

(i)                                     SKG plc is the legal and beneficial owner of all of the shares of Smurfit Kappa Investments Limited, Smurfit Kappa Investments Limited is the legal and beneficial owner of all of the shares of Smurfit Kappa Holdings plc, Smurfit Kappa Holding plc is the legal and beneficial owner of all the shares of the Parent, and the Parent is the legal and beneficial owner of all the shares of Smurfit Kappa Funding and SPV Ireland.

20.19                     Assets

(a)                                  It is the legal and beneficial owner of the shares, assets and the real property material to the carrying-on of the Core Business and any other material property which it charges or purports to charge under the Security Documents.

(b)                                 It and each of its Material Subsidiaries owns or has leased or licensed to it all material assets necessary to conduct its business (which are not replaceable within 90 days), save where not owning, leasing or licensing such assets would not have a Material Adverse Effect.

20.20                     Financial Indebtedness and Security Interests

(a)                                  As of the First Drawdown and after giving effect to the application in accordance with the Funds Flow Statement of the proceeds of the Loans drawn on the First Drawdown Date in the manner shown in the Funds Flow Statement, no member of the Group has any (actual or contingent) Financial Indebtedness outstanding which is not permitted by the terms of this Agreement.

(b)                                 As of the First Drawdown and after giving effect to the application in accordance with the Funds Flow Statement of the proceeds of the Loans drawn on the First Drawdown Date in the manner shown in the Funds Flow Statement, no Security Interest exists over the assets of any member of the Group which is not permitted by the terms of this Agreement.

20.21                     No Winding Up

None of the matters listed in Clause 24.7 (Insolvency proceedings) has occurred in relation to it or any Material Subsidiary.

20.22                     Claims Pari Passu

Under the laws of its jurisdiction of incorporation, and, if different, England, in force at the date of this Agreement, the claims of the Finance Parties against it under the Senior Finance Documents to which it is a party rank and will rank at least pari passu with the claims of all its unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or similar laws of general application.

20.23                     Acquisition Documents

(a)                                  All material terms and conditions of the Acquisition (including those terms and conditions the absence of disclosure in connection therewith may make the Information Memorandum incorrect or misleading in any material respect) are set out in the Acquisition Documents and there have been no amendments, variations or waivers of any terms of the Acquisitions Documents which are materially prejudicial to the interests of the Lenders under the Senior Finance Documents save as approved (by prior written consent) by the Facility Agent.

(b)                                 The Acquisition has been, or will, on the Closing Date be, carried out in accordance with the terms and conditions of the Acquisition Documents save to the extent as would not be materially prejudicial to the Lenders.

20.24                     Times for making representations

(a)                                  The representations set out in this Clause are made by each Original Obligor on the date of this Agreement.

(b)                                 Unless a representation is expressed to be given at or as of a specific date only, each representation (other than those contained in Clauses 20.6 (No default), 20.7 (Authorisations), 20.8 (Base Financial Statements), 20.9 (Documents), 20.10 (Financial Statements), 20.11 (Information Package), 20.12 (Report), 20.13 (Litigation, etc.), 20.14 (Taxes), 20.15 (Structure Memorandum), 20.16 (Intellectual Property Rights), 20.17 (Environment), 20.18 (Holding Companies), 20.19 (Assets), 20.20 (Financial Indebtedness and Security Interests), 20.21 (No Winding Up), 20.22 (Claims Pari Passu), or 20.23 (Acquisition Documents)) is deemed to be repeated by:

(i)                                     each Additional Obligor and the Company on the date that Additional Obligor becomes an Obligor; and

(ii)                                  each Obligor on the date of each Request and the first day of each Term.

(c)                                  The representation contained in Clause 20.10(a) (Financial Statements) is given in relation to a relevant set of Accounts on the date of delivery of such Accounts under this Agreement.

(d)                                 When a representation is repeated, it is applied to the circumstances existing at the time of repetition save where it is expressed to be made on a certain date.

21.                               INFORMATION COVENANTS

21.1                           Financial statements

(a)                                  The Parent must supply to the Facility Agent in sufficient copies for all the Lenders:

(i)                                     the audited consolidated financial statements of SKG plc for each annual Accounting Period;

(ii)                                  the unaudited consolidated financial statements of SKG plc for each quarterly Accounting Period; and

For the purpose of this Subclause only, Lenders which are funds and are advised or managed by the same advisor or manager or an Affiliate of such advisor or manager as other funds which are also Lenders, shall be treated as a single Lender.

(b)                                 All Accounts must be supplied as soon as they are available and:

(i)                                     in the case of Accounts referred to in (a)(i) above, within 120 days (save that the relevant period shall be 150 days for financial years ending on or before 30 December 2006); and

(ii)                                  in the case of Accounts referred to in (a)(ii) above, within 45 days (save that the relevant period for the quarterly Accounting Periods prior to 1 October 2006 shall be 60 days), of the end of the relevant Accounting Period.

21.2                           Form and scope of financial statements

(a)                                  The Parent must ensure that all Accounts supplied under this Agreement (i) give (if audited) a true and fair view of, or (if unaudited) fairly present, the financial condition (consolidated in the case of SKG plc’s Accounts) of the relevant person as at the date to which those Accounts were drawn up and the results of operations for the Accounting Period then ended, and (ii) comprise at least a balance sheet, profit and loss account and cash flow statement for or as at the end of the relevant Accounting Period (consolidated in the case of SKG plc’s Accounts).

(b)                                 The Parent must ensure that all annual audited Accounts are prepared in accordance with the Accounting Principles, consistently applied.

(c)                                  The Parent must ensure that all unaudited Accounts are prepared in accordance with or on a basis consistent in all material respects (subject to year-end adjustments) with the Accounting Principles, consistently applied, and show at least the information provided for in the Accounts.

(d)                                 The Parent must ensure that each set of Accounts for an annual or quarterly Accounting Period is accompanied by a report of the Chief Financial Officer explaining the main financial issues arising during that period and any material changes against the budget for that period as supplied under this Agreement and comparing the financial performance for such period against the equivalent period in the previous financial year.

(e)                                  The Parent must notify the Facility Agent of any material change in the Accounting Principles used in the Accounts (excluding for the avoidance of doubt the change to IFRS as set out in the definition of Accounting Principles).

(f)                                    If requested by the Facility Agent, the Parent must supply to the Facility Agent:

(i)                                     a full description of any change notified under paragraph (e) above; and

(ii)                                  a reconciliation statement (the Reconciliation Statement) showing sufficient information, in such detail and format as may be reasonably required by the Facility Agent, to enable the Finance Parties to make a proper comparison between the financial position shown by the set of Accounts prepared on the changed basis and the most recent audited Accounts (or if none, the Base Financial Statements) delivered to the Facility Agent under this Agreement and prepared according to the Accounting Principles.

(g)                                 If requested by the Parent, following any change referred to in paragraph (e) above, the Facility Agent must enter into discussions for a period of not more than 30 days with a view to using reasonable endeavours to agree any amendments required to be made to Clause 22.1 (Financial Undertakings), Clause 12.3 (Margin Adjustments), and Clause 11.5 (Mandatory Prepayment — Excess Cash Flow) and any other provisions which the parties consider appropriate to ensure that the change does not result in a material alteration to the commercial effect of the terms of this Agreement (including without limitation the headroom for the Financial Undertakings in Clause 22.1 hereof).  Any agreement between the Parent and the Facility Agent, with the prior consent of the Majority Lenders, will be binding on all the Parties and from the time of such agreement no Reconciliation Statements will need to be delivered in respect of the relevant changes.

(h)                                 If no agreement is reached under paragraph (g) above on the required amendments to this Agreement, the Parent may, at the expiry of the 30 day period mentioned in paragraph (g) or earlier if the Facility Agent acknowledges that no agreement will be reached within such period, appoint its auditors or an independent firm of accountant’s (in each case acting as experts and not arbitrators) to determine any amendment required to be made to Clause 22.1 (Financial Undertakings), Clause 12.3 (Margin Adjustments), and Clause 11.5 (Mandatory Prepayment — Excess Cash Flow) and any other provisions which those auditors or accountants consider appropriate to ensure that the change does not result in a material alteration to the commercial effect of the terms of this Agreement (including without limitation the headroom for the Financial Undertakings in Clause 22.1 hereof).  Those amendments shall take effect when so determined by those auditors or, as the case may be, accountants and from the time of such determination no Reconciliation Statements will need to be delivered in respect of the relevant changes.  The cost and expense of those auditors or accountants shall be for the account of the Company.

(i)                                     If and for so long as no agreement or determination is arrived at as referred to in paragraphs (g) or (h) above on the required amendments to this Agreement, the Parent must comply with requests by the Facility Agent for Reconciliation Statements.

21.3                           Compliance Certificate

(a)                                  The Parent must supply to the Facility Agent a Compliance Certificate with each set of annual and quarterly Accounts of SKG plc supplied to the Facility Agent under this Agreement.

(b)                                 A Compliance Certificate must be signed by an authorised signatory on behalf of the Parent (without personal liability) and, in the case of a Compliance Certificate supplied with SKG plc’s annual audited consolidated Accounts, the Auditors (but only so long as the Auditors generally agree to give such certificates)(provided that the Auditors will not be required to confirm that no Default is outstanding and may confirm the other matters set out in the Compliance Certificate in the usual form used by such Auditors provided such confirmation is addressed to and capable of being relied on by the Finance Parties).

21.4                           Budget

(a)                                  The Parent must supply to the Facility Agent promptly following approval by its board of directors and in any event not later than 45 days after the beginning of each annual Accounting Period a budget for that Accounting Period.

(b)                                 The budget must be:

(i)                                     prepared in the same manner in all material respects, and show in all material respects the information provided for, in the applicable annual period in the Financial Model; and

(ii)                                  prepared on a basis consistent with the Accounting Principles; and

(iii)                               approved by the board of directors of the Parent.

(c)                                  If the Parent materially updates or changes the budget referred to above, it shall promptly deliver to the Facility Agent, in sufficient copies for each of the Lenders, such updated or changed budget together with a written explanation of the main changes in such budget.

(d)                                 The budget shall include a projected balance sheet, projected profit and loss account, projected cash flow statement and projected cash flow statement and projected expenditure together with a summary of all material assumptions and other bases upon which those projections were made for the relevant financial year.

21.5                           Presentations

Once in every annual Accounting Period, at least two directors of the Parent (one of whom must be the Chief Financial Officer) must, if requested to do so by the Facility Agent, give a presentation (on a date and at a venue agreed with the Facility Agent) to the Finance Parties as to:

(a)                                  the on-going business and financial performance of the Group; and

(b)                                 any other matter which a Finance Party may reasonably request.

21.6                           Auditors

(a)                                  SKG plc must promptly appoint one of the firms named in the definition of Auditors to audit the consolidated annual financial statements of SKG plc.

(b)                                 If SKG plc changes its auditors it must promptly notify the Facility Agent.  SKG plc may change its auditors provided that it may only change its auditors to (i) one of the firms specifically named in the definition of Auditors or (ii) to any other firm of independent public accountants of international standing unless the Facility Agent notifies it that the Majority Lenders have objected to such other firm (and it shall notify the Facility Agent of the identity of such other firm at least 30 days prior to the proposed appointment).

(c)                                  If the Facility Agent (i) reasonably believes that an Event of Default has occurred or is reasonably likely to occur or (ii) has reasonable grounds to believe that any financial information provided is materially inaccurate and in either case wishes to discuss the financial position of any member of the Group with the Auditors, the Facility Agent may notify the Parent, stating the questions or issues which the Facility Agent wishes to discuss with the Auditors.  In this event, the Parent must ensure that the Auditors are authorised (at the expense of the Parent):

(i)                                     to discuss the financial position of each member of the Group with the Facility Agent on request from the Facility Agent (provided that representatives of the Parent shall be given the opportunity to attend any such discussion, and if so required representatives of the Parent must be present when required by the Facility Agent acting reasonably); and

(ii)                                  to disclose to the Facility Agent for the Finance Parties any information which the Facility Agent may reasonably request.

21.7                           Information – miscellaneous

The Parent must supply to the Facility Agent (in sufficient copies for all the Lenders if the Facility Agent so requests):

(a)                                  at the same time as the same are despatched, copies of all documents required by law to be despatched by the Parent to its shareholders generally (or any class of them) and copies of all documents despatched by any Material Group Member to its creditors generally (or any class of them);

(b)                                 promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current or pending and which might, if adversely determined, have a Material Adverse Effect or which would involve liability or potential or alleged liability in excess of €30,000,000;

(c)                                  promptly on request, a list of the then current Material Subsidiaries;

(d)                                 copies of any authorisation required under any law or regulation to enable an Obligor to perform its obligations under, or for the validity or enforceability of, any Senior Finance Document (except to the extent that disclosure of the information would breach any law, regulation or stock exchange requirement);

(e)                                  promptly on any member of the Group making a public filing with the SEC, a copy of any such public filing;

(f)                                    promptly on request, an up to date copy of its shareholders’ register; and

(g)                                 promptly on request, such further information regarding the financial condition, assets and operations of the Group and/or any member thereof (including any requested amplification or explanation of any item in the

Accounts, budgets or other material provided by any Obligor under this Agreement) as any Finance Party through the Facility Agent may reasonably request.

21.8                           Notification of Default

(a)                                  Unless the Facility Agent has already been so notified by another Obligor, each Obligor must notify the Facility Agent of any Default (and the steps, if any, being or proposed to be taken to remedy it) promptly upon becoming aware of its occurrence.

(b)                                 Promptly on request by the Facility Agent (such request not to be made more than once in any financial year unless the Facility Agent has reasonable grounds for believing that there is an outstanding Default), the Parent must supply to the Facility Agent a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being or proposed to be taken to remedy it.

21.9                           Year end

The Parent must:

(a)                                  procure that each annual Accounting Period, and each financial year-end of it and each Material Group Member, falls on 31st December or, in the case of a Material Group Member other than the Parent and SKG plc, if not on 31st December, on such date in the seven days before or after such date as may be permitted by the Accounting Principles; and

(b)                                 procure that each quarterly Accounting Period and each financial quarter of it and each Material Group Member ends on an Accounting Date or, in the case of a Material Group Member other than the Parent and SKG plc, if not an Accounting Date, on such date in the seven days before or after such date as may be permitted by the Accounting Principles.

21.10                     Syndication

The Parent must ensure that all members of the Group:

(a)                                  provide all reasonably requested financial and other information in its possession and all reasonable assistance to the Arrangers in the preparation of an information memorandum for syndication of the Facilities;

(b)                                 comply with all reasonable requests from the Arrangers and the Facility Agent (on behalf of potential lenders) for information and access to the Group’s operating sites; and

(c)                                  make available senior management to give presentations to prospective lenders at reasonable times and venues agreed by the Parent and the Arrangers.

21.11                     Use of websites

(a)                                  Except as provided below, the Parent may deliver any information under this Agreement to a Lender by posting it on to an electronic website if:

(i)                                     the Facility Agent and the Majority Lenders agree;

(ii)                                  the Parent and the Facility Agent designate an electronic website for this purpose;

(iii)                               the Parent notifies the Facility Agent of the address of and password for the website; and

(iv)                              the information posted is in a format agreed between the Parent and the Facility Agent.

The Facility Agent must supply each relevant Lender with the address of and password for the website.

(b)                                 Notwithstanding the above, the Parent must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:

(i)                                     any Lender not agreeing to receive information via the website; and

(ii)                                  within five Business Days of request any other Lender, if that Lender so requests.

(c)                                  The Parent must promptly upon becoming aware of its occurrence, notify the Facility Agent if:

(i)                                     the website cannot be accessed;

(ii)                                  the website or any information on the website is infected by any electronic virus or similar software;

(iii)                               the password for the website is changed; or

(iv)                              any information to be supplied under this Agreement is posted on the website or amended after being posted.

If the circumstances in paragraphs (i) or (ii) above occur, the Parent must supply any information required under this Agreement in paper form.

22.                               FINANCIAL COVENANTS

22.1                           Financial Undertakings

The Parent will procure that:

(i)                                     Consolidated EBITDA to Consolidated Total Net Interest Payable:  Consolidated EBITDA for any period comprising an annual Accounting Period of the Smurfit Kappa Group or four (or less, taking into account Clause 22.3 (Initial Periods)) consecutive quarterly Accounting Periods of the Smurfit Kappa Group (taken together as one period) ending on any Accounting Date with the first test date on 30 September 2006 falling on or about any of the dates specified in the table below, shall not be less than Y times Consolidated Total Net Interest Payable for such period, where Y has the value indicated in such table opposite such date;

(ii)                                  Consolidated Total Net Borrowings to Consolidated Pro Forma EBITDA:  Subject to Clause 22.3 (Initial Periods), Consolidated Total Net Borrowings as at each of the Accounting Dates falling on or about any of the dates specified in the table below shall not be more than Z times, Consolidated Pro Forma EBITDA for any period comprising an annual Accounting Period of the Smurfit Kappa Group or four consecutive quarterly Accounting Periods of the Smurfit Kappa Group (taken together as one period) ending on any such Accounting Date, where Z has the value indicated in such table opposite such date.

	Y	Z
Accounting Date	(x)	(x)

31/09/06	2.00	5.00

31/12/06	2.10	5.00

31/03/07	2.15	5.00

30/06/07	2.20	5.00

30/09/07	2.25	5.00

31/12/07	2.35	5.00

31/03/08	2.40	4.95

30/06/08	2.45	4.90

30/09/08	2.50	4.85

31/12/08	2.55	4.75

31/03/09	2.60	4.70

30/06/09	2.65	4.65

30/09/09	2.75	4.60

31/12/09	2.80	4.50

31/03/10	2.85	4.45

30/06/10	2.90	4.40

30/09/10	2.95	4.35

31/12/10	3.00	4.25

31/03/11	3.05	4.20

30/06/11	3.10	4.15

30/09/11	3.15	4.10

31/12/11	3.20	4.00

31/03/12	3.20	4.00

30/06/12	3.20	4.00

30/09/12	3.20	4.00

31/12/12	3.20	4.00

31/03/13	3.20	4.00

30/06/13	3.20	4.00

30/09/13	3.20	4.00

31/12/13	3.20	4.00

31/03/14	3.20	4.00

30/06/14	3.20	4.00

30/09/14	3.20	4.00

30/12/14	3.20	4.00

(iii)                               Maximum Capital Expenditure. In respect of each of the annual Accounting Periods ending on or about the dates set out in column (1) below (each an “Expenditure Period”) the Group taken as a whole will not make Capital Expenditure (excluding: (a) Capital Expenditure to the extent paid out of disposal or insurance proceeds received in respect of a damaged or destroyed asset; (b) Capital Expenditure to the extent paid out of the Excess Cash Flow for such period that is not prepaid under Subclause 11.5 (Mandatory Prepayment - Excess Cash Flow) or from Permitted Equity Injections; (c) to the extent it has been included in Capital Expenditure, the amount of consideration for the Target Shares and related costs and expenses to the extent provided for in the Structure Memorandum and/or Funds Flow Statement and/or the Financial Model; and (d) Capital Expenditure financed by hire purchase or a finance lease to the extent permitted under this

Agreement) on assets in excess of the amount set out in column (2) below against the relevant date:

(1)	(2)
Date	€ million
31/12/06	440.0
31/12/07	410.0
31/12/08	365.0
31/12/09	345.0
31/12/10	360.0
31/12/11	435.0
31/12/12	435.0
31/12/13	395.0
31/12/14	395.0

The permitted amount of Capital Expenditure in each period shall be increased by an amount equal to 35% of the EBITDA of any company or business acquired by the Group after the date of the Second Amendment and Restatement Agreement, provided that such acquisition is a Permitted Acquisition.

PROVIDED THAT:

(a)                                  up to fifty per cent. (50%) of any such Capital Expenditure limit not utilised in any Expenditure Period may be carried forward for one Expenditure Period only and added (otherwise than for the purposes of the further application of this proviso) to the Capital Expenditure limit for the next Expenditure Period; and

(b)                                 in any Expenditure Period up to fifty per cent. (50%) of the Capital Expenditure limit for the next Expenditure Period may be utilised in the current Expenditure Period (the “Brought Forward Amount”), with the Capital Expenditure for the next Expenditure Period being reduced by an amount equal to the Brought Forward Amount.

Any amount carried forward from one Expenditure Period to the next shall be deemed to be spent before all of the other capital expenditure permitted to be spent in such Expenditure Period has been spent.

22.2                           Definitions

(a)                                  Subject to Clause 22.3 (Initial Periods), in this Agreement the following terms have the meanings set out below:

(i)                                     “Consolidated Cash Flow” for the Smurfit Kappa Group for any period means Consolidated EBITDA for the Smurfit Kappa Group for such period:

plus the amount of any tax rebate or credit in respect of any advance corporation tax, mainstream corporation tax or withholding tax or their equivalents in any relevant jurisdiction actually received in cash by any member of the Smurfit Kappa Group during such period;

plus (to the extent not otherwise included) the amount (net of tax) of any dividends or other profit distributions received in cash by any member of the Smurfit Kappa Group (which is not a Joint Venture) from any associated company (not being a member of the Group) during such period;

minus all Capital Expenditure actually paid (excluding: (a) Capital Expenditure to the extent paid out of disposal proceeds or out of insurance proceeds received in respect of a damaged or destroyed asset; (b) capital Expenditure to the extent paid out of the retained Excess Cash Flow for any previous period or from Permitted Equity Injections; (c) to the extent it has been included in Capital Expenditure, the amount of consideration for the Target Shares and related costs and expenses to the extent provided for in the Structure Memorandum and/or Funds Flow Statement and/or the Financial Model; and (d) Capital Expenditure financed by hire purchase or a finance lease to the extent permitted under this Agreement) by members of the Smurfit Kappa Group during such period;

minus all advance corporation tax, mainstream corporation tax, capital gains tax and withholding tax actually paid during such period and minus the amount of any withholding tax withheld from any amount paid to any member of the Smurfit Kappa Group which has been taken into account in calculating Consolidated EBITDA for the Smurfit Kappa Group for such period;

minus any increase or plus any decrease in Consolidated Net Working Investment for the Smurfit Kappa Group between the Accounting Dates at the beginning and end of such period;

minus all non-cash credits and plus all non-cash debits and other non-cash charges included in establishing Consolidated EBITDA for the Smurfit Kappa Group for such period (to the extent not included in calculating Consolidated Net Working Investment for the Smurfit Kappa Group as at the Accounting Date on which such period ends);

plus any positive and minus any negative extraordinary or exceptional items received or which are paid by any member of the Smurfit Kappa Group in cash during such period to the extent not already taken into account in calculating Consolidated EBITDA for the Smurfit Kappa Group for such period excluding any restructuring costs funded by a Utilisation under the Restructuring Facility or funded by Synergy Disposals;

plus any proceeds of disposals during such period (without double counting) to the extent such proceeds are not reinvested or committed to be reinvested as permitted under Clause 11.3(a)(ii)(A) (Mandatory Prepayment – disposals, insurance, warranty and report claims) or prepaid or required to be prepaid as required under Clause 11 (Prepayment and Cancellation) and in relation to Required Regulatory Disposals, the relevant amounts will be included regardless of whether they are applied in reinvestment, committed to be reinvested, prepaid or required to be prepaid;

minus the amount of dividends or other distributions paid by any member of the Smurfit Kappa Group to any shareholder of or, as the case may be, partner in such member of the Smurfit Kappa Group who is not a member of the Smurfit Kappa Group;

plus the proceeds of any claim against Vendors under the Share Purchase Agreement but after deduction of all taxes applicable on and all reasonable costs, fees and expenses incurred in connection with such claim and to the extent such proceeds are not reinvested as permitted under Clause 11.3(a)(ii)(F) (Mandatory Prepayment – disposals, insurance, warranty and report claims) or pre-paid as permitted or required under Clause 11 (Prepayment and cancellation);

plus the amount of any Cure Amount as permitted pursuant to Clause 24.21 (Right to Cure Financial Ratios) (save to the extent already included in Consolidated EBITDA) during the relevant period and, for the avoidance of doubt, excludes any addition of the amount of any Permitted Equity Injections except as permitted pursuant to Clause 24.21 (Right to Cure Financial Ratios);

plus the proceeds of any permitted subscription for equity in any member of the Group (to the extent paid in cash) by any person who is not a member of the Group;

plus the cash proceeds of permitted subordinated loans to members of the Group by any person who is not a member of the Group.

(ii)                                  “Consolidated EBITDA” for the Smurfit Kappa Group for any period means the total operating profit of the Smurfit Kappa Group for such period:

before deducting any depreciation, depletion or amortisation whatsoever (including for the avoidance of doubt amortisation of any goodwill arising from the Acquisition at the First Drawdown and before deducting the amortisation of any Acquisition and Refinancing Costs);

before taking into account all extraordinary items and all exceptional items (in each case whether positive or negative) (including the restructuring costs and any fees, costs and expenses incurred by any member of the Group during relevant period in relation to the amendments to the Finance Documents pursuant to the First Amendment and Restatement Agreement, the Second Amendment and Restatement Agreement and in relation to the Approved IPO and the transactions required in connection therewith);

before deducting advance corporation tax, mainstream corporation tax, capital gain tax and their equivalents in any relevant jurisdiction and any withholding by one member of the Smurfit Kappa Group in respect of a payment to another member of the Smurfit Kappa Group (without double counting);

before taking into account Consolidated Total Net Interest Payable (including any gross-up payments in respect of withholding taxes for any Interest included in Consolidated Total Net Interest Payable) and any prepayment penalties and premiums;

after adding back (to the extent otherwise deducted) any loss against book value incurred by the Smurfit Kappa Group on the sale, lease or other disposal of any asset (other than the sale of trading stock), or on the revaluation thereof, during such period;

after deducting (to the extent otherwise included) any gain over book value arising in favour of the Smurfit Kappa Group on the sale, lease or other disposal of any asset (other than the sale of trading stock) during such period and any gain arising on any revaluation of any asset during such period;

after deducting the amount of profit of any entity in which any member of the Smurfit Kappa Group has an ownership interest (but which is not itself a member of the Smurfit Kappa Group) to the extent that the amount of such profit included in the Accounts of the Smurfit Kappa Group exceeds the amount (net of any applicable withholding tax) received in cash by members of the Smurfit Kappa Group through dividends or distributions by such entity;

after adding net losses with respect to investment in any person other than a Subsidiary during the period to the extent the amount by which such net losses included in the Accounts of Smurfit Kappa Group exceed the amount of Cash or Cash Equivalents contributed to such person on account of such net losses during the period;

after adding (to the extent not already included) the proceeds from any business interruption insurance policy;

after adding back (to the extent otherwise deducted) the management fees paid in compliance with this Agreement and any Arranger’s fee paid to the Arrangers under the Fee Letter during such period;

after adding back (to the extent otherwise deducted) any increase in pension fund provisions during such period, and after deducting (to the extent otherwise included) any decrease in pension fund provisions during such period, to the extent, in each case, that such pension fund provisions arise solely from adjustments to the method of calculating pension liabilities (including relevant investment assumptions) which the Smurfit Kappa Group is required by law to use;

after adding any Cure Amount (as defined in Clause 24.21 (Right to Cure Financial Ratios)) contributed in the Relevant Period to the Group pursuant to an exercise of the Cure Right pursuant to Clause 24.21 (Right to Cure Financial Ratios) and, for the avoidance of doubt, excludes any addition of the amount of any Permitted Equity Injections except as permitted pursuant to Clause 24.21 (Right to Cure Financial Ratios);

before deducting accounting charges related to share-based payments or any other employee incentive schemes, entered into as part of equity based remuneration of employees of the Smurfit Kappa Group; and

before taking into account any gains or losses for change in fair value arising in respect of biological assets,

together with any other adjustments requested by the Company and approved by the Facility Agent to be made to the total operating profit of the Smurfit Kappa Group provided that such adjustment would be consistent with the treatment in Consolidated EBITDA as calculated immediately prior to the adoption of IFRS as the Accounting Principles applicable to the Smurfit Kappa Group accounts.

(iii)                               “Consolidated Net Working Investment” as at any Accounting Date (for which purpose the Closing Date shall be deemed to be an Accounting Date) means in respect of the Smurfit Kappa Group Consolidated Current Commercial Assets for the Smurfit Kappa Group minus Consolidated Current Commercial Liabilities for the Smurfit Kappa Group, all as at such Accounting Date.  For this purpose:

(A)                              “Consolidated Current Commercial Assets” in respect of the Smurfit Kappa Group as at any Accounting Date means all of the current assets (other than Cash, Cash Equivalents, any credit receivable for advance corporation tax, mainstream corporation tax, withholding tax suffered (or their equivalents in any other jurisdiction), Interest receivable and repayments of Financial Indebtedness) of the Smurfit Kappa Group as at such Accounting Date;

(B)                                “Consolidated Current Commercial Liabilities” in respect of the Smurfit Kappa Group as at any Accounting Date means all of the current liabilities (excluding Financial Indebtedness within paragraphs (a), (b), (c), (d), (e), (f), (h), (i), (j) or (k) (unless consisting of a liability in relation to items falling within paragraph (g) without double counting of that definition) and any accrued or unpaid Interest and any liabilities in respect of advance corporation tax, mainstream corporation tax, withholding tax, and dividends, redemptions and other distributions payable to shareholders of SKG plc (whether or not declared)) as at such Accounting Date.

(iv)                              “Consolidated Pro Forma EBITDA” for any Accounting Period, means Consolidated EBITDA plus the EBITDA generated by any Permitted Acquisition completed during the Accounting Period from the date falling on the beginning of the relevant Accounting Period through to the date on which such Permitted Acquisition were closed less the EBITDA otherwise included which is generated by any company the subject of a disposal permitted under Clause 23.6 (Disposals) completed during the relevant Accounting Period.

(v)                                 “Consolidated Total Debt Service” for the Smurfit Kappa Group for any period means Consolidated Total Net Interest Payable for the Smurfit Kappa Group for such period (but excluding any net payment made to the providers of interest rate hedging in place prior to the date of this Agreement pursuant to the close-out of interest rate hedging agreements in place prior to the date of this Agreement);

plus all scheduled Financial Indebtedness of members of the Smurfit Kappa Group which fell due for repayment whether or not paid during or deferred for payment after such period and/or was repaid during such period, but excluding any principal amount which fell due under any overdraft or revolving credit facility (including without limitation, the Revolving Credit Facility and any Ancillary Facility) and which was available for simultaneous redrawing according to the terms of such facility, and excluding any principal amount of Remaining Debt repaid to the extent refinanced from a drawing under another Remaining Debt Agreement.

(vi)                              “Consolidated Total Borrowings” in respect of the Smurfit Kappa Group at any time means the aggregate at that time of the Financial Indebtedness (including, for the avoidance of doubt, any indebtedness under any bond, note or other similar instrument issued under any Permitted Receivables Securitisation, but excluding: (i) Financial Indebtedness calculated on a mark-to-market basis under any interest rate, currency or other hedging agreement or instrument, including without limitation under the Hedging Documents, (ii) (to the extent they are not required to be accounted for as borrowings under the Accounting Principles) performance bonds and guarantees provided in the ordinary course of business, but not provided in respect of Financial Indebtedness of a person and (iii) (to the extent they are not required to be accounted for as borrowings under the Accounting Principles) guarantees provided to pension scheme trustees, administrators and like entities) of the members of the Smurfit Kappa Group from sources external to the Smurfit Kappa Group less (for the period from the Closing Date to 30 September 2006) the amount of any costs incurred by the Smurfit Kappa Group in connection with any restructuring during the period after the Closing Date to 30 September 2006.

(vii)                           “Consolidated Total Net Borrowings” in respect of the Smurfit Kappa Group at any time means Consolidated Total Borrowings less (i) the aggregate amount at that time of all Cash and Cash Equivalents held by any member of the Smurfit Kappa Group (including any cash or cash equivalents which would constitute Cash or Cash Equivalents but for the fact that they are subject to a Security Interest) and (ii) any unamortised costs incurred in connection with the issuance of debt.

(viii)                        “Consolidated Total Net Interest Payable” for the Smurfit Kappa Group for any period means the Interest accrued during such period as an obligation of any member or members of the Smurfit Kappa Group (whether or not paid or capitalised during or deferred for payment after such period), less (i) any Interest income received and/or receivable by the Smurfit Kappa Group during such period and (ii) any Interest obligations to any other member of the Group.

(ix)                                “Smurfit Kappa Group” means SKG plc and its Subsidiaries.

(b)          (i)                                        All the terms defined in paragraph (a) above are to be determined on a consolidated basis and (except as expressly included or excluded in the relevant definition) in accordance with the Accounting Principles and as determined from the consolidated Accounts of the Smurfit Kappa Group for the relevant periods delivered pursuant to Clause 21.1 (Financial statements).  All non-euro amounts shall be converted to euro at the rate used to calculate Consolidated EBITDA in the relevant Accounts in accordance with the Accounting Principles.

(ii)                                  For the purposes of paragraph (a) above no item shall be deducted or credited more than once in any calculation.

22.3                           Initial periods

For the purposes of calculating the Consolidated Total Net Interest Payable, the Consolidated Total Net Interest Payable in respect of the period from 1 January 2006 to 30 September 2006 shall be deemed annualised by multiplying the Consolidated Total Net Interest Payable for the 9 month period to 30 September 2006 by 4/3.  For the purpose of calculating Consolidated EBITDA as at 30 September 2006, the Consolidated EBITDA of the combined Group (as calculated on the basis of the last twelve months’ actual results shall be used).

23.                               GENERAL COVENANTS

23.1                           General

Each Obligor agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to each member of the Group, each Obligor must ensure that each of its Subsidiaries (other than members of the SPV Group unless otherwise specified in this Clause) also performs that covenant.

23.2                           Authorisations

(a)                                  Each Obligor must promptly obtain, maintain and comply with the terms of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Transaction Document.

(b)                                 Each member of the Group must obtain, maintain and comply with the terms of any authorisation required under any law or regulation to enable it to carry on its business where failure to do so would have a Material Adverse Effect.

23.3                           Compliance with laws

Each member of the Group must comply in all respects with all laws to which it is subject where failure to do so would have a Material Adverse Effect.

23.4                           Pari Passu ranking

Each Obligor must ensure that its payment obligations under the Senior Finance Documents will at all times rank at least pari passu with all its other present and future unsecured unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally in its jurisdiction of incorporation or in any jurisdiction in which it carries on its business.

23.5                           Negative pledge

(a)                                  Except as provided below, no member of the Group may create or allow to exist any Security Interest on any of its assets.

(b)                                 Paragraph (a) does not apply to:

(i)                                     any Security Interest created or evidenced by the Security Documents;

(ii)                                  any Security Interest over the assets of members of the Target Group in existence on the Closing Date, provided such Security Interest is released and discharged within 60 days of the Closing Date;

(iii)                               any Security Interest in existence at the Closing Date securing any Remaining Debt listed in Schedule 10 (Remaining Debt Agreements), but only to the extent that the principal amount secured by that Security Interest has not been increased or its maturity date extended in contemplation of, or since, the Closing Date, and replacement security over the same assets securing any permitted amendments or refinancings of Remaining Debt;

(iv)                              any Security Interest comprising a netting or set-off arrangement (and if customary in the relevant jurisdiction, any other Security Interest over cash balances granted in favour of the bank providing clearing arrangements) entered into by a member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances, provided that this does not permit credit balances of Obligors to be netted with debit balances of members of the Group which are not Obligors or for credit balances of Obligors to be charged to secure any liabilities of members of the Group which are not Obligors to the extent that loans by Obligors to such members of the Group which are not Obligors (or guarantees by Obligors in respect of their obligations) would not be permitted under Clause 23.14 (Loans out) (or Clause 23.12 (Third party guarantees));

(v)                                 any netting of payments under permitted Treasury Transactions;

(vi)                              any lien arising by operation of law or by agreement to substantially the same effect and in the ordinary course of business and not as a result of any default or omission by any member of the Group;

(vii)                           any Security Interest over and existing at the time of acquisition on an asset of any person, acquired by a member of the Group after the First Drawdown Date but only to the extent that the principal amount secured by that Security Interest has not been incurred or increased or its maturity date extended in contemplation of, or since, the acquisition;

(viii)                        any Security Interest over goods and documents of title thereto arising under documentary credit transactions entered into in the ordinary course of trade and on terms customary in that trade;

(ix)                                a retention of title arrangement over goods acquired in the ordinary course of trade where the purchase of the asset is not in breach of paragraph (c)(iii) below;

(x)                                   any Security Interest under finance leases, hire purchase agreements, conditional sale agreements or other agreements for the acquisition of assets on deferred payment terms to the extent such Security Interest relates only to the asset leased or acquired and provided that the Financial Indebtedness secured thereby is permitted under the terms of this Agreement;

(xi)                                any Security Interest created with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders);

(xii)                             any Security Interest granted in favour of the bondholders of the 2025 Bonds to the extent such Security Interests are required by the terms of the indenture for such bonds by reason of the granting of the Security Interests under the Security Documents and provided such Security Interests are also charged in favour of the Finance Parties under the Security Documents and are subject to the terms of the Priority Agreement;

(xiii)                          any Security Interest securing the Bond Refinancing Debt but only to the extent it is over assets also charged in favour of the Finance Parties under the Security Documents and subject to such Security Interests being subject to the Priority Agreement;

(xiv)                         any Security Interest granted pursuant to or in connection with a Permitted Receivables Securitisation;

(xv)                            any Security Interest in property situated in any country in Latin America or Albania, Belarus, Bosnia & Herzegovina, Bulgaria, Croatia, Czech Republic, Estonia, Georgia, Hungary, Latvia, Lithuania, Macedonia, Moldova, Romania, Serbia & Montenegro, Russia, Slovakia, Slovenia, Turkey or the Ukraine, in which the Group has operations from time to time as permitted by this Agreement (not being over any asset subject to any Security Interest under the Security Documents and not being over any asset of the Obligors or any of the Principal Properties) securing Remaining Debt owed by a member of the Group in such jurisdiction the aggregate amount of which does not exceed €75,000,000 (or its equivalent) at any time;

(xvi)                         rights over cash deposits granted in favour of a landlord for the purposes of securing performance of rent and service charge obligations under licences, subleases or leases of real property not prohibited by this Agreement in respect of the Group;

(xvii)                      statutory liens imposed by the taxing authorities of any applicable jurisdiction in respect of any taxes, assessments or levies which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect to such contested taxes are maintained on the books of the appropriate members of the Group in conformity with the Accounting Principles;

(xviii)                   Security Interests securing intra-Group loans if claims under such Security Interests and intra-Group loans are the subject of Transaction Security;

(xix)                           Cash Cover relating to a Bank Guarantee or Ancillary Facility;

(xx)                              Security Interests over the properties at Alcalá de Henares, Madrid, Canovelles, Barcelona and Quart de Poblet, Valencia in connection with certain litigation in Spain to which certain members of the Smurfit Kappa Group are party;

(xxi)                           any Security Interest granted by Kappa Van Dam B.V. to a developer over real estate owned by it in Helmond, The Netherlands to secure development costs of a new site in Helmond; and

(xxii)                        in addition to the foregoing, any Security Interest securing indebtedness the amount of which (when aggregated with the amount of any other indebtedness which has the benefit of a Security Interest not permitted under the preceding sub-paragraphs) does not exceed €80,000,000 (or its equivalent) at any time;

(c)                                  No member of the Group may:

(i)                                     sell, transfer or otherwise dispose of any of its assets on terms where it is or may be or may be required to be leased to or re-acquired or acquired by a member of the Group or any of its related entities unless (1) the disposal (not being of real property over which the Finance

Parties have a mortgage or charge under the Security Documents registered at the relevant land registry or titles office) and lease of the asset occurs within 180 days of the date of acquisition of the asset and provided that the disposal, lease, acquisition and any related Financial Indebtedness is otherwise permitted under this Agreement or (2) the disposal is in connection with a Permitted Receivables Securitisation;

(ii)                                  sell, transfer or otherwise dispose of any of its receivables (unless the sale, transfer or other disposal (A) is to an Obligor and is in accordance with past practice of the Group (and shall include, for the avoidance of doubt, the extension of current invoice discounting practices to new Group members) or (B) is by a member of the Group which is not an Obligor to another member of the Group which is not an Obligor or (C) is by an Obligor and is a disposal permitted pursuant to Clause 23.6 (Disposals) or (D) is pursuant to or in connection with a Permitted Receivables Securitisation (and for the avoidance of doubt the Net Securitisation Proceeds of which shall be subject to the application of Subclause 11.4 (Mandatory prepayment – Permitted Securitisation)) or (E) is the discounting of bills and notes in the ordinary course of business where the resulting Financial Indebtedness is permitted by Clause 23.7 (Financial Indebtedness) or (F) is the factoring of trade receivables in an aggregate amount not exceeding €30,000,000 at any time outstanding; or

(iii)                               purchase any asset on retention of title terms (other than hire purchase arrangements otherwise permitted by this Agreement),

in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

23.6                           Disposals

(a)                                  Except as provided in paragraph (b) below, no member of the Group may, either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily, dispose of all or any part of its assets.

(b)                                 Paragraph (a) does not apply to any disposal:

(i)                                     of trading stock or cash made in the ordinary course of the trading activities of the disposing entity or for payments made under the Senior Finance Documents or the Securities;

(ii)                                  of assets (other than shares or securities and interests in real property) on arm’s length terms in exchange for (or where and to the extent the proceeds of sale are used to acquire) other assets comparable or superior as to type, value, quality and title or otherwise used in the business of the Group, provided that a fixed asset disposed of may only be exchanged or replaced by another fixed asset;

(iii)                               of surplus, obsolete or redundant vehicles, plant and equipment, on arm’s length terms;

(iv)                              of Non-Core Assets and Non-Core Businesses (or all of the shares in a company which only owns Non-Core Assets and/or which only carries on a Non-Core Business) on arm’s length terms and provided that the aggregate value of Non-Core Assets and Non-Core Businesses (or shares in any such company) which have been disposed of from the date of this Agreement may not exceed €250,000,000 (or its equivalent) when aggregated with the value of the assets or businesses disposed of under Synergy Disposals after the date hereof;

(v)                                 that is a Synergy Disposal provided that the aggregate value of Synergy Disposals from the date of this Agreement may not exceed €250,000,000 (or its equivalent) when aggregated with the value of the Non-Core Assets or Non-Core Businesses disposed of after the date hereof;

(vi)                              of assets (1) to an Obligor, or (2) by a non-Obligor to any member of the Group or (3) by an Obligor to a non-Obligor where, in the case of (3) only, one of the following conditions is met: (A) where an equivalent Security Interest as was originally in place over the asset being sold, transferred or disposed of is given over the asset by the new owner and if necessary and reasonably practicable (as determined by the Company or the new owner, acting reasonably) such new owner grants a guarantee in favour of the Lenders with sole recourse to the relevant asset or (B) the new owner of the asset gives a Security Interest in favour of an Obligor which is on-assigned to the benefit of the Lenders and either (x) the Security Agent and the Company agree (each acting reasonably) that the grant of a direct Security Interest in favour of the Lenders is impractical or (y) the Company elects not to grant a direct Security Interest over the asset and the aggregate consideration receivable for such disposals in respect of which the Company has made such elections does not exceed €50,000,000 or its equivalent in any annual Accounting Period of the Parent; provided further that where the asset to be sold is subject to Transaction Security, it will be transferred subject to the existing Security Interest if the transfer is within the same jurisdiction unless the Company reasonably decides that it would be impractical to leave it in place in which case it will be released; or (C) the disposal is in accordance with the Structure Memorandum or Synergies Report, Business Plan or a Permitted Reorganisation or (D) the disposal is on commercially reasonable terms (as determined by the Company or the disposing Obligor, acting reasonably) and the aggregate consideration receivable for such disposals does not exceed, in the first 2 years from the Closing Date, €150,000,000 and thereafter €25,000,000 or its equivalent in any annual Accounting Period of the Parent and provided further that such baskets in this sub-paragraph (E) shall be increased by the aggregate amount of disposals made by non-Obligors to Obligors after the date hereof;

(vii)                           of Cash Equivalents for cash or in exchange for other Cash Equivalents;

(viii)                        being the leasing or sub-leasing of vacant property on arm’s length terms;

(ix)                                with the prior written consent of the Facility Agent (acting on the instructions of Majority Lenders);

(x)                                   by the licence of Intellectual Property Rights;

(xi)                                to other members of the Group specifically provided for in the Structure Memorandum;

(xii)                             of cash where such disposal does not breach the other terms of the Senior Finance Documents;

(xiii)                          of assets to Joint Ventures to the extent permitted by Subclause 23.27 (Joint Ventures);

(xiv)                         of assets on arm’s length terms and for cash otherwise permitted by Subclause 23.5(c) (Negative pledge);

(xv)                            consisting of set-off or netting arrangements under permitted Treasury Transactions;

(xvi)                         to another member of the Group as part of a Permitted Reorganisation;

(xvii)                      of shares in entities which are not a direct or indirect wholly-owned Subsidiary of the Group (and are not Obligors or Material Subsidiaries) pursuant to co-sales, take-along or pre-emption arrangements existing prior to the date of this Agreement where any member of the Group can be required by a third party to dispose of such shares;

(xviii)                   pursuant to or in connection with a Permitted Receivables Securitisation;

(xix)                           that are Required Regulatory Disposals;

(xx)                              provided for in the Business Plan;

(xxi)                           of fixed assets where the proceeds of the disposal are used within 12 months of that disposal (or committed to be used within 12 months and are so used within 18 months of that disposal) for either (A) the purchase of replacement fixed assets useful to the business or (B) the making of acquisitions permitted pursuant to Clause 23.10 (Acquisitions);

(xxii)                        on arm’s length terms where the consideration receivable (when aggregated with the consideration for any other disposal not allowed under the preceding paragraphs) does not exceed €25,000,000 or its equivalent in any annual Accounting Period of the Parent; or

(xxiii)                     pursuant to the transactions described in the definition of Approved IPO and in the IPO Structure Paper or, in the case of the Parent, of shares to a Holding Company.

(c)                                  No member of the Group may enter into any put or call option or similar arrangement under which a person that is not a member of the Group has a present or contingent right to require a member of the Group to dispose of or to acquire all or any part of such person’s shares or assets, where the disposal or acquisition would breach the terms of any of the Senior Finance Documents (other than (a) put or call option or similar arrangements existing prior to the date hereof, including arrangements to acquire minority interests in Cajas de Carton Sultana S.A de C.V., Industria Cartonera Dominicana, Fustelpak S.p.A., Carton de Venezuela C.A., Carton de Colombia, S.A. and Celulosa y Papel de Colombia, S.A., and (b) put and call arrangements facilitating the acquisition of minority interests in a member of the Group by a member of a Group).  If such arrangements are entered into as part of an arrangement having the commercial effect of a borrowing, the effective borrowing concerned and the exercise or performance of any such option must not breach any provision of this Agreement.

(d)                                 The Parent shall not, without prior written consent of the Majority Lenders, dispose of any of its shares in SPV Ireland and shall procure that SPV Ireland does not dispose of any of its shares in SPV Offshore or SPV B.V.

23.7                           Financial Indebtedness

(a)                                  Except as provided in paragraph (b) below, no member of the Group may incur or permit to be outstanding any Financial Indebtedness or enter into any off-balance sheet financing arrangement; provided, however, that any Obligor may incur Financial Indebtedness if on the date of such incurrence (using the figures in the then-last delivered Compliance Certificate as a basis-point) and after giving effect thereto and, where such Financial Indebtedness is to be used for the purposes of a Permitted Acquisition, on a pro forma basis as if such proposed Permitted Acquisition had been effected (including any cost savings and synergies reasonably expected to be achieved in the second year following such Permitted Acquisition), the ratio of the Consolidated Total Net Borrowings to Consolidated Pro Forma EBITDA is less than 4.00:1.00.

(b)                                 Paragraph (a) does not apply to:

(i)                                     Financial Indebtedness incurred under the Senior Finance Documents, the Securities and any Bond Refinancing Debt;

(ii)                                  any Financial Indebtedness of any person (the “acquired person”) acquired by a member of the Group after the First Drawdown Date which is incurred under arrangements in existence at the date of acquisition, but not incurred or increased or its maturity date extended in contemplation of, or since, that acquisition provided that notwithstanding anything else contained in this Agreement no member of the Group (excluding the acquired person and its Subsidiaries as at the date of acquisition) shall guarantee, indemnify or otherwise become liable for such Financial Indebtedness, provide Cash Cover in respect of or grant any Security Interest as security for such Financial Indebtedness;

(iii)                               any Financial Indebtedness under finance or capital leases of vehicles, plant, equipment or computers and any Financial Indebtedness under conditional sale agreements or other agreements for the acquisition of assets on deferred payment terms, provided that the aggregate capital value of all such assets so leased or acquired under outstanding leases or outstanding conditional sale agreements or agreements for the acquisition of assets by members of the Group does not exceed €150,000,000;

(iv)                              any Financial Indebtedness arising under any Treasury Transaction permitted pursuant to Subclause 23.13 (Treasury Transactions);

(v)                                 any Financial Indebtedness arising under any loan permitted under Subclause 23.14 (Loans out) and Subclause 23.16 (Dividends);

(vi)                              any Financial Indebtedness arising under the loan of €125,000,000 by SPV B.V. made under the SPV B.V. Loan Agreement;

(vii)                           any Financial Indebtedness arising under guarantees permitted under Subclause 23.12 (Third party guarantees);

(viii)                        any Financial Indebtedness to the extent covered by a Documentary Credit or a letter of credit or guarantee issued under an Ancillary Facility;

(ix)                                any Financial Indebtedness consisting of the Remaining Debt in an aggregate principal amount at any time outstanding not exceeding €190,000,000;

(x)                                   any Financial Indebtedness under the Cash Pooling Facilities in an aggregate principal amount at any time not exceeding €60,000,000;

(xi)                                any Financial Indebtedness consisting of letters of credit and bank guarantees to support rental obligations, performance bonds or similar obligations;

(xii)                             any Financial Indebtedness required by the Structure Memorandum;

(xiii)                          any Financial Indebtedness incurred or outstanding pursuant to or in connection with a Permitted Receivables Securitisation;

(xiv)                         any Financial Indebtedness incurred by members of the Group to another member of the Group to the extent the payment of dividends or other payments are contemplated under Clause 23.16(a) (Dividends) (without double-counting); or

(xv)                            in addition to the aforementioned, Financial Indebtedness of members of the Group which in aggregate does not exceed €50,000,000 or its equivalent at any time.

23.8                           Change of business

The Parent must ensure that no substantial change is made to the general nature of the business of the Group taken as a whole from that carried on at the date of this Agreement.

23.9                           Mergers

No member of the Group may enter into any amalgamation, demerger, merger or reconstruction other than a Permitted Reorganisation, an acquisition by way of merger provided that the acquisition is permitted under Subclause 23.10 (Acquisitions) and other than any amalgamation, demerger, merger, reorganisation or reconstruction contemplated by the Structure Memorandum or the IPO Structure Paper.

23.10                     Acquisitions

(a)                                  Except as provided below, no member of the Group may acquire or subscribe for shares in or securities of any company or acquire any business.

(b)                                 Paragraph (a) does not apply to:

(i)                                     the Acquisition;

(ii)                                  acquisitions of members of the Group and incorporations of companies referred to in the Structure Memorandum or as part of a Permitted Reorganisation;

(iii)                               the incorporation of wholly owned Subsidiaries;

(iv)                              the acquisition of Cash Equivalents for treasury management purposes;

(v)                                 the subscription for shares in a member of the Group which immediately prior to the subscription was its direct Subsidiary, provided that if the shares of such Subsidiary are charged under any Security Document the relevant shares are upon acquisition charged under the Security Documents;

(vi)                              the acquisition of minority interests on arm’s length terms in members of the Group provided that the aggregate consideration for all such acquisitions does not exceed €25,000,000 in any annual Accounting Period of the Parent;

(vii)                           the acquisition of shares in any Joint Venture to the extent permitted by Subclause 23.27 (Joint Ventures);

(viii)                        the acquisition of securities (not being the Cash Pay Securities) issued by a member of the Group evidencing Financial Indebtedness of such member of the Group to the extent such acquisition does not breach any of the other terms of the Senior Finance Documents;

(ix)                                the acquisition of shares in a trade debtor which is insolvent in exchange for the release of a trade debt where such exchange is required by law or court order and not as a result of an election or agreement by a member of the Group;

(x)                                   acquisitions with the prior written consent of the Facility Agent (acting on the instructions of the Majority Lenders);

(xi)                                any acquisition by a member of the Group of all or part of the issued share capital or other ownership interest or of the business or assets (being assets that constitute a business or an operating unit or division of a business) (the “Proposed Target”) of any Person which prior to such acquisition was not owned by a member of the Group where the Proposed Target is carrying on a similar or complementary business to the business of the Group, and the making of investments in such entities as part of such acquisition (comprising the making of loans and contributions (in cash or in kind) and granting of guarantees)) and where the aggregate consideration for the acquisition (including Financial Indebtedness repaid or which remains outstanding at the date of the acquisition), taken together with other acquisitions financed in any annual Accounting Period of the Parent does not exceed €500,000,000 (such basket to be increased by the amounts of any retained Excess Cash Flow, any Capital Expenditure permitted to be carried forward pursuant to Clause 22.1 (Financial Undertakings), any disposal proceeds not required to be applied in prepayment of the Facilities in accordance with Clause 11.3 (Mandatory prepayment — disposals, insurance, warranty and report claims) and cash proceeds of any permitted subordinated borrowings or new issues of equity), giving credit (as a deemed offset to the purchase price) of an amount equal to the reduction (if any) in Capital Expenditure spending as a result of making such acquisition (it being acknowledged that a reduction in Capital Expenditure which is identified for this purpose and applied in such acquisitions will not thereafter be capable of being applied towards Capital Expenditure), and in the case of such acquisition (unless the consideration (including the Financial Indebtedness repaid or which remains outstanding at the date of the acquisition) is less than €10,000,000), the Parent has delivered to the Facility Agent:

(1)                                  certified true copies of financial, tax and legal due diligence undertaken in connection with the acquisition; and

(2)                                  a certificate confirming that, on the basis of pro forma calculations for such acquisition, the Group would have been in compliance with the financial undertakings in Clause 22 (Financial Covenants) during the 12 month period preceding the acquisition and is expected to be in compliance with such financial undertakings for the 12 months following the acquisition, in each case taking into account reasonably expected synergies and cost savings; and

provided that (aa) the Proposed Target does not have material contingent liabilities which have not been taken into account in the purchase price for the acquisition or in respect of which the Group has not received indemnities or insurance in either case on and subject to commercially reasonable terms and conditions and (bb) no more than €350,000,000 may be outstanding at any time from the Revolving Facility on account of drawings made to fund acquisitions (other than the Acquisition).

Notwithstanding anything in this Subclause 23.10(xi), there will be no limit on the aggregate consideration payable for all acquisitions completed in any Accounting Period of the Parent if and to the extent that the ratio of the Consolidated Total Net Borrowings to Consolidated Pro Forma EBITDA would not exceed 4.00:1.00 on a pro forma basis (using the figures from the last delivered Compliance Certificate) immediately after the completion of all such acquisitions (including any cost savings and synergies reasonably expected to be achieved in the second year following such Permitted Acquisition).

23.11                     Environmental matters

(a)                                  Each member of the Group must ensure that:

(i)                                     it is, and has been, in compliance with all Environmental Law and Environmental Approvals applicable to it;

(ii)                                  it obtains all requisite Environmental Approvals; and

(iii)                               it implements (or if already in place, maintains) procedures to monitor compliance with and to prevent liability under any Environmental Law,

in each case where failure to do so would have a Material Adverse Effect.

(b)                                 Each Obligor must promptly upon becoming aware notify the Facility Agent of:

(i)                                     any Environmental Claim current, or to its knowledge, pending or threatened in writing; or

(ii)                                  any circumstances reasonably likely to result in an Environmental Claim,

which, if substantiated, would have a Material Adverse Effect.

23.12                     Third party guarantees

(a)                                  In this Subclause, a guarantee includes any guarantee or an indemnity or other assurance against loss as well as any agreement to maintain the solvency of any person.

(b)                                 No member of the Group may incur or allow to be outstanding any guarantee by such member of the Group or any of its Subsidiaries (excluding any member of the SPV Group) in respect of the liabilities or obligations of any person.

(c)                                  Paragraph (b) does not apply to:

(i)                                     any guarantee arising under the Senior Finance Documents;

(ii)                                  any guarantee comprising a netting or set-off arrangement entered into by a member of the Group in the ordinary course of its banking arrangements for the purposes of netting debit and credit balances of that member of the Group or of other members of the Group, provided that such arrangement does not permit credit balances of Obligors to be netted with debit balances of members of the Group which are not Obligors to the extent that loans by Obligors to such members of the Group which are not Obligors (or guarantees by Obligors in respect of their obligations) would not be permitted under Clause 23.14 (Loans out) (and, for the avoidance of doubt, the amount of any such guarantees for such netting or set-off arrangements by an Obligor for the benefit of a non-Obligor will be aggregated with the amount of any relevant loans for the purpose of determining compliance with permitted loan baskets in Clause 23.14 (Loans out));

(iii)                               the Senior Subordinated Guarantee and any guarantee provided by the Company in favour of Smurfit Kappa Funding with respect to any Financial Indebtedness incurred by Smurfit Kappa Funding to refinance the 2012 Senior Cash Pay Notes;

(iv)                              guarantees in existence on the First Drawdown Date (or any replacement or renewals thereof or any guarantee given by the same members of the Group in respect of any permitted refinancing of the obligations guaranteed by such existing guarantee provided that any limit on the amount guaranteed is not subsequently increased);

(v)                                 customary indemnities to purchasers under sale agreements for any disposal that is permitted under Subclause 23.6 (Disposals);

(vi)                              the endorsement of negotiable instruments in the ordinary course of trade;

(vii)                           guarantees, indemnities and performance bonds guaranteeing performance by a member of the Group under any contract (not being a contract incurring Financial Indebtedness) entered into in the ordinary course of business or lease of premises entered into in the ordinary course of business;

(viii)                        guarantees in respect of the Financial Indebtedness of members of the Group which are Obligors where such Financial Indebtedness is permitted by the terms of this Agreement (but, without prejudice to (iii) above, not being given in respect of any obligation or liability of SKG plc or the Parent, unless permitted under Clause 23.19 (Holding Companies));

(ix)                                guarantees of Joint Ventures to the extent permitted by Subclause 23.27 (Joint Ventures);

(x)                                   guarantees in respect of third party loans to directors, officers, managers and consultants employed by members of the Group or pursuant to any employee or management incentive or stock option plan referred to in Subclause 23.15 (Share capital)  in an aggregate amount (when aggregated with any loans under Subclause 23.14(b)(viii)(A) (Loans out)) not exceeding €15,000,000;

(xi)                                guarantees in favour of the holders of the 2025 Bonds to the extent required by the indenture under which they were issued;

(xii)                             guarantees given in respect of the Bond Refinancing Debt and customary underwriting guarantees and undertakings relating to any Refinancing Bonds;

(xiii)                          guarantees given by a member of a Group in respect of the obligations of another member of such Group and would, if it were a loan by that member of the Group to the other member of that Group, be permitted under Clause 23.14 (Loans out) (and, for the avoidance of doubt, the amount of any such guarantees will be aggregated with the amount of any relevant loans for the purpose of determining compliance with permitted loan baskets in Clause 23.14 (Loans out));

(xiv)                         guarantees given to a landlord of a member of the Group in relation to lease agreements entered into in the ordinary course of business including:

(A)                              a guarantee or performance bond given by a member of a Group for the obligations of another member of such Group under such agreements; or

(B)                                a guarantee given by a member of a Group in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or other instrument issued by a bank or financial institution (on normal commercial terms) to support the obligations of a member of such Group under such agreements;

(xv)                            guarantees given with the consent of the Facility Agent (acting on the instructions of the Majority Lenders);

(xvi)                         guarantees required pursuant to the transactions described in the Structure Memorandum;

(xvii)                      the agreements made by the Company in the registration rights or purchase agreements relating to the Securities or Bond Refinancing Debt;

(xviii)                   any guarantees granted pursuant to or in connection with a Permitted Receivables Securitisation;

(xix)                           guarantees provided by the Company in relation to its subsidiaries incorporated in Ireland and the Netherlands, in each case solely for the purpose of satisfying, and to the extent required to satisfy, the requirements of Irish and Dutch law which exempt companies from preparing and filing their own audited accounts if such parent company guarantees are filed;

(xx)                              customary indemnities granted in favour of the underwriters on the Approved IPO; and

(xxi)                           guarantees (not being given in respect of any obligation or liability of any member of the Holding Company Group or given in respect of the Smurfit Kappa Funding Loan Agreements) not otherwise permitted by any of the other paragraphs where the aggregate liability actual or contingent of members of the Group does not exceed €40,000,000 at any time.

23.13                     Treasury transactions

(a)                                  Within 120 days of the Closing Date, the Company must have entered into interest rate hedging agreements hedging at least 50% of the Term Loan Facilities for at least 2 years provided that the Company may maintain its existing hedging provided that the existing hedge providers accede to the Priority Agreement (within such 120 day period).  The Lenders hereby consent to such accession.  The Company may not terminate such agreements within such 2 year period without the prior approval of the Majority Lenders (save as permitted by the Priority Agreement).  The Company may amend and/or extend such hedging agreements or enter into additional interest rate hedging arrangements.

(b)                                 No member of the Group may enter into any Treasury Transactions after the date of this Agreement, other than:

(i)                                     Treasury Transactions existing at the Closing Date as amended and/or extended (but not increased) from time to time;

(ii)                                  interest rate or currency hedging transactions to hedge actual or projected interest rate exposures or currency exposures of the Group in respect of the Facilities and other permitted Financial Indebtedness of the Group and, if secured by the Security Documents, these transactions shall be documented by the Hedging Documents;

(iii)                               spot foreign exchange contracts entered into in the ordinary course of business;

(iv)                              any Treasury Transaction entered into for the hedging of actual or projected real exposures arising in the ordinary course of trading activities of a member of the Group for a period of not more than 48 months and not for speculative purposes and, if secured by the Security Documents, documented by the Hedging Documents; and

(v)                                 Treasury Transactions entered into pursuant to this Clause 23.13(a).

23.14                     Loans out

(a)                                  Except as provided below, no member of the Group may be the creditor in respect of any Financial Indebtedness.

(b)                                 Paragraph (a) does not apply to:

(i)                                     trade credit extended by any member of the Group to its customers or suppliers on normal commercial terms and in the ordinary course of its trading activities (including where any such trade credit is extended into a term loan or note under any law or court order on the insolvency of any trade debtor and not as a result of an election or agreement by any member of the Group);

(ii)                                  loans outstanding prior to the Closing Date as amended and/or refinanced from time to time provided that the aggregate principal amount outstanding of all such loans does not increase from the amount outstanding at the Closing Date;

(iii)                               loans made by one member of the Group to another member of the Group provided that if the lender is an Obligor, (A) the borrower must also be an Obligor, or (B) the borrower must be a Group member whose shares have been pledged to the Security Agent pursuant to the Transaction Security and the aggregate amount outstanding at any time of such loans does not exceed €100,000,000, or (C) the loan must be made via a Group treasury vehicle being an Obligor incorporated in the Netherlands or Ireland and who has entered into an assignment of its loan receivables to the Security Agent pursuant to the Transaction Security and the aggregate amount outstanding at any time of such loans does not exceed €250,000,000, or (D) the borrower must have given security for such loan to an Obligor who has entered into an assignment of its loan receivable to the Security Agent pursuant to the Transaction Security and (x) the aggregate amount outstanding at any time of such loans does not exceed €250,000,000 in which case consent of the Facility Agent is not required or (y) unless the Facility Agent, acting reasonably, agrees that it would be impractical for the borrower to give security directly to the Security Agent in respect of such loans and when the Facility Agent so agrees the basket in (x) it will not be depleted by the relevant amount.

(iv)                              loans made by one member of the Group to another member of the Group (not being the Parent or Smurfit Kappa Funding) identified in the Structure Memorandum or the Funds Flow Memorandum including in respect of the Debt Pushdown;

(v)                                 loans from the Company to the Parent and/or Smurfit Kappa Funding to enable the Parent and/or Smurfit Kappa Funding and/or its Holding Companies to pay capital duty in accordance with the Funds Flow Memorandum;

(vi)                              loans made by Smurfit Kappa Funding to the Company under the Smurfit Kappa Funding Loan Agreements, including any refinancing thereof;

(vii)                           loans to SPV Ireland or SPV Offshore in respect of the sale of SPV Assets or other loans (in an aggregate amount not exceeding €10,000,000) to a member of the SPV Group;

(viii)                        loans to directors, officers, managers and consultants employed by members of the Group and to employees of members of the Group (A) pursuant to any employee or management incentive or stock option plan referred to in Subclause 23.15 (Share capital) in an aggregate amount (when aggregated with any guarantees under Subclause 23.12(c)(x) (Third party guarantees)) not exceeding €15,000,000 (and loans by the Company to the Parent and/or Smurfit Kappa Funding to fund such loans if made by the Parent and/or Smurfit Kappa Funding); and (B) otherwise in an aggregate amount not exceeding €2,000,000 or its equivalent, in each case outstanding at any time;

(ix)                                loans between members of the Group and between members of the Target Group outstanding on the Closing Date;

(x)                                   (if the loan is permitted by the Priority Agreement) loans to Smurfit Kappa Funding in an aggregate amount in any twelve month period not exceeding (when aggregated with the amount of any dividends paid by the Company to Smurfit Kappa Funding and any interest or other amount paid in cash by the Company to Smurfit Kappa Funding under the Smurfit Kappa Funding Loan Agreements in that twelve month period and any management or advisory fee or any other amount paid by the Company or any of its Subsidiaries to Smurfit Kappa Funding or the Parent in that twelve month period) the amount of the Securities Permitted Payments and/or Securities Repayments (plus the amount of such other management or advisory fees and other fees and expenses of the Parent or Smurfit Kappa Funding agreed to by the Facility Agent) for such period, to enable Smurfit Kappa Funding to make Securities Permitted Payments and/or Securities Repayments and/or to enable the Parent or Smurfit Kappa Funding to pay such agreed upfront fees and expenses and to pay agreed management fees and other reasonable expenses of Parent and Smurfit Kappa Funding in an amount agreed to by the Facility Agent, in each case where such loans are subject to the terms of the Priority Agreement;

(xi)                                Financial Indebtedness (not being amounts lent to Smurfit Kappa Funding or the Parent) not otherwise allowed under this Subclause not exceeding €10,000,000 or its equivalent at any time outstanding;

(xii)                             loans to Joint Ventures to the extent permitted by Subclause 23.27 (Joint Ventures);

(xiii)                          loans which are made as part of Cash Pooling Facilities;

(xiv)                         loans on arm’s length terms in respect of outstanding purchase price made to purchasers in connection with disposals of assets or business permitted under Subclause 23.6 (Disposals) to the extent that such outstanding purchase price is otherwise permitted under this Agreement and where the aggregate of all such loans outstanding at any time does not exceed €75,000,000 (or its equivalent);

(xv)                            loans or other Financial Indebtedness made or outstanding pursuant to or in connection with any Permitted Receivables Securitisation;

(xvi)                         the transactions and other matters described in the definition of Approved IPO and in the IPO Structure Paper; and

(xvii)                      loans made to other members of the Group and to Holding Companies of the Group to the extent the payment of dividends or other payments are contemplated under Clause 23.16(a) (Dividends) (without double-counting).

23.15                     Share capital

(a)                                  Except as provided in paragraph (b) below, no member of the Group may:

(i)                                     redeem, purchase, defease, retire or repay any of its share capital or resolve to do so;

(ii)                                  issue any shares which by their terms are redeemable prior to the Final Maturity Date; or

(iii)                               issue any share capital to any person other than its Holding Company.

(b)                                 Paragraph (a) does not apply to:

(i)                                     any transaction expressly provided for by the Acquisition Documents or allowed under the Senior Finance Documents (provided that this sub-paragraph (b)(i) does not permit the Parent, SKG plc or the Company to take any of the actions referred to in sub-paragraphs (a)(i) to (iii) above); or

(ii)                                  the issue of warrants or shares by the Parent for cash where such issue does not effect (or in the case of warrants, may not result in) a Change of Control or the issue, redemption, repurchase, defeasance or retirement of shares by the Parent under any management or employee incentive or option scheme approved by the Facility Agent; or

(iii)                               the issue of shares for cash by a member of the Group whose shares are at the date of this Agreement listed on any recognised stock exchange to a person who is not a member of the Group where such issue of shares does not reduce the proportion of the total or each class of shares in such Subsidiary held by any other member of the Group; or

(iv)                              the issue of shares by a member of the Group to another member of the Group which is its immediate Holding Company or (except in the case of Smurfit Kappa Funding, the Company and Target) the issue of shares by a member of the Group to another member of the Group (not being the Parent or Smurfit Kappa Funding), provided that if any of the shares of the issuing company are charged or pledged under the Security Documents such new shares become the subject of a charge in favour of the Finance Parties on substantially the same terms as any other shares in such member of the Group which are charged to the Finance Parties by way of security under the Security Documents and that prior to the issue of such shares the Parent notifies the Facility Agent of such issue; or

(v)                                 the redemption, repurchase, defeasance or retirement of shares by a member of the Group (not being the Parent or Smurfit Kappa Funding) held by another member of the Group, provided that no such repurchase, redemption, defeasance or retirement is permitted if such shares are charged under the Security Documents unless the member of the Group which is repurchasing, redeeming defeating or retiring such shares is an Obligor and such repurchase, redemption, defeasance or retirement would not have a material adverse effect on the security package taken as a whole; or

(vi)                              the Debt Pushdown; or

(vii)                           the issuance of shares to minority shareholders in a member of the Group provided that a proportionate number of shares are issued to its direct Holding Company; or

(viii)                        the transactions and other matters described in the IPO Structure Paper; or

(ix)                                the redemption, repurchase, defeasance or retirement of shares by a member of the Group held by another member of the Group or a Holding Company thereof to the extent the payment of dividends or other payments are contemplated under Clause 23.16(a) (Dividends) (without double-counting), and the relevant member of the Group may resolve to redeem, repurchase, defease or retire its shares prior to the time the related dividends are permitted under Clause 23.16 (Dividends) provided that such resolution is made subject to the occurrence of the event which would permit the relevant dividends to be made under Clause 23.16 (Dividends).

23.16                     Dividends

(a)                                  Except:

(i)                                     to enable Smurfit Kappa Funding or the Parent to make Securities Permitted Payments or Securities Repayments; or

(ii)                                  to enable the Parent or Smurfit Kappa Funding or their Holding Companies to pay agreed upfront fees and expenses as reflected in the Financial Model; or

(iii)                               to enable the Parent or Smurfit Kappa Funding to pay costs and expenses incurred by the Investors in respect of their investment in the Group in an aggregate amount not to exceed €3,000,000 in any twelve month period; or

(iv)                              to enable the Parent or its Holding Companies to repurchase the shares, stock or options of any director, manager, consultant or employee no longer employed by the Group under any management or employee incentive or stock option scheme in an aggregate amount for all such purchases in any annual Accounting Period not exceeding €5,000,000, provided that to the extent not utilised in an annual Accounting Period such amount may be carried forward for up to 4 annual Accounting Periods; or

(v)                                 to enable the Parent or its Holding Companies to pay fees to other parties (including the Investors) for transaction-specific corporate advisory services provided on an arm’s length terms subject to a cap of €3,000,000 for each transaction; or

(vi)                              to pay or allow the Parent, Smurfit Kappa Funding or their Holding Companies to pay any director’s or management fees to or to the order of its shareholders (or any of their affiliates who is not a member of the Group) incurred in relation to the directorship or management of the Parent or any of its Holding Companies in an aggregate amount not exceeding €3,000,000 in any twelve-month period commencing on 1 January 2006 and rolling over during the currency of this Agreement (with such limit for each 12 month period following the first anniversary of the Closing Date to be indexed each anniversary by reference to the U.K. Retail Price Index using the RPI Inflator statistic for the month in which the Closing Date fell as base year); or

(vii)                           to enable the Parent to pay its and its Holding Companies, reasonable ongoing operating costs and expenses including taxes, auditors’ fees, legal fees, listing fees and costs of complying with statutory obligations; or

(viii)                        to enable the payment of reasonable fees, costs and expenses incurred in connection with a primary or secondary public offering; or

(ix)                                in connection with the transactions and other matters described in the IPO Structure Paper; or

(x)                                   in connection with the transactions described in the definition of Approved IPO; or

(xi)                                where the ratio of Consolidated Total Net Borrowings to Consolidated Pro Forma EBITDA as calculated in respect of the most recently preceding Accounting Date for which a compliance certificate has been delivered in accordance with this Agreement (calculated for four consecutive quarterly Accounting Periods of the Smurfit Kappa Group) falls within one of the ranges in the first column of the table below, dividends (including for the avoidance of doubt interim dividends) may be declared to persons outside the Group up to a maximum aggregate amount for the relevant financial year as specified in the second column of the table opposite the relevant range (provided that each such calculation of the ratio of Consolidated Total Net Borrowings to Consolidated Pro Forma EBITDA is pro forma for the payment of such dividends),

Ratio of Consolidated Total Net Borrowings to Consolidated Pro Forma EBITDA	Aggregate amount of permitted dividends per financial year

Less than 4.5:1 but greater than or equal to 3.75:1	€100,000,000

Less than 3.75:1 but greater than or equal to 3:1	€150,000,000

Less than 3:1	Unlimited

none of the Company or any member of the Holding Company Group may:

(A)                              declare, make or pay, or pay interest on any unpaid amount of, any dividend, charge, fee or other distribution (whether in cash or in kind) on or in respect of its share capital (or any class of its share capital);

(B)                                repay or distribute any share premium account;

(C)                                pay, and the Company will procure that none of its Subsidiaries will pay, any management, advisory, consultancy or other fee to or to the order of Smurfit Kappa Funding or the Parent; or

(D)                               lend or otherwise pay or transfer cash to, and the Company will procure that none of its direct or indirect Subsidiaries will lend or otherwise pay or transfer cash or Cash Equivalents to, Smurfit Kappa Funding or Parent; or

(E)                                 repay, prepay, purchase or defease or pay any interest on the Smurfit Kappa Funding Loan other than from Bond Refinancing Debt.

The Company will not, and the Company will procure that none of its Subsidiaries will pay, any management advisory, consultancy or other fee to or to the order of any of the shareholders of the Parent (or any affiliate of any shareholder which is not a member of the Group).

No payment otherwise permitted by paragraphs (a)(viii), (x) and (xi) may be made if there is an outstanding Event of Default (unless otherwise permitted under Subclause 7.2(b)(ii) of the Priority Agreement).

Notwithstanding anything to the contrary in the Finance Documents, to the extent the Parent declares dividends at a time when the upstreaming of funds (whether by dividend, loan, loan repayment, redemption of capital or otherwise) from members of the Group to pay such dividend is permitted under Clauses 23.7 (Financial Indebtedness), 23.14 (Loans Out), 23.15 (Share capital) and/or this Clause 23.16 (Dividends), then such upstreaming of funds shall be permitted subsequently to fund such payment of dividends.

23.17                     Intellectual property rights

(a)                                  Except as provided below, each member of the Group must to the extent that failure to do so is likely to have a Material Adverse Effect:

(i)                                     make any registration and pay any fee or other amount which is necessary to keep the Material Intellectual Property Rights in force if and to the extent such Material Intellectually Property Rights are owned, leased or licensed by that member of the Group;

(ii)                                  record its interest in those Material Intellectual Property Rights;

(iii)                               where it is the owner, lessee or licensor of the Material Intellectual Property Rights, take such steps as are necessary and commercially reasonable (including the institution of legal proceedings) to prevent third parties infringing those Material Intellectual Property Rights;

(iv)                              not use or permit any Material Intellectual Property Right to be used in a way, or take or omit to take any action which may, adversely affect the existence or value of such Material Intellectual Property Right; and

(v)                                 not enter into licence arrangements in respect of those rights.

(b)                                 Paragraphs (a)(iv) and (a)(v) do not apply to:

(i)                                     licence arrangements entered into between members of the Group for so long as they remain members of the Group; or

(ii)                                  licence arrangements entered into on normal commercial terms and in the ordinary course of its business.

23.18                     Insurance

Each member of the Group must insure its assets and business to such an extent and against such risks as companies engaged in a similar business in its jurisdiction normally insure.

23.19                     Holding Companies

None of SKG plc, the Parent, any member of the Holding Company Group or the Company may carry on any trade and own any assets or incur any Financial Indebtedness, other than:

(a)                                  the ownership of shares of (A) in the case of SKG plc, Smurfit Kappa  Investments Limited; (B) in the case of Smurfit Kappa  Investments Limited, Smurfit Kappa Holdings plc and Smurfit Luxembourg Finance S.à.r.l.; (C) in the case of Smurfit Kappa Holdings plc, the Parent; (D) in the case of the Parent,  Smurfit Kappa Funding and SPV Ireland; (E) in the case of Smurfit Kappa Funding, the Company and (F) in the case of the Company, its  direct and indirect Subsidiaries, provided (in the case of (F)) that such shares are secured by the Security Documents provided that any member of the Holding Company Group may also hold shares in any other direct or indirect Subsidiary);

(b)                                 opening bank accounts (provided that such bank accounts are charged under the Security Documents and the bank or financial institution concerned has acknowledged such charge) and holding cash;

(c)                                  in acting as a holding company including the provision of administrative services (including corporate governance of the Group, treasury services, and entering into hedging agreements) to other members of the Group and in the case of the Parent to members of the SPV Group of a type customarily provided by a Holding Company to its Subsidiaries;

(d)                                 incurring (and to the extent otherwise permitted under the Senior Finance Documents, repaying) Financial Indebtedness under (i) the Senior Finance Documents (other than in the case of the Holding Company Group) or (ii) (except in the case of the Company and the Parent) the Securities or Bond Refinancing Debt, provided that the same is permitted by the Senior Finance Documents or (iii) in the case of the Company, the Smurfit Kappa Funding Loan Agreements in each case including any refinancing thereof in connection with Bond Refinancing Debt and the Senior Subordinated Guarantee and any subsequent guarantee in connection with a refinancing of the 2012 Cash Pay Notes or (iv) in the case of the Company, Loans from Group members to it for purpose of upstreaming cash to pay principal and interest under the Facilities or (v) guarantees existing on the Closing Date and in replacement or renewal thereof or (vi) in the case of SKG plc, guarantees granted for the obligations of members of the Group to support the operations of such Group members or (vii) in the case of Smurfit Kappa Funding, any Financial Indebtedness permitted under the Senior Finance Documents;

(e)                                  in the case of Smurfit Kappa Funding lending cash under the Smurfit Kappa Funding Loan Agreements and in the case of the Company lending cash to other members of the Group, as otherwise permitted under this Agreement; or

(f)                                    incurring and repaying Financial Indebtedness as described in the definition of Approved IPO.

23.20                     Inter-company debt

No member of the Group which is the creditor in respect of any Financial Indebtedness of any other member of the Group may take any action to cause that Financial Indebtedness to become due or to be paid (i) in breach of the terms of the Priority Agreement or (ii) if not already prohibited by paragraph (i), unless the other member of the Group has sufficient readily available cash to pay the sum which is due or demanded or the amount due is capitalised.

23.21                     Arm’s-length terms

No member of the Group may enter into any material transaction after the date hereof with any person on terms which are less advantageous to the relevant member of the Group than arm’s-length terms, save for:

(a)                                  intercompany loans permitted pursuant to this Agreement;

(b)                                 payments directly or indirectly to Investors permitted pursuant to Clause 23.16 (Dividends);

(c)                                  other transactions between members of the Group which are permitted by other terms of this Agreement provided that the terms for such transactions do not result in an effective transfer of value from an Obligor to a member of the Group which is not an Obligor; and

(d)                                 Permitted Receivables Securitisations.

23.22                     Amendments to documents

No member of the Group may amend or waive any term of the Acquisition Documents without the prior written consent of the Facility Agent if to do so is reasonably likely to affect materially and adversely the interests of any of the Finance Parties under the Senior Finance Documents and the Parent must promptly supply to the Facility Agent a copy of any material amendment or waiver of the Acquisition Documents.

23.23                     Bank Accounts

No Obligor may open or maintain any account with any branch of any bank or other financial institution providing similar services other than an account maintained with an Approved Bank or a Finance Party or an Affiliate of a Finance Party where (if cash security is being taken by the Finance Parties in that jurisdiction) the account is charged under the Security Documents and the bank or financial institution concerned has acknowledged such charge other than a bank account maintained solely for the purpose of a Permitted Receivables Securitisation.

23.24                     Access

(a)                                  Upon reasonable notice being given by the Facility Agent, each member of the Group must allow any one or more representatives of the Facility Agent and/or accountants or other professional advisers appointed by the Facility Agent (at the Company’s expense) to have access during normal business hours to the premises, assets, books and records of that member of the Group.

(b)                                 The Facility Agent may not give notice under paragraph (a) above more than once every financial year unless it believes in good faith that an Event of Default is outstanding or may have occurred or is likely to occur.

23.25                     Pension schemes

(a)                                  Each member of the Group must:

(i)                                     be in compliance with any laws or contract relating to any of its pension schemes where failure to so comply would have a Material Adverse Effect; and

(ii)                                  maintain and fund its pension schemes to at least the extent required by local law and practice save where failure to do so would not have a Material Adverse Effect.

(b)                                 The Company must supply the Facility Agent with a copy of any report in respect of any pension scheme operated by a member of the Group which the Facility Agent may reasonably request.

23.26                     Taxes

(a)                                  Each member of the Group must pay all material Taxes due and payable by it prior to the accrual of any fine or penalty for late payment, unless (and only to the extent that):

(i)                                     payment of those Taxes is being contested in good faith; and

(ii)                                  adequate reserves are being maintained for those Taxes; and

(iii)                               failure to pay those Taxes would not have a Material Adverse Effect.

(b)                                 (i)            None of the Parent, any other Holding Company Group member, the Company or any Borrower may change its residence for Tax purposes;

(ii)                                  No other Material Group Member may change its residence for Tax purposes if it would have a Material Adverse Effect.

23.27                     Joint Ventures

(a)                                  Subject to paragraph (b) below, no member of the Group may after the date of this Agreement enter into, invest in, acquire any share or interest in, transfer any asset to, lend to, or guarantee or give any indemnity (other than an indemnity of a type referred to in Subclause 23.12(c)(v) (Third party guarantees) in respect of the sale of any such Joint Venture) in respect of the obligations of, any joint venture entity, partnership or similar person (a “Joint Venture”) or enter into any agreement or obligation where it would have any obligation to do any of the foregoing or to maintain the solvency of or provide working capital to any Joint Venture or trade with or sell to or acquire assets or services from any Joint Venture otherwise than on arm’s length-terms.

(b)                                 Members of the Group may enter into, invest in, acquire any shares or interest in, transfer any asset to, lend to, or guarantee or give an indemnity in respect of the obligations of, a Joint Venture (including any existing Joint Venture) which carries on a business of the same type as the business of the Group or a business which is complementary provided that the aggregate amount invested in or paid to acquire any shares or interest in, or value of assets transferred to, or lent to or the actual or contingent liability under any guarantee or indemnity (other than an indemnity of a type referred to in Subclause 23.12(c)(v) (Third party guarantees) in respect of the sale of any such Joint Venture) of the obligations of, any Joint Venture (each a “Joint Venture Investment”) does not exceed €40,000,000 (plus the aggregate Net Proceeds received in cash by members of the Group from the disposal of Joint Venture Investments) in aggregate over the life of the Facilities.

23.28                     Limitation on restrictions affecting movement of cash Intra-Group

(a)                                  No member of the Group may agree to any restriction on its ability to move cash to another member of the Group, whether by way of dividend or other distribution, inter-company loan, redemption of shares or otherwise.

(b)                                 Paragraph (a) above does not apply to any restriction contained in a Senior Finance Document, the Securities, the Remaining Debt Agreements (provided that no amendments or refinancing of any Remaining Debt may include a more onerous restriction than any restriction in force on the date of this Agreement in the Remaining Debt Agreement being amended or refinanced), the 2025 Bonds, the Bond Refinancing Debt (provided that the restrictions are no more onerous on any member of the Group than those in this Agreement) or pursuant to or in connection with a Permitted Receivables Securitisation.

23.29                     Acquisition Documents

The Company shall promptly pay (or shall procure that there is promptly paid) all amounts payable by the Company under the Acquisition Documents as and when the same become due.

23.30                     Refinancing Debt

The Company shall procure that, as soon as reasonably practicable after the Closing Date, the Debt Pushdown is completed in all material respects in the manner set out in the Structure Memorandum (or otherwise in a manner which does not adversely affect the interests of the Lenders in any material respect) or otherwise in a manner approved by the Majority Lenders acting reasonably.

23.31                     Guarantees

(a)                                  The Company shall procure that each of the Target and those of its Subsidiaries identified in the Agreed List of Obligors and Security will become Additional Guarantors hereunder in accordance with the provisions of Clause 23.33 (Additional Obligors) at the time provided for in that Schedule provided that in the case of:

(i)                                     companies incorporated in Ireland, Northern Ireland or England and Wales, the Accession Deed will provide that the guarantee granted on or before the First Drawdown Date shall be limited to liabilities in respect of Refinancing Credits and immediately following compliance with the procedures referred to in paragraph (b) below (as applicable), each such Additional Guarantor shall accede as an Additional Guarantor with no such limitation; and

(ii)                                  Kappa Packaging Czech immediately after the relevant Expert Valuation has been obtained.

(b)                                 The Company shall, as soon as reasonably practicable after the Closing Date procure that the Additional Guarantors incorporated in (i) England & Wales, comply with Sections 155-158 of the Companies Act 1985, (ii) Ireland, comply with Section 60 of the Companies Act 1963; and (iii) Northern Ireland, comply with Section 161 of the Companies (Northern Ireland) Order 1986 in each case in respect of the guarantees and security contemplated to be provided by them under this Agreement, except where failure to do so would not have a Material Adverse Effect.

(c)                                  Where, at any time after the Closing Date, it is determined (by reference to Accounts delivered hereunder) that any member of the Group is a Material Subsidiary or a member of the Group wishes to become an Additional Borrower, promptly (and in any event within 30 Business Days of the delivery of such Accounts) or at the time it becomes an Additional Borrower, subject to the Agreed Security Principles, the Company shall procure that such Material Subsidiary or Additional Borrower becomes an Additional Guarantor in accordance with Clause 23.33 (Additional Obligors) (to the extent it has not already done so).

(d)                                 In the event that any guideline is issued by the German Federal Ministry of Finance or a change in law occurs, in each case after the date hereof, regarding the interpretation or application of Section 8a of the German Corporation Tax Act (Körperschaftsteuergesetz, “KStG”), clarifying that the relief, in particular the possibility to provide a counterproof regarding the absence of a back-to-back financing,  provided by the tax guidelines issued by the German Federal Ministry of Finance (Bundesfinanzministerium) on 15 July 2004 (IV A2 - S2742s - 20/04) and 22 July 2005 (IV B7 – S2742a – 31/05) in relation to Section 8a of the KStG also applies to loans which qualify under Section 8a paragraph VI of the KStG, the Company shall promptly take such action as the Facility Agent may reasonably require to extend the guarantees granted under this Agreement to include the obligations and liabilities of the Restricted Borrower under the Restricted Term Loan Facilities.

(e)                                  Subject to the Agreed Security Principles the Company will ensure that members of the Group which on an unconsolidated basis account for 75% of the Group’s Consolidated EBITDA and 75% of the Group’s turnover and 75% of the Group’s gross assets (excluding intercompany items and intercompany investments) either (i) give a guarantee and security over its material assets and undertaking to the Security Agent or to an Obligor who has secured its interest under such guarantee and security to the Security Agent or (ii) have their shares pledged (or their direct or indirect holding company incorporated in the same jurisdiction has its shares pledged) in favour of the Security Agent or in favour of an Obligor who has secured such guarantee and security interest in favour of the Security Agent provided that no Securitisation SPV will be required to provide a guarantee or security.  If any company shall become a member of the Group after the Closing Date and it is a Material Subsidiary, subject to the Agreed Security Principles it will have its shares pledged and it will grant security over its material assets and undertaking.

(f)                                    The Company need only perform its obligations under paragraph (c) or (d) above if it is not unlawful for the relevant person to become a Guarantor (or (i) in the case of a member of the Group which is not wholly owned or is a Joint Venture, if it would not breach any joint venture or any existing shareholders agreement applicable to it or, (ii) in the case of a member of the Group incorporated in any country in Latin America or Albania, Belarus, Bosnia & Herzegovina, Bulgaria, Croatia, Czech Republic, Estonia, Georgia, Hungary, Latvia, Lithuania, Macedonia, Moldova, Romania, Serbia & Montenegro, Russia, Slovakia, Slovenia, Turkey or the Ukraine, it also would not breach any negative pledge contained in a Remaining Debt Agreement or in the reasonable opinion of the Parent result in a loss of access to local credit lines on reasonable commercial terms) and that person becoming a Guarantor would not result in personal liability for that person’s directors or other management.  Each Obligor must use, and must procure that the relevant person uses, all reasonable endeavours lawfully to avoid any such unlawfulness (including, without limitation) by complying with paragraph (b) above) or personal liability.  This includes agreeing to a limit on the amount secured or guaranteed.  The Facility Agent may (but shall not be obliged to) agree to such a limit if to do so might avoid the relevant unlawfulness or personal liability.

(g)                                 The Company shall, as soon as reasonably practicable after the Closing Date, procure that Kappa Packaging Czech will file an application with the relevant court to appoint an expert valuator who shall promptly prepare the Expert Valuation.

23.32                     Security

(a)                                  The Parent shall procure that, subject to the Agreed Security Principles:

(i)                                     the Security Documents identified in the Agreed List of Obligors and Security are executed and delivered to the Security Agent on or before the time provided for in that Schedule;

(ii)                                  the Security Documents identified in the Agreed List of Obligors and Security are executed and delivered to the Security Agent as soon as it is not unlawful for the relevant person to execute such Security Document (or (i) in the case of a member of the Group which is not wholly owned or is a Joint Venture, if it would not breach any joint venture or any existing shareholders agreement applicable to it or, (ii) in the case of a member of the Group incorporated in any country in Latin America or Albania, Belarus, Bosnia & Herzegovina, Bulgaria, Croatia, Czech Republic, Estonia, Georgia, Hungary, Latvia, Lithuania, Macedonia, Moldova, Romania, Serbia & Montenegro, Russia, Slovakia, Slovenia, Turkey or the Ukraine, it also would not breach any negative pledge contained in a Remaining Debt Agreement or in the reasonable opinion of the Parent result in a loss of access to local credit lines on reasonable commercial terms) and if such execution would not result in personal liability for that person’s directors or other management.  Each Obligor must, and must procure that the relevant person uses, all reasonable endeavours lawfully to avoid any such unlawfulness or personal liability.  This includes agreeing to a limit on the amount secured.  The Facility Agent may (but shall not be obliged to) agree to such a limit if to do so might avoid the relevant unlawfulness or personal liability;

(iii)                               any grantor of a Security Document referred to in (i) above will provide any notices required and execute such other documentation as is required to perfect the security granted under the Security Documents;

(iv)                              any member of the Group (other than any grantor of a Security Document referred in (i) above) which becomes at any time a Material Subsidiary after the Closing Date and/or which is required pursuant to the terms of Clause 23.31 (Guarantees) to accede hereto as an Additional Guarantor shall execute Security Documents over all or substantially all of it assets in substantially similar terms, and to similar effect, as the Security Documents executed by other Obligors incorporated in the same jurisdiction (or if none as required by the Security Agent acting reasonably) provided that the Obligors listed in the Agreed List of Obligors and Security shall only be required to provide the Security specified therein;

(v)                                 any Obligor which has executed a Security Document pursuant hereto and which acquires a material asset (or makes a material loan to another member of the Group) which would not be immediately and effectively charged by the then existing Security Documents and is of a type which is charged by the then existing Security Documents, executes and delivers to the Security Agent such further or additional Security Documents in relation to such assets as the Majority Lenders may reasonably require and in form and substance reasonably satisfactory to them.

(b)                                 Subject to the Agreed Security Principles, each Obligor shall execute and deliver to the Security Agent such further or additional Security Documents in such form as the Majority Lenders (acting reasonably) shall require creating an effective first ranking fixed Security Interest over the shares in any entity which becomes a Material Subsidiary after the First Drawdown.

(c)                                  The Parent and each Obligor need only perform its obligations under paragraphs (a)(iv) and (b) above if it is not unlawful for the relevant person to execute such Security Documents (or (i) in the case of a member of the Group which is not wholly owned or is a Joint Venture, if it would not breach any joint venture agreement or any existing shareholders agreement applicable to it or, (ii) in the case of a member of the Group incorporated in any country in Latin America or Albania, Belarus, Bosnia & Herzegovina, Bulgaria, Croatia, Czech Republic, Estonia, Georgia, Hungary, Latvia, Lithuania, Macedonia, Moldova, Romania, Serbia & Montenegro, Russia, Slovakia, Slovenia, Turkey or the Ukraine, it would also not breach any negative pledge contained in a Remaining Debt Agreement and would not in the reasonable opinion of the Parent result in a loss of access to local credit lines on reasonable commercial terms) and if such performance would not result in personal liability for that person’s directors or other management.  Each Obligor must, and must procure that the relevant person uses, all reasonable endeavours lawfully to avoid any such unlawfulness or personal liability.  This includes agreeing to a limit on the amount secured.  The Facility Agent may (but shall not be obliged to) agree to such a limit if to do so might avoid the relevant unlawfulness or personal liability.

(d)                                 The Parent shall, and shall procure that each other relevant member of the Group which is its Subsidiary shall, at its own expense, execute and do all such assurances, acts and things as the Security Agent may reasonably require:

(i)                                     for perfecting or protecting the security intended to be afforded by the Security Documents; and/or

(ii)                                  if the Security Documents have become enforceable, for facilitating the realisation of all or any part of the assets which are subject to the Security Documents and the exercise of all powers, authorities and discretions vested in the Security Agent or in any receiver of all or any part of those assets, and in particular shall execute all transfers, conveyances, assignments and releases of that property whether to the Security Agent or to its nominees and give all notices, orders and discretions which the Security Agent may reasonably think expedient.

(e)                                  If at any time any Obligor is the creditor in respect of any loans made pursuant to (and to the extent permitted by) Subclause 23.14 (Loans out), such Obligor shall procure that security is granted to the Lenders over such loans on terms acceptable to the Security Agent (acting on the instructions of the Majority Lenders (acting reasonably)).

(f)                                    On each date that a Security Document is entered into after the First Drawdown, each Obligor shall procure that the documents listed in Part III of Schedule 2 (Conditions Precedent Documents) in respect of the Obligor entering into such Security Document are delivered to the Security Agent.

(g)                                 The Company shall procure that the articles of association of the Target are amended as soon as reasonably practical and, in any event, within 90 days of the Closing Date in such a way as to permit a first priority ranking perfected pledge to be granted by the direct Holding Company thereof in favour of the Security Agent over the shares in the capital of the Target.

23.33                     Additional Obligors

(a)                                  The Company shall procure that any person required under Subclause 23.31 (Guarantees) to become an Additional Guarantor, or a person who wishes to become an Additional Guarantor or an Additional Borrower, must:

(i)                                     execute and deliver to the Facility Agent an Accession Deed (duly executed by the Company on behalf of all existing Borrowers and Guarantors);

(ii)                                  deliver to the Facility Agent each of the documents and evidence listed in Part III of Schedule 2 (Conditions Precedent Documents);

(iii)                               deliver to the Facility Agent such other reports, opinions and documents (if any) as the Facility Agent may reasonably require in respect of the Additional Guarantor or Additional Borrower, each in form and substance satisfactory to the Facility Agent;

(iv)                              accede to the Priority Agreement as an Obligor in the manner required pursuant to the Priority Agreement; and

(v)                                 comply with the other requirements of this Subclause 23.33.

(b)                                 The relevant Subsidiary will become an Additional Obligor on the date of the Accession Deed executed by it.

(c)                                  Subject to the other provisions of this Agreement, the Company must comply with its obligations under paragraph (a):

(i)                                     within fourteen days of the relevant person becoming a Material Subsidiary; or

(ii)                                  if the relevant person is an Additional Borrower, before the Additional Borrower may use any Facility.

(d)                                 The prior consent of all the Lenders (not to be unreasonably withheld) is required if an Additional Obligor is to be an Additional Borrower (except in respect of an Additional Borrower which is a limited liability company and which is a wholly-owned Subsidiary (directly or indirectly) of the Company and is incorporated and tax resident in a Pre-approved Jurisdiction, to the extent the Additional Borrower will be a Borrower under the Revolving Credit Facility or the Restructuring Loan Facility.  It shall not be unreasonable for a Lender to withhold or delay its consent if the Additional Borrower is domiciled in a jurisdiction which would cause the Lender to breach any law or regulation or any internal rule or policy of such Lender.

(e)                                  The Lenders may impose such limitations on the ability of an Additional Borrower to borrow under any Facility as they deem reasonably necessary.

(f)                                    In the case of an Additional Borrower, until the Facility Agent notifies the other Finance Parties and the Company that those documents and evidence are in form and substance satisfactory to it (acting reasonably), that Additional Borrower may not use any Facility.  The Facility Agent must give this notification as soon as reasonably practicable after receipt of such documents and evidence in form and substance satisfactory to it (acting reasonably).

(g)                                 Delivery of an Accession Deed, executed by the relevant Subsidiary and the Company, to the Facility Agent constitutes confirmation by that Subsidiary and the Company that the Repeating Representations relating to representations and warranties made by the Company or to be made by that Subsidiary are then correct in all material respects, as if made with reference to the facts and circumstances then existing.

(h)                                 The Company shall, and shall procure that each relevant member of the Group that is its Subsidiary shall, promptly give the Facility Agent all assistance it reasonably requires in relation to the security and guarantees to be granted pursuant to this Agreement including, without limitation, promptly answering all reasonable questions and requisitions of the Facility Agent and its advisors in relation to the assets of the Target Group.

23.34                     SPV Group

The Parent shall procure that members of the SPV Group shall, on the disposal of any SPV Asset to any third party apply an amount equal to the net proceeds received by it on any such disposal in repayment or prepayment of any loan made by a member of the Group to a member of the SPV Group, or, at the option of the Parent, lend such proceeds to the Parent, and the Parent shall contribute such proceeds to the Company.

23.35                     Securities

The Parent will procure that on or before issuing any securities in respect of the Bond Refinancing Debt, the trustee appointed under any indenture or equivalent document under which any such securities are issued will become a party to the Priority Agreement by executing and delivering a deed of accession to the Security Agent as contemplated in the Priority Agreement in form and substance satisfactory to the Security Agent to the extent that there is a requirement under the Bond Refinancing Debt to provide ratable security.

23.36                     Financial Assistance

The Parent will ensure that all payments and provision of guarantees, security and other assistance by and between members of the Group have been and will be made in compliance with applicable local laws and regulations concerning financial assistance by a company for the acquisition of or subscription for its own shares or the shares of its parent or any other company or concerning the protection of shareholders’ capital except where failure to do so would not have a Material Adverse Effect.

23.37                     Financial Statements

The Parent will ensure that its audited consolidated financial statements to be provided in compliance with Clause 21.1 (Financial statements) will be prepared in compliance with the Accounting Principles in all material respects.

23.38                     Permitted Receivables Securitisations

(a)                                  Notwithstanding any provision of this Agreement to the contrary, in connection with a Permitted Receivable Securitisation, any Group member may without limitation, do any of the following:

(i)                                     establish or procure the establishment of any type of company, fund or other entity for the purposes of such securitisation whether or not a member of the Group (each such entity a “Securitisation SPV”);

(ii)                                  transfer receivables to the Securitisation SPV either directly or indirectly;

(iii)                               create, in respect of the bank accounts into which the collections in respect of the transferred receivables are paid, trusts, pledges, charges or other account protection arrangements, whether contractual or proprietary in nature; and/or direct customers (including in respect of receivables which are not, or are not eligible to be, purchased by the Securitisation SPV), to one or more collection accounts (whether or not in the name of a Group member or the Securitisation SPV); or

(iv)                              provide Financial Indebtedness in any form directly or indirectly to the Securitisation SPV in connection with such securitisation,

and all the representations, warranties, covenants and other terms of each Finance Document (including the security package, which will permit the automatic release if possible or otherwise authorise the release of receivables from security to enable a Permitted Receivables Securitisation) will be construed in such a way to permit any Permitted Receivables Securitisation (and as necessary security over receivables will be deemed to be released to enable such Permitted Receivables Securitisation).  For the avoidance of doubt Smurfit Kappa European Packaging (and any entity which replaces it) shall not be required to give security to the Lenders.

(b)                                 The parties acknowledge that (i) certain Group members entered into the Existing Securitisation and that such transaction is a Permitted Receivables Securitisation; and (ii) Smurfit Kappa European Packaging is a Securitisation SPV and will not be nor will it be required to be an Additional Obligor for so long as it is a Securitisation SPV.

24.                               DEFAULT

24.1                           Events of Default

Each of the events set out in this Clause is an Event of Default.

24.2                           Non-payment

An Obligor does not pay on the due date any amount payable by it under the Senior Finance Documents in the manner required under the Senior Finance Documents, unless the non-payment:

(a)                                  is caused by technical or administrative error in the transmission of funds by banks and such non-payment is remedied within 3 days of the due date; or

(b)                                 is in respect of fees and expenses (but not principal or interest due under the Senior Finance Documents) and such non-payment is remedied within 3 days of the due date.

24.3                           Breach of other obligations

(a)                                  An Obligor does not comply with any term of Clauses 23.4 (Pari Passu ranking), 23.5 (Negative pledge), 23.6 (Disposals), 23.9 (Mergers), 23.10 (Acquisitions), 23.14 (Loans out), 23.15 (Share capital) or 23.16 (Dividends).

(b)                                 There is a breach of Clause 22 (Financial Covenants) and this is not remedied by means of Clause 24.21 (Right to Cure Financial Ratios) within 15 Business Days of the delivery of financial statements evidencing breach.

(c)                                  An Obligor does not comply with any other term of the Senior Finance Documents not already referred to in this Clause, unless the non-compliance:

(i)                                     is capable of remedy; and

(ii)                                  is remedied within 20 Business Days of the earlier of the Facility Agent giving notice and any Obligor becoming aware of the non-compliance.

24.4                           Misrepresentation

A representation or warranty made or repeated by an Obligor in any Senior Finance Document or in any document delivered by or on behalf of any Obligor under any Senior Finance Document is incorrect in any material respect when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation:

(a)                                  are capable of remedy; and

(b)                                 are remedied within 20 Business Days of the earlier of the Facility Agent giving notice and any Obligor becoming aware of the misrepresentation.

24.5                           Cross-default

Any of the following occurs in respect of a member of the Group:

(a)                                  any of its Financial Indebtedness (or any amount payable in respect thereof) is not paid when due (after the expiry of any originally applicable grace period); or

(b)                                 any of its Financial Indebtedness:

(i)                                     becomes prematurely due and payable; or

(ii)                                  is placed on demand; or

(iii)                               is capable of being declared by a creditor to be prematurely due and payable or being placed on demand,

in each case, as a result of an event of default (howsoever described);

unless (I) the aggregate principal amount of Financial Indebtedness of members of the Group falling within paragraphs (a) - (b) above is less than €45,000,000 or its equivalent or (II) in the case of Financial Indebtedness under the 2025 Bonds, the relevant event has occurred by reason of the Acquisition or the original acquisition of the Smurfit Kappa Group by the Company, and the 2025 Bonds are repaid in full within one month of the first occasion on which any of the events in paragraph (a) and (b) above occur and prior to such repayment in full no material action is taken by or on behalf of any of the bondholders to enforce any security, demand under any guarantee or taken any steps referred to in Subclauses 24.7 (Insolvency proceedings) or 24.8 (Creditor’s process) against any member of the Group (provided that during such one month period there shall be no Default in respect of the events referred to in paragraphs (a) to (b) above in respect of the 2025 Bonds if the conditions referred to above are complied with) or (III) if the Financial Indebtedness is owed by one member of the Group to another member of the Group, no Event of Default shall occur unless the creditor takes any step to accelerate such Financial Indebtedness or otherwise enforces its rights in respect of such Financial Indebtedness, and the default giving rise to such is not remedied or waived within 20 Business Days after the date of such acceleration or enforcement action (V) the Financial Indebtedness was incurred and/or is outstanding pursuant to or in connection with a Permitted Receivables Securitisation.

24.6                           Insolvency

Any of the following occurs in respect of the Company or a Material Group Member:

(a)                                  it is, or is deemed for the purposes of any applicable law to be, unable to pay its debts as they fall due or insolvent; or

(b)                                 it admits its inability to pay its debts as they fall due; or

(c)                                  it suspends making payments on its debts generally (or any class of them) or announces an intention to do so; or

(d)                                 by reason of actual or anticipated financial difficulties, it reschedules or restructures any of its indebtedness; or

(e)                                  a moratorium is declared in respect of any of its indebtedness.

24.7                           Insolvency proceedings

(a)                                  Except as provided below in paragraph (b), any of the following occurs in respect of the Company or a Material Group Member:

(i)                                     any formal or legal step is taken with a view to a composition, assignment or similar arrangement with any of its creditors; or

(ii)                                  a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court for, its winding-up, administration, examination or dissolution or for the seeking of relief under any applicable bankruptcy, insolvency or similar law or any such resolution is passed; or

(iii)                               any person presents a petition, or files documents with a court, for its winding-up, administration, examination or dissolution or seeking relief under any applicable bankruptcy, insolvency or similar law; or

(iv)                              an order for its winding-up, administration, examination or dissolution is made or other relief is granted under any applicable bankruptcy, insolvency or similar law; or

(v)                                 any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, examiner, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets with an aggregate value in excess of €25,000,000; or

(vi)                              its directors, shareholders or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, examiner, administrative receiver, administrator or similar officer in respect of it or any of its assets; or

(vii)                           any other analogous step or procedure is taken in any jurisdiction.

(b)           Paragraph (a) does not apply to:

(i)                                     any step or procedure which is part of a Permitted Reorganisation; or

(ii)                                  a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged, withdrawn or struck out within 20 Business Days.

24.8                           Creditors’ process

Any attachment, sequestration, distress, execution or analogous event affects assets of the Company or a Material Group Member, having an aggregate value of €25,000,000 (or its equivalent), and is not discharged within twenty-one days from the entry or making thereof.

24.9                           Cessation of business

The Group taken as a whole ceases to carry on all or a substantial part of its business except:

(a)                                  as part of a Permitted Reorganisation; or

(b)                                 as a result of any disposal allowed under this Agreement.

24.10                     Senior Finance Documents

(a)                                  It is or becomes unlawful for any Obligor to perform any of its obligations under the Senior Finance Documents, which obligation is materially prejudicial to the Lenders.

(b)                                 Any Senior Finance Document is not effective or is alleged by an Obligor to be ineffective for any reason in any respect materially prejudicial to the Lenders.

(c)                                  A Security Document does not create the security it purports to create in any respect which is materially prejudicial to the Lenders.

(d)                                 An Obligor repudiates a Senior Finance Document or evidences an intention to repudiate a Senior Finance Document.

(e)                                  Any event of default (however defined) occurs under any of the Securities entitling any holders of the Securities to make demand for repayment of any Financial Indebtedness on any member of the Group.

24.11                     Ownership of the Obligors

An Obligor (other than the Parent) is not or ceases to be a direct or indirect Subsidiary of the Parent (other than pursuant to a Permitted Reorganisation or as a result of a disposal which is permitted under the terms this Agreement).

24.12                     Priority Agreement

(a)                                  (i)            Any party to the Priority Agreement (other than a Finance Party) does not comply with the terms of the Priority Agreement in any respect which is materially prejudicial to the Lenders’ interests under the Finance Documents; or

(ii)                                  a representation or warranty given by that party in the Priority Agreement is incorrect in any material respect,

and, if the non-compliance or circumstances giving rise to the misrepresentation are capable of remedy, it is not remedied within 20 Business Days of the earlier of the Facility Agent giving notice to that party of or that party becoming aware of the non-compliance or misrepresentation; or

(b)                                 the subordination created or purported to be created by the Priority Agreement is not effective or is alleged by a party to it (other than a Finance Party) to be ineffective in any way which is materially prejudicial to the Lenders’ interests under the Finance Documents; or

(c)                                  any party to the Priority Agreement (other than a Finance Party) repudiates the Priority Agreement or clearly evidences an intention to repudiate it.

24.13                     Litigation

There shall occur any litigation, arbitration administrative, regulatory or other proceedings or enquiry (including without limitation, any such by any monopoly, anti-trust or competition authority or commission, or any equivalent body in the European Commission or any division of any thereof or authority deriving power from any thereof) concerning or arising in consequence of any of the Transaction Documents and the same has in the reasonable opinion of the Majority Lenders a Material Adverse Effect (provided that without prejudice to any other event or circumstances which has a Material Adverse Effect the mere acceleration or non-payment of the 2025 Bonds following any such litigation or proceedings shall not constitute a Material Adverse Effect if such bonds are repaid in full within one month of the date of acceleration or non-payment).

24.14                     Audit qualification

The Auditors qualify their report on any audited consolidated financial statements of the Parent in terms or as to issues which have a Material Adverse Effect.

24.15                     Expropriation

The authority or ability of the Company or any Material Group Member, to conduct its business is wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person (each an expropriation) and such expropriation has a Material Adverse Effect.

24.16                     Material adverse effect

Any event or series of events (whether related or not) occurs which has a Material Adverse Effect.

24.17                     Acceleration

Subject to Subclauses 24.19 (Clean-Up Period) and 24.20 (Cancellation during Certain Funds Period), if an Event of Default is outstanding, the Facility Agent may, and must if so instructed by the Majority Lenders, by notice to the Company:

(a)                                  declare that an Event of Default has occurred; and/or

(b)                                 cancel some or all of the Total Commitments; and/or

(c)                                  declare that all or part of any amounts outstanding under the Senior Finance Documents are:

(i)                                     immediately due and payable; and/or

(ii)                                  payable on demand by the Facility Agent acting on the instructions of the Majority Lenders, and/or

(d)                                 declare that full Cash Cover in respect of any or each Documentary Credit is immediately due and payable.

Any notice given under this Subclause will take effect in accordance with its terms.

24.18                     Acceleration for Certain Funds Credits

If there is a Major Default During the Certain Funds Period then the Facility Agent may, and must if so instructed by the Majority Lenders, by notice to the Company:

(a)                                  declare that a Major Default has occurred; and/or

(b)                                 cancel some or all of the Total Commitments; and/or

(c)                                  declare that all or part of any Certain Funds Credit outstanding under the Senior Finance Documents are:

(i)                                     immediately due and payable; and/or

(ii)                                  payable on demand by the Facility Agent acting on the instructions of the Majority Lenders.

Any notice given under this provision will take effect in accordance with its terms.

24.19                     Clean-Up Period

If during the Clean up Period (or such longer period, in any particular instance, as the Facility Agent acting on the instruction of the Majority Lenders may agree) any event or circumstance which (but for this Subclause 24.19) would constitute a Default (the Potential Event of Default) shall exist, then the following shall apply:

(a)                                  the Company or the Target shall notify the Facility Agent in writing of that fact promptly after becoming aware thereof, giving a reasonable description of:

(i)                                     the Potential Event of Default and its causes; and

(ii)                                  the remedial action in relation to that Potential Event of Default which the Company and/or the Target propose to take;

(b)                                 that Potential Event of Default shall not constitute a Default, and the Facility Agent shall not with respect to that Potential Event of Default be entitled to take any of the actions set out in Subclause 24.17 (Acceleration) (but, for the avoidance of doubt, not so as to restrict the Facility Agent’s rights to take such action with respect to any other Event of Default which is not a Potential Event of Default), until (assuming that the Potential Event of Default is then continuing) the date that the Clean-up Period has expired, unless in each case there is a Material Adverse Effect, provided that this Subclause shall not apply with respect to any Potential Event of Default under any of Subclauses 24.2 (Non-payment), 24.6 (Insolvency), 24.7 (Insolvency proceedings), 24.8 (Creditors’ process), 24.10 (Senior Finance Documents) or 24.15 (Expropriation).

24.20                     Cancellation during Certain Funds Period

During the Certain Funds Period, the Finance Parties shall not save as provided in Subclause 24.18 (Acceleration for Certain Funds Credits):

(a)                                  have the right to cancel, rescind or terminate the Facilities during the Certain Funds Period if the effect of such cancellation, rescission or termination would prevent or limit the making of any of the Certain Funds Credits during the Certain Funds Period; or

(b)                                 make or enforce any claims they may have under this Agreement if the effect of such claim or enforcement would prevent or limit the making or utilisation of the Certain Funds Credits during the Certain Funds Period; or

(c)                                  otherwise exercise during the Certain Funds Period any right of set-off or similar right or remedy which it may have in relation to any of the Certain Funds Credits; or

(d)                                 cancel or declare any Certain Funds Credit immediately due and payable or payable on demand.

24.21                     Right to Cure Financial Ratios

The Company shall have the right (a “Cure Right”) to receive contributions of equity or quasi-equity to cure any actual or prospective breach of financial ratios by:

(a)                                  contribution of up to €20 million of equity cash injection to be made within 15 Business Days of delivery of related compliance certificate and to be added to Consolidated Cash Flow and Consolidated EBITDA for the sole purpose of measuring the financial ratios (and not for any other purpose) and the Consolidated Total Net Borrowings figure will be notionally reduced and the Consolidated Total Net Interest Payable also adjusted accordingly to reflect the notional lower Consolidated Total Net Borrowings position for the duration of the relevant period provided that only a single cure amount may be taken into account during any relevant period of 12 months; and

(b)                                 contributions of equity cash injections at any time to be added to Consolidated Cash Flow (but not Consolidated EBITDA) and applied in repayment of debt in reduction of Consolidated Total Net Borrowings (for all covenants) provided that any such cure may be exercised only once in any relevant period of 12 months, each such contribution, a “Cure Amount”.

25.                               THE ADMINISTRATIVE PARTIES

25.1                           Appointment and duties of the Agents

(a)                                  Each Finance Party (other than such Agent) irrevocably appoints each Agent to act as its agent (and, in the case of the Security Agent, its agent and its trustee) under and in respect of the Senior Finance Documents.

(b)                                 Each Finance Party irrevocably authorises each Agent to:

(i)                                     perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Senior Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)                                  execute each Senior Finance Document and any Documentary Credit expressed to be executed by such Agent on its behalf.

(c)                                  Each Finance Party (other than the relevant Administrative Party) confirms that each of the Arrangers and the Facility Agent has authority to accept on its behalf the terms of any reliance letter or engagement letters relating to the Reports or any reports or letters provided by accountants or Auditors in connection with the Senior Finance Documents or the transactions contemplated therein and to bind it in respect of such Reports, reports or letters and to sign such letters on its behalf and to the extent already entered into ratifies such actions and each Finance Party further confirms that it accepts the terms and qualifications set out in such letters.

(d)                                 Each Agent has only those duties which are expressly specified in the Senior Finance Documents.  Those duties are solely of a mechanical and administrative nature.

(e)                                  Each Agent shall be released from the restrictions of self-dealing set out in section 181 of the German Civil Code (Bürgerliches Gesetzbuch) or restrictions having a similar effect under any applicable law.

25.2                           Role of the Arrangers

Except as specifically provided in the Senior Finance Documents, no Arranger has any obligations of any kind to any other Party in connection with any Senior Finance Document.

25.3                           No fiduciary duties

Except as specifically provided in a Senior Finance Document and except in the case of the Security Agent, in relation to the Security Documents and monies recovered pursuant thereto:

(a)                                  nothing in the Senior Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person; and

(b)                                 no Administrative Party need hold in trust any moneys paid to or recovered by it for a Party pursuant to the Senior Finance Documents or be liable to account for interest on those moneys.

25.4                           Individual position of an Administrative Party

(a)                                  If it is also a Lender, each Administrative Party has the same rights and powers under the Senior Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)                                 Each Administrative Party may:

(i)                                     carry on any business with any Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)                                  retain any profits or remuneration it receives under the Senior Finance Documents or in relation to any other business it carries on with any Obligor or its related entities.

25.5                           Reliance

Each Agent may:

(a)                                  rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)                                 rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)                                  engage, pay for and rely on professional advisers selected by it (including those representing a Party other than that Agent); and

(d)                                 act under the Senior Finance Documents through its personnel and agents.

25.6                           Majority Lenders’ instructions

(a)                                  Each Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Senior Finance Documents.  Any such instructions given by the Majority Lenders will be binding on all the Lenders.  In the absence of instructions, each Agent may act or refrain from acting as it considers to be in the best interests of all the Lenders.  Without prejudice to the foregoing, the Agent shall have the authority to agree the Agreed List of Obligors and Security and to make amendments thereto as set out in the definition of that term.

(b)                                 Neither Agent is authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings in connection with any Senior Finance Document.

(c)                                  An Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

25.7                           Responsibility

(a)                                  No Administrative Party is responsible to any other Finance Party for the adequacy, accuracy or completeness of:

(i)                                     any Senior Finance Document or any other document; or

(ii)                                  any statement or information (whether written or oral) made in or supplied in connection with any Senior Finance Document.

(b)                                 Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Senior Finance Document, each Lender confirms that it:

(i)                                     has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Senior Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)                                  has not relied exclusively on any information provided to it by any Administrative Party in connection with any Senior Finance Document.

25.8                           Exclusion of liability

(a)                                  Neither Agent is liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Senior Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)                                 No Party may take any proceedings against any officer, employee or agent of an Agent in respect of any claim it might have against that Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Senior Finance Document.  Any officer, employee or agent of an Agent may rely on this Subclause.

25.9                           Default

(a)                                  Neither Agent is obliged to monitor or enquire whether a Default has occurred.  Neither Agent is deemed to have knowledge of the occurrence of a Default unless it has received notice from a Party describing such Default and specifying that the event or circumstance concerned is a Default.

(b)                                 If an Agent:

(i)                                     receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)                                  is aware of the non-payment of any principal or interest or any fee payable to a Lender under any Senior Finance Document,

it must promptly notify the Lenders.

25.10                     Information

(a)                                  Each Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to that Agent by a Party for that person.

(b)                                 Except where a Senior Finance Document specifically provides otherwise, neither Agent is obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)                                  Except as provided above, neither Agent has any duty:

(i)                                     either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Senior Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)                                  unless specifically requested to do so by a Lender in accordance with a Senior Finance Document, to request any certificate or other document from any Obligor.

(d)                                 In acting as an Agent, the agency division of each Agent is treated as a separate entity from its other divisions and departments.  Any information acquired by an Agent which, in its opinion, is acquired by it otherwise than in its capacity as an Agent may be treated as confidential by that Agent and will not be treated as information possessed by that Agent in its capacity as such.

(e)                                  No Agent is obliged to disclose to any person any confidential information supplied to it by a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required to any term of the Senior Finance Documents.

(f)                                    Each Obligor irrevocably authorises each Agent to disclose to the other Finance Parties any information which, in such Agent’s opinion, is received by it in its capacity as an Agent.

25.11                     Indemnities

(a)                                  Without limiting the liability of any Obligor under the Senior Finance Documents, each Lender must indemnify each Agent for that Lender’s Pro Rata Share of any loss or liability incurred by that Agent in acting as an Agent, except to the extent that the loss or liability is caused by that Agent’s gross negligence or wilful misconduct.

(b)                                 Each Agent may deduct from any amount received by it for a Lender any amount due to that Agent from that Lender under a Senior Finance Document but unpaid.

25.12                     Compliance

Each Agent may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary to comply with any law or regulation.

25.13                     Resignation

(a)                                  Each Agent may resign and appoint any of its Affiliates as successor Agent to it by giving notice to the Lenders and the Company.

(b)                                 Alternatively, each Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders may appoint a successor Agent to it.

(c)                                  If no successor Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the relevant Agent may (after consultation with the Company) appoint a successor Agent to it.

(d)                                 The person(s) appointing a successor Agent must, if practicable, consult with the Company prior to the appointment.  Any successor Agent must have an office in the U.K.

(e)                                  The resignation of an Agent and the appointment of any successor Agent will both become effective only when:

(i)                                     the successor Agent notifies all the Parties that it accepts its appointment; and

(ii)                                  on giving the notification, the successor Agent will succeed to the position of the retiring Agent and the Facility Agent or Security Agent (as applicable) will mean the successor Agent; and

(iii)                               in the case of the Security Agent, the Facility Agent confirms that it is satisfied that the Security Documents (and any related documentation) have been transferred to or into (and where required registered in) the name of the proposed successor Security Agent.

(f)                                    The retiring Agent must, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Senior Finance Documents.

(g)                                 Upon its resignation becoming effective, this Clause will continue to benefit a retiring Agent in respect of any action taken or not taken by it in connection with the Senior Finance Documents while it was an Agent, and, subject to paragraph (f) above, it will have no further obligations under any Senior Finance Document.

(h)                                 The Majority Lenders may, by notice to any Agent, require it to resign under paragraph (b) above.

(i)                                     The Obligors will (at their own cost) take such action and execute such documents as is required by the Security Agent (acting reasonably) so that the Security Documents provide for effective and perfected security in favour of any successor Security Agent.

25.14                     Relationship with Lenders

(a)                                  Each Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days’ prior notice from that Lender to the contrary.

(b)                                 Each Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)                                  Each Agent must keep a register of all the Parties and supply any other Party with a copy of the register on request.  The register will include each Lender’s Facility Office(s) and contact details for the purposes of this Agreement.

25.15                     Notice period

Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

25.16                     Security Agent

(a)                                  The Security Agent shall hold the security constituted by the Security Documents on trust or to the extent required by any applicable local law as agent for the Finance Parties or in its own name in accordance with the Senior Finance Documents and subject to the terms of the Priority Agreement.

(b)                                 The Security Agent shall not be liable for any failure, omission, or defect in registering, protecting or perfecting the security constituted by any Security Document or any security created thereby.

(c)                                  The Security Agent has no obligation to enquire into or check the title which any Obligor may have to any property over which security is intended to be created by any Security Documents or to insure any such property.

(d)                                 Save where the Security Agent holds a legal mortgage (or equivalent security) over, or over an interest in, real property or shares, the Security Agent is not under any obligation to hold any title deeds, Security Documents or any other documents in connection with the property charged by any Security Document or any other such security in its own possession or to take any steps to protect or preserve the same.  The Security Agent may permit the relevant Obligor, any bank providing safe custody services or any professional adviser of the

Security Agent to retain all such title deeds, Security Documents and other documents in its possession.

(e)                                  All amounts received by the Security Agent under the Senior Finance Documents may be:

(i)                                     invested in any investment for the time being authorised by English law for the investment by trustees of trust money or in any other investments which may be selected by the Security Agent with the consent of the Majority Lenders; or

(ii)                                  placed on deposit at such bank or institution (including any Agent or Lender) and upon such terms as the Security Agent may think fit.  Any and all such monies and all interest thereon shall be paid over to the Facility Agent forthwith upon demand by the Facility Agent.

(f)                                    Each Finance Party confirms its approval of the Security Documents and authorises and directs the Security Agent (by itself or by such person(s) as it may nominate) to execute and enforce the same as trustee (or agent or in its own name) or as otherwise provided (and whether or not expressly in the Lenders’ names) on its behalf.

26.                               EVIDENCE AND CALCULATIONS

26.1                           Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

26.2                           Certificates and determinations

Any certification or determination by a Finance Party (showing reasonable detail, if applicable) of a rate or amount under the Senior Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

26.3                           Calculations

Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days (or in the case of any amount denominated in Sterling 365 days or otherwise depending on what the Facility Agent determines to be market practice).

27.                               FEES

27.1                           Agents’ fee

The Company must pay to each Agent for its own account an agency fee in the manner agreed in the Fee Letter between that Agent and the Company.

27.2                           Arrangement fee

The Company must pay to the Arrangers for their own account an arrangement fee in the manner agreed in the Fee Letter between the Arrangers and the Company.

27.3                           Term Loan Commitment fee

(a)                                  The Company must pay a commitment fee computed at the rate of 0.25 % per annum from and including the 30th day after the Signing Date for a period of 30 days and thereafter at the rate of 0.50% per annum on the undrawn, uncancelled amount of each Lender’s Total Term Loan Commitments.

(b)                                 Accrued commitment fee is payable on the First Drawdown Date and thereafter quarterly in arrears.  Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Total Term Loan Commitments are cancelled in full.

(c)                                  Commitment fee accrued and paid under this Agreement in respect of the Total Term Loan Commitments is in place of any commitment fee accrued under the Commitment Letter in respect of a corresponding amount of Term Loan Commitments and the Company shall not be required to pay commitment fee for the same period under both this Agreement and the Commitment Letter.

27.4                           Revolving/Restructuring Credit commitment fee

(a)                                  The Company must pay a commitment fee on the undrawn, uncancelled amount of each Lender’s Revolving Credit Commitments and Restructuring Credit Commitments from the Closing Date, at a rate which will be computed by reference to the table below:

Ratio of Consolidated Total Net Borrowings to Consolidated Pro Forma EBITDA	Rate per annum
Greater than or equal to 3.50:1.00	0.625%
Less than 3.50:1.00	0.50%

(b)                                 Accrued commitment fee is payable on the First Drawdown Date and thereafter quarterly in arrears.  Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Revolving Credit Commitments or Restructuring Credit Commitments (as the case may be) are cancelled in full.

27.5                           Additional Facility fees

(a)                                  The Company shall pay to the Facility Agent for distribution to each Initial Additional Facility Lender any commitment fee required pursuant to the terms of the relevant Additional Facility Accession Agreement (to be computed and payable as set out in such Additional Facility Accession Agreement).

(b)                                 The Company must pay to each relevant Initial Additional Facility Lender and/or the arranger(s) of the relevant Additional Facility for their own account any other fees as may be set out in an Additional Facility Fee Letter.

28.                               INDEMNITIES AND BREAK COSTS

28.1                           Currency indemnity

(a)                                  The Company shall, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)                                     that Finance Party receiving an amount in respect of an Obligor’s liability under the Senior Finance Documents; or

(ii)                                  that liability being converted into a claim, proof, judgment or order,

in a currency other than the currency in which the amount is expressed to be payable under the relevant Senior Finance Document.

(b)                                 Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Senior Finance Documents in a currency other than that in which it is expressed to be payable.

28.2                           Acquisition indemnity

The Company agrees to indemnify each Finance Party against any loss or liability incurred by that Finance Party in connection with or arising out of the Acquisition or the funding of the Acquisition (including but not limited to all costs reasonably incurred in connection with any litigation, arbitration or administrative proceedings or regulatory enquiry concerning the Acquisition), unless such loss or liability is caused by the gross negligence, wilful misconduct or breach of contract of that Finance Party.

28.3                           Environmental indemnity

Each Obligor agrees to indemnify each Finance Party, each receiver appointed under any Security Document and their respective officers, employees, agents and delegates (together the Indemnified Parties) against any loss or liability suffered or incurred by that Indemnified Party (except to the extent caused by such Indemnified Party’s (or its officers, employees, agents or delegates) own negligence, wilful default or breach of contract which:

(a)                                  arises by virtue of any actual or alleged breach of any Environmental Law (whether by any Obligor, an Indemnified Party or any other person); or

(b)                                 arises in connection with an Environmental Claim,

which relates to the Group, any assets of the Group or the operation of all or part of the business of the Group (or in each case any member of the Group) and which would not have arisen if the Senior Finance Documents or any of them had not been executed by that Finance Party.

28.4                           Other indemnities

(a)                                  The Company must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)                                     the occurrence of any Event of Default;

(ii)                                  any failure by an Obligor to pay any amount due under a Senior Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iii)                               (other than by reason of negligence or default by that Finance Party) a Credit not being made after a Request has been delivered for that Credit; or

(iv)                              a Credit (or part of a Credit) not being prepaid in accordance with a notice of prepayment or any Loan or overdue amount being repaid or prepaid other than on the last day of the current Term for such Loan or overdue amount.

The Obligor’s liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Senior Finance Document, any amount repaid or prepaid or any Credit.

(b)                                 The Company must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:

(i)                                     investigating any event which the Facility Agent reasonably believes to be a Default; or

(ii)                                  acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.

28.5                           Break Costs

(a)                                  Each Borrower must pay to each Lender its Break Costs in relation to Loans or overdue amounts repaid or prepaid to it otherwise than on the last day of a Term applicable thereto.

(b)                                 Each Lender must supply to the Facility Agent for the relevant Borrower details of the amount of any Break Costs claimed by it under this Subclause.

29.                               EXPENSES

29.1                           Initial costs

The Company must pay to each Administrative Party the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of the Senior Finance Documents and other documents contemplated thereby and syndication of the Facilities, subject to the limits agreed between the Company and such Administrative Parties in the Fee Letter.

29.2                           Subsequent costs

The Company must pay to the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

(a)                                  the negotiation, preparation, printing and execution of any Senior Finance Document (other than a Transfer Certificate) executed after the Closing Date and which were not included in the limits agreed in the Fee Letter;

(b)                                 any amendment, waiver or consent made or granted in connection with the Senior Finance Documents; and

(c)                                  any other matter not of an ordinary administrative nature arising out of or in connection with any Senior Finance Document.

29.3                           Enforcement costs

The Company must pay to each Finance Party the amount of all third party costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Senior Finance Document.

30.                               AMENDMENTS AND WAIVERS

30.1                           Procedure

(a)                                  Except as provided in this Clause or as otherwise provided in the Agreement, any term of the Senior Finance Documents may be amended or waived with the agreement of the Parent and the Majority Lenders.  The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.  Each Obligor agrees to any such amendment or waiver agreed to by the Parent.

(b)                                 Each Finance Party irrevocably agrees to any technical and mechanical amendments to the Finance Documents which are necessary for the effective operation of any Additional Facility provided that all such amendments taken as a whole are no more onerous that the provisions applicable to any C1 Term Loan and provided further that such amendments would not adversely affect the interests of any Finance Party. Each Obligor agrees to any such amendment agreed to by the Parent.  For the avoidance of doubt the Facility Agent and the Security Agent shall be entitled without the consent of any Lender to amend or release and retake any Security Document if to do so is necessary or advisable in connection with ensuring that the Additional Facility Loans are secured by the Security Documents.  Such amendments to the Security Documents shall be completed in accordance with the Agreed Security Principles within 90 days after the addition of any Additional Facility.

(c)                                  The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) or (b) above.  Any such amendment or waiver is binding on all the Parties.

30.2                           Exceptions

(a)                                  An amendment or waiver which relates to:

(i)                                     the definition of Majority Lenders and Super Majority Lenders in Clause 1.1 (Definitions);

(ii)                                  the ranking or subordination provided for in the Priority Agreement (other than by way of increases of senior commitments envisaged therein);

(iii)                               Clause 34 (Pro Rata Sharing);

(iv)                              a term of a Senior Finance Document which expressly requires the consent of each Lender;

(v)                                 a change of Borrowers, save as expressly provided for in this Agreement; or

(vi)                              this Clause,

may only be made with the consent of all the Lenders.

(b)                                 An amendment or waiver which relates to:

(i)                                     an extension of the date of payment of any amount to a Lender under the Senior Finance Documents other than under Subclauses 11.3 (Mandatory prepayment – disposals, insurance, warranty and report claims) or 11.5 (Mandatory prepayment - Excess Cash Flow);

(ii)                                  a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Senior Finance Documents, other than under Subclauses 11.3 (Mandatory prepayment – disposals, insurance, warranty and report claims) or 11.5 (Mandatory prepayment - Excess Cash Flow) or 12.3 (Margin adjustments);

(iii)                               an increase in, or a redenomination of an extension of, a Commitment or the Total Commitments;

(iv)                              the right of a Lender to assign or transfer its rights or obligations under the Senior Finance Documents;

may only be made with the consent of each Lender which is directly affected by such amendment or waiver.

(c)                                  An amendment or waiver which relates to:

(i)                                     unless provided for in this Agreement (including without limitation any disposal under Subclause 23.6(b)(xi) (Disposals) or any Permitted Reorganisation, which require Majority Lender consent) or the Priority Agreement, a release of security over any shares or over any other assets worth €5,000,000 or its equivalent or more granted under the Security Documents;

(ii)                                  a release of an Obligor other than a Borrower, save as expressly provided for in this Agreement;

may only be made with the consent of the Super Majority Lenders.

(d)                                 An amendment or waiver which relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

(e)                                  An amendment or waiver which relates to the rights or obligations of the Issuing Bank or any Ancillary Lender, in their respective capacities as such, may not be effected without the prior consent of the Issuing Bank or, as the case may be, that Ancillary Lender.

(f)                                    Lenders not responding to waiver or amendment requests within 10 Business Days (or such longer period as the Facility Agent may reasonably determine is appropriate after consultation in good faith with the Company and is notified to the Lenders) will be excluded from the voting calculation.

30.3                           Change of currency

If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Senior Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

30.4                           Waivers and remedies cumulative

The rights of each Finance Party under the Senior Finance Documents:

(a)                                  may be exercised as often as necessary;

(b)                                 are cumulative and not exclusive of its rights under the general law; and

(c)                                  may be waived only in writing and specifically.

Delay in exercising or non-exercise of any right is not a waiver of that right.

31.                               CHANGES TO THE PARTIES

31.1                           Assignments and transfers by Obligors

No Obligor may assign or transfer any of its rights and obligations under the Senior Finance Documents without the prior consent of all the Lenders.

31.2                           Assignments and transfers by Lenders

(a)                                  A Lender (the “Existing Lender”) may, subject to the following provisions of this Subclause, at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to any other person (the “New Lender”).

(b)                                 Unless the Company and the Facility Agent otherwise agree, a transfer of part of a Commitment or the rights and obligations under this Agreement by an Existing Lender must (a) be in a minimum amount of €5,000,000 or, in respect of any Lender which participates in the B1 Term Loan Facility, B2 Term Loan Facility, B3 Term Loan Facility, C1 Term Loan Facility, C2 Term Loan Facility or C3 Term Loan Facility only, €2,500,000) and (b) of an amount such that if the Existing Lender retains any Commitment it is of a minimum amount of €2,500,000 PROVIDED THAT for the purpose of paragraph (a) above:

(i)                                     if an Existing Lender is a Fund, it may transfer to another Fund that is either an Existing Lender or a Related Fund of a Fund that is an Existing Lender in any amount;

(ii)                                  in the case of concurrent transfers by an Existing Lender to two or more Related Funds, all such concurrent transfers shall be aggregated; and

(iii)                               if on the same date two or more Existing Lenders are transferring part of their Commitments or the rights and obligations under this Agreement to the same transferee the minimum amount so transferred by any Existing Lender to such transferee may be less than €5,000,000 (or €2,500,000 in the case of transfers of B1 Term Loan Commitments, B2 Term Loan Commitments, B3 Term Loan Commitments, C1 Term Loan Commitments, C2 Term Loan Commitments or C3 Term Loan Commitments) so long as the aggregate amount transferred to such transferee on such date is €5,000,000 (or €2,500,000 in the case of transfers of B1 Term Loan Commitments, B2 Term Loan Commitments, B3 Term Loan Commitments, C1 Term Loan Commitments, C2 Term Loan Commitments or C3 Term Loan Commitments) or more, and, in each case, any threshold in this Clause 31.2 shall apply to the aggregate of the (i) A1 Term Loan Commitments and A2 Term Loan Commitments; or (ii) B1 Term Loan Commitments, B2 Term Loan Commitments and B3 Term Loan Commitments; or (iii) C1 Term Loan Commitments, C2 Term Loan Commitments and C3 Term Loan Commitments, (as applicable) so transferred or retained.

(c)                                  Except during the Syndication Period an Existing Lender must consult with the Company prior to making an assignment or transfer to a New Lender.  The consultation with the Company in relation to an assignment, transfer, sub participation or sub contract shall not be required:

(i)                                     if such assignment, transfer, sub participation, or sub contract is to an Existing Lender or affiliate of such a Lender;

(ii)                                  if such assignment, transfer, sub participation, or sub contract is to a fund within the same investor group as a fund which is an Existing Lender; or

(iii)                               if an Event of Default is continuing.

(d)                                 A transfer of rights and obligations will be effective only if either:

(i)                                     the rights and obligations are novated in accordance with the following provisions of this Clause; or

(ii)                                  the New Lender confirms to the Facility Agent and the Company in form and substance satisfactory to the Facility Agent that it is bound by the terms of this Agreement and the Priority Agreement as a Lender.  On the transfer becoming effective in this manner the Existing Lender will be released from its rights and obligations under this Agreement to the extent that they are transferred to the New Lender.

(e)                                  Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of €1,500.

(f)                                    Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

(g)                                 A Lender may sub-participate or sub-contract its obligations under this Agreement provided that if voting rights are given to any sub-participant or sub-contractor the relevant Lender must first consult with the Company (subject to paragraph (c)).

(h)                                 If any Lender assigns or transfers any of its rights and/or obligations under this Agreement, a copy of the written instrument by which such rights are assigned or transferred will be notified by the New Lender to any Obligor incorporated in the Republic of France by bailiff (huissier) in accordance with the provisions of Article 1690 of the French Civil Code.

(i)                                     Without prejudice to Subclause 31.5 (Costs resulting from change of Lender or Facility Office) or any other provision of this Agreement relating to assignment or transfer by any Lender of its rights and obligations under this Agreement any Lender which is a fund may, without the consent of the Company or the Facility Agent pledge all or any portion of its Loans to a trustee for the benefit of investors in such fund and in support of its obligations to such investors or trustee.  No such pledge or assignment shall release the relevant Lender from the obligations hereunder.

(j)                                     For the purposes of and pursuant to Article 1263 of the Italian Civil Code, it is hereby expressly agreed that, in the event of any assignment or transfer of rights or obligations made by an Existing Lender under this Clause 31.2 (Assignment and transfers by Lenders), all Security Interests created or evidenced by the Security Documents shall be preserved for the benefit of the New Lender and each other Lender in accordance with the terms of the Security Documents.

31.3                           Procedure for transfer by way of novations

(a)                                  A novation is effected if:

(i)                                     the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)                                  the Facility Agent executes it.

The Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

(b)                                 Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(c)                                  On the Transfer Date:

(i)                                     the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender; and

(ii)                                  the Existing Lender will be released from those obligations and cease to have those rights; and

(iii)                               the New Lender will become a party to this Agreement as a Lender and to the Priority Agreement as a Senior Creditor (as defined in the Priority Agreement).

(d)                                 The rights and obligations of the Existing Lender in respect of any Documentary Credit outstanding on the Transfer Date will not be novated or released, unless the Issuing Bank consents pursuant to Subclause 7.2 (Assignments and transfers).

(e)                                  The Facility Agent shall provide the Parent with a copy of each Transfer Certificate.

(f)                                    The novation shall in no event affect the obligations of the Company or any Obligor under this Agreement and therefore the substitution of a New Lender in the rights and obligations of an Existing Lender will not extinguish such obligations.  For the purposes of Articles 1278 et seq of the French Civil Code and Article 1528 of the Spanish Civil Code the Obligors and the Finance Parties agree that upon any novation under this Clause 31, the security and guarantees created by the Senior Finance Documents shall be preserved for the benefit of the New Lender.

31.4                           Limitation of responsibility of Existing Lender

(a)                                  Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for the legality, validity, adequacy, accuracy, completeness or performance of:

(i)                                     any Finance Document or any other document; or

(ii)                                  any statement or information (whether written or oral) made in or supplied in connection with any Finance Document,

and any representations or warranties implied by law are excluded.

(b)                                 Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                                     has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Senior Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)                                  has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Senior Finance Document.

(c)                                  Nothing in any Senior Finance Document requires an Existing Lender to:

(i)                                     accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)                                  support any losses incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Senior Finance Document or otherwise.

31.5                           Costs resulting from change of Lender or Facility Office

If:

(a)                                  a Lender assigns or transfers any of its rights and obligations under the Senior Finance Documents or changes its Facility Office; and

(b)                                 as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment under Clauses 15.1 (Grossing-up for Taxes), 15.2 (Tax Indemnity) or 16.1 (Increased Costs),

then, unless the assignment, transfer or change is made to mitigate any circumstances giving rise to such payment or a right to be prepaid and/or cancelled by reason of illegality, the Obligor need only pay that amount to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

31.6                           Release of Security

(a)                                  If a disposal to a person or persons outside the Group of assets or shares owned by an Obligor over which security has been created by the Security Documents is:

(i)                                     permitted by the terms of Clause 23.6 (Disposals) or Clause 23.38 (Permitted Receivables Securitisations) and will not result directly or indirectly in any breach of the terms of this Agreement; or

(ii)                                  is being effected at the request of the Majority Lenders in circumstances where any of the security created by the Security Documents has become enforceable; or

(iii)                               such disposal is being effected by enforcement of the Security Documents,

the Security Agent shall (and is authorised by the Finance Parties to) on the completion of the disposal release (at the expense of the relevant Obligor) from the Security Documents, the assets which are subject to that disposal and (where the disposal is such that an Obligor ceases to be a member of the Group) the assets of that entity.  The Security Agent shall (at the reasonable request and at the expense of the Company) provide confirmation of the release of any asset from the Security under the Security Documents or (where relevant) confirmation of non-crystallisation of a floating charge, such confirmation to be in such form as the Security Agent may determine.

(b)                                 Notwithstanding any other provisions in this Agreement, the release of any security over assets or shares created by a Security Document governed by Swedish law or Danish law will (unless the proceeds of the disposal of the asset secured or charged are applied in prepayment of amounts outstanding under this Agreement) always be subject to the prior written consent of the Security Agent, such consent to be granted at the Security Agent’s sole discretion.  In exercising such discretion the Security Agent shall in good faith have regard to Clause 23.6 (Disposals) but shall not be under any obligation to give any consent.

31.7                           Changes to the Reference Banks

If a Reference Bank which is a Lender (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Company) appoint another Lender or Affiliate of a Lender to replace that Reference Bank.

31.8                           Affiliates of Lenders

(a)                                  Each Lender may fulfil its obligations in respect of any Credit through an Affiliate if:

(i)                                     the relevant Affiliate is specified in this Agreement as a Lender or becomes a Lender by means of a Transfer Certificate in accordance with this Agreement; and

(ii)                                  the Credit in which that Affiliate will participate are specified in this Agreement or in a notice given by that Lender to the Facility Agent and the Company.

In this event, the Lender and the Affiliate will participate in that Credit in the manner provided for in sub-paragraph (ii) above.

(b)                                 If paragraph (a) applies, the Lender and its Affiliate will be treated as having a single Commitment and a single vote, but, for all other purposes, will be treated as separate Lenders.

31.9                           New Issuing Banks

(a)                                  If a Lender or an Affiliate of a Lender wishes to become an Issuing Bank then it may, with the consent of the Company and the Facility Agent, deliver an Issuing Bank Accession Deed to the Facility Agent in a form approved by the Facility Agent.

(b)                                 The relevant Lender or Affiliate of a Lender will become an Issuing Bank when the Facility Agent notifies the other Finance Parties and the Company that such Issuing Bank Accession Deed is in form and substance satisfactory to it and executes such Issuing Bank Accession Deed.  The Facility Agent must give this notification as soon as reasonably practicable.

31.10                     Maintenance of Register

The Company hereby designates the Facility Agent to serve as the Company’s agent, solely for purposes of this Subclause 31.10 to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation shall not affect the Company’s or any Obligor’s obligations in respect of such Loans.  Notwithstanding any other provision in this Clause 31, with respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Facility Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.  Notwithstanding any other provision in this Clause 31, the registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Facility Agent on the Register only upon the delivery to and acceptance by the Facility Agent of properly executed and delivered transfer documents pursuant to this Clause 31 and no assignment or transfer shall be effective until so recorded.  The Facility Agent will promptly update the Register upon receipt by it of such documents.

32.                               DISCLOSURE OF INFORMATION

(a)                                  Each Finance Party must keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Senior Finance Documents.  However, a Finance Party is entitled to disclose information:

(i)                                     which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

(ii)                                  in connection with any legal or arbitration proceedings;

(iii)                               if required to do so under any law or regulation;

(iv)                              to a governmental, banking, taxation or other regulatory authority if required;

(v)                                 to its professional advisers on a confidential basis;

(vi)                              to the extent allowed under paragraph (b) below;

(vii)                           to any one or more of Fitch Ratings Limited, Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., for the purpose of rating the Facilities or the relevant Lender, provided that such Lender takes reasonable steps to procure that each such rating agency maintains the confidentiality of that information; or

(viii)                        with the agreement of the relevant Obligor.

(b)                                 A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a “participant”):

(i)                                     a copy of any Senior Finance Document; and

(ii)                                  any information which that Finance Party has acquired under or in connection with any Senior Finance Document.

However, before a participant may receive any confidential information, it must agree in writing with the relevant Finance Party (and for the benefit of the Company) to keep that information confidential on the terms of paragraph (a) above.

(c)                                  This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

33.                               SET-OFF

After the occurrence and during the continuance of an Event of Default, a Finance Party may set off any matured obligation owed to it by an Obligor under the Senior Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.  A Finance Party may also at any time after the occurrence and during the continuance of an Event of Default combine or consolidate accounts held with it by any Obligor.

34.                               PRO RATA SHARING

34.1                           Redistribution

If any amount owing by an Obligor under any of the Senior Finance Documents to a Lender (the “recovering Lender”) is discharged by payment, set-off or any other manner other than through the Facility Agent under this Agreement (a “recovery”), then:

(a)                                  the recovering Lender must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)                                 the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Lender would have received if the recovery had been received by the Facility Agent under this Agreement; and

(c)                                  the recovering Lender must pay to the Facility Agent an amount equal to the excess (the redistribution) within five days of demand by the Facility Agent.

34.2                           Effect of redistribution

(a)                                  The Facility Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Lenders, other than the recovering Lender, accordingly.

(b)                                 When the Facility Agent makes a distribution under paragraph (a) above, the recovering Lender will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c)                                  If and to the extent that the recovering Lender is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Obligor will owe the recovering Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)                                 If:

(i)                                     a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(ii)                                  the recovering Lender has paid a redistribution in relation to that recovery,

each Finance Party must reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the re-distribution.  In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

34.3                           Exceptions

Notwithstanding any other term of this Clause, a recovering Lender need not pay a redistribution to the extent that:

(a)                                  it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

(b)                                 it would be sharing with another Finance Party any amount which the recovering Lender has received or recovered as a result of legal or arbitration proceedings, where:

(i)                                     the recovering Lender notified the Facility Agent of those proceedings; and

(ii)                                  the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

35.                               SEVERABILITY

If a term of a Senior Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)                                  the legality, validity or enforceability in that jurisdiction of any other term of the Senior Finance Documents; or

(b)                                 the legality, validity or enforceability in other jurisdictions of that or any other term of the Senior Finance Documents.

36.                               COUNTERPARTS

Each Senior Finance Document may be executed in any number of counterparts.  This has the same effect as if the signatures on the counterparts were on a single copy of the Senior Finance Document.

37.                               NOTICES

37.1                           In writing

(a)                                  Any communication in connection with a Senior Finance Document must be in writing and, unless otherwise stated, may be given:

(i)                                     in person, by post, telex, fax or any other electronic communication approved by the Facility Agent; or

(ii)                                  if between the Facility Agent and a Lender and the Facility Agent and the Lender agree, by e-mail or other electronic communication.

(b)                                 For the purpose of the Senior Finance Documents, an electronic communication will be treated as being in writing.

(c)                                  Unless it is agreed to the contrary, any consent or agreement required under a Senior Finance Document must be given in writing.

37.2                           Contact details

(a)                                  Except as provided below, the contact details of each Party for all communications in connection with the Senior Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)                                 The contact details of SKG plc, Parent, Smurfit Kappa Funding and the Company for this purpose are:

Address:                                                               Three First National Plaza
70 West Madison
Suite 3800
Chicago, Illinois 60602
Fax number: 1 312 895 1001
E-mail:                                             smencoff@mdcp.com, tsouleles@mdcp.com
Attention:                           Sam Mencoff/Tom Souleles

With a copy to:                             Ian Curley and Paul Regan
Smurfit Kappa Group plc
Beech Hill, Clonskeagh, Dublin 4
Fax:  353 1 2600 709
Tel:  353 1 2600 900

(c)                                  The contact details of the Facility Agent for this purpose are:

Address:                                                               Winchester House

1 Great Winchester Street

London EC2N 2DB

Fax number: +44 (0)20 7547 6419

E-mail:                                             Christopher.Benham@db.com / Maria.de-Lellis@db.com

Attention:                           Christopher Benham / Maria de-Lellis

(d)                                 Any Party may change its contact details by giving five Business Days’ notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(e)                                  Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

37.3                           Effectiveness

(a)                                  Except as provided below, any communication in connection with a Senior Finance Document will be deemed to be given as follows:

(i)                                     if delivered in person, at the time of delivery;

(ii)                                  if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

(iii)                               if by telex, when despatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender’s copy of the notice;

(iv)                              if by fax, when received in legible form;

(v)                                 if by e-mail or any other electronic communication, when received in legible form; and

(vi)                              if by posting to an electronic website, at the time of posting or if the relevant recipient did not at such time have access to such website, the time at which such recipient is given access.

(b)                                 A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)                                  A communication to the Facility Agent will only be effective on actual receipt by it.

37.4                           Obligors

(a)                                  All communications under the Senior Finance Documents to or from an Obligor must be sent through the Facility Agent.

(b)                                 All communications under the Senior Finance Documents to or from an Obligor (other than the Company) must be sent through the Company.

(c)                                  Each Obligor (other than the Company) irrevocably appoints the Company to act as its agent:

(i)                                     to give and receive all communications under the Senior Finance Documents;

(ii)                                  to supply all information concerning itself to any Finance Party; and

(iii)                               to agree and sign all documents under or in connection with the Senior Finance Documents without further reference to the other Obligors.

(d)                                 Any communication given to the Company in connection with a Senior Finance Document will be deemed to have been given also to the other Obligors.

(e)                                  The Facility Agent and the other Finance Parties may assume that any communication made by the Company is made with the consent of each other Obligor.

37.5                           Personal Liability

If an individual signs a certificate on behalf of any Party and the certificate proves to be incorrect, the individual will incur no personal liability as a result.

38.                               LANGUAGE

(a)                                  Any notice given in connection with a Senior Finance Document must be in English.

(b)                                 Any other document required to be provided in connection with a Senior Finance Document must be:

(i)                                     in English; or

(ii)                                  (unless the Facility Agent otherwise agrees) accompanied by a certified English translation.  In this case, the English translation prevails unless the document is a statutory or other official document.

39.                               GOVERNING LAW

This Agreement is governed by English law.

40.                               ENFORCEMENT

40.1                           Jurisdiction

(a)                                  Subject to paragraph (c) below, the English courts have exclusive jurisdiction to settle any dispute arising out of or in connection with any Senior Finance Document and each Party submits to the exclusive jurisdiction of the English courts.

(b)                                 The English courts are appropriate and convenient courts to settle any such dispute and each Obligor waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Senior Finance Document.

(c)                                  This Clause is for the benefit of the Finance Parties only.  To the extent allowed by law, a Finance Party may take:

(i)                                     proceedings in any other court; and

(ii)                                  concurrent proceedings in any number of jurisdictions.

40.2                           Service of process

(a)                                  Each Obligor not incorporated in England and Wales irrevocably appoints Smurfit UK Limited (whose address is Darlington Road, West Aukland, County Durham DL4 9PE) as its agent under this Agreement, the Priority Agreement, each Accession Deed, any Fee Letter, any Security Document governed by English law and any other Senior Finance Document from time to time requested by the Facility Agent for service of process in any proceedings before the English courts.

(b)                                 If any person appointed as process agent is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must promptly appoint another agent on terms acceptable to the Facility Agent.  Failing this, the Facility Agent may appoint another agent for this purpose.

(c)                                  Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)                                 This Clause does not affect any other method of service allowed by law.

40.3                           Waiver of immunity

Each Obligor irrevocably and unconditionally:

(a)                                  agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Senior Finance Document and to ensure that no such claim is made on its behalf;

(b)                                 consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)                                  waives all rights of immunity in respect of it or its assets.

40.4                           Waiver of trial by jury

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY SENIOR FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY SENIOR FINANCE DOCUMENT.  THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY COURT.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1
ORIGINAL PARTIES
Part I
Obligors
Name of Original Borrower	Registration number (or equivalent, if any)

Smurfit Kappa Acquisitions	358039
Smurfit Kappa Finance B.V.	34192622
Smurfit Kappa Treasury	177324
Smurfit Kappa Deutschland GmbH	HRB 90813

Name of Original Guarantor	Registration number (or equivalent, if any)

Smurfit Kappa Acquisitions	358039
Smurfit Kappa Finance B.V.	34192622
Smurfit Kappa Treasury	177324
Smurfit Kappa Deutschland GmbH	HRB 90813
Smurfit Corrugated B.V.	33152690
Smurfit Holdings B.V.	33175753
Smurfit International B.V.	33149443
Smurfit Kappa Ireland Limited	2263
Smurfit International Limited	45909
Smurfit Kappa Corporation Ltd	357957
Jefferson Smurfit & Sons Limited	7345
Belgray Holdings	55866
Iona Print Limited	39529
Smurfit Kappa Funding plc	357958
Margrave Investments Limited	363510

Part II
Lenders
	GENERAL TERM LOAN COMMITMENTS					RESTRICTED TERM LOAN COMMITMENTS
Name of Original Lender(s)	A1	B1	B3	C1	C3	A2	B2	C2
	(In €)	(In €)	(In €)	(In €)	(In €)	(In €)	(In €)	(In €)

Deutsche Bank AG, London Branch	116,914,282.25	283,145,178.50	50,000,000	283,145,178.50	50,000,000	8,085,717.75	19,582,141.25	19,582,141.25
Citibank N.A.	116,914,282.25	283,145,178.50		283,145,178.50		8,085,717.75	19,582,141.25	19,582,141.25
Credit Suisse First Boston International	116,914,282.25	283,145,178.50		283,145,178.50		8,085,717.75	19,582,141.25	19,582,141.25
JPMorgan Chase Bank, N.A.	116,914,282.25	283,145,178.50		283,145,178.50		8,085,717.75	19,582,141.25	19,582,141.25

TOTAL	467,657,129.00	1,132,580,714.00	50,000,000	1,132,580,714.00	50,000,000	32,342,871.00	78,328,565.00	78,328,565.00

	RESTRUCTURING CREDIT COMMITMENTS	REVOLVING CREDIT COMMITMENTS
	(In €)	(In €)
Name of Original Lender(s)
Deutsche Bank AG, London Branch	68,750,000.00	150,000,000.00
Citibank N.A.	68,750,000.00	150,000,000.00
Credit Suisse First Boston International	68,750,000.00	150,000,000.00
JPMorgan Chase Bank, N.A.	68,750,000.00	150,000,000.00

TOTAL	275,000,000.00	600,000,000.00

SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS
Part I
To be delivered before First Drawdown

The Company

1.                                       A copy of the up to date constitutional documents of the Company.

2.                                       A copy of a resolution of the board of directors of the Company approving the terms of, the transactions contemplated by, and the execution of the Senior Finance Documents to which it is a party and authorising a named person or persons to sign the Senior Finance Documents to which it is a party and any documents to be delivered by the Company pursuant to them.

3.                                       A specimen of the signature of each person authorised on behalf of the Company to execute the execution of any Senior Finance Document or to sign any document or notice in connection with any Senior Finance Document.

4.                                       If applicable, a copy of a resolution signed by all of the holders of the issued or allotted shares in the Company approving the terms of, and the transactions contemplated by, this Agreement.

5.                                       A certificate of an authorised signatory of the Company:

(a)                                  confirming that utilising the Total Commitments in full would not breach any limit binding on the Company pursuant to its constitutional documents or pursuant to any regulatory restriction; and

(b)                                 certifying that each copy document specified in paragraphs 1, 2, 3 and 4 of Part I of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

6.                                       Evidence that the agent for service of process in England of the Company under the Senior Finance Documents has accepted appointment.

Legal opinions

7.                                       A legal opinion of White & Case, legal advisers as to matters of English law to the Arrangers and the Facility Agent, addressed to the Finance Parties.

8.                                       A legal opinion of McCann Fitzgerald, legal advisers as to matters of Irish law to the Arrangers and the Facility Agent, addressed to the Finance Parties.

9.                                       A no conflict opinion of Kirkland & Ellis LLP, legal advisers to the company as to matters of the laws of the New York confirming that nothing in the Senior Finance Documents would cause any Holding Company of the Company to be in breach of its obligations under any of the high yield indentures to which such Holding Company is a party.

Transaction Documents

10.                                 Certified copy of the executed Acquisition Documents and the Equity Documents (to be in the form submitted to the Mandated Lead Arrangers prior to the signing of the Commitment Letter with such modifications as would not be materially adverse to the interest of the Lenders).

11.                                 Executed copies of the following Senior Finance Documents duly executed by all the parties to each of them:

(a)                                  this Agreement;

(b)                                 the Priority Agreement.

Financial

12.                                 A copy of the Base Financial Statements.

13.                                 A copy of the latest available trading results of the Smurfit Kappa Group and the Target Group.

14.                                 A financial model (including funds flow) and business plan.

15.                                 A copy of the Funds Flow Statement prepared by or on behalf of the Parent and the Company.

General

16.                                 The Report together with a confirmation from the provider of that Report that it can be relied upon by the Finance Parties.

17.                                 The Structure Memorandum prepared by or on behalf of the Parent.

18.                                 All documents in respect of the Company necessary for the satisfaction of “Know Your Client” requirements for each Lender.

19.                                 A group structure chart and list of any Material Subsidiaries as at the date of this Agreement for the Smurfit Kappa Group and the Kappa Group and as expected at the Closing Date for the combined Group and which chart and list may be changed after the date of its delivery provided such change is not materially adverse to the Lenders.

20.                                 A notice from the Company to the Mandated Lead Arrangers that upon the Closing Date the Acquisition will be completed.

21.                                 Evidence that all fees and expenses then due and payable by the Parent and the Company under this Agreement have been or will be paid on the basis of the Fee Letter.

22.                                 Evidence that as at the Closing Date the legal and tax structure of the Group will not be different from the Structure Memorandum in respects which, taken as a whole, are materially adverse to the Lenders.

Part II
To be delivered on the Closing Date

Original Obligors (other than the Company)

1.                                       A copy of the up to date constitutional documents (in the case of an Original Obligor incorporated in Spain, an excerpt of the relevant Public Registry attaching the updated bylaws) of each Original Obligor (other than the Company).

2.                                       A copy of a resolution of the board of directors (and, if applicable, of the relevant resolution by the shareholders meeting) of each Original Obligor (other than the Company) approving the terms of, the transactions contemplated by, and the execution of the Senior Finance Documents to which it is a party and authorising a named person or persons to sign the Senior Finance Documents to which it is a party and any documents to be delivered by such Original Obligor pursuant to them.

3.                                       A specimen of the signature of each person authorised on behalf of an Original Obligor (other than the Company) to execute the execution of any Senior Finance Document or to sign any document or notice in connection with any Senior Finance Document.

4.                                       If applicable, a copy of a resolution signed by all of the holders of the issued or allotted shares in each Original Obligor (other than the Parent) approving the terms of, and the transactions contemplated by, this Agreement.

5.                                       A certificate of an authorised signatory of the Original Obligor (other than the Company):

(a)                                  confirming that utilising the Loans to be borrowed by it would not breach any limit binding on it pursuant to its constitutional documents or any regulatory restriction; and

(b)                                 certifying that each copy document specified in paragraphs 1, 2, 3 and 4 of Part II of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement.

6.                                       Evidence that the agent for service of process in England of the Original Obligors (other than the Company and those companies incorporated in England and Wales) under the Senior Finance Documents.

7.                                       In relation to each Original Borrower incorporated in Spain, granting by the Bank of Spain of a financial transaction number (“número de operación financiera”) in relation to the Facility pursuant to the prior delivery of the relevant PE form by the Original Borrower incorporated in Spain.

Legal opinions

8.                                       A legal opinion of legal advisers to the Arrangers and the Facility Agent and/or the Original Obligors (other than the Company)(in each case provided in accordance with the standard market practice of the relevant jurisdiction) as to matters of law in each of the jurisdictions in which each of the Original Obligors (other than the Company) is located and in which security is created on or prior to the Closing Date.

9.                                       Evidence that as at the Closing Date:

(a)                                  all Financial Indebtedness (except for any Financial Indebtedness permitted under the terms of this Agreement) in the Group has been discharged or will be discharged in the time permitted under the terms of this Agreement out of the proceeds of the First Drawdown of the Facilities; and

(b)                                 all Security Interests (other than Security Interests permitted under the terms of this Agreement) over the assets of the Group have been discharged.

Transaction Documents

10.                                 Executed copies of the following Senior Finance Documents duly executed by all the parties to each of them:

(a)                                  the share pledge granted by the Company over the shares in Target;

(b)                                 the share pledge granted by the Target over the shares in Kappa Beheer B.V.;

(c)                                  the other Security Documents set out in the Agreed List of Obligors and Security as deliverable on the Closing Date; and

(b)                                 any other Senior Finance Document agreed between the Facility Agent and the Company.

11.                                 All share certificates/share transfer forms executed in blank and other documents of title required to be provided under the Security Documents referred to in 10(a), (b) and (c)  above.

12.                                 A copy of any notice, authorisation, notarisation, registration, filing, payment or other process which is necessary in connection with the entry into and the validity and enforceability of any the Security Documents referred to in 10(a), (b) and (c) above.

13.                                 A copy of the Smurfit Kappa Funding Loan Agreements.

14.                                 A list of the SPV Assets.

15.                                 A copy of the SPV Facility Agreement.

Part III
For an Additional Obligor

Additional Obligors

1.                                       An Accession Deed, duly executed by the Company and the Additional Obligor.

2.                                       Security Document(s) over its assets, duly executed by the Additional Obligor.

3.                                       A copy of the constitutional documents of the Additional Obligor  (in the case of an   Additional Obligor incorporated in Spain, an excerpt of the relevant Public Registry attaching the updated bylaws).

4.                                       A copy of a resolution of the board of directors (and, if applicable, of the relevant resolution by the shareholders meeting) of the Additional Obligor approving the terms of, and the transactions contemplated by, the Accession Deed.

5.                                       A specimen of the signature of each person authorised on behalf of the Additional Obligor to execute any Senior Finance Document or to sign any document or notice in connection with any Senior Finance Document.

6.                                       If applicable, a copy of a resolution, signed by all of the holders of its issued shares, approving the terms of, and the transactions contemplated by, the Accession Deed.

7.                                       If applicable, a copy of a resolution of the board of directors of each corporate shareholder in the Additional Guarantor approving the resolution referred to in paragraph 6 above.

8.                                       A certificate of an authorised signatory of the Additional Obligor:

(a)                                  confirming that the Loans to be borrowed by it would not breach any limit binding on it pursuant to its constitutional documents or any regulatory restriction; and

(b)                                 certifying that each copy document specified in paragraphs 3, 4, 5, 6 and 7 of Part III of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Accession Deed.

9.                                       If available, a copy of the latest audited accounts of the Additional Obligor.

Legal opinions

10.                                 A legal opinion of White & Case, legal advisers to the Facility Agent, addressed to the Finance Parties.

11.                                 If the Additional Obligor is incorporated in a jurisdiction other than England, a legal opinion from legal advisers in that jurisdiction, addressed to the Finance Parties.

Other documents and evidence

12.                                 Evidence that all expenses due and payable from the Company under this Agreement in respect of the Accession Deed have been paid.

13.                                 A copy of any other authorisation or other document, opinion or assurance which the Facility Agent notifies the Company is necessary in connection with the entry into and performance of, and the transactions contemplated by, the Accession Deed or for the validity and enforceability of any Senior Finance Document (including any required to comply with the procedures contemplated by sections 155-158 of the Companies Act 1985 or Section 60 of the Companies Act, 1963 of Ireland and, if such procedures are applicable, copies of the resolutions, statutory declarations, auditors’ report and (addressed to the Finance Parties) net assets letter for such Additional Obligor and copies of its register of directors and shareholders).

14.                                 In relation to each Additional Borrower incorporated in Spain, granting by the Bank of Spain of a financial transaction number (“número de operación financiera”) in relation to the Facility pursuant to the prior delivery of the relevant PE form by the Additional Borrower incorporated in Spain.

Part IV
For Additional Security

1.                                       A copy of the constitutional documents of the relevant Obligor (in the case of an   Obligor incorporated in Spain, an excerpt of the relevant Public Registry attaching the updated bylaws) (or confirmation that copies previously supplied remain in full force and effect).

2.                                       A copy of a resolution of the board of directors (and, if applicable, of the relevant resolution by the shareholders meeting) of the relevant Obligor approving entry into the Security Document (to the extent not previously provided).

3.                                       A specimen of the signature of each person authorised on behalf of the relevant Obligor to execute the Security Document or to sign any document or notice in connection with such Security Document.

4.                                       If applicable, a copy of a resolution, signed by all of the holders of its issued shares, approving the execution of the Security Document.

5.                                       A certificate of an authorised signatory of the relevant Obligor certifying that each copy document specified in paragraphs 1, 2, 3 and 4 of Part IV of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of the Additional Security Document.

6.                                       A legal opinion from legal advisers acceptable to the Facility Agent in the jurisdiction of incorporation of the relevant Obligor, and, if different, legal advisers acceptable to the Facility Agent in the jurisdiction of the governing law of the additional Security Document.

7.                                       A copy of any other authorisation or other document, opinion or assurance which the Facility Agent notifies the Company is necessary in connection with the entry into and performance of, and the transactions contemplated by, the Security Documents or for the validity and enforceability of any Finance Document (including any required to comply with the procedures contemplated by sections 155-158 of the Companies Act 1985 or Section 60 of the Companies Act, 1963 of Ireland and, if such procedures are applicable, copies of the resolutions, statutory declarations, auditors’ report and (addressed to the Finance Parties) net assets letter for such Additional Obligor and copies of its register of directors and shareholders).

SCHEDULE 3
FORM OF REQUEST

To:                              Deutsche Bank AG, London Branch as Facility Agent

From:                  [                            ]

Date:                    [     ]

SMURFIT KAPPA ACQUISITIONS  - Credit Agreement
dated 30 November, 2005 as amended and restated pursuant to an amendment and restatement agreement dated 31 January 2007 and further amended and restated pursuant to an amendment and restatement agreement dated 18 July 2007(the Agreement)

1.                                       We refer to the Agreement. This is a Request.  Term defined in the Agreement shall have the same meaning when used in this Request.

2.                                       We wish to [borrow an A1 Term Loan/A2 Term Loan/B1 Term Loan/B2 Term Loan/B3 Term Loan/C1 Term Loan/C2 Term Loan/C3 Term Loan/Restructuring Loan/Additional Facility Loan/arrange for a Documentary Credit to be issued under the Revolving Credit Facility]  on the following terms:

(a)                                  Utilisation Date: [    ]

(b)                                 Amount/currency: [                                 ]

(c)                                  Term: [                               ].

3.                                       Our [payment/delivery]  instructions are: [                                   ].

4.                                       We confirm that each condition precedent under the Agreement which must be satisfied on the date of this Request is so satisfied.

5.                                       This Request is irrevocable.

6.                                       [We attach a copy of the proposed Documentary Credit.]

By:

[                            ]

SCHEDULE 4
CALCULATION OF THE MANDATORY COST

1.                                      General

The Mandatory Cost is the weighted average of the rates for each Lender calculated below by the Facility Agent on the first day of a Term.  The Facility Agent must distribute each amount of Mandatory Cost among the Lenders on the basis of the rate for each Lender.

2.                                      For a Lender lending from a Facility Office in the U.K.

(a)                                  The relevant rate for a Lender lending from a Facility Office in the U.K. is calculated in accordance with the following formulae:

for a Loan in Sterling:

AB + C(B-D) + E x 0.01	per cent. per annum
100-(A + C)

for any other Loan:

E x 0.01	per cent. per annum
300

where on the day of application of the formula:

A                                      is the percentage of that Lender’s eligible liabilities (in excess of any stated minimum) which the Bank of England requires it to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

B                                        is LIBOR for that Term;

C                                        is the percentage of that Lender’s eligible liabilities which the Bank of England requires it to place as a special deposit;

D                                       is the interest rate per annum allowed by the Bank of England on a special deposit; and

E                                         is calculated by the Facility Agent as being the average of the rates of charge supplied by the Reference Banks to the Facility Agent under paragraph (d) below and expressed in pounds per £1 million.

(b)                                 For the purposes of this paragraph 2:

(i)                                     eligible liabilities and special deposit have the meanings given to them at the time of application of the formula by the Bank of England;

(ii)                                  fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook; and

(iii)                               tariff base has the meaning given to it in the fees rules.

(c)                                  (i)                                     In the application of the formulae, A, B, C and D are included as figures and not as percentages, e.g. if A = 0.5% and B = 15%, AB is calculated as 0.5 x 15.  A negative result obtained by subtracting D from B is taken as zero.

(ii)                                  Each rate calculated in accordance with a formula is, if necessary, rounded upward to four decimal places.

(d)                                 (i)                                     Each Reference Bank must supply to the Facility Agent the rate of charge payable by that Reference Bank to the Financial Services Authority under the fees rules (calculated by that Reference Bank as being the average of the rates of charge applicable to that Reference Bank but, for this purpose, applying any applicable discount and ignoring any minimum fee required under the fees rules) and expressed in pounds per £1 million of the tariff base of that Reference Bank.

(ii)                                  Each Reference Bank must promptly notify the Facility Agent of any change to the rate of charge.

(e)                                  (i)                                     Each Lender and each Reference Bank must supply to the Facility Agent the information required by it to make a calculation of the rate for that Lender or Reference Bank.  The Facility Agent may assume that this information is correct in all respects.

(ii)                                  If a Lender or a Reference Bank fails to do so, the Facility Agent may assume that the Lender’s or that Reference Bank’s obligations in respect of cash ratio deposits, special deposits and the fees rules are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the U.K.

(iii)                               The Facility Agent has no liability to any Party if its calculation over or under compensates any Lender.

3.                                      For a Lender lending from a Facility Office in a Participating Member State

(a)                                  The relevant rate for a Lender lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Lender to the Facility Agent as its cost of complying with the minimum reserve requirements of the European Central Bank.

(b)                                 If a Lender fails to specify a rate under paragraph (a) above, the Facility Agent will assume that the Lender has not incurred any such cost.

4.                                      Changes

The Facility Agent may, after consultation with the Company and the Lenders, notify all the Parties of any amendment to this Schedule which is required to reflect:

(a)                                  any change in law or regulation; or

(b)                                 any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

Any notification will be, in the absence of manifest error, conclusive and binding on all the Parties.

SCHEDULE 5
FORM OF TRANSFER CERTIFICATE

To:                              Deutsche Bank AG, London Branch as Facility Agent

From:                  [THE EXISTING LENDER] (the Existing Lender) and [THE NEW LENDER] (the New Lender)

Date:                    [    ]

SMURFIT KAPPA ACQUISITIONS  - Credit Agreement
dated 30 November, 2005 as amended and restated pursuant to an amendment and restatement agreement dated 31 January 2007 and further amended and restated pursuant to an amendment and restatement agreement dated 18 July 2007 (the Agreement)

We refer to the Agreement.  Terms defined in the Agreement shall have the same meaning when used in this deed.  This is a Transfer Certificate.

1.                                       The Existing Lender transfers by novation to the New Lender the Existing Lender’s rights and obligations referred to in the Schedule below (together with a proportional interest under Security Documents that are governed by Swedish law) in accordance with the terms of the Agreement.

2.                                       The proposed Transfer Date is [     ].

3.                                       On the Transfer Date the New Lender becomes:

(a)                                  party to the Agreement as a Lender; and

(b)                                 party to the Priority Agreement as a Senior Creditor.

4.                                       [The Issuing Bank hereby consents to the transfer and approves the identity of the New Lender.]

5.                                       The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

6.                                       For the purposes of Articles 1278 et seq of the French Civil Code and Article 1528 of the Spanish Civil Code, it is expressly agreed that the security and guarantees created or evidenced by the Senior Finance Documents shall be preserved for the benefit of the New Lender and each other Finance Party.

7.                                       This Transfer Certificate is governed by English law.

8.                                       This Transfer Certificate takes effect as a deed notwithstanding that a party may execute it under hand.

THE SCHEDULE

Rights and obligations to be transferred by novation
[insert relevant details, including applicable Commitment (or part)]

Administrative details of the New Lender
[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]

[insert appropriate execution language for execution as a deed]	[insert appropriate execution language for execution as a deed]

The Transfer Date is confirmed by the Facility Agent as [ ].

FACILITY AGENT	ISSUING BANK

By:	By:

As Facility Agent and for
and on behalf of the Obligors,
the Arrangers, the Lenders,
the Issuing Bank, the Security Agent
and each of the parties to the
Priority Agreement

SCHEDULE 6
FORM OF COMPLIANCE CERTIFICATE

To:                              Deutsche Bank AG, London Branch as Facility Agent

From:                  Smurfit Kappa Corporation Ltd

Date:                    [     ]

SMURFIT KAPPA ACQUISITIONS  - Credit Agreement
dated 30 November, 2005 as amended and restated pursuant to an amendment and restatement agreement dated 31 January 2007 and further amended and restated pursuant to an amendment and restatement agreement dated 18 July 2007 (the Agreement)

1.                                       We refer to the Agreement.  This is a Compliance Certificate.

2.                                       We confirm that as at [relevant testing date]:

(a)                                  Consolidated Pro Forma EBITDA was [      ]; and Consolidated Total Net Borrowings are [            ]; therefore for the relevant period Consolidated Total Net Borrowings was not more than [   ] times Consolidated Pro Forma EBITDA;

(b)                                 Consolidated EBITDA was [            ] and Consolidated Total Net Interest Payable was [            ]; therefore, Consolidated EBITDA was not less than [   ] times Consolidated Total Net Interest Payable for the relevant period and

(c)                                  the level of Capital Expenditure is [            ];

(d)                                 the level of Excess Cashflow is [                  ]]; and

(e)                                  [the amount of Net Proceeds received in that quarterly Accounting Period was €[      ]].

3.                                       We set out below calculations establishing the figures in paragraph 2 above:

[                        ].

4.                                       We confirm that the following companies were Material Subsidiaries at [relevant testing date]:

[                        ].

5.                                       [We confirm that no Default is outstanding as at [relevant testing date] or, if its is, the details of the Default and the remedial action proposed or being taken is as follows:(2)

SMURFIT KAPPA CORPORATION LTD

By:

[insert applicable certification language]

for
[auditors of Smurfit Kappa Group plc]

(2)                   If this statement cannot be made, the certificate should identify any Default that is outstanding and the steps, if any, being taken to remedy it.

SCHEDULE 7
FORM OF MARGIN CERTIFICATE

To:                              Deutsche Bank AG, London Branch as Facility Agent

From:                  SMURFIT KAPPA CORPORATION LIMITED

Date:                    [     ]

SMURFIT KAPPA ACQUISITIONS - Credit Agreement
dated 30 November, 2005 as amended and restated pursuant to an amendment and restatement agreement dated 31 January 2007 and further amended and restated pursuant to an amendment and restatement agreement dated 18 July 2007 (the Agreement)

1.                                       We refer to the Agreement.  Terms defined in the Agreement shall have the same meaning when used herein.  This is a Margin Certificate.

2.                                       We confirm that as at [               ] the ratio of Consolidated Total Net Borrowings to Consolidated Pro Forma EBITDA is [               ].

3.                                       We confirm that no Default or Event of Default is outstanding as at [                       ].

By:

title:

for and on behalf of
SMURFIT KAPPA CORPORATION LIMITED

SCHEDULE 8
ACCESSION DEEDS
Part I
Form of Accession Deed

To:                              Deutsche Bank AG, London Branch as Facility Agent

From:                  SMURFIT KAPPA ACQUISITIONS and [Proposed Borrower/Proposed Guarantor]

Date:                    [     ]

SMURFIT KAPPA ACQUISITIONS - Credit Agreement
dated 30 November, 2005 as amended and restated pursuant to an amendment and restatement agreement dated 31 January 2007 and further amended and restated pursuant to an amendment and restatement agreement dated 18 July 2007 (the Agreement) arranged by Deutsche Bank AG, London Branch, Citigroup Global Markets Limited, Credit Suisse First Boston International and JP Morgan plc

We refer to the Agreement.  Terms defined in the Agreement shall have the same meaning when used in this deed.  This is an Accession Deed.

[Name of company] of [address/registered office] agrees to become an Additional Borrower/Guarantor* under the Agreement and an Obligor under the Priority Agreement and to be bound by the terms of the Agreement and the Priority Agreement as an Additional Borrower/Guarantor* and Obligor.

The Repeating Representations are correct on the date of this Accession Deed.

It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

This Accession Deed has been executed and delivered as a deed on the date stated at the beginning of this Accession Deed and is governed by English law.  This Accession Deed may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

The Common Seal of	)
SMURFIT KAPPA ACQUISITIONS	)
was affixed hereunto	)
in the presence of	)
Director
.

Director/Secretary

Executed as a deed by
[PROPOSED BORROWER/GUARANTOR]*
acting by
Director

and
Director/Secretary

Part II

Form of Issuing Bank Accession Deed

To:                              Deutsche Bank AG, London Branch as Facility Agent

From:                  [Proposed Issuing Bank]

Date:                    [                                ]

SMURFIT KAPPA ACQUISITIONS - Credit Agreement
dated 30 November 2005 as amended and restated pursuant to an amendment and restatement agreement dated 31 January 2007 and further amended and restated pursuant to an amendment and restatement agreement dated 18 July 2007 (the Agreement) arranged by Deutsche Bank AG, London Branch, Citigroup Global Markets Limited, Credit Suisse First Boston International and JP Morgan plc

We refer to the Agreement.  This is an Issuing Bank Accession Deed.

[Name of Lender/Affiliate of Lender] of [address/registered office] agrees:

(a)                                  to become an Issuing Bank and to be bound by the terms of the Agreement as an Issuing Bank; and

(b)                                 with each other person who is or who becomes a party to the Priority Agreement that it will be bound by the Priority Agreement as a Senior Creditor as if it had been a party originally to the Priority Agreement in that capacity and that it shall perform the undertakings and agreements set out in the Priority Agreement and given by a Senior Creditor.

This Issuing Bank Accession Deed has been executed as a deed and is governed by English law.

[                                ]

By [                     ]]

SCHEDULE 9
FORM OF DOCUMENTARY CREDIT

To:                              [Beneficiary]
                                                (the Beneficiary)

[DATE]

Irrevocable Standby Documentary Credit no. [                ]

At the request of [                                ], [ISSUING BANK] (the Issuing Bank) issues this irrevocable standby Documentary credit (Documentary Credit)(3) in your favour on the following terms and conditions:

1.                                      Definitions

In this Documentary Credit:

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in [London](4).

Demand means a demand for a payment under this Documentary Credit in the form of the schedule to this Documentary Credit.

Expiry Date means [                                                                ].

Total L/C Amount means [                                                                ].

2.                                       Issuing Bank’s agreement

(a)                                  The Beneficiary may request a drawing [or drawings] under this Documentary Credit by giving to the Issuing Bank a duly completed Demand.  A Demand may not be given after the Expiry Date.

(b)                                 Subject to the terms of this Documentary Credit, the Issuing Bank unconditionally and irrevocably undertakes to the Beneficiary that, within [ten] Business Days of receipt by it of a Demand validly presented under, and in conformity with the provisions of, this Documentary Credit, it must pay to the Beneficiary the amount which is demanded for payment in that Demand.

(c)                                  The Issuing Bank will not be obliged to make a payment under this Documentary Credit if as a result the aggregate of all payments made by it under this Documentary Credit would exceed the Total L/C Amount.

(3)          This documentary Credit assumes:

- issued by one Issuing Bank;

- no right of Issuing Bank to novate obligations under the L/C;

- single currency payments; and

- no obligations on Issuing Bank to gross-up.

(4)          This may need to be amended depending on the currency of payment under the L/C.

3.                                      Expiry

(a)                                  On [                ] pm ([London] time) on the Expiry Date the obligations of the Issuing Bank under this Documentary Credit will cease with no further liability on the part of the Issuing Bank except for any Demand validly presented under, and in conformity with the provisions of, this Documentary Credit prior to that time that remains unpaid.

(b)                                 The Issuing Bank will be released from its obligations under this Documentary Credit on the date prior to the Expiry Date (if any) notified by the Beneficiary to the Issuing Bank as the date upon which the obligations of the Issuing Bank under this Documentary Credit are released.

(c)                                  When the Issuing Bank is no longer under any obligation under this Documentary Credit, the Beneficiary must return the original of this Documentary Credit to the Issuing Bank.

4.                                      Payments

All payments under this Documentary Credit must be made in [                ] and for value on the due date to the account of the Beneficiary specified in the Demand.

5.                                      Delivery of Demand

Each Demand must be in writing, and may be given in person, by post, telex or fax and must be received by the Issuing Bank at its address as follows:

[

].

For the purpose of this Documentary Credit, electronic communication will be treated as being in writing.

6.                                      Assignment

The Beneficiary’s rights under this Documentary Credit may not be assigned or transferred.

7.                                      UCP

Except to the extent it is inconsistent with the express terms of this Documentary Credit, this Documentary Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500.

8.                                      Governing Law

This Documentary Credit is governed by English law.

9.                                      Jurisdiction

The English courts have exclusive jurisdiction to settle any dispute in connection with this Documentary Credit.

Yours faithfully,

[ISSUING BANK]

By:

FORM OF DEMAND

To:                              [ISSUING BANK]

[DATE]

Dear Sirs

Irrevocable Standby Documentary Credit no. [                ] issued in favour of [BENEFICIARY] (the Documentary Credit)

We refer to the Documentary Credit.  Terms defined in the Documentary Credit have the same meaning when used in this Demand.

1.                                       We certify that the sum of [                ] is due [and has remained unpaid for at least [           ] Business Days under [set out underlying contract or agreement]].  We therefore demand payment of the sum of [                ].

2.                                       Payment should be made to the following account:

Name:

Account Number:

Bank:

3.                                       The date of this Demand is not later than the Expiry Date.

Yours faithfully

(Authorised Signatory)	(Authorised Signatory)

For

[BENEFICIARY]

SCHEDULE 10

REMAINING DEBT AGREEMENTS
					As at 30 Sep 05
Country/ Company	Legal Entity	Facility/Loan Agreement	Bank	Currency	FACILITY- LOCAL	FACILITY - EURO	DRAWN - LOCAL	DRAWN - EURO

EUROPE

Austria					,000	,000	,000	,000
Smurfit	Smurfit Interwell	Loan Agreement 160950 by and between Oesterreichische Investitionskredit Aktiengesellschaft and “Interwell” Wellpappe Gesellschaft m.b.H. in the aggregate amount of DEM6,000,000	Österr. Investitionskredit AG	EUR	3,068	3,068	3,068	3,068
Smurfit	Smurfit Interwell	Loan Agreement 158380 by and between Oesterreichische Investitionskredit Aktiengesellschaft and “Interwell” Wellpappe Gesellschaft m.b.H. in the aggregate amount of ATS42,000,000	Österr. Investitionskredit AG	EUR	3,052	3,052	3,052	3,052
Smurfit	Nettingsdorfer	Credit Agreement 141380 between Oesterreichische Investitionskredit Aktiengesellschaft and Nettingsdorfer Papier Fabrik Aktiengesellschaft	Investkredit 141380	EUR	975	975	664	664
Smurfit	Papierfabrik	Credit Agreement 141383 between Oesterreichische Investitionskredit Aktiengesellschaft and Nettingsdorfer Papier Fabrik Aktiengesellschaft.	Investkredit 141383	EUR	975	975	664	664

Belgium
Kappa	Various	Guarantee Facility	Fortis Bank, Brussels	EUR	250	250	0	0

Czeck Republic
Kappa	Various	Multi-purpose Facility	ING Bank	CZK	52,000	1,760	0	0

Denmark
Smurfit	Smurfit Neopac AS	Facility Agreement by and between Den Danske Bank Denmark and Smurfit Neopac A/S in the aggregate amount of DKK 40,000,000	Danske Bank	DKK	40,000	5,360	28,047	3,758
Smurfit	Smurfit Neopac AS	Facility Agreement by and between Nordea Bank Denmark and Smurfit Neopac A/S in the aggregate amount of DKK45,000,000.	Nordea	DKK	45,000	6,030	2,710	363
Kappa	Various	Multi-purpose Facility	Dankse Bank, Copenhagen	DKK	25,000	3,350	0	0

Finland
Kappa	Kappa Seinajoki Oy	Long Term Loan due 30 Apr 08	IPOP	EUR	26	26	26	26

France
Smurfit	All	All French State Agency loans	Various	EUR	16,107	16,107	16,107	16,107
Kappa	Kappa Siemco SAS	Long Term Loan, due 2009	C.E.P.M.E.	EUR	552	552	552	552
Kappa	Kappa Siemco SAS	Long Term Loan due 2011	Agence de l’Eau	EUR	69	69	69	69
Kappa	Kappa Siemco SAS	Credit Bail due 07 Aug 09	UNICOMI	EUR	408	408	408	408
Kappa	Kappa SCAO S.A.	Credit Bail due 31 Dec 14	Baticentre	EUR	858	858	858	858
Kappa	Kappa SCAO S.A.	Credit Bail due 31 Mar 12	Baticentre	EUR	66	66	66	66
Kappa	Kappa SCAO S.A.	Credit Bail due 28 Aug 14	Slibail	EUR	1,005	1,005	1,005	1,005

Kappa	Various	Cash Management Facility	Societe Generale, Paris	EUR	2,500	2,500	0	0

Germany
Smurfit	SWW Schneverdinger	Overdraft Facility	KSK Soltau	EUR	100	100	0	0
Smurfit	CD Haupt	Overdraft Facility	Sparkass Waldeck	EUR	50	50	0	0
Smurfit	Diekra	Overdraft Facility	Sparkass Waldeck	EUR	50	50	0	0
Kappa	Kappa Holfelder Werke GmbH/Zwiesel	Long Term Loan, due 30 Jun 08	Sparkasse Zwiesel	EUR	143	143	143	143
Kappa	Kappa Sieger GmbH	Gefolgschaftshilfe	Schitag Schwabische Treuhand AG	DEM	173	88	173	88
Kappa	Various	Guarantee Facility	Commerzbank, Kleve	EUR	2,500	2,500	0	0

Ireland
Smurfit	Smurfit Kappa Treasury	Overdraft Facility, dated November 3, 1999, by and between Allied Irish Banks plc and Smurfit Kappa Packaging Limited in the amounts of IEP10,315,000 and GBP450,000	Allied Irish Bank	EUR	13,757	13,757	130	130
Smurfit	Smurfit Kappa Treasury	Corporate Banking Facility, dated November 8, 1999, by and between Bank of Ireland and Smurfit Kappa Packaging Limited, comprised of the following: Facility One — IEP7,250,000 and GBP100,000; Two — IEP100,000 and GBP20,000; Facility Three — IEP100,000;	Bank of Ireland	EUR	9,606	9,606	211	211

Smurfit	Smurfit Kappa Treasury	Credit Agreement, dated June 5, 1998, and Amendment Agreement, dated March 23, 2000, by and among ABN AMRO, Smurfit Kappa Treasury and Smurfit Nederland Holdings B.V. in the aggregate amount of NLG20,000,000 [supports Dutch cash pooling].	ABN Amro	EUR	9,076	9,076	30	30
Smurfit	Smurfit Kappa Treasury	Credit Line by and between ABN AMRO and Smurfit Kappa Treasury in the aggregate amount of EUR10,000,000 [supports Austrian cash pooling].	ABN Amro	EUR	10,000	10,000	0	0
Smurfit	Smurfit Kappa Treasury	Uncommitted overdraft line in the aggregate amount of FRF200,000,000 [supports French cash pooling].	Societe Generale	EUR	30,490	30,490	1,675	1,675
Smurfit	Smurfit Kappa Treasury	Credit Line by and between SEB and Smurfit Kappa Treasury in the aggregate amount of EUR10,000,000 [supports German cash pooling]	SEB	EUR	10,000	10,000	0	0
Smurfit	Smurfit Kappa Treasury	Loan Agreement, dated October 15, 1998, by and among Banco Bilbao Vizcaya Argentaria, Smurfit Espana, S.A., Smurfit Nervion, S.A., Smurfit Ibersac, S.A. and Central Forestal, S.A., and Smurfit Kappa Treasury in the aggregate amount of ESP1,500,000,000 [supports Spanish cash pooling].	BBVA	EUR	9,015	9,015	920	920
Smurfit	Smurfit Kappa Treasury	Credit Line by and between Banco Populare and Smurfit Kappa Treasury in the aggregate amount of EUR9,000,000 [supports Spanish cash pooling]	Banco Populare	EUR	9,000	9,000	1,993	1,993

Smurfit	Smurfit Kappa Treasury	Credit Line by and between Credit Lyonaiss and Smurfit Kappa Treasury in the aggregate amount of EUR15,000,000 [supports French cash pooling]	Credit Lyonnais	EUR	15,000	15,000	1,287	1,287

Italy
Smurfit	Smurfit SKA	Overdraft	Banca Agricola Mantovana	EUR	259	259	259	259
Smurfit	Smurfit SKA	Overdraft	Instituto Bancario San Paolo IMI	EUR	221	221	221	221
Smurfit	Facilities to Italian Subsidiaries - Fustelpack, Nettingsdorfer Italia & Sisa	Overdraft	Instituto Bancario San Paolo IMI	EUR	0	0
Smurfit	Facilities to Italian Subsidiaries - Fustelpack, Nettingsdorfer Italia & Sisa	Discounted Notes	Instituto Bancario San Paolo IMI	EUR	6,200	6,200	0	0
Smurfit	Facilities to Italian Subsidiaries - Fustelpack, Nettingsdorfer Italia & Sisa	Overdraft	Unicredito	EUR	2,325	2,325	0	0
Smurfit	Facilities to Italian Subsidiaries - Fustelpack, Nettingsdorfer Italia & Sisa	Discounted Notes	Unicredito	EUR	16,526	16,526	0	0
Smurfit	Facilities to Italian Subsidiaries - Fustelpack, Nettingsdorfer Italia & Sisa	Overdraft	Cariplo	EUR	2,325	2,325	0	0

Smurfit	Facilities to Italian Subsidiaries - Fustelpack, Nettingsdorfer Italia & Sisa	Discounted Notes	Cariplo	EUR	16,526	16,526	0	0
Smurfit	Facilities to Italian Subsidiaries - Fustelpack, Nettingsdorfer Italia & Sisa	Overdraft	Banca Popolare Verona	EUR	2,325	2,325	0	0
Smurfit	Facilities to Italian Subsidiaries - Fustelpack, Nettingsdorfer Italia & Sisa	Discounted Notes	Banca Popolare Verona	EUR	16,526	16,526	0	0
Smurfit	Facilities to Italian Subsidiaries - Fustelpack, Nettingsdorfer Italia & Sisa	Overdraft	Banca Nazionale Lavoro	EUR	850	850	0	0
Smurfit	Facilities to Italian Subsidiaries - Fustelpack, Nettingsdorfer Italia & Sisa	Discounted Notes	Banca Nazionale Lavoro	EUR	7,300	7,300	0	0
Kappa	Various	Overdraft Facility	San Paolo Bank IMI	EUR	18,000	18,000	0	0

Netherlands
Kappa	Kappa “GSF” BV	Mortgage due 01 Aug 10	ING Real Estate Finance N.V.	EUR	3,821	3,821	3,821	3,821
Kappa	Various	Multi-purpose Facility	ABN Amro Bank NV Amsterdam	EUR	10,250	10,250	0	0
Kappa	Various	Multi-purpose Facility	ING Bank, Amsterdam	EUR	5,000	5,000	0	0

Kappa	Various	Multi-purpose Facility	Deutsche Bank, Amsterdam	EUR	5,000	5,000	0	0
Kappa	Various	FX line only	Lloyds TSB, Haarlem	EUR	10,000	10,000	0	0

Poland
Smurfit	Smurfit Munksjo Packaging Sp. z o.o.	overdraft	BO’S Bank	PLN	5,000	1,276	147	38
Smurfit	Smurfit Paper Sacks (Polska) Sp. Z o.o	loan	ABN AMRO	PLN	10,000	2,552	9,484	2,420
Kappa	Various	Cash Management Facility	ING Bank, Warsaw	PLZ	8,200	2,093	0	0

Sweden
Smurfit	Jonsac	Overdraft	Nordbanken	SEK	7,500	804	7,500	804
Smurfit	Smurfit Packaging AB	Overdraft	Nordea	SEK	35,000	3,753	12,089	1,296
Smurfit	Smurfit Packaging AB	Overdraft	Nordea	EUR	400	400	(32)	(32)
Smurfit	Smurfit Packaging AB	Overdraft	Nordea	GBP	50	73	(19)	(28)
Smurfit	Smurfit Packaging AB	Overdraft	Nordea	NOK	500	63	(905)	(115)
Smurfit	Smurfit Packaging AB	Overdraft	Nordea	USD	50	42	(46)	(38)
Smurfit	Smurfit Packaging AB	Overdraft	Nordea	DKK	0	0	(115)	(15)
Smurfit	Smurfit Lagamill AB	Overdraft	Nordea	EUR	400	400	0	0
Smurfit	Smurfit Lagamill AB	Overdraft	Nordea	EUR	400	400	0	0
Smurfit	Smurfit Lagamill AB	Overdraft	Nordea	NOK	500	63	0	0

UK
Kappa	Various	Multi-purpose Facility	HSBC Midland Bank, London	GBP	7,500	10,998	0	0

LATIN AMERICA

Argentina
Smurfit	Smurfit SA	Overdraft, Import Financing & Guarantee Facility	BBVA Bank	USD	3,270	2,715	0	0
Smurfit	Smurfit SA	Overdraft & Import Financing	HSBC Bank	USD	2,700	2,242	0	0
Smurfit	Smurfit SA	Overdraft, Import Financing & Guarantee Facility	Banca Nazionale del Lavoro	USD	2,000	1,661	0	0
Smurfit	Smurfit SA	Overdraft & Import Financing	Patagonia Sudameris	USD	1,000	830	0	0

Chile
Smurfit	Smurfit Chile SA	Overdraft	Celfin	CHI (in USD)	436	362	436	362

Colombia
Smurfit	Carton de Colombia	Credit Line	Corfinsura	COP (in USD)	24,845	20,632	0	0
Smurfit	Carton de Colombia	Credit Line	Bancolombia	COP (in USD)	17,159	14,249	0	0
Smurfit	Carton de Colombia	Credit Line	Bancolombia	COP (in USD)	1,603	1,331	2,570	2,134
Smurfit	Carton de Colombia	Credit Line	Citibank	COP (in USD)	7,128	5,919		0
Smurfit	Carton de Colombia	Credit Line	BBVA Banco Ganadero	COP (in USD)	283	235		0
Smurfit	Carton de Colombia	Credit Line	BBVA Banco Ganadero	COP (in USD)	6,268	5,205	4,367	3,626
Smurfit	Carton de Colombia	Credit Line	Banco de Credito	COP (in USD)	2,426	2,015		0
Smurfit	Carton de Colombia	Credit Line	Banco de Credito	COP (in USD)	1,747	1,451	825	685

Smurfit	Carton de Colombia	Credit Line	Banco de Credito	COP (in USD)	1,285	1,067		0
Smurfit	Carton de Colombia	Credit Line	Banco de Bogota	COP (in USD)	6,550	5,439		0
Smurfit	Carton de Colombia	Credit Line	Banco Santander	COP (in USD)	7,860	6,527		0
Smurfit	Carton de Colombia	Credit Line	Banco de Occidente	COP (in USD)	7,860	6,527	1,310	1,088
Smurfit	Carton de Colombia	Credit Line	Lloyds TSB bank	COP (in USD)	4,803	3,989		0
Smurfit	Carton de Colombia	Credit Line	Corporacion Financiera de Valle	COP (in USD)	3,057	2,538		0
Smurfit	Papelsa	Loan	Bancolombia	COP (in USD)	302	251	763	634
Smurfit	Colombates	Loan	Banco Mercantil	COP (in USD)	237	197	1,349	1,120

Dominican Republic
Smurfit	Industria Cartonera Dominicana, S.A	Back to back arrangement supported by a deposit by Smurfit Venezuela	Banco BHD, S.A.	USD	3,244	2,694	3,244	2,694
Smurfit	Industria Cartonera Dominicana, S.A	Promissory Notes	Banco BHD, S.A.	USD	700	581	700	581
Smurfit	Industria Cartonera Dominicana, S.A	Promissory Notes	Banco BHD, S.A.	RDS (in USD)	1,971	1,637	1,971	1,637

Mexico
Smurfit	Grupo Smurfit Mexico S.A. de C.V.	Banorte - Committed line expiring 31 March 2007	Banorte	MXP (in USD)	5,069	4,210	5,069	4,210

Venezuela
Smurfit	Carton de Venezuela	Promisory Note (US$)	BBVA	USD	3,000	2,491	3,000	2,491
Smurfit	Carton de Venezuela	Promisory Note (US$) backed by deposit in Fibras Ltd	Banco del Centro	USD	1,200	997	1,200	997
Smurfit	Carton de Venezuela	Long Term Loan (US$) backed by deposit in Carton de Venezuela	Corporacion Andina de Fomento	USD	2,000	1,661	2,000	1,661
Smurfit	Reforestadora, Dos, C.A.	Various (Promissory Note, LC’s etc.)	Citibank	VEB (in USD)	5,000	4,152	3,256	2,704
Smurfit	Carton de Venezuela	Various (Promissory Note, LC’s etc.)	Mercantil	VEB (in USD)	18,600	15,446	0	0
Smurfit	Carton de Venezuela	Various (Promissory Note, LC’s etc.)	Venezolano de Credito	VEB (in USD)	9,300	7,723	0	0
Smurfit	Carton de Venezuela	Various (Promissory Note, LC’s etc.)	Caribe (Scotia Bank Associate)	VEB (in USD)	8,370	6,951	0	0
Smurfit	Carton de Venezuela	Various (Promissory Note, LC’s etc.)	Exterior	VEB (in USD)	5,000	4,152	0	0
Smurfit	Carton de Venezuela	Various (Promissory Note, LC’s etc.)	Banco Venezuela (BSCH)	VEB (in USD)	2,325	1,931	0	0
Smurfit	Carton de Venezuela	Various (Promissory Note, LC’s etc.)	Provincial (BBVA)	VEB (in USD)	5,255	4,364	0	0

SCHEDULE 11

MATERIAL SUBSIDIARIES

Smurfit Kappa France SAS

Smurfit Kappa UK Ltd

Smurfit Kappa GmbH

Carton de Colombia S.A.

Smurfit Carton Y Papel de Mexico S.A. de CV

Carton de Venezuela C.A.

Kappa Packaging Nederland Holding B.V.

Kappa Kraftliner AB

SCHEDULE 12

GUARANTEE LIMITATIONS
Part I

Limitations on Irish Guarantees

The guarantees granted under this Agreement does not apply to any liability to the extent that it would result in this guarantee given by any Guarantor incorporated or established in Ireland constituting unlawful financial assistance within the meaning of Section 60 of the Companies Act, 1963 and, with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Deed applicable to such Additional Obligor.

Part II

Limitations on Dutch Guarantees

The Guarantees granted under this Agreement and any security given by an Obligor incorporated in the Netherlands does not apply to any liability to the extent that it would:

(a)                                  result in the guarantee given by a Guarantor incorporated in the Netherlands or any such security constituting unlawful financial assistance within the meaning of Section 207c of book 2 of the Netherlands Civil Code; and

(b)                                 be deemed “ultra vires” within the meaning of Section 7 of book 2 of the Netherlands Civil Code.

Part III

Limitations on English Guarantees

The guarantees granted under this Agreement and any security given by the Obligors incorporated in England and Wales does not apply to any liability to the extent that it would result in the guarantee given by such Guarantor or any such security constituting unlawful financial assistance within the meaning of Section 151 of the Companies Act 1985.

Part IV

Limitations on Northern Irish Guarantees

The guarantees granted under this Agreement and any security given by the Obligors incorporated in Northern Ireland does not apply to any liability to the extent that it would result in the guarantee given by such Guarantor or any such security constituting unlawful financial assistance within the meaning of Section 161 of the Companies (Northern Ireland) Order 1986.

Part V

Limitations on Guarantees and Indemnities by German Obligors

The right to enforce any guarantee or indemnity granted under this Agreement by an Obligor incorporated in the form of a limited liability company (GmbH) or a limited partnership

(GmbH & Co. KG) shall, to the extent that such Obligor guarantees or indemnifies liabilities of an affiliated company (verbundenes Unternehmen) of the relevant Guarantor within the meaning of § 15 of the German Stock Corporation Act (Aktiengesetz) (other than the relevant Obligor’s subsidiaries), at all times be limited to an amount equal to (i) in case of the relevant Obligor being incorporated in the form of a limited liability company, such Obligor’s net assets, being its total assets less its liabilities (including liability reserves (Rückstellungen)) less its registered share capital (Stammkapital), and, (ii) in case of the relevant Obligor being incorporated in the form of a limited partnership, such Obligor’s general partner’s net assets, being such general partner’s total assets less its liabilities (including liability reserves (Rückstellungen)) less its registered share capital (Stammkapital) (the “Net Assets”) provided, to the extent legally permitted, that for the purposes of the calculation of the Net Assets the following balance sheet items shall be taken into consideration as follows:

a)                                      the amount of any increase of the registered share capital out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) after the date hereof that has been effected without the prior written consent of the Facility Agent (acting as the case may be on behalf of the Lenders) shall be deducted from the registered share capital; and

b)                                     loans and other contractual liabilities incurred in negligent or willful violation of the provisions of this Agreement shall be disregarded.

In addition, following an Event of Default and upon the request of the Facility Agent, the relevant Obligor shall realise, to the extent legally permitted and in respect of the relevant Obligor’s (or its respective general partner’s) business commercially justifiable, in a situation where such Obligor (or in the case of a GmbH & Co. KG, its general partner) does not have sufficient assets to maintain its registered share capital any and all of its assets that are shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of the assets if such asset is not necessary for the Obligor’s (or its respective general partner’s) business (betriebsnotwendig).

None of the above restrictions on enforcement shall apply if the enforcement relates to the own obligations of the relevant Obligor.

Part VI

Limitations on Bermuda Guarantees

The guarantees granted under this Agreement and any security given by the Obligors incorporated in Bermuda does not apply to any liability to the extent that it would result in the guarantee given by such Guarantor or any such security constituting unlawful financial assistance within the meaning of Section 39 of the Companies Act 1981.

Part VII

Limitations on French Guarantees

(a)                                  The obligations and liabilities of any Guarantor incorporated in France (a “French Guarantor”) under the Senior Finance Documents and in particular under Clause 19 (Guarantee and Indemnity) shall not include any obligation which if incurred would constitute the provisions of financial assistance within the meaning of article L. 225-216 of the French Commercial Code in connection with the financing or the refinancing of the direct or indirect acquisition or subscription of the shares of such French Guarantor.

(b)                                 Misuse of corporate assets: The obligations and liabilities of each French Guarantor under Clause 19 (Guarantee and Indemnity) for the obligations of any other Obligor which is not a direct or indirect subsidiary of such French Guarantor under the Senior Finance Documents shall be limited, at any time to an amount equal to the aggregate of all amounts borrowed under this Agreement by such other Obligor to the extent directly or indirectly onlent to such French Guarantor under intercompany loan arrangements and outstanding at the date a payment is to be made by such French Guarantor under Clause 19 (Guarantee and Indemnity), it being specified that any payment made by such French Guarantor under Clause 19 (Guarantee and Indemnity) shall reduce pro tanto the outstanding amount of the intercompany loans due by such French Guarantor under the intercompany loan arrangements referred to above.

(c)                                  Notwithstanding any of the provisions of this Agreement, the obligations and liabilities of each French Guarantor under Clause 19 (Guarantee and Indemnity) for the obligations of any Obligor which is its direct or indirect subsidiary shall not be limited and shall therefore cover all amounts due by such Obligor under the Senior Finance Documents.

(d)                                 It is acknowledged that such French Guarantor is not acting jointly and severally with the other Guarantors and shall not be considered as “co-débiteur solidaire” as to its obligations pursuant to the guarantee given pursuant to Clause 19 (Guarantee and Indemnity).

(e)                                  Notwithstanding the foregoing,

(i)                                     the representations made in Clause 20 (Representations) by each French Guarantor shall be made for itself and for each of its subsidiaries;

(ii)                                  the undertakings made in Clause 21 (Information Covenants) by each French Guarantor shall be made for itself and for each of its subsidiaries;

(iii)                               the undertakings made in Clause 22 (Financial Covenants) by each French Guarantor shall be made for itself and for each of its subsidiaries; and

(iv)                              the undertakings made in Clause 23 (General Covenants) by each French Guarantor shall be made for itself and for each of its subsidiaries.

Part VIII

Limitations on Swedish Guarantees

The obligations of any Guarantor incorporated in Sweden in its capacity as a Guarantor (each a “Swedish Guarantor”) under Clause 19 (Guarantee and Indemnity) of this Agreement shall be limited, if (and only if) required by the provision of the Swedish Companies Act (Sw. Aktiebolagslagen (1975:1385)) (or its equivalent from time to time) regulating (i) unlawful financial assistance and other prohibited loans and guarantees (Chapter 12, Section 7 (or its equivalent from time to time)) and (ii) distribution of assets (Chapter 12, Section 2 (or its equivalent from time to time)) and it is understood that the liability of each Swedish Guarantor under Clause 19 (Guarantee and Indemnity) of this Agreement only applies to the extent permitted by the above mentioned provisions of the Swedish Companies Act, provided that all steps available to the Swedish Guarantors and their respective shareholder to authorise their obligations under this Agreement have been taken.

Part IX

Limitations on Danish Guarantees

In relation to any guarantees granted and any security given under this Agreement by a Guarantor, which is incorporated in Denmark, its obligations under this Agreement and/or any Security Document:

(a)                                  shall be limited if and to the extent required to comply with Danish statutory provisions on unlawful financial assistance including, without limitation, Sections 115(1) and (2) and 115a(1) and (2) of the Danish Act on Public Limited Liability Companies (aktieselskabsloven) and Sections 49(1) and (2) and 50(1) and (2) of the Danish Act on Private Limited Liability Companies (anpartsselskabsloven) and, accordingly, shall not include, and shall not be or be construed as, any indemnity, guarantee or security in respect of:

(i)                                     any obligations (“Acquisition Debt”) incurred or undertaken in relation to the financing of a direct acquisition of shares issued or to become issued by the Guarantor or by a direct or indirect Qualifying Parent Company of the Guarantor; nor

(ii)                                  any obligations other than Acquisition Debt of a Non Qualifying Shareholder.

(b)                                 shall at any time be limited to a maximum amount equivalent to the net equity of the Guarantor at that time.

For the purpose of this clause:

(a)                                  “Qualifying Parent Company” means a parent company which is incorporated under the laws of any member state of the European Union (EU) or the EEA (European Economic Area) and which is an entity to which the First Council Directive 68/151/EEC of 9 March 1968 applies; and

(b)                                 “Non Qualifying Shareholder” means any shareholder other than a Qualifying Parent Company.

Part X

Limitations on Norwegian Guarantees

Without limiting the generality of the foregoing terms and conditions of the Agreement, the obligations of any Guarantor incorporated under the laws of Norway, in its capacity as a Guarantor under or pursuant to Clause 19 (Guarantee and Indemnity) of this Agreement (a “Norwegian Guarantor”) or as provider of security under any Security Document under or pursuant to this Agreement, shall exclude and shall not be or be construed as any guarantee, indemnity or security, to the extent that this would:

(a)                                  constitute unlawful financial assistance within the meaning of Section § 8-7 or Section 8-10 of the Norwegian Limited Companies Act (lov av 13. juni 1997 nr 44 om aksjeselskaper – the “Act”) as from time to time in force or replaced; or

(b)                                 lead to a financial exposure resulting in the Norwegian Guarantor’s breaching the general obligations following from Chapter 3 of the Act as from time to time in force or replaced.

Part XI

Limitations on Spanish Guarantees

(a)                                  Each Obligor incorporated in Spain (a “Spanish Obligor”) expressly agrees that the scope and provisions of the guarantee created under this Agreement will not be affected in any manner by any action of a Finance Party in connection with the eventual approval or ratification of the creditors’ agreement (“convenio”) as a result of the insolvency (“concurso”) of a Spanish Obligor. Each and any of the obligations of an Spanish Obligor under the guarantee created under this Agreement shall remain exactly within the terms stated herein irrespective of any action of a Finance Party in relation to the creditors’ agreement (“convenio”).

(b)                                 The obligations and liabilities of any Spanish Obligor under this Agreement shall not apply to any payment obligation incurred by any Obligor for the purpose of acquiring the shares of such Spanish Obligor or the shares of its direct or indirect parent company to the extent that it would constitute unlawful financial assistance within the meaning of Article 81 of the Spanish Joint Stock Company Law (Ley de Sociedades Anonimas), or in the case of a Spanish Obligor incorporated as a “sociedad limitada”, for the purpose of acquiring the shares of such Spanish Obligor or the shares of other group companies, to the extent that it would constitute unlawful financial assistance within the meaning of Article 40.5 of the Spanish Limited Liabilities Company Law (Ley de Sociedades de Responsabilidad Limitada), as the case may be.

Part XII

Limitations on Czech Republic Guarantees

(a)                                  Notwithstanding any other provision of this Agreement, the obligations of Kappa Packaging Czech under or pursuant to Clause 19 (Guarantee and Indemnity) shall not include any liability which if incurred directly or indirectly would result in the violation of financial assistance provisions set out in Section 161e and 161f of the Czech Commercial Code (the “Czech Financial Assistance Rules”).  Accordingly, any payment obligations related to or in connection with any Advances made under this Agreement for the purposes of or in connection with an acquisition of any shares or ownership interest of Kappa Packaging Czech or any of its direct or indirect controlling entities or subsidiaries or which would secure the same shall be excluded from guarantees, obligations, liabilities and undertakings of Kappa Packaging Czech under Clause 19 (Guarantee and Indemnity).

(b)                                 The invalidity, either in whole or in part, of the Guarantee provided by Kappa Packaging Czech pursuant to Clause 19 (Guarantee and Indemnity) of this Agreement due to the characterisation of any or all of the guarantees, obligations, liabilities and undertakings of Kappa Packaging Czech under Clause 19 (Guarantee and Indemnity)

as guarantees, obligations, liabilities and undertakings violating the Czech Financial Assistance Rules, shall not constitute an Event of Default for the purposes of Clause 24 (Default).

Part XIII

Limitations on Slovak Guarantees

(a)                                  Notwithstanding any other provision of this Agreement, the obligations of Kappa Slovakia under or pursuant to Clause 19 (Guarantee and Indemnity) shall not include any liability (a) which if incurred directly or indirectly would result in the violation of financial assistance provisions set out in Section 161e of the Slovak Commercial Code (the “Slovak Financial Assistance Rules”); accordingly, any payment obligations related to or in connection with any Advances made under this Agreement for the purposes of or in connection with an acquisition of any shares of Kappa Slovakia or securing the same shall be excluded from guarantees, obligations, liabilities and undertakings of Kappa Slovakia under Clause 19 (Guarantee and Indemnity), or (b) exceeding, together with other due obligations of Kappa Slovakia  the value of its assets at the time any or all of the guarantees, obligations, liabilities and undertakings of Kappa Slovakia under Clause 19 (Guarantee and Indemnity) became due as such payment liability would automatically trigger the statutory duty of Kappa Slovakia to apply for declaration of its bankruptcy (until 31 December 2005 according to Sec. 66g of Act No.328/1991 Coll. on Bankruptcy and Composition, as amended, and from 1 January 2006 according to Sec. 11 par.2 of Act No.7/2004 Coll. on Bankruptcy and Restructuring) (the “Slovak Bankruptcy Law Limits”).

(b)                                 The invalidity, either in whole or in part, of the Guarantee provided by Kappa Slovakia pursuant to Clause 19 (Guarantee and Indemnity) of this Agreement due to the characterization of any or all of the guarantees, obligations, liabilities and undertakings of Kappa Slovakia under Clause 19 (Guarantee and Indemnity) as guarantees, obligations, liabilities and undertakings violating the Slovak Financial Assistance Rules, or the unenforceability of any amounts exceeding the Slovak Bankruptcy Law Limits shall not constitute an Event of Default for the purposes of Clause 24 (Default).

SCHEDULE 13

AGREED SECURITY PRINCIPLES

(A)                               Considerations

1.                                       The guarantees and security to be provided under the Senior Finance Documents will be given in accordance with certain agreed security principles.  This Schedule addresses the manner in which the Agreed Security Principles will impact on the guarantees and security.

2.                                       The Company and the Lenders have agreed and acknowledged that their rights and obligations under the Senior Finance Documents in respect of (i) the giving or taking of guarantees; (ii) the giving or taking of security; and (iii) all the rights and obligations associated with such giving or taking of guarantees and security, shall be subject to and limited by the Agreed Security Principles.  The Agreed Security Principles embody the recognition by all parties that there may be certain legal and practical difficulties in obtaining effective security from all members of the Group in every jurisdiction in which members of the Group are located.  In particular:

(a)                                  general statutory limitations, financial assistance, capital maintenance, corporate benefit, fraudulent preference, thin capitalisation rules, retention of title claims and similar principles may limit the ability of a member of the Group to provide a guarantee or security or may require that the guarantee or security be limited by an amount or otherwise.  If any such limit applies, the guarantees and security provided will be limited to the maximum amount which the relevant member of the Group may provide having regard to applicable law (including any jurisprudence) and subject to fiduciary duties of management;

(b)                                 the giving of a guarantee, the granting and the terms of security or the perfection of the security granted will not be required to the extent that it would incur any legal fees, registration fees, stamp duty, taxes and any other fees or costs directly associated with such security or guarantee which are disproportionate to the benefit obtained by the Lenders;

(c)                                  where there is material incremental cost involved in creating security over all assets owned by an Obligor in a particular category (e.g. real estate) the principle stated at paragraph (b) above shall apply and, subject to the Security Principles, only the material assets in that category (e.g. material real estate) shall be subject to security;

(d)                                 it is expressly acknowledged that in certain jurisdictions it may be either impossible or impractical to grant guarantees or create security over certain categories of assets in which event such guarantees will not be granted and security will not be taken over such assets;

(e)                                  any assets subject to third party arrangements which may prevent those assets from being charged will be excluded from any relevant security document provided that, if the Facility Agent determines that the relevant asset is material and the relevant Obligor determines that such endeavours will not jeopardise commercial relationships with third parties, the relevant member of the Group will use reasonable endeavours to obtain any necessary consent or waiver;

(f)                                    members of the Group will not be required to give guarantees or enter into security documents  if it is not within the legal capacity of the relevant members of the Group or if, in the reasonable opinion of the directors of the relevant members of the Group, the same would conflict with the fiduciary duties of those directors or contravene any legal prohibition or result in personal or criminal liability on the part of any officer or result in any significant risk of legal liability for the directors of any Group company;

(g)                                 the terms of the security should not be such that, in the reasonable opinion of management of the relevant member of the Group, they materially restrict the running of the business of or materially adversely affect the tax arrangements of the relevant member of the Group in the ordinary course as otherwise permitted by the Senior Finance Documents; and

(h)                                 pledges over shares in joint ventures or the assets owned by such joint venture vehicles will not be required.

3.                                       The Security Interests to be granted after the Closing Date will reflect the Security Interests in place immediately prior to the Closing Date in connection with the existing senior facilities provided to the Smurfit Kappa Group and the Target Group subject to such changes as may be agreed, changes resulting from any reorganisation of the Smurfit Kappa Group and the Target Group and the Agreed Security Principles.

(B)                               Terms of the Security Documents

The following principles will be reflected in the terms of any security taken as part of this transaction:

(a)                                  security will not be enforceable until an Event of Default has occurred and notice of acceleration has been given by the Facility Agent under this Agreement;

(b)                                 notification of pledges over bank accounts will be given to the bank holding the account provided that this is not inconsistent with the Group retaining control over the balance of the account;

(c)                                  notification of receivables security to debtors will only be given if any Event of Default has occurred and notice of acceleration has been given by the Facility Agent under this Agreement;

(d)                                 notification of security over insurance policies will not be served on any insurer of Group assets until such time as an Event of Default has occurred and notice of acceleration has been given by the Facility Agent under the this Agreement;

(e)                                  the security documents should only operate to create security rather than to impose new commercial obligations.  Accordingly, they will not contain additional representations or undertakings (such as in respect of insurance, further security, information or the payment of costs) unless these are the same as or consistent with those contained in this Agreement or are required for the creation or perfection of the security and are market standard in the relevant jurisdiction;

(f)                                    in respect of share pledges, until an Event of Default has occurred and notice of acceleration has been given by the Facility Agent under this Agreement, the pledgors should be permitted to retain and to exercise voting rights to any shares pledged by them in a manner which does not adversely affect the validity or enforceability of the security or cause an Event of Default to occur and the pledgors should be permitted to receive and retain dividends on pledged shares/pay dividends upstream on pledged shares to the extent permitted under this Agreement with the proceeds to be available to the Group;

(g)                                 the Security Agent should only be able to exercise any power or attorney granted to it under the security documents following the occurrence of an Event of Default in respect of which notice of acceleration has been given by the Facility Agent under this Agreement or failure to comply with a further assurance or perfection obligation;

(h)                                 the security documents should not operate so as to prevent transactions which are permitted under this Agreement or to require additional consents or authorisations;

(i)                                     the security documents (other than security documents governed by Swedish law) will permit disposals of assets where such disposal is permitted under this Agreement and will include assurances for the security agent to do all things reasonably requested to release security in respect of the assets the subject of such disposal; and

(j)                                     the security documents will not accrue interest on any amount in respect of which interest is accruing under this Agreement.

(C)                               Guarantees/Security

1.                                       Subject to the due execution of all relevant security documents, completion of relevant perfection formalities within statutorily prescribed time limits, payment of all registration fees and documentary taxes, any other rights arising by operation of law, obtaining any relevant foreign legal opinions and subject to any qualifications which are set out in this Agreement and any relevant legal opinions obtained and subject to the requirements of these Agreed Security Principles, it is further acknowledged that pursuant to each security document the Security Agent shall:

(a)                                  receive the benefit of an upstream, cross-stream and downstream guarantee and the security will be granted to secure all liabilities of the Obligors under the Senior Finance Documents in accordance with these Agreed Security Principles; and

(b)                                 (in the case of those security documents creating pledges or charges over shares in an Obligor) obtain a first priority valid charge or analogous or equivalent encumbrance over all of the shares in issue at any time in that Obligor which are owned by another Obligor.  Subject to local law requirements, such security document shall be governed by the laws of the jurisdiction in which such Obligor whose shares are being pledged is formed.

2.                                       In the case of guarantees and security to be granted and created by the Target Group and the other Material Subsidiaries, such guarantees and security shall be provided as soon as reasonably practicable and in any event within 90 days after the Closing Date.

3                                          If an Obligor owns shares in a member of the Group that is not an Obligor or a Material Subsidiary and is not incorporated in a jurisdiction in which security has previously been granted in connection with the Facilities, no steps shall be taken to create or perfect security over those shares.

4.                                       Mandated Lead Arrangers will work with the Company to minimise the cost to the Company of granting the security and shall ensure that in all events the costs are not disproportionate to the benefit to be obtained by the Lenders.

SCHEDULE 14

EXISTING TREASURY TRANSACTIONS
Provider	Instrument	Address for Notices
€ 800m of fixed pay interest rate swaps in Smurfit Kappa Acquisitions as follows:
The Governor and Company of the Bank of Ireland	€100m pay fixed 3.37% receive EURIBOR, Maturity 08/10/08.	Colvill House, Talbot Street, Dublin 1
Deutsche Bank AG, London Branch	€100m pay fixed 3.4735% receive EURIBOR, Maturity 08/10/2008
Deutsche Bank AG, London Branch	€100m pay fixed 3.62% receive EURIBOR, Maturity 15/11/2007
IIB Bank Limited	€100m pay fixed 3.39% receive EURIBOR, Maturity 26/11/2007
JPMorgan Chase Bank, N.A.	€100m pay fixed 3.455% receive EURIBOR, Maturity 08/10/2007
Lehman Brothers Special Financing Inc.	€100m pay fixed 3.457% receive EURIBOR, Maturity 08/10/2007
Merrill Lynch Capital Services, Inc.	€100m pay fixed 3.49% receive EURIBOR, Maturity 15/02/2006
Merrill Lynch Capital Services, Inc.	€100m pay fixed 3.615% receive EURIBOR, Maturity 08/10/2007
€955 of fixed pay interest rate swaps in Kappa Packaging and Kappa Packaging Nederland Holdings as follows:
Rabobank	€525.25m pay fixed 3.669635% receive EURIBOR, Maturity 29/06/07
Commerzbank	€238.75m pay fixed 3.67% receive EURIBOR, Maturity 29/06/07
ING Bank	€191.0m pay fixed 3.6725% receive EURIBOR, Maturity 29/06/07
€332.79m of 5 year cross currency swaps in Smurfit Kappa Acquisitions as follows:
Bank of America, N.A.	receive USD 39.0m USD Libor plus 3.00% pay €40m EURIBOR plus 3.215%, Maturity 08/10/2007
HBOS Treasury Services plc	receive USD 48.75m USD Libor plus 3.00% pay €50m EURIBOR plus 3.075%, Maturity 08/10/2007

Calyon	receive USD 48.75m USD Libor plus 3.00% pay €50m EURIBOR plus 3.2175%, Maturity 08/10/2007
The Governor and Company of the Bank of Ireland	receive USD 150m USD Libor plus 7.75% pay €114.582m at 6.565%, Maturity 01/04/2010
Deutsche Bank AG, London Branch	receive USD 50m USD fixed rate of 7.75% pay EUR 38.206m EUR fixed rate of 6.73%, Maturity 01/04/2010
Deutsche Bank AG, London Branch	receive USD 39.0m USD Libor plus 3.00% pay €40m EURIBOR plus 3.197%, Maturity 08/10/2007
€204.49m of 10 year cross currency swaps in Smurfit Kappa Acquisitions as follows:
ABN AMRO Bank, N.V.	receive USD 50m USD fixed rate of 9.64910% pay €46.598m at fixed rate of 9.649, Maturity 01/10/2012
Bank of America, N.A.	receive USD 26.9875m USD fixed rate of 9.64910% pay €25.149m at fixed rate of 9.67, Maturity 01/10/2012
Bank of America, N.A.	receive USD 50m USD fixed rate of 9.64910% pay €46.554m at fixed rate of 9.64910, Maturity 01/10/2012
Barclays Bank of Ireland plc	receive - USD 27.5m USD fixed rate of 9.64910% pay €25.581m at fixed rate of 9.649, Maturity 01/10/2012	47-48 St Stephen’s Green Dublin 2
Deutsche Bank AG, London Branch	receive - USD 50m USD fixed rate of 9.64910% pay €46.555m at fixed rate of 9.634, Maturity 01/10/2012
US$ 169.9m 2 year cross currency swaps in Smurfit International BV as follows:
Allied Irish Bank	receive USD 44.9m USD fixed rate of 7.50% pay SEK 368.404500m at STIBOR plus 2.605, Maturity 20/11/2007
IIB Bank Limited	receive USD 47.4m USD fixed rate of 7.5% pay EUR40.686m at EURIBOR plus 2.595, Maturity 20/11/2007
Lloyd’s TSB Financial Markets	receive USD 75.0m fixed rate of 7.5% pay EUR64.245m at EURIBOR plus 2.59, Maturing 20/11/2007
The Governor and Company of the Bank of Ireland	receive USD 100.0m USD fixed rate 7.50% pay EUR85.543m at EURIBOR plus 2.5925, Maturity 20/11/2007
The Governor and Company of the Bank of Ireland	receive USD 25.0m USD fixed rate 7.50% pay SEK205.5m at STIBOR plus 2.5975, Maturity 20/11/2007
Pulp Hedging as follows:
J. Aron & Company	Pulp Hedge, Maturity 12/2005.

SCHEDULE 15
ADDITIONAL FACILITY ACCESSION AGREEMENT

To:                              Deutsche Bank AG, London Branch as Facility Agent

From:                  [Proposed Initial Additional Facility Lender(s)]

Date:                    [     ]

SMURFIT KAPPA ACQUISITIONS - Credit Agreement
dated 30 November, 2005 as amended and restated pursuant to an amendment and restatement agreement dated 31 January 2007 and further amended and restated pursuant to an amendment and restatement agreement dated 18 July 2007 (the Agreement) arranged by Deutsche Bank AG, London Branch, Citigroup Global Markets Limited, Credit Suisse First Boston International and JP Morgan plc

1.                                       Terms defined in the Agreement shall have the same meaning in this Deed.

2.                                       We refer to Clause 2.4 (Additional Facilities) of the Agreement.

3.                                       We, [Name of Lender(s)] agree:

(a)                                  to become party to and to be bound by the terms of the Agreement as [a] Lender(s) in accordance with Clause 2.4 (Additional Facilities); and

(b)                                 to become a party to the Priority Agreement as a Senior Creditor (as defined therein) and to observe, perform and be bound by the terms and provisions of the Priority Agreement in the capacity of Senior Creditor.

4.                                       Our Additional Facility Commitment is euro/Optional Currency [             ].

[If the Additional Facility Commitment is denominated in an Optional Currency and any determination under the Agreement needs to be made by reference to a euro amount, the Facility Agent will translate the relevant Optional Currency amount into euros using the Agent’s Spot Rate of Exchange on the relevant date.]

5.                                       [The Final Maturity Date in respect of our Additional Facility Commitment is [         ]/[Our Additional Facility Loans will be repaid in Repayment Instalments as follows:[         ]].

6.                                       The Availability Period in relation to this Additional Facility is [     ].

7.                                       The Margin in relation to this Additional Facility is [   ] per annum.  [If applicable set out how the Margin will be adjusted].

8.                                       Unless the Facility Agent agrees, a Request may not be given if, as a result of making the Utilisation requested, there would be more than [   ] Additional Facility Loans in relation to this Additional Facility.

9.                                       The Company shall pay a commitment fee as follows:

(a)                                  [Subject to paragraph (b) below the Company shall pay to the Facility Agent for distribution to each Initial Additional Facility Lender pro rata to the proportion that the Initial Additional Facility Lender’s Additional Facility Commitment bears to the aggregate Additional Facility Commitments for this Additional Facility from time to time a commitment fee computed at the rate of [   ] per cent. per annum on any undrawn uncancelled amount of aggregate Additional Facility Commitments for this Additional Facility.]

(a)                                  [Each Additional Facility commitment fee is calculated and accrues on a daily basis on and from the date of this Deed and is payable quarterly in arrear from the date of this Deed and on the date of each Request for this Additional Facility.  Accrued commitment fee is also payable to the Facility Agent for the Initial Additional Facility Lenders on the cancelled amount of their Additional Facility Commitments at the time the cancellation takes effect (but only in respect of the period up to the date of cancellation).]

(b)                                 Each Additional Facility commitment fee is payable in the currency in which this Additional Facility is denominated.

10.                                 [The Borrower in relation to this Additional Facility is [         ].]

11.                                 Loans under this Additional Facility will be applied [                        ].

12.                                 [Repayments of this Additional Facility [may/ may not] be re-borrowed].

13.                                 We confirm to each Finance Party that:

(a)                                  we have made our own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in the Agreement and have not relied on any information provided to us by a Finance Party in connection with any Senior Finance Document; and

(b)                                 we will continue to make our own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Agreement or any Additional Facility Commitment is in force.

14.                                 The Facility Office and address for notices of the Lender for the purposes of Clause 37 (Notices) is:

[              ]

15.                                 This Agreement is governed by English law.

[LENDER(S)]

By:

Deutsche Bank AG, London Branch as Facility Agent

By:

SMURFIT KAPPA ACQUISITIONS

By:

[RELEVANT BORROWER]

By: